As filed with the U.S. Securities and Exchange Commission on May 14, 2026.

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

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Iron Horse Acquisition II Corp.*
(Exact name of registrant as specified in its charter)

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Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

851 Broken Sound Parkway NW, Suite 230
Boca Raton, FL 33487
(310) 290-5383
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Jose Bengochea
Chief Executive Officer
851 Broken Sound Parkway NW, Suite 230
Boca Raton, FL 33487
(310) 290-5383
(Name, address, including zip code and telephone number, including area code, of agent for service)

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Copies to:

Mitchell Nussbaum, Esq. Tahra Wright, Esq. Julia Aryeh, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000	Michael Lockwood, Esq. Maples and Calder (Cayman) LLP PO Box 309 Ugland House, Grand Cayman, KY1-1104 Cayman Islands	Steven Stokdyk, Esq. Brian Duff, Esq. Latham & Watkins LLP 10250 Constellation Blvd. Suite 1100 Los Angeles, CA 90067

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Merger Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

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*           Prior to the consummation of the Business Combination described herein, Iron Horse Acquisition II Corp. (“IRHO”), by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation, whereby the jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware; and after the merger of Merger Sub, a wholly owned subsidiary of IRHO, with and into Electra Vehicles, Inc. (the “Company”), pursuant to which, at the closing of the transactions contemplated by the Merger Agreement, the Company will be the surviving corporation and a wholly owned subsidiary of IRHO. All securities being registered will be issued by IRHO (after its domestication in Delaware, and being the parent of the Company).

The registrant and co-registrant hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant and co-registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
ELECTRA VEHICLES, INC.	Delaware	TBD	TBD

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(1)      The Co-Registrant has the following principal executive office:110 K Street, Suite 330, Boston, Massachusetts 02127.

(2)      The agent for service for the Co-Registrant is: Fabrizio Martini, Attn: Chief Executive Officer.

The information in this proxy statement/prospectus is not complete and may be changed. Iron Horse Acquisition II Corp. may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED MAY 14, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

IRON HORSE ACQUISITION II CORP.
(a Cayman Islands exempted company)

PROSPECTUS

FOR UP TO _________________ SHARES OF COMMON STOCK
OF

IRON HORSE ACQUISITION II CORP.
(following Domestication into the State of Delaware and in connection with the Business Combination described herein)

On April 19, 2026, the board of directors of Iron Horse Acquisition II Corp., a Cayman Islands exempted company (“IRHO” or after the Domestication, “Parent”), unanimously approved the Merger Agreement, dated as of April 21, 2026, by and among IRHO, IRHO Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of IRHO (“Merger Sub”) and Electra Vehicles, Inc., a Delaware corporation (“Electra” or the “Company”) (as amended and as may be further amended and/or restated from time to time, the “Merger Agreement”). A copy of the Merger Agreement and the Amendment to Merger Agreement, dated as of May 14, 2026, are attached to this proxy statement/prospectus as Annex A-1 and Annex A-2. Pursuant to the terms of the Merger Agreement and in accordance with the DGCL, as more fully described elsewhere in this proxy statement/prospectus, if the Merger Agreement is approved by IRHO’s shareholders and the transactions contemplated by the Merger Agreement are consummated, the following will occur: (1) the domestication of IRHO as a Delaware corporation in accordance with the Delaware General Corporation Law (“DGCL”), the Cayman Islands Companies Act (As Revised) (the “Companies Act”) and the amended and restated memorandum and articles of association of IRHO (as may be amended from time to time, the “Cayman Constitutional Documents”), in which IRHO will de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Cayman Constitutional Documents, Section 388 of the DGCL and Part XII of the Companies Act (the “Domestication”); (2) at least one business day following the Domestication, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into Electra (the “Merger”), pursuant to which, the separate corporate existence of Merger Sub will cease and Electra will be the surviving corporation and a wholly-owned subsidiary of IRHO (the “Surviving Corporation”), and change its name to a name to be mutually agreed by the parties; and (3) the other transactions contemplated by the Merger Agreement and documents related thereto (such transactions, together with the Domestication and the Merger, the “Proposed Transaction” or “Business Combination”). In connection with the Proposed Transaction, IRHO will be renamed “ELECTRA AI, Inc.” (“Electra Pubco”).

In connection with the Domestication, IRHO will (i) file a certificate of incorporation with the Secretary of State of the State of Delaware, whereby Parent shall have a dual class common stock consisting of Class A common stock, par value $0.0001 per share (the “Parent Class A Common Shares” or Electra Pubco Class A Common Stock) and Class B common stock, par value $0.0001 per share (the “Parent Class B Common Shares” or Electra Pubco Class B Common Stock and together referred to as “Parent Common Shares” or Electra Pubco Common Stock”); and (ii) and adopt bylaws as more fully described herein.

In connection with the Domestication, (i) each then issued and outstanding ordinary share of IRHO, par value $0.0001 per share (each, an “IRHO Ordinary Share”), will convert automatically, on a one-for-one basis, into one Parent Class A Common Share; (ii) each then issued and outstanding right entitling the holder thereof to 1/10 of one IRHO Ordinary Share (each, a “IRHO Right”) shall convert automatically into a right to receive 1/10 of one Parent Class A Common Share at the Closing, pursuant to the Parent Rights Agreement dated as of December 16, 2025, by and between IRHO and Continental Stock Transfer & Trust Company, as Rights agent; and (iii) each then issued and outstanding unit of IRHO (each, a “IRHO Unit”) shall separate and convert automatically into one Parent Class A Common Share and an IRHO Right to receive 1/10 of one Parent Class A Common Share at the Closing.

The Merger Agreement also provides that, among other things, following the Domestication, Merger Sub will merge with and into Electra after which Electra will be the Surviving Corporation and a wholly-owned subsidiary of Parent. Electra’s Bylaws as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving

Corporation. The Merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties to the Merger Agreement and specified in the articles of merger (the “Effective Time”). The Domestication, the Merger, and other transactions contemplated by the Merger Agreement are collectively referred to herein as the “Business Combination,” the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.”

Pursuant to the Merger Agreement, IRHO has agreed to acquire all of the equity interests of Electra for the sum of $250,000,000, plus the Aggregate Exercise Price, as adjusted pursuant to the terms of the Merger Agreement (the “Base Purchase Price”), for the issuance of shares comprising the Aggregate Merger Consideration. The term “Aggregate Merger Consideration” means a number of Parent Common Shares equal to the quotient obtained by dividing (a) the Base Purchase Price, by (b) US$10.00, which Parent Common Shares shall include no more than a number of Parent Class B Common Shares equal to the conversion rate multiplied by 3,994,802. The Term “Aggregate Exercise Price” means the aggregate dollar amount payable to the Company upon the exercise or conversion of all vested in-the money Company Options that are outstanding immediately prior to the Effective Time. The Base Purchase Price shall be automatically adjusted upwards in increments of $10.000 until the Aggregate Merger Consideration (excluding shares of Parent Common Stock issuable in respect of convertible notes and upon the exercise of Converted Stock Options) represents at least 50.1% of the Aggregate Parent Fully Diluted Shares. The term “Aggregate Parent Fully Diluted Shares” means, as of immediately after the Effective Time, the sum, without duplication, of (a) all Parent Common Shares issued and outstanding (after giving effect to the Domestication, the Merger, the conversion of all “Parent Rights”, any PIPE Financing, and any forfeiture or surrender of Sponsor Shares); plus (b) the aggregate number of Parent Common Shares issuable upon exercise of all outstanding Converted Stock Options.

As additional consideration in the Merger, the holders of Company Common Stock, Company Preferred Stock and Company Options (whether vested or unvested) (the “Earnout Holders”) shall be entitled to earn additional Parent Common Shares (the “Earnout Shares”) in an amount not to exceed 15,000,000 Parent Common Shares in the aggregate (the “Earnout Cap”), which shall be issued as Parent Class A Common Shares to Earnout Holders who hold exclusively Company Class A Common Stock, Company Preferred Stock or Company Options and as Parent Class B Common Shares to Earnout Holders who hold any shares of Company Class B Common Stock, as more fully described in this proxy/prospectus. “Company Capital Stock” means “Company Common Stock,” consisting of the Class A common stock of the Company, $0.00001 par value per share, the Class B common stock of the Company, $0.00001 par value per share, and “Company Preferred Stock,” consisting of the Company Series Seed Preferred Stock, the Company Series A Preferred Stock and the Company Series B Preferred Stock.

Immediately following the Closing, Parent’s board of directors will consist of seven (7) directors, of which Electra has the right to the right to designate five (5) directors and the remaining two directors shall be jointly designated by Electra and IRHO SPAC Sponsor LLC. At least a majority of the board of directors shall qualify as independent directors under Nasdaq or Alternate Exchange rules, as applicable.

At the Closing, all of the officers of Parent shall resign and the following individuals are expected to be appointed as officers of Parent: Fabrizio Martini, as Chief Executive Officer and Nicholas Chakalos, President & Chief Financial Officer.

Additionally, in connection with the execution of the Merger Agreement, (i) IRHO entered into a support agreement (the “Parent Support Agreement”) with the Sponsor and Electra, pursuant to which the Sponsor agreed to, among other things, to vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby; and (ii) IRHO entered into a support agreement (the “Company Support Agreement”) with the Company and certain shareholders of the Company (the “Company Supporting Shareholders”) pursuant to which the Company Supporting Shareholders agreed to, among other things, vote to adopt and approve, the Merger Agreement and the transactions contemplated thereby. At the time of this filing, although the parties intend to enter into a private placement on terms mutually agreeable to Parent and Electra, acting reasonably (any such purchase by investors, a “PIPE Financing”), there is no commitment for any PIPE Financing and there can be no assurance that IRHO and Electra will enter into agreements for any PIPE Financing.

Following the Business Combination (assuming maximum redemptions), Fabrizio Martini, Electra’s co-Founder and Chief Executive Officer, will beneficially own (including shares underlying Converted Stock Options as defined in the Merger Agreement) approximately ____% of the combined voting power for the election of directors to the Electra Pubco Board, and, as a result, Electra Pubco will be considered a “controlled company” for the purposes of Nasdaq listing rules. For so long as Electra Pubco remains as a controlled company under that definition, it is permitted to elect to rely on certain exemptions from corporate governance rules. As a result, investors may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Electra Pubco’s status as a controlled company could cause its securities to be less attractive to certain investors or otherwise adversely affect the trading price. See “Risk Factors — Electra Pubco will be a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for exemptions from certain corporate governance requirements. You may not have the same protections afforded to shareholders of companies that are subject to such requirements.”

For information on the percentage of the issued and outstanding shares of Electra Pubco Common Stock immediately following the Closing that are expected to be held by the Electra Securityholders (as defined below), the Sponsor and IRHO’s current public security holders, in various redemption scenarios, based on Electra’s balance of capital stock as of ______, 2026, see “Questions and Answers for Shareholders of IRHO — What equity stake will current IRHO shareholders and Electra Securityholders hold in Electra Pubco immediately after the consummation of the Proposed Transaction?”

The IRHO Units, IRHO Ordinary Shares and IRHO Rights are currently listed on Nasdaq under the symbols “IRHOU,” “IRHO” and “IRHOR,” respectively. IRHO has applied to obtain the listing of the Electra Pubco Common Stock on Nasdaq under the symbol “_____” upon the Closing. Electra Pubco will not have publicly traded units or rights following the Closing. Pursuant to the terms of the Merger Agreement, as a closing condition, IRHO is required to cause the Electra Pubco Common Stock to be issued in connection with the Business Combination to be approved for listing on Nasdaq or another national securities exchange, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement. It is important for you to know that, at the time of the extraordinary general meeting, IRHO may not have received from Nasdaq either confirmation of the listing of the Electra Pubco Common Stock or that approval will be obtained prior to the consummation of the Business Combination. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in the accompanying proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received, and the Business Combination could still be consummated if such condition is waived and therefore the Electra Pubco Common Stock would not be listed on any nationally recognized securities exchange.

The following summarizes the pro forma ownership of Pubco Common Stock immediately following the Business Combination under several redemption scenarios: no additional redemptions, 25%, 50%, 75% redemptions, and full redemptions.

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		Maximum Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Shareholders(1)	25,300,000	32.1%	19,550,000	30.8%	13,800,000	28.6%	8,050,000	20.0%	6,528,127	17.2%
Sponsor(2)	6,157,000	7.8%	6,157,000	9.7%	6,157,000	12.8%	5,602,047	13.9%	5,357,000	14.1%
Cantor	220,000	0.3%	220,000	0.3%	220,000	0.5%	220,000	0.5%	220,000	0.6%
Electra Shareholders(3)	41,005,273	52.0%	33,026,052	52.0%	25,046,831	52.0%	25,033,914	62.2%	25,033,914	65.8%
Others(4)	6,198,696	7.8%	4,578,463	7.2%	2,958,230	6.1%	1,337,997	3.4%	909,164	2.3%
Total	78,880,969	100.0%	63,531,515	100.0%	48,182,061	100.0%	40,243,958	100.0%	38,048,205	100.0%

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(1)      Includes 2,300,000 shares of Pubco Common Stock issued to all public shareholders upon exchange of the rights issued in the IPO, and in the case of the maximum redemptions scenario, such number reflects the maximum number of shares that could be redeemed to ensure a minimum of $30,000,000 in the Trust Account at the time of the Closing.

(2)      Reflects the number of Shares that will be held by the Sponsor after the forfeiture of up to 800,000 Risk Shares as contemplated by the Merger Agreement.

(3)      Includes all Shares to be issued to the stockholders of Electra as adjusted to ensure the minimum ownership threshold of 50.1% at the Closing.

(4)      Includes Shares issued to vendors and financial advisors to Electra and IRHO other than Cantor.

Stockholders will experience additional dilution to the extent Electra Pubco issues additional shares of Common Stock after the closing of the Business Combination. The table above excludes any shares that will be issuable upon the conversion of the Working Capital Notes.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal 1 — The Business Combination Proposal — Ownership After the Closing.”

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Unaudited Condensed Combined Pro Forma Financial Information.” For more information, including the ownership percentages in the no additional redemptions scenario and the effect of certain dilutive securities, see the section entitled “The Business Combination Proposal — Ownership of Electra Pubco after the Closing.”

Following consummation of the Business Combination, as a result of its ownership of more than ___% of the outstanding shares of Electra Pubco Common Stock, Mr. Martini is expected to control all matters to be voted upon by the combined company’s stockholders. As a result, the combined company will be a “controlled company” as defined in the corporate governance rules of The Nasdaq Stock Market LLC (“Nasdaq”).

Parent, the Sponsor, the Company and certain former shareholders, officers and directors of the Company will enter into a Lock-Up Agreement (the “Lock-Up Agreement”) pursuant to which the Parent Common Shares and any other equity securities convertible into or exchangeable for or representing the rights to receive Parent Common Shares, if any, held immediately following the Closing shall be subject to a lock-up for the Lock-Up Period. The “Lock-Up Period” means the period beginning on the Closing Date and ending in four consecutive equal quarterly installments following the Closing Date, one-fourth (1/4) of the securities subject to the Lock-Up upon the Company issuing its quarterly earnings release that occurs at least 120 days after the Closing Date for each quarter thereafter.

Compensation Received by the Sponsor

Within five (5) business days following the consummation of the business combination, the Sponsor of IRHO may convert its working capital notes (our “Working Capital Notes” or “Working Capital Loans”) into IRHO Ordinary Shares, at a price of $10.00 per Share, which will be exchanged for Parent Common Shares. If IRHO completes a business combination, IRHO will repay the Working Capital Notes out of the proceeds of the Trust Account released to IRHO. Otherwise, the Working Capital Notes would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, IRHO may use a portion of proceeds held outside the Trust Account to repay the $__________ in Working Capital Notes but no proceeds held in the Trust Account would be used to repay the Working Capital Notes.

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by IRHO to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

IRHO SPAC Sponsor LLC, the Sponsor, and its affiliates paid $32,000, or approximately $0.005 per share, for its 5,750,000 Founder Shares purchased in connection with IRHO’s incorporation, which will be exchanged for 5,750,000 shares of Electra Pubco Common Stock, of which the Sponsor shall retain 3,285,000 Founder Shares, and the non-managing members of the sponsor will have 2,205,000 shares of Electra Pubco Class A Common Stock.

At Closing, pursuant to the Merger Agreement, Electra Pubco will use cash from the Trust Account to pay any merger transaction expenses and to reimburse or pay the Sponsor or its affiliates for any outstanding Working Capital Loans or other obligations of IRHO to the Sponsor or its affiliates. IRHO currently estimates that the total amount payable for transaction expenses and any outstanding Working Capital Loans or other obligations of IRHO to Sponsor is approximately $_____.

In addition, the Sponsor will have 55,000 shares of Electra Pubco Class A Common Stock after the exchange of the 55,000 IRHO ordinary shares purchased in the private placement at the time of the closing of the IPO.

The retention of shares by the Sponsor and the reimbursements payable to the Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming IRHO stockholders. See “The Business Combination Proposal — Ownership of Pubco after the Closing.”

Conflicts of Interest

Since the Sponsor, its affiliates, representatives and certain initial shareholders of IRHO (the “Initial Shareholders”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of IRHO Ordinary Shares, a conflict of interest may exist in determining whether the Business Combination with Electra is appropriate. Such interests include that the Initial Shareholders will lose their entire investment in IRHO if IRHO does not complete a business combination. When you consider the recommendation of the IRHO Board in favor of approval of the Business Combination, you should keep in mind that the Initial Shareholders have interests in such proposal that are different from, or in addition to (which may conflict with), those of the IRHO shareholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        The beneficial ownership of the Sponsor and certain Initial Shareholders of 6,320,000 IRHO Ordinary Shares consisting of 5,750,000 Founder Shares which were acquired prior to the IPO for an aggregate of $32,000 and 570,000 Private Placement Shares purchased at the time of the IPO (200,000 of which were purchased by Cantor) will be worthless if the Business Combination is not consummated because the Initial Shareholders and the Sponsor have agreed to waive their Rights to any liquidation distributions.

•        If the Business Combination is consummated, the Sponsor and the Initial Shareholders would own up to an aggregate of 6,320,000 Parent Common Shares with an aggregate market value of approximately $              , based on the closing price of the Public Shares of $              on Nasdaq as of            , 2026.

•        The Sponsor or an affiliate of the Sponsor have issued to the IRHO Working Capital Loans up to the amount of $_____. In the event that the Business Combination does not close, IRHO may use a portion of proceeds held outside the Trust Account to repay the loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Notes. All unpaid amounts would be forfeited.

•        The continued indemnification of current directors and officers of IRHO and the continuation of directors’ and officers’ liability insurance after the Business Combination.

•        The fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

•        The fact that our Sponsor, and current and former officers and directors will lose their entire investment in us if an initial business combination is not completed.

•        The fact that certain officers and directors of IRHO have an economic interest in the 3,230,000 out of 5,750,000 Founder Shares currently owned by the Sponsor and purchased by the Sponsor in connection with the IRHO IPO, as a result of their direct or indirect membership interests in the Sponsor. The 5,750,000 Founder Shares were purchased by the Sponsor for approximately $0.005 per share ($32,000 in the aggregate). Additionally there are 370,000 IRHO ordinary shares that were purchased in the private placement that closed at the time of the IPO, for $10.00 per share ($3,700,000 in the aggregate). Mr. Bengochea and Mr. Caragol, are the managing members of the Sponsor. The economic interest (or deemed economic interest) of this entity in the Founder Shares retained by the Sponsor is shown below:

Name and Title of Person	Number of Founder Shares (deemed)
Sponsor	6,120,000

____________

(1)      The Sponsor has an economic interest in 5,750,000 Founder Shares and 370,000 IRHO Ordinary Shares, which is owned 50% by each of Mr. Bengochea and Mr. Caragol our Chief Executive Officer and Chief Financial Officer, respectively.

In light of the foregoing, the Sponsor and its affiliates will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Electra rather than liquidate even if (i) Electra is a less favorable target company or (ii) the terms of the Business Combination are less favorable to shareholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other shareholders. Further, the Sponsor may receive a positive return on the Founder Shares even if IRHO’s public shareholders experience a negative return on their investment after consummation of the Business Combination. See “The Business Combination Proposal — Ownership of Pubco after the Closing.”

These interests may influence IRHO’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby. These interests were considered by the IRHO Board when it approved the Business Combination.

For more information, please see Section — “DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF IRHO PRIOR TO THE BUSINESS COMBINATION — Conflicts of interest.”

The IRHO Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination with Electra. The directors and officers of IRHO have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, enabled them to make the necessary analyses and determinations regarding the Business Combination with Electra. In addition, IRHO’s directors and officers have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the IRHO Board in valuing Electra’s business.

IRHO will hold an extraordinary general meeting (the “extraordinary general meeting”) to consider matters relating to the Business Combination at [•], Eastern Time, on [•]. The extraordinary general meeting will be a virtual meeting conducted via live webcast. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the meeting will be at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154. You or your proxyholder will also be able to attend and vote at the extraordinary general meeting online by visiting [•] and using a control number assigned by Continental Stock Transfer & Trust Company (the “Transfer Agent”). To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

If you have any questions or need assistance voting your shares in IRHO, please contact ___________, our proxy solicitor, by email at _____________. Individuals may also call _____________; banks and brokers can call __________________. The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at [•].

This document is (i) a prospectus related to the issuance by Electra Pubco of Electra Pubco Common Stock in the Business Combination, and (ii) a proxy statement for IRHO to use in soliciting proxies for the extraordinary general meeting.

This proxy statement/prospectus provides shareholders of IRHO with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of IRHO. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 18 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

IRON HORSE ACQUISITION II CORP.
Cayman Islands Exempted Company
(Company Number 425713)
851 Broken Sound Parkway Nw

Boca Raton, FL 33487
(310) 290-5383

NOTICE OF EXTRAORDINARY GENERAL MEETING TO BE HELD ON [•]

To the Shareholders of Iron Horse Acquisition II Corp.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Iron Horse Acquisition II Corp., a Cayman Islands exempted company (“IRHO”), will be held virtually at [•], Eastern Time, on [•], 2026. The extraordinary general meeting will be a virtual meeting conducted via live webcast at [•]. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of IRHO (as may be amended from time to time, the “Cayman Constitutional Documents”), the physical location of the extraordinary general meeting will be at the offices of Loeb & Loeb LLP at 345 Park Ave, New York, New York 10154. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

(1)    Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution and adopt the Merger Agreement, dated as of April 21, 2026 (as may be further amended and/or restated from time to time, the “Merger Agreement”), by and among IRHO Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of IRHO (“Merger Sub”), and Electra Vehicles, Inc., a Delaware company (“Electra” or the “Company”), and the transactions contemplated by the Merger Agreement, including the issuance of the merger consideration thereunder (collectively, the “Proposed Transaction” or “Business Combination”). Pursuant to the Merger Agreement, and in accordance with the Delaware General Corporation Law, as amended (“DGCL”), Merger Sub will merge with and into Electra (the “Merger”), with Electra continuing as the surviving entity of the Merger and becoming a wholly-owned subsidiary of Electra Pubco (as defined below), as described in more detail in the attached proxy statement/prospectus. We refer to this proposal as the “Business Combination Proposal.” A copy of the Merger Agreement and the Amendment to Merger Agreement, dated as of May 14, 2026, are attached to the accompanying proxy statement/prospectus as Annex A-1 and Annex A-2. The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that Iron Horse Acquisition II Corp.’s (“IRHO”) entry into the Merger Agreement, dated as of April 21, 2026 (as amended and as may be further amended and/or restated from time to time, the “Merger Agreement”), by and among IRHO, Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of IRHO (“Merger Sub”), and Electra Vehicles, Inc., a Delaware company (“Electra”), (a copy of the Merger Agreement and the Amendment to Merger Agreement, dated as of May 14, 2026, are attached to the proxy statement/prospectus as Annex A-1 and Annex A-2), pursuant to which, among other things, following the domestication and transfer by way of continuation of IRHO to the State of Delaware as described below, the merger of Merger Sub with and into Electra (the “Merger”), with Electra surviving the Merger, in accordance with the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), to be approved, ratified and confirmed in all respects.”

(2)    Proposal No. 2 — The Domestication Proposal — To consider and vote upon a proposal to approve by way of special resolution, to de-register IRHO from the Register of Companies in the Cayman Islands (the “Cayman Registrar”) and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Cayman Constitutional Documents, Section 388 of the DGCL, and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) (the “Domestication”). The Domestication will be effected at least one business day prior to the effective time of the Merger in accordance with Section 388 of the DGCL and Part XII of the Companies Act, including the filing with the Secretary of State of the State of Delaware a certificate of domestication with respect to the Domestication, together with the proposed new certificate of incorporation of Electra Pubco (as defined below) (the “Proposed Charter”). Upon the effectiveness of the Domestication, IRHO will become a Delaware corporation and will change its corporate name to “ELECTRA AI, Inc.” (IRHO following the Domestication and then following the Business Combination, “Electra Pubco”). In connection with the Domestication, all outstanding securities of IRHO will convert into securities of Electra Pubco, as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Domestication Proposal.” The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, that Iron Horse Acquisition II Corp (“IRHO”) be de-registered from the Register of Companies in the Cayman Islands pursuant to Article 46 of the articles of association of the IRHO and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance Section 388 of the Delaware General Corporation Law, as amended, and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Domestication”) and conditional upon, and with effect from, the effective time of the Domestication, and the name of IRHO be changed to “ELECTRA AI, Inc.” and the registered office of IRHO be changed to [•]. In connection with the Domestication, IRHO will file a certificate of incorporation with the Secretary of State of the State of Delaware whereby IRHO shall have a dual class common stock consisting of Class A common stock, par value $0.0001 per share (the “Parent Class A Common Shares”) and Class B common stock, par value $0.0001 per share (the “Parent Class B Common Shares” and together with the Parent Class A Common Shares, the “Parent Common Shares”).”

(3)    Proposal No. 3 — The Stock Issuance Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance of shares of Electra Pubco Common Stock and securities convertible into shares of Electra Pubco Common Stock to (i) the Electra equityholders pursuant to the Merger Agreement, and (ii) to any other persons pursuant to subscription, purchase, or similar agreements IRHO may enter into prior to Closing. We refer to this proposal as the “Stock Issuance Proposal”. The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance of shares of Electra Pubco Common Stock to Electra equityholders pursuant to the Merger Agreement, and any other persons pursuant to subscription, purchase or similar agreements IRHO may enter into prior to Closing be approved in all respects.”

(4)    Proposal No. 4 — Organizational Documents Proposal — To consider and vote upon a proposal to approve by way of special resolution the Proposed Charter and the proposed new bylaws (“Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of Electra Pubco (a corporation incorporated in the State of Delaware), (the “Organizational Documents Proposal”). The Proposed Charter shall provide a dual class common stock consisting of Class A common stock, par value $0.0001 per share (the “Parent Class A Common Shares”) and Class B common stock, par value $0.0001 per share (the “Parent Class B Common Shares” and together with the Parent Class A Common Shares, the “Parent Common Shares”). The forms of each of the Proposed Charter and the Proposed Bylaws are attached to the accompanying proxy statement/prospectus as Annex B-1 and Annex B-2, respectively. The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex B-1 and Annex B-2, respectively), with such principal changes as described in the Advisory Organizational Documents Proposals 5A through 5F. The Proposed Charter shall provide a dual class common stock consisting of Class A common stock, par value $0.0001 per share (the “Parent Class A Common Shares”) and Class B common stock, par value $0.0001 per share (the “Parent Class B Common Shares” and together with the Parent Class A Common Shares, the “Parent Common Shares”).”

(5)    Proposal No. 5 — The Advisory Organizational Documents Proposals — To consider and vote upon the following six (6) separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory non-binding basis by way of ordinary resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

(A)    Advisory Organizational Documents Proposal 5A (Authorized Shares) — authorize the change in the authorized capital stock of IRHO from (a) 50,000,000 IRHO Ordinary Shares, par value $0.0001 per share,, and 1,000,000 preference shares, par value $0.0001 per share, of IRHO to (b) [*] Class A shares of Electra Pubco Common Stock, par value $0.0001 per share, [*] Class B shares of Electra Pubco Common Stock, par value $0.0001 per share, and [*] shares of preferred stock (“Advisory Organizational Documents Proposal 5A”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the authorized capital stock of IRHO be changed from 50,000,000 IRHO Ordinary Shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to [*] shares of Class A Electra Pubco Common Stock, par value $0.0001 per share, [*] Class B shares of Electra Pubco Common Stock, par value $0.0001 per share, and [*] shares of preferred stock, par value $0.0001 per share, as described in Advisory Organizational Documents Proposal 5A.”

(B)    Advisory Organizational Documents Proposal 5B (Exclusive Forum Provision) — to authorize adopting Delaware as the exclusive forum for certain stockholder litigation and adopting the federal district courts of the United States as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act of 1933, as amended (the “Securities Act”) (“Advisory Organizational Documents Proposal 5B”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that (a) Delaware be adopted as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States be adopted as the exclusive forum for asserting a cause under the Securities Act, as described in Advisory Organizational Documents Proposal 5B.”

(C)    Advisory Organizational Documents Proposal 5C (Required Vote to Amend Charter) — to approve provisions providing that the affirmative vote of at least 66 and 2/3% of the voting power of all the then outstanding shares of capital stock of Electra Pubco entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of Part B of Article V, Article VI, Article VII, Article IX, Article X and Article XI of the Proposed Charter (“Advisory Organizational Documents Proposal 5C”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the provisions providing that the affirmative vote of at least 66 and 2/3% of the voting power of all the then outstanding shares of capital stock of Electra Pubco entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of Part B of Article V, Article VI, Article VII, Article IX, Article X and Article XI of the Proposed Charter;

(D)    Advisory Organizational Documents Proposal 5D (Removal of Directors) — to approve provisions permitting the removal of a director, with or without cause, by the affirmative vote of at least 66 and 2/3% of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class (“Advisory Organizational Documents Proposal 5D”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the provisions permitting the removal of a director, with or without cause, by the affirmative vote of at least 66 and 2/3% of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, as described in Advisory Organizational Documents Proposal 5D, be approved.”

(E)    Advisory Organizational Documents Proposal 5E (Stockholder Action by Written Consent) — to approve provisions that require or permit stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting (“Advisory Organizational Documents Proposal 5E”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the provisions requiring or permitting stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting, as described in Advisory Organizational Documents Proposal 5E, be approved.”

(F)    Advisory Organizational Documents Proposal 5F (Additional Changes) — to approve and adopt an amendment to the Cayman Constitutional Documents to authorize certain additional changes, including, among other things, (a) making Electra Pubco’s corporate existence perpetual, and (b) removing certain provisions related to IRHO’s status as a blank check company that will no longer be applicable upon Closing, all of which the IRHO Board believes is necessary to adequately address the needs of Electra Pubco after the Business Combination (“Advisory Organizational Documents Proposal 5F”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that certain additional changes, including, among other things, (i) making Electra Pubco’s corporate existence perpetual and (ii) removing certain provisions related to IRHO’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the IRHO Board believes is necessary to adequately address the needs of Electra Pubco after the Business Combination, as described in Advisory Organizational Documents Proposal 5F, be approved.”

(6)    Proposal No. 6 — The Electra Pubco Equity Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the Electra Pubco Equity Incentive Plan (the “Electra Pubco Equity Incentive Plan Proposal”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that the ELECTRA AI, Inc. 2026 Incentive Plan (a copy of which is attached to this proxy statement/prospectus as Annex C) and any form award agreements thereunder, be approved and adopted in all respects.”

(7)    Proposal No. 7 — The Adjournment Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”

Each of Proposal Nos. 1, 2, 3, 4 and 6 is cross-conditioned on the approval of each other (the “Condition Precedent Proposals”). The Advisory Organizational Documents Proposal and the Adjournment Proposal are not cross-conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Only holders of record of IRHO Ordinary Shares at the close of business on [•], 2026 (the “Record Date”) are entitled to notice of and to vote at and to have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to IRHO’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of IRHO’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 18 of this proxy statement/prospectus.

After careful consideration, the board of directors of IRHO (the “IRHO Board”) has unanimously approved the Proposed Transaction and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Proposed Transaction, and “FOR” all other proposals presented to IRHO’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the IRHO Board, you should keep in mind that IRHO’s directors and officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. Additionally, the Sponsor (as defined below) has the right to vote an aggregate of 6,120,000 shares, or approximately 21% of the issued and outstanding IRHO Ordinary Shares. Accordingly, the Sponsor will be able to approve the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Electra Pubco Equity Incentive Plan Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals with the additional vote of holders of 13,236,440 public Ordinary Shares. See “The Business Combination Proposal — Certain Interests of IRHO’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Pursuant to the Cayman Constitutional Documents, a holder of Public Shares (as defined herein) (a “Public Shareholder”) may request that IRHO redeem all or a portion of its Public Shares for cash if the Proposed Transaction is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Public Shares or (b) hold Public Shares through IRHO Units and elect to separate your IRHO Units into the underlying Public Shares and Public Rights prior to exercising your redemption Rights with respect to the Public Shares;

(ii)    submit a written request to Continental Stock Transfer & Trust Company (“Continental”), IRHO’s transfer agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that IRHO redeem all or a portion of your Public Shares for cash; and

(iii)   tender or deliver your share certificates for Public Shares (if any) along with the redemption forms to Continental, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [•], Eastern Time, on [•] (two business days before the scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Holders of IRHO Units must elect to separate Units held by them into the underlying Public Shares and Public Rights prior to exercising their redemption rights with respect to the Public Shares. Public Shareholders may elect to redeem Public Shares regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely tenders or delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, IRHO will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the funds held the trust account established at the consummation of IRHO’s IPO (the “Trust Account”) that are available for distribution to Public Shareholders, calculated as of two business days prior to the consummation of the Proposed Transaction. For illustrative purposes, as of the Record Date, this would have amounted to approximately $[•] per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. See “Extraordinary General Meeting of IRHO — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public

Shares with respect to more than an aggregate of 15% of the Public Shares without IRHO’s prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash without IRHO’s prior consent.

The Merger Agreement is subject to the satisfaction or waiver of customary closing conditions, including, among others: (a) approval of the Business Combination and related agreements and transactions by the respective shareholders of IRHO and Electra; (b) the effectiveness of the registration statement on Form S-4 filed by IRHO of which the accompanying proxy statement/prospectus forms a part; (c) the Electra Pubco Common Stock being approved for listing on Nasdaq or another national securities exchange; (d) the amount of cash at the Closing shall equal or exceed $30,000,000.

The approval of each of the Business Combination Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposals, the Electra Pubco Equity Incentive Plan Proposal, and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting. The approval of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the IRHO Ordinary Shares who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting. The approval of the Domestication Proposal requires a special resolution of the holder of Ordinary Shares issued and outstanding.

The Sponsor and each director and officer of IRHO (collectively, the “Insiders”) and Cantor (together with the Insiders, “Initial Shareholders”) have agreed to, among other things, vote in favor of the Proposed Transaction, and to waive their redemption rights in connection with the consummation of the Proposed Transaction with respect to any IRHO Ordinary Shares held by them. Such redemption rights waiver was provided in connection with IRHO’s IPO and without any separate consideration paid in connection with providing such waiver. The Sponsor, which includes among its members each of the directors and officers of IRHO, owns 5,750,000 Founder Shares, 570,000 Private Placement Units, and 57,000 Ordinary Shares upon exchange of 570,000 Private Placement Rights. As a result, as of the date of the accompanying proxy statement/prospectus, the Insiders own approximately 22% of the issued and outstanding IRHO Ordinary Shares and have the right to vote approximately 22% of the issued and outstanding IRHO Ordinary Shares. Accordingly, the Insiders will be able to approve the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Electra Pubco Equity Incentive Plan Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals.

Following the Business Combination (assuming maximum redemptions), Fabrizio Martini will beneficially own (including shares underlying Converted Stock Options) approximately __________% of the combined voting power for the election of directors to the Electra Pubco Board, and, as a result, Electra Pubco will be considered a “controlled company” for the purposes of Nasdaq listing rules. For so long as Electra Pubco remains as a controlled company under that definition, it is permitted to elect to rely on certain exemptions from corporate governance rules. As a result, investors may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Electra Pubco’s status as a controlled company could cause its securities to be less attractive to certain investors or otherwise adversely affect the trading price. See “Risk Factors — Electra Pubco will be a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for exemptions from certain corporate governance requirements. You may not have the same protections afforded to shareholders of companies that are subject to such requirements.”

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal because each proposal requires the affirmative vote of a particular number of votes cast and an abstention is not a vote cast. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the Proposed Transaction and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your IRHO Ordinary Shares, please contact _______________, our proxy solicitor, by email at _______________. Individuals may also call _________________ toll free at _______________; banks and brokers can call _____________. This notice of extraordinary general meeting and the proxy statement/prospectus are available at [•].

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Iron Horse Acquisition II Corp.

Jose Bengochea
Chairman of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING YOU MUST (1) IF YOU HOLD ORDINARY SHARES AS PART OF UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC RIGHTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST, INCLUDING THE NAME, PHONE NUMBER, AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (3) TENDER OR DELIVER YOUR PUBLIC SHARES AND SHARE CERTIFICATES (IF ANY) ALONG WITH ANY REDEMPTION FORMS TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT.

The accompanying proxy statement/prospectus is dated [•], 2026 and is first being mailed to shareholders on or about [•], 2026.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by IRHO, constitutes a prospectus of Electra Pubco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Electra Pubco Common Stock and to be issued to IRHO shareholders and rights holders and Electra equityholders if the Business Combination described herein is consummated. This document also constitutes a proxy statement of IRHO under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a notice of meeting with respect to the extraordinary general meeting of IRHO.

You should rely only on the information contained in this proxy statement/prospectus. IRHO and Electra have not authorized anyone to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [•], and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

You may request copies of this proxy statement/prospectus, without charge, by written request to IRHO’s Chief Executive Officer at ________________________; or to ______________, our proxy solicitor, by email at ____________. Individuals may also call __________ toll free at ___________; banks and brokers can call _______________, or from the SEC through the SEC website at the address provided above.

In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting of IRHO to be held virtually on [•], you must request the information no later than five business days prior to the date of the extraordinary general meeting, by [•].

Frequently Used Terms

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “IRHO” refer to Iron Horse Acquisition II Corp. (which prior to the Domestication is an exempted company incorporated under the laws of the Cayman Islands and thereafter a corporation incorporated under the laws of the State of Delaware). Following the Domestication, IRHO will be renamed “ELECTRA AI, Inc.” and referred to in this document as Electra Pubco.

In this document:

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into by and among Electra Pubco, the Sponsor, certain Electra shareholders and certain other parties thereto upon the completion of the Proposed Transaction. A form of the A&R Registration Rights Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex D.

“Adjournment Proposal” means the proposal to be considered at the extraordinary general meeting to adjourn the extraordinary general meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by IRHO that more time is necessary or appropriate to approve one or more proposal at the extraordinary general meeting.

“Advisory Organizational Documents Proposals” means the proposals to be considered at the extraordinary general meeting to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents.

“Aggregate Fully Diluted Electra Common Stock” means the sum, without duplication, of (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the aggregate number of shares of Company Common Stock issuable upon full conversion of all Company Preferred Stock outstanding as of immediately prior to the Effective Time; plus (c) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options that are vested as of immediately prior to the Effective Time; plus (d) the aggregate number of shares of Company Common Stock issuable upon full conversion, exercise or exchange of any other securities of the Company (other than Company Options and the Company Convertible Notes) outstanding immediately prior to the Effective Time directly or indirectly convertible into or exchangeable or exercisable for shares of Company Common Stock.

“Aggregate Merger Consideration” means the sum of $250,000,000 plus the Aggregate Exercise Price, as adjusted pursuant to the terms of the Merger Agreement (the “Base Purchase Price”), comprising of a number of Parent Common Shares equal to the quotient obtained by dividing (a) the Base Purchase Price, by (b) US$10.00.

“Aggregate Exercise Price” means the aggregate dollar amount payable to the Company upon the exercise or conversion of all vested in-the-money Company Options that are outstanding immediately prior to the Effective Time.

“Ancillary Agreements” means each of the agreements and instruments contemplated by the Merger Agreement or otherwise related to the transactions contemplated by the Merger Agreement and such other agreements or instruments contemplated by the Merger Agreement, in each case that was executed and delivered on the date of the Merger Agreement or on or prior to the date of Closing by IRHO, Merger Sub, the Sponsor, Electra, an Electra Securityholder and/or any of their respective affiliates, including, the A&R Registration Rights Agreement, the Proposed Charter, the Proposed Bylaws, the Parent Support Agreement and the Company Support Agreement.

“At-Risk Shares” means up to 800,000 Parent Ordinary Shares held by the Sponsor together with all Parent Common Shares issued upon conversion thereof in connection with the Domestication shall be subject to forfeiture as follows: For each $1,000,000 by which the Closing Cash is less than $80,000,000, the Sponsor shall forfeit 16,000 At-Risk Shares, up to the maximum of 800,000 Parent Common Shares. For illustrative purposes only: (i) if the Parent Closing Cash equals or exceeds $80,000,000, no At-Risk Shares shall be forfeited; (ii) if the Parent Closing Cash is $60,000,000, the Sponsor shall forfeit 320,000 At-Risk Shares; and (iii) if the Parent Closing Cash is $30,000,000 or less, the Sponsor shall forfeit all 800,000 At-Risk Shares.

“Base Purchase Price” means $250,000,000 plus the Aggregate Exercise Price, as adjusted pursuant to the terms of the Merger Agreement.

“Business Combination Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Proposed Transaction.

“Cantor” means Cantor Fitzgerald & Co.

“Cayman Constitutional Documents” means IRHO’s Amended and Restated Memorandum and Articles of Association, as amended from time to time.

“Cayman Registrar” means the Registrar of Companies in the Cayman Islands.

“Closing” means the closing of the Proposed Transaction.

“Closing Cash Condition” means the condition that, as of the Closing Date, (a) all amounts in the Trust Account, following payment of all amounts payable to IRHO Ordinary Shares held by the Public Shareholders; plus (b) the amount of any PIPE Financing (as such amounts are finally delivered to Parent at or prior to the Closing by investors in the PIPE Financing) will equal or exceed $30,000,000.

“Closing Date” means the date of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” refers to the Companies Act (As Revised) of the Cayman Islands.

“Company Revenue” means for the applicable earnout period, the revenues of Electra on a consolidated basis, calculated in accordance with U.S. GAAP and determined on a basis consistent with past practices.

“Company Support Agreement” means the support agreement, dated as of April 21, 2026, entered by and among IRHO, Electra and certain shareholders of Electra, as it may be amended and supplemented from time to time, pursuant to which such Electra shareholders have agreed, among other things, to vote in favor of the adoption and approval of the Business Combination. A copy of the Company Support Agreement is attached to this proxy statement/prospectus as Annex E.

“Condition Precedent Proposals” mean the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal and the Electra Pubco Equity Incentive Plan Proposal.

“Continental” or “Transfer Agent” means Continental Stock Transfer & Trust Company.

“Conversion Ratio” means the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration, by (b) the number of shares constituting the Aggregate Fully Diluted Electra Common Stock (without regard to the shares described in clause (c) of the definition thereof).

“DGCL” means the Delaware General Corporation Law, as amended.

“Domestication” means the domestication of IRHO as a Delaware corporation in accordance with the DGCL, the Companies Act and the Cayman Constitutional Documents, in which IRHO will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Cayman Constitutional Documents, Section 388 of the DGCL and Part XII of the Companies Act; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Proposed Charter (as attached hereto at Annex B-1) consistent with the DGCL and changing the name and registered office of IRHO.

“Domestication Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Domestication.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Earnout Escrow Agreement” means the escrow agreement, effective as of the Closing, providing for the Earnout Shares to be placed in escrow.

“Effective Time” means the effective time of the Business Combination.

“Electra” means Electra Vehicles, Inc., a Delaware corporation.

“Electra Board” means the board of directors of Electra prior to the Closing.

“Electra Common Stock” means the Electra Class A Common Stock and the Electra Class B Common Stock (sometimes referred to as the “Company Common Stock”).

“Electra Class A Common Stock” means the Class A common stock, par value $00001 per share of Electra (sometimes referred to as the “Company Class A Common Stock”).

“Electra Class B Common Stock” means the Class B common stock, par value $00001 per share of Electra (sometimes referred to as the “Company Class B Common Stock”).

“Electra Earnout Holders” means the Electra equityholders that hold shares of Electra Common Stock, Electra Options, or Electra Preferred Stock who have the contingent right to receive up to 15.0 million Earnout Shares pursuant to the Merger Agreement.

“Electra Earnout Shares” means up to 15,000,000 shares of Electra Pubco Common Stock.

“Electra Option” means each option (whether vested or unvested) to purchase shares of Electra Common Stock outstanding immediately prior to the Effective Time (sometimes referred to as the “Company Option”).

“Electra Pubco” means IRHO following the Closing (which after the Domestication will be a corporation incorporated under the laws of the State of Delaware and which will be renamed “ELECTRA AI, Inc.”).

“Electra Pubco Board” means the board of directors of Electra Pubco subsequent to the Closing.

“Electra Pubco Class A Common Shares” means the Class A common stock, par value $0.0001 per share of Electra Pubco after the Merger;

“Electra Pubco Class B Common Shares” means the Class B common stock, par value $0.0001 per share of Electra Pubco after the Merger;

“Electra Pubco Common Stock” means the Electra Pubco Class A Common Shares and the Electra Pubco Class B Common Shares (sometimes referred to as the “Parent Common Shares”);

“Electra Pubco Equity Incentive Plan” means the Electra AI, Inc. 2026 Incentive Award Plan, which will become effective upon the Closing. A copy of the Electra Pubco Equity Incentive Plan is attached to this proxy statement/prospectus as Annex C.

“Electra Pubco Equity Incentive Plan Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Electra Pubco Equity Incentive Plan.

“Electra Pubco Security” means a share of Electra Pubco Common Stock.

“Electra Preferred Stock,” means the Series Seed Preferred Stock of Electra, the Series A Preferred Stock of Electra and the Series B Preferred Stock of Electra (sometimes referred to as the “Company Preferred Stock”).

“Electra Shareholder” means a holder of shares of Electra Common Stock prior to the Closing.

“Electra Securityholder” means a holder of shares of Electra Common Stock, Electra Options, or Electra Preferred Stock prior to the Closing.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extraordinary General Meeting” means the extraordinary general meeting of IRHO’s shareholders, to be held virtually at [•], Eastern Time on [•], via live webcast at [•], and any adjournments or postponements thereof.

“Founder Shares” means the 5,750,000 currently outstanding IRHO Ordinary Shares of IRHO owned by the Sponsor.

“GAAP” means U.S. generally accepted accounting principles.

“Initial Shareholders” means the Insiders and Cantor Fitzgerald & Co.

“Insiders” means the Sponsor and each director and officer of IRHO.

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“Insider Letter” means IRHO’s letter agreements with the Insiders, dated December 16, 2025, containing provisions relating to transfer restrictions of the Founder Shares and Private Placement Units, indemnification of the Trust Account, waiver of Redemption Rights and participation in liquidation distributions from the Trust Account. No separate consideration was paid to the Insiders in connection with the waiver of Redemption Rights.

“IPO” or “Initial Public Offering” means IRHO’s initial public offering of the IRHO Units, IRHO Ordinary Shares and IRHO Rights pursuant to registration statements on Form S-1 declared effective by the SEC on December 16, 2025 (SEC File No. 333-284331). On December 18, 2025, IRHO completed its initial public offering.

“IRHO” means Iron Horse Acquisition II Corp. (which prior to the Domestication is an exempted company incorporated under the laws of the Cayman Islands and after the Domestication will be a corporation incorporated under the laws of the State of Delaware).

“IRHO Board” means the board of directors of IRHO prior to the Closing.

“IRHO Ordinary Shares” means, prior to the Domestication, the ordinary shares of IRHO, par value $0.0001 per share.

“IRHO Units” means the units sold in the IPO (including pursuant to the overallotment option) consisting of one IRHO Ordinary Share and one IRHO Right.

“IRHO Right” right entitles the holder thereof to receive one-tenth (1/10) of an ordinary share upon the consummation of an initial business combination.

“IRS” means the U.S. Internal Revenue Service.

“Maximum Redemptions Scenario” means a redemptions scenario that assumes that the maximum amount of Public Shares are redeemed in connection with the Business Combination (which number of redemptions contemplates a minimum of $30 million remaining in the Trust Account at Closing), for an aggregate payment of approximately $___ million from the Trust Account at a redemption price of approximately $____ per share.

“Merger” means the statutory merger of Merger Sub with and into Electra pursuant to the terms of the Merger Agreement, and in accordance with the applicable provisions of the DGCL, with Electra continuing as the surviving entity and a wholly-owned subsidiary of Electra Pubco and changing its name to a name to be mutually agreed by the parties.

“Merger Agreement” means the Merger Agreement, dated as of April 21, 2026, by and among IRHO, Merger Sub and Electra, as amended and as may be further amended and/or restated from time to time. A copy of the Merger Agreement and the Amendment to Merger Agreement, dated as of May 14, 2026, are attached to the proxy statement/prospectus as Annex A-1 and Annex A-2.

“Merger Sub” means IRHO Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of IRHO.

“*” means, proxy solicitor to IRHO.

“Nasdaq” means The Nasdaq Stock Market LLC.

“No Additional Redemptions Scenario” means a redemptions scenario that assumes that no Public Shares are redeemed in connection with the Business Combination.

“Organizational Documents Proposal” means the proposal to be considered at the extraordinary general meeting to approve by special resolution the Proposed Charter and the Proposed Bylaws. A copy of each of the Proposed Charter and the Proposed Bylaws is attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively.

“Parent” means IRHO after the Domestication.

“Parent Class A Common Share” means a share of Parent Class A common stock, par value $0.0001 per share.

“Parent Rights” means a right to 1/10 if a share of Parent Class A Common Share.

“Parent Closing Cash” means the amount of cash available in the Trust Account immediately prior to the Effective Time after deducting the amount required to satisfy any redemptions; plus (b) the amount of any PIPE Financing (as such amounts are finally delivered to Parent at or prior to the Closing by investors in the PIPE Financing); plus (c) the proceeds of any other equity investments or any debt financing facilities that are or will be received by IRHO (or the Company) prior to or substantially concurrently with the Closing; minus (d) the accrued but unpaid transaction expenses of IRHO as of the Closing Date.

“Parent Support Agreement” means the support agreement, dated as of April 21, 2026, entered by and among IRHO, Merger Sub and the Sponsor, as it may be amended and supplemented from time to time, pursuant to which the Sponsor has agreed, among other things, to vote in favor of the adoption and approval of the Business Combination, forfeit certain Sponsor Shares and make the Share Contribution. A copy of the Parent Support Agreement is attached to this proxy statement/prospectus as Annex F.

“Person” means any individual, firm, corporation, partnership, limited liability company, association, trust, joint venture, joint stock company, governmental authority or instrumentality or other entity or organization of any other kind.

“PIPE Financing” means any purchase by investors of IRHO shares in connection with a private placement at or prior to the Closing on terms mutually agreeable to IRHO and Electra, acting reasonably. At the time of this filing, there is no commitment for any PIPE Financing and there can be no assurance that IRHO and Electra will enter into agreements for any PIPE Financing.

“Private Placement Shares” means the 570,000 IRHO Ordinary Shares underlying the Private Placement Units sold in a private placement that closed simultaneously with the IPO.

“Private Placement Units” means the 570,000 private placement units, each consisting of one IRHO Ordinary Share and one-Right, purchased by the Sponsor and Cantor for a purchase price of $5,700,000, or $10.00 per unit, simultaneously with the closing of the IPO (Cantor purchased 200,000 Private Placement Units).

“Private Placement Rights” means the 570,000 IRHO Rights comprising part of the Private Placement Units, which will become 57,000 Electra Pubco shares of Common Stock in connection with the Closing.

“Proposed Bylaws” mean the proposed bylaws of Electra Pubco to be in effect following the Domestication and Business Combination, a form of which is attached to this proxy statement/prospectus as Annex B-2.

“Proposed Charter” means the proposed certificate of incorporation of Electra Pubco to be in effect following the Domestication and the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex B-1.

“Proposed Organizational Documents” means the Proposed Charter and the Proposed Bylaws.

“Proposed Transaction” or “Business Combination” means the transactions contemplated by the Merger Agreement and the other agreements contemplated therein.

“Public Shareholders” means the holders of IRHO Ordinary Shares that were sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Shares” means the IRHO Ordinary Shares sold in the IPO (whether they were purchased in the IPO as part of the IRHO Units or thereafter in the open market) and, following the Domestication, the shares of Electra Pubco Common Stock received in connection with the Domestication upon conversion of such IRHO Ordinary Shares.

“Public Rights Holders” means the holders of the Public Rights of IRHO.

“Public Rights” means the IRHO Rights sold in the IPO (whether they were purchased in the IPO as part of the IRHO Units or thereafter in the open market).

“Record Date” means [•].

“Redemption” means the redemption of Public Shares for the Redemption Price.

“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account that are available for distribution to Public Shareholders in accordance with the Cayman Constitutional Documents (as equitably adjusted for stock splits, share subdivisions, stock dividends, share capitalizations, combinations, consolidations, recapitalizations and the like after the Closing). The Redemption Price will be calculated two business days prior to the completion of the Proposed Transaction in accordance with the Cayman Constitutional Documents.

“Redemption Rights” means the Rights of the Public Shareholders to demand Redemption of their Public Shares into cash in accordance with the procedures set forth in the Cayman Constitutional Documents and this proxy statement/prospectus.

“Rights Agreement” means the Rights Agreement, dated as of December16, 2025, between IRHO and the Transfer Agent, as rights agent, which governs IRHO’s outstanding rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder Proposals” means, collectively, (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Stock Issuance Proposal, (d) the Organizational Documents Proposal, (e) the Advisory Organizational Documents Proposals, (f) the Electra Pubco Equity Incentive Plan Proposal and (g) the Adjournment Proposal, if presented.

“Sponsor” means IRHO SPAC Sponsor LLC, a Cayman Islands limited partnership.

“Sponsor Shares” means 5,750,000 of the Founder Shares held by the Sponsor.

“Stock Issuance Proposal” means the proposal to be considered at the extraordinary general meeting to approve for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance of shares of Electra Pubco Common Stock and securities convertible into shares of Electra Pubco Common Stock to (i) the Electra equityholders pursuant to the Merger Agreement, and (ii) to any other persons pursuant to subscription, purchase, or similar agreements IRHO may enter into prior to Closing.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account of IRHO, which holds the net proceeds from the IPO and the sale of the Private Placement Units, together with interest earned thereon, less amounts released to pay taxes.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of December 16, 2025, by and between IRHO and the Transfer Agent, as trustee.

“25% Redemptions Scenario” means a redemptions scenario that assumes that 5,750,000 Public Shares are redeemed for an aggregate payment of approximately $___ million at an assumed redemption price of approximately $____ per share, which represents approximately 25% of the Public Shares that are not subject to Non-Redemption Agreements.

“50% Redemptions Scenario” means a redemptions scenario that assumes that 11,500,000 Public Shares are redeemed for an aggregate payment of approximately $___ million at an assumed redemption price of approximately $___ per share, which represents approximately 50% of the Public Shares that are not subject to Non-Redemption Agreements.

“75% Redemptions Scenario” means a redemptions scenario that assumes that 17,250,000 Public Shares are redeemed for an aggregate payment of approximately $___ million at an assumed redemption price of approximately $_____ per share, which represents approximately 75% of the Public Shares that are not subject to Non-Redemption Agreements.

Market and Industry Data

We are responsible for the disclosure contained in this proxy statement/prospectus. However, information contained in this proxy statement/prospectus concerning the market and the industry in which Electra competes, including its market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by Electra based on such sources and Electra’s knowledge of the markets for its services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations, and third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable. The industry in which Electra operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors — Risks Related to Electra’s Business” and elsewhere in this proxy statement/prospectus.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for IRHO and Electra to complete the Proposed Transaction. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:

•        the benefits of the Proposed Transaction;

•        the ability to consummate the Business Combination;

•        the future financial performance of Electra Pubco following the Proposed Transaction;

•        changes in the market for Electra’s products and services; and

•        expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and IRHO and Electra managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of IRHO, Electra and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing IRHO’s or Electra’s views as of any subsequent date. Neither IRHO nor Electra undertakes any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set out in this proxy statement/prospectus. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

•        the occurrence of any event, change or other circumstances that could delay the Proposed Transaction or give rise to the termination of the Merger Agreement;

•        estimates and forecasts of financial and performance metrics and expectations and timing related to potential benefits, terms and timing of the Proposed Transaction;

•        risks relating to the uncertainty of the projected financial information with respect to Electra Pubco;

•        the outcome of any legal proceedings that may be instituted against Electra or IRHO following announcement of the Proposed Transaction and transactions contemplated thereby;

•        the inability to complete the Proposed Transaction due to the failure to obtain approval of the IRHO shareholders or the failure of IRHO to meet the conditions to closing in the Merger Agreement;

•        the inability to maintain the listing of the Electra Pubco Common Stock on Nasdaq following the Proposed Transaction;

•        Electra Pubco’s public securities’ liquidity and trading;

•        the risk that the Proposed Transaction disrupts current plans and operations;

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•        the ability to recognize the anticipated benefits of the Proposed Transaction, which may be affected by, among other things, competition, and the ability of Electra Pubco to grow and manage growth profitably;

•        costs related to the Proposed Transaction;

•        Electra’s ability to obtain sufficient additional financing, on acceptable terms or at all, and ability to continue as a going concern;

•        the impact of Electra’s remaining indebtedness outstanding following the Proposed Transaction;

•        changes in the market in which Electra competes, including with respect to its competitive landscape, technology evolution or changes in applicable laws or regulations;

•        the impact of macroeconomic events, such as inflation, recessions or depressions, war or fears of war, and the coronavirus (“COVID-19”) pandemic;

•        changes in the vertical markets that Electra targets;

•        the impact of current or future government regulation and oversight, including the U.S. federal, state and local authorities;

•        the ability to launch new Electra services and products or to profitably expand into new markets;

•        the ability to execute Electra’s growth strategies, including identifying and executing acquisitions;

•        the ability to develop and maintain effective internal controls and procedures or correct the previously identified material weakness;

•        the exposure to any liability, protracted and costly litigation or reputational damage relating to Electra’s data security;

•        the possibility that Electra or IRHO may be adversely affected by other economic, business, and/or competitive factors; and

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under “Risk Factors” of this proxy statement/prospectus.

Questions and Answers for Shareholders of IRHO

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Proposed Transaction. The following questions and answers do not include all the information that is important to IRHO’s shareholders. IRHO urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Proposed Transaction and the voting procedures for the extraordinary general meeting, which will be held at [•], Eastern Time, on [•], virtually via live webcast. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of Loeb & Loeb LLP located at 345 Park Avenue, New York, NY 10154. To participate in the extraordinary general meeting online, visit [•] and enter the 12-digit control number included on your proxy card. You may register for the extraordinary general meeting as early as [•], Eastern Time, on [•]. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the extraordinary general meeting, as described in this proxy statement/prospectus.

Q.     Why am I receiving this proxy statement/prospectus?

A.     You are receiving this proxy statement/prospectus because you are a shareholder of IRHO and you are entitled to vote at the extraordinary general meeting to approve the matters set forth herein. This document serves as:

•        a proxy statement of IRHO to solicit proxies for the extraordinary general meeting on the matters set forth herein;

•        a prospectus of Electra Pubco to offer Electra Pubco Class A Common Stock to the IRHO shareholders and rights holders in the Domestication and to the Electra equityholders in the Merger; and

•        a prospectus of Electra Pubco for the sale by the selling stockholders of the Electra Pubco Common Stock received in the Business Combination.

IRHO shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Proposed Transaction. The Merger Agreement provides for, among other things, (i) the Domestication of IRHO and (ii) the Merger of Merger Sub with and into Electra, with Electra surviving the Merger, in accordance with the terms and subject to the conditions of the Merger Agreement and the applicable provisions of the DGCL, as more fully described elsewhere in this proxy statement/prospectus. See “The Domestication Proposal” and “The Business Combination Proposal” for more detail.

A copy of the Merger Agreement and the Amendment to Merger Agreement, dated as of May 14, 2026, are attached to this proxy statement/prospectus as Annex A-1 and Annex A-2 and you are encouraged to read them in their entirety.

THE VOTE OF PUBLIC SHAREHOLDERS IS IMPORTANT. PUBLIC SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF IRHO AND ELECTRA.

Q.     What proposals are shareholders of IRHO being asked to vote upon?

A.     At the extraordinary general meeting, IRHO is asking holders of IRHO Ordinary Shares to consider and vote upon:

•        The Business Combination Proposal;

•        The Domestication Proposal;

•        The Stock Issuance Proposal;

•        The Organizational Documents Proposal;

•        The Advisory Organizational Documents Proposals;

•        The Electra Pubco Equity Incentive Plan Proposal; and

•        The Adjournment Proposal, if presented.

If IRHO’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could be terminated and the Proposed Transaction may not be consummated. See “The Business Combination Proposal,” “The Domestication Proposal,” “The Stock Issuance Proposal,” “The Organizational Documents Proposal,” and “The Electra Pubco Equity Incentive Plan Proposal,” of this proxy statement/prospectus, respectively.

IRHO will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Proposed Transaction and the other matters to be acted upon at the extraordinary general meeting. Shareholders of IRHO should read it carefully.

After careful consideration, the IRHO Board has determined that each of (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Stock Issuance Proposal, (d) the Organizational Documents Proposal, (e) the Advisory Organizational Documents Proposals, (f) the Electra Pubco Equity Incentive Plan Proposal, and (g) the Adjournment Proposal, if presented, are in the best interests of IRHO and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of IRHO’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of IRHO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, IRHO’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of IRHO’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Q.     Are the proposals conditioned on one another?

A.     Yes. The Proposed Transaction is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal.

Q.     Why is IRHO proposing the Proposed Transaction?

A.     IRHO was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Electra is a U.S. owned and operated technology company headquartered in Boston Massachusetts. Electra is dedicated to enhancing battery performance through AI-powered battery intelligence, providing solutions for electric vehicles, battery energy storage systems (BESS), and fleet operators.

Based on its due diligence investigations of Electra and the industry in which it operates, including the financial and other information provided by Electra in the course of IRHO’s due diligence investigations, the IRHO Board believes that the Proposed Transaction with Electra is in the best interests of IRHO and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “The Business Combination Proposal — IRHO Board of Director’s Reasons for the Approval of the Business Combination” for additional information.

Although the IRHO Board believes that the Proposed Transaction with Electra presents an attractive business combination opportunity and is in the best interests of IRHO and its shareholders, the IRHO Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in “The Business Combination Proposal — IRHO Board of Director’s Reasons for the Approval of the Business Combination,” as well as in “Risk Factors — Risks Related to Electra’s Business”.

Q.     What equity stake will current IRHO shareholders and Company Equity Interest Holders hold in Pubco immediately after the consummation of the Proposed Transaction?

A.     It is anticipated that, following the Business Combination, an aggregate of 38,048,205 shares of Electra Pubco Common Stock will be outstanding, assuming maximum redemptions (which number of redemptions contemplates a minimum of $30 million remaining in the Trust Account at Closing). If the actual facts are different from these assumptions, the percentage ownership retained by IRHO’s existing shareholders in the combined company will be different.

The following summarizes the pro forma ownership of Pubco Common Stock immediately following the Business Combination under several redemption scenarios: no additional redemptions, 25%, 50%, 75% redemptions, and full redemptions.

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		Maximum Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Shareholders(1)	25,300,000	32.1%	19,550,000	30.8%	13,800,000	28.6%	8,050,000	20.0%	6,528,127	17.2%
Sponsor(2)	6,157,000	7.8%	6,157,000	9.7%	6,157,000	12.8%	5,602,047	13.9%	5,357,000	14.1%
Cantor	220,000	0.3%	220,000	0.3%	220,000	0.5%	220,000	0.5%	220,000	0.6%
Electra Shareholders(3)	41,005,273	52.0%	33,026,052	52.0%	25,046,831	52.0%	25,033,914	62.2%	25,033,914	65.8%
Others(4)	6,198,696	7.8%	4,578,463	7.2%	2,958,230	6.1%	1,337,997	3.4%	909,164	2.3%
Total	78,880,969	100.0%	63,531,515	100.0%	48,182,061	100.0%	40,243,958	100.0%	38,048,205	100.0%

____________

(1)      Includes 2,300,000 shares of Pubco Common Stock issued to all public shareholders upon exchange of the rights issued in the IPO, and in the case of the maximum redemptions scenario, such number reflects the maximum number of shares that could be redeemed to ensure a minimum of $30,000,000 in the Trust Account at the time of the Closing.

(2)      Reflects the number of Shares that will be held by the Sponsor after the forfeiture of up to 800,000 Risk Shares as contemplated by the Merger Agreement.

(3)      Includes all Shares to be issued to the stockholders of Electra as adjusted to ensure the minimum ownership threshold of 50.1% at the Closing.

(4)      Includes Shares issued to vendors and financial advisors to Electra and IRHO other than Cantor.

Stockholders will experience additional dilution to the extent Electra Pubco issues additional shares of Electra Pubco Common Stock after the closing of the Business Combination. The table above excludes any conversion into equity of any of Working Capital Loans.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal 1 — The Business Combination Proposal — Ownership After the Closing.”

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Unaudited Condensed Combined Pro Forma Financial Information.” For more information, including the ownership percentages in the no additional redemptions scenario and the effect of certain dilutive securities, see the section entitled “The Business Combination Proposal — Ownership of Electra Pubco after the Closing.”

Q.     Will the Sponsor receive compensation in connection with the Business Combination?

A.     Yes. Following the execution of the Merger Agreement, the Sponsor provided loans in an aggregate amount of $_______ in the form of convertible promissory notes (the “Working Capital Loans”). The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, of such Working Capital Loans may be convertible into Pubco Common Stock, at a price of $10.00 per share, of the post business combination entity. If IRHO completes a business combination, IRHO will repay the Working Capital Loans out of the proceeds of the Trust Account released to IRHO. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, IRHO may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Q.     Does the Sponsor, any of its affiliates or promoters have any prior experience in organizing special purpose acquisition companies?

A.     Yes. Iron Horse Acquisition Corp. (Nasdaq: “IRHO” and referred to herein as “Iron Horse I”) Mr. Bengochea, our CEO, founded Iron Horse Acquisitions Corp., a SPAC formed for substantially similar purposes as our Company. Several members of our management team and advisors served as an officer or director of Iron Horse I, a special purpose acquisition company. Mr. Bengochea, our CEO served as the CEO of and a director of Iron Horse I, and Mr. Caragol, our CFO, and, alongside Mr. Bengochea, the co-Founder of Iron Horse II, served as both CFO and COO of Iron Horse I. Mr. Hertz, Mr. Turner and Mr. Morris, our financial advisors, all serve as the independent directors on the board of directors of Iron Horse I. Iron Horse I closed its IPO on December 29, 2023 after its registration statement was declared effective on December 27, 2023. In September 2024, Iron Horse I entered into a business combination agreement (the “Business Combination Agreement”), dated as of September 27, 2024, with Rosey Sea Holdings Limited, a company incorporated and existing under the laws of the British Virgin Islands (“Seller”) and the owner of 100% of the issued and outstanding capital stock of Zhong Guo Liang Tou Group Limited, a company incorporated and existing under the laws of the British Virgin Islands (the “Target”). At a special meeting of stockholders held on June 25, 2025, the stockholders approved a resolution to allow the Company to extend the date by which the Company must consummate a business combination up to twelve (12) times, each such extension for an additional one (1) month period, until June 29, 2026 (the “Extension Special Meeting”). On June 20, 2025, at another special meeting, the stockholders approved the business combination (“Business Combination Special Meeting”). As of June 30, 2025, an aggregate of 6,477,975 shares of Common Stock were redeemed at a redemption price of $10.60 per share, for an aggregate redemption amount of $68.65 million. In connection with the stockholders’ vote at the Business Combination Special Meeting, an additional 223,374 shares were tendered for redemption at a price of $10.80 per share for a total redemption of 97% of public shares. On September 30, 2025, the company announced the completion of the business combination with Rosey Sea Holdings Limited. The combined company now operates under the name CN Healthy Food Tech Group Corp. and began trading on Nasdaq under the ticker symbol “UCFI” and “UCFIW” on October 1, 2025 for the ordinary shares and warrants respectively. The price of the shares on October 3, 2025 was $5.51. The trading has been indefinitely suspended pending China Securities Regulatory Commission review.

Q.     Do any conflicts of interest exist relating to the Business Combination?

A.     Yes. Since the Sponsor, its affiliates, representatives and certain of the initial shareholders of IRHO (the “Initial Shareholders”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of Ordinary Shares, a conflict of interest may exist in determining whether the Business Combination with Electra is appropriate. Such interests include that the Initial Shareholders, will lose their entire investment in IRHO if IRHO does not complete a business combination. When you consider the recommendation of the IRHO Board in favor of approval of the Business Combination, you should keep in mind that the Initial Shareholders have interests in such proposal that are different from, or in addition to (which may conflict with), those of the IRHO shareholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        The beneficial ownership of the Sponsor and certain Initial Shareholders of 6,320,000 IRHO Ordinary Shares consisting of 5,750,000 Founder Shares which were acquired prior to the IPO for an aggregate of $32,000 and 570,000 private placement shares purchased at the time of the IPO (200,000 of which were purchased by Cantor) will be worthless if the Business Combination is not consummated because the Initial Shareholders and the Sponsor have agreed to waive their rights to any liquidation distributions.

•        If the Business Combination is consummated, the Sponsor and Initial Shareholders would own up to an aggregate of 5,357,000 IRHO Ordinary Shares (assuming Maximum Redemptions) with an aggregate market value of approximately $             , based on the closing price of the Public Shares of $              on Nasdaq as of             , 2026.

•        The Sponsor or an affiliate of the Sponsor have issued to IRHO Working Capital Loans up to the amount of $_____. In the event that the Business Combination does not close, IRHO may use a portion of proceeds held outside the Trust Account to repay the loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. All unpaid amounts would be forfeited.

•        the continued indemnification of current directors and officers of IRHO and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•        the fact that our Sponsor, and current and former officers and directors will lose their entire investment in us if an initial business combination is not completed.

•        The Sponsor also agreed that, effective as of and conditioned upon the Closing, up to 800,000 Parent Ordinary Shares held by the Sponsor together with all Parent Common Shares issued upon conversion thereof in connection with the Domestication (the “At-Risk Shares”) shall be subject to forfeiture as follows: For each $1,000,000 by which the Parent Closing Cash is less than $80,000,000, the Sponsor shall forfeit 16,000 At-Risk Shares, up to the maximum of 800,000 Parent Common Shares. For illustrative purposes only: (i) if the Parent Closing Cash equals or exceeds $80,000,000, no At-Risk Shares shall be forfeited; (ii) if the Parent Closing Cash is $60,000,000, the Sponsor shall forfeit 320,000 At-Risk Shares; and (iii) if the Parent Closing Cash is $30,000,000 or less, the Sponsor shall forfeit all 800,000 At-Risk Shares.

These interests may influence IRHO’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby. These interests were considered by the IRHO Board when it approved the Business Combination. For more information, please see Section — “DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF IRHO PRIOR TO THE BUSINESS COMBINATION — Conflicts of interest.”

Q.     What will Electra Securityholders receive in connection with the Business Combination?

A.     Under the Merger Agreement, the holders of shares of Electra Common Stock, Electra Options, and Electra Preferred Stock immediately prior to the Closing will receive aggregate consideration of $250.0 million plus the aggregate dollar amount payable to the Company upon the exercise or conversion of all vested in-the-money Company Options in the form of shares of Electra Pubco Common Stock (at a deemed value of $10.00 per share) in exchange for their outstanding equity interests, as set forth in more detail below.

The Merger Agreement also provides, among other things, that the Electra Earnout Holders have the contingent right to receive up to 15.0 million Earnout Shares, subject to the following contingencies:

(A)    one-third of the Earnout Shares if the First Earnout Milestone is achieved;

(B)    one-third of the Earnout Shares if the Second Earnout Milestone is achieved; and

(C)    one-third of the Earnout Shares if the Third Earnout Milestone is achieved.

Pursuant to the Merger Agreement, at the Effective Time, (i) each Electra Option that is outstanding as of immediately prior to the Effective Time will be converted into a Converted Stock Option and the right to receive a number of Earnout Shares in accordance with, and subject to, the contingencies set forth in the Merger Agreement, (ii) with respect to the Electra Earnout Holders only, the right to receive a number of Earnout Shares in accordance with, and subject to, the contingencies set forth in the Merger Agreement, and (iii) each Electra Option that is outstanding immediately prior to the Effective Time will automatically be assumed by Electra Pubco and converted into a Converted Option. At the Effective Time, Electra Pubco will assume all obligations of Electra with respect to each Converted Stock Option.

Parent and the Company will enter into a Lock-Up Agreement (the “Lock-Up Agreement”) with certain stockholders of the Company and the Sponsor, pursuant to which the Parent Common Shares and any other equity securities convertible into or exchangeable for or representing the rights to receive Parent Common Shares, if any, held by such holders immediately following the Closing shall be subject to a lock-up for the Lock-Up Period. The “Lock-Up Period” means the period beginning on the Closing Date and ending in four consecutive equal quarterly installments following the Closing Date where one-fourth of the securities subject to the Lock-Up shall be released from the Lock-Up upon the Company issuing each of its first-forth quarterly earnings release that occurs at least 120 days after the Closing Date. For information on the percentage of the issued and outstanding shares of Electra Pubco Common Stock immediately following the Closing that are expected to be held by the Electra Securityholders, the Sponsor and IRHO’s current public security holders, in various redemption scenarios, based on Electra’s balance of capital stock as of ______, 2026, see “— What equity stake will current IRHO shareholders and Electra Securityholders hold in Electra Pubco immediately after the consummation of the Proposed Transaction?”.

Q.     What equity stake will current IRHO shareholders and Electra Securityholders hold in Electra Pubco immediately after the consummation of the Proposed Transaction?

A.     It is anticipated that, following the Business Combination, an aggregate of 38,048,205 shares of Electra Pubco Common Stock will be outstanding, assuming Maximum Redemptions (which number of redemptions contemplates a minimum of $30 million remaining in the Trust Account at Closing). This assumes there are no other issuances of equity securities of Electra Pubco prior to or in connection with the Closing, including any equity awards that may be issued under the Electra Pubco Equity Incentive Plan following the Business Combination. If the actual facts are different from these assumptions, the percentage ownership retained by IRHO’s existing shareholders in the combined company will be different.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Unaudited Condensed Combined Pro Forma Financial Information”. For more information, including the ownership percentages in the no additional redemptions scenario and the effect of certain dilutive securities, see the section entitled “The Business Combination Proposal — Ownership of Electra Pubco after the Closing”.

Q.     Will Electra Pubco be a controlled company?

A.     Yes. Following the Business Combination (assuming maximum redemptions), Fabrizio Martini, Electra’s co-founder and Chief Executive Officer, will beneficially own (including shares underlying Converted Stock Options) approximately 23% of the combined voting power for the election of directors to the Electra Pubco Board, and, as a result, Electra Pubco will be considered a “controlled company” for the purposes of Nasdaq listing rules. For so long as Electra Pubco remains as a controlled company under that definition, it is permitted to elect to rely on certain exemptions from corporate governance rules. As a result, investors may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Electra Pubco’s status as a controlled company could cause its securities to be less attractive to certain investors or otherwise adversely affect the trading price. See “Risk Factors — Electra Pubco will be a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for exemptions from certain corporate governance requirements. You may not have the same protections afforded to shareholders of companies that are subject to such requirements.”

Q.     How has the announcement of the Proposed Transaction affected the trading price of the IRHO Ordinary Shares?

A.     On ____________, 2026, the last trading date prior to the public announcement of the Proposed Transaction, IRHO Units, IRHO Ordinary Shares and Public Rights closed at $________________, respectively. As of ___, 2026, the last trading day immediately prior to the filing date of this proxy statement/prospectus, the closing price for each IRHO Units, IRHO Ordinary Shares and Public Rights was $_________________, respectively.

Q.     Why is IRHO proposing the Domestication?

A.     The IRHO Board believes that there are significant advantages to Electra Pubco that will arise as a result of a change of IRHO’s domicile to the State of Delaware. Further, the IRHO Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The IRHO Board believes that there are several reasons why a reincorporation in the State of Delaware is in the best interests of IRHO and its shareholders, including (a) the prominence, predictability and flexibility of the DGCL, (b) Delaware’s well-established principles of corporate governance and (c) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in “The Domestication Proposal — Reasons for the Domestication”.

To effect the Domestication, IRHO will (a) file with the Secretary of State of the State of Delaware a certificate of domestication with respect to the Domestication, together with the Proposed Charter, in each case, in accordance with the provisions thereof and Section 388 of the DGCL, (b) complete and make and procure all those filings required to be made with the Cayman Registrar under the Companies Act in connection with the Domestication, and (c) obtain a certificate of de-registration from the Cayman Registrar, as a result of which IRHO will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation.

The approval of the Domestication Proposal is a condition to the Closing under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law of holders of IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

Q.     What amendments will be made to the Cayman Constitutional Documents?

A.     The consummation of the Proposed Transaction is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Proposed Transaction, IRHO’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Cayman Constitutional Documents, in each case, under the Companies Act, with the Proposed Charter and the Proposed Bylaws, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents. These differences are discussed in greater detail in “The Domestication Proposal” of this proxy statement/prospectus.

Q.     How will the Domestication affect my IRHO Ordinary Shares, IRHO Rights and IRHO Units?

A.     In connection with the Domestication, at the effective time of the Domestication, (i) each then issued and outstanding IRHO Ordinary Share, will convert automatically, on a one-for-one basis, into one Parent Class A Common Share; (ii) each then issued and outstanding right entitling the holder thereof to 1/10 of one IRHO Ordinary Share shall convert automatically into a right to receive 1/10 of one Parent Class A Common Share at the Closing, pursuant to the Parent Rights Agreement dated as of December 16, 2025, by and between IRHO and Continental Stock Transfer & Trust Company, as Rights agent; and (iii) each then issued and outstanding unit of IRHO shall separate and convert automatically into one Parent Class A Common Share and a right to receive 1/10 of one Parent Class A Common Share at the Closing.

Q.     What are the U.S. federal income tax considerations of the Domestication?

A.     As discussed more fully under “Material U.S. Federal Income Tax Considerations,” the parties intend for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (a “Reorganization”). However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a domestication of a corporation holding only investment-type assets such as IRHO, the qualification of the Domestication as an “reorganization” within the meaning of Section 368 of the Code is not entirely clear. If the Domestication so qualifies, subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations,” U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders”) generally will be subject to Section 367(b) of the Code and, as a result:

•        A U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of IRHO stock entitled to vote or 10% or more of the total value of all classes of IRHO stock (a “10% U.S. Shareholder”) on the date of the Domestication must include in income as a dividend deemed paid by IRHO the “all earnings and profits amount” attributable to the IRHO Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code;

•        A U.S. Holder whose IRHO Ordinary Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder will recognize gain (but not loss) with respect to its IRHO Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s IRHO Ordinary Shares; and

•        A U.S. Holder whose IRHO Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication.

Furthermore, even if the Domestication qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder of IRHO Ordinary Shares or IRHO Rights may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its IRHO Ordinary Shares or IRHO Rights for Parent Class A Common Share or Parent Rights, as applicable, pursuant to the Domestication under the PFIC rules of the Code equal to the excess, if any, of the fair market value of Parent Class A Common Share or Parent Rights received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding IRHO Ordinary Shares or IRHO Rights surrendered in exchange therefor, as applicable. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply, absent certain elections. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section titled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations.”

Each U.S. Holder of IRHO Ordinary Shares or IRHO Rights is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of IRHO Ordinary Shares and IRHO Rights for Parent Class A Common Shares and Parent Rights, as applicable pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s Parent Class A Common Shares after the Domestication.

Because the Domestication will occur immediately prior to the redemptions of holders that exercise Redemption Rights with respect to Public Shares, holders exercising Redemption Rights would still be subject to the potential tax consequences of the Domestication, and for U.S. Holders, the determination of whether a U.S. Holder is a 10% U.S. Shareholder or is otherwise subject to Section 367 of the Code would be determined as if the redemptions had not yet occurred at the time of the Domestication. Holders should consult their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of Redemption Rights.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations”.

Q.     Do I have Redemption Rights?

A.     If you are a holder of Public Shares, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. If you wish to exercise your Redemption Rights, please see the answer to the next question: “How do I exercise my Redemption Rights?”

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without IRHO’s prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash without IRHO’s prior consent.

As part of the Letter Agreement entered into at the time of IRHO’s IPO, the Insiders agreed to waive their Redemption Rights with respect to all of the Founder Shares in connection with the completion of the Business Combination. The Insiders did not receive any separate consideration paid in connection with providing such waiver. The Founder Shares will be excluded from the pro rata calculation used to determine the per share Redemption Price. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of the Record Date of approximately $[•], the estimated per share redemption price would have been approximately $[•].

Holders of IRHO Rights do not have redemption rights with respect to their IRHO Rights.

Q.     How do I exercise my Redemption Rights?

A.     If you are a Public Shareholder and wish to exercise your right to redeem the Public Shares, you must:

(a)     (i) hold Public Shares or (ii) hold Public Shares through IRHO Units and elect to separate your IRHO Units into the underlying Public Shares and Public Rights prior to exercising your Redemption Rights with respect to the Public Shares;

(b)    submit a written request to the Transfer Agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that IRHO redeem all or a portion of your Public Shares for cash; and

(c)     tender or deliver your share certificates for Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [•], Eastern Time, on [•] (two business days before the scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

The address of the Transfer Agent is listed under the question “Who can help answer my questions?” beginning on page xxix of this proxy statement/prospectus.

Holders of IRHO Units must elect to separate the IRHO Units into the underlying Public Shares and Public Rights prior to exercising Redemption Rights with respect to the Public Shares. If holders hold their IRHO Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the IRHO Units into the underlying Public Shares and Public Rights, or if a holder holds IRHO Units registered in its own name, the holder must contact the Transfer Agent directly and instruct them to do so.

Public Shareholders will be entitled to request that their Public Shares be redeemed for the Redemption Price. For illustrative purposes, as of the Record Date, this would have amounted to approximately $[•] per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of IRHO’s creditors, if any, which could have priority over the claims of the Public Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your Redemption Rights. It is expected that the funds to be distributed to Public Shareholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Proposed Transaction.

A IRHO shareholder may withdraw a request for Redemption until the redemption deadline and, following this deadline, with IRHO’s consent up until the Closing. Furthermore, if a holder of a Public Share tenders or delivers its share certificates (if any) along with the redemption forms in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that IRHO permit the withdrawal of the request for Redemption and instruct the Transfer Agent to return the share certificates (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for Redemption will be honored unless the holder’s certificates for Public Shares (if any) along with the redemption forms have been tendered or delivered (either physically or electronically) to the Transfer Agent, at least two business days prior to the scheduled vote at the extraordinary general meeting.

If a holder of Public Shares properly makes a request for Redemption and the certificates for Public Shares (if any) along with the redemption forms are tendered or delivered as described above, then, if the Proposed Transaction is consummated, Electra Pubco will redeem the Public Shares for a pro rata portion of funds held in the Trust Account that are available for distribution to Public Shareholders, calculated as of two business days prior to the consummation of the Proposed Transaction.

If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

If you are a holder of Public Shares and you exercise your Redemption Rights, such exercise will not result in the loss of any Public Rights that you may hold.

Q.     If I am a holder of IRHO Units, can I exercise Redemption Rights with respect to my IRHO Units?

A.     No. Holders of issued and outstanding IRHO Units must elect to separate the IRHO Units into the underlying Public Shares and Public Rights prior to exercising Redemption Rights with respect to the Public Shares. If you hold your IRHO Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the IRHO Units into the underlying Public Shares and Public Rights, or if you hold IRHO Units registered in your own name, you must contact the Transfer Agent, directly and instruct them to do so. You are requested to cause your Public Shares to be separated and tendered or delivered to the Transfer Agent, along with the redemption forms by [•], Eastern Time, on [•] (two business days before the scheduled date of the extraordinary general meeting) in order to exercise your Redemption Rights with respect to your Public Shares.

Q.     What are the U.S. federal income tax consequences of exercising my Redemption Rights?

A.     The U.S. federal income tax consequences of exercising your Redemption Rights depends on your particular facts and circumstances. For a more complete discussion of the U.S. federal income tax considerations of an exercise of Redemption Rights, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects to U.S. Holders of Exercising Redemption Rights”.

All Public Shareholders considering exercising Redemption Rights are urged to consult their tax advisor on the tax consequences to them of an exercise of Redemption Rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q.     What happens to the funds deposited in the Trust Account after consummation of the Proposed Transaction?

A.     Following the closing of the IPO (including the exercise of the over-allotment option by the underwriters of the IPO), an amount equal to $230,000,000 of the net proceeds from the IPO and the sale of the Private Placement Units was placed in the Trust Account. IRHO has until December 18, 2027 to consummate an initial business combination. December 18, 2027.

As of the Record Date, funds in the Trust Account totaled $[•] and were held in an interest-bearing bank deposit account. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (a) the completion of a business combination (including the Closing), (b) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of IRHO’s obligation to redeem 100% of the Public Shares if it does not complete a business combination by December 18, 2027and (c) the Redemption of all of the Public Shares if IRHO is unable to complete a business combination by December 18, 2027 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Upon consummation of the Proposed Transaction, the funds deposited in the Trust Account will be released to pay holders of Public Shares who properly exercise their Redemption Rights, to pay transaction fees and expenses associated with the Proposed Transaction, and for working capital and general corporate purposes of Electra Pubco following the Proposed Transaction.

Q.     What underwriting fees are payable in connection with the Business Combination?

A.     Pursuant to that certain Underwriting Agreement, dated December16, 2025, by and between Cantor Fitzgerald & Co. (“Cantor”), acting individually and as representative of the several underwriters listed on Schedule I thereto (the “Underwriting Agreement”), at the time of the IPO, IRHO provided an upfront discount to the underwriters of its IPO of $4,500,000. In addition, pursuant to the Underwriting Agreement, Cantor was entitled to a deferred underwriting discount of $0.35 per IRHO Unit totaling $10,950,000 upon the consummation of the Business Combination, which would be payable from the amounts held in the Trust Account. At the request of IRHO, in order to reduce transaction costs in connection with the Business Combination, on [•], Cantor gratuitously waived its entitlement to the payment of the deferred compensation solely with respect to the Business Combination. Accordingly, neither Cantor nor BRS will receive any portion of the $10,950,000 deferred underwriting fee. Cantor was not provided, and will not be provided, from any source, any consideration in exchange for its waiver of its entitlement to the payment of the deferred compensation or with respect to any agreements, arrangements or understandings between Cantor and any party with respect to the waiver.

See “Risk Factors — The underwriters of the IPO were to be compensated in part on a deferred basis for already-rendered services in connection with IRHO’s IPO. However, Cantor gratuitously waived such compensation. Cantor was not engaged as an advisor in this Business Combination and does not have any responsibility for this proxy statement/prospectus” for additional information.

Q.     Did the IRHO Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Proposed Transaction?

A.     No. The IRHO Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination with Electra. The directors and officers of IRHO and IRHO’s advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of IRHO’s financial advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Business Combination with Electra. In addition, IRHO’s directors and officers and IRHO’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the IRHO Board and IRHO’s advisors in valuing Electra business.

Q.     What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?

A.     Our Public Shareholders are not required to vote in respect of the Proposed Transaction in order to exercise their Redemption Rights. Accordingly, the Proposed Transaction may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of Redemptions by Public Shareholders.

Q.     What conditions must be satisfied to complete the Proposed Transaction?

A.     The Merger Agreement is subject to the satisfaction or waiver of customary closing conditions, including, among others: (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of IRHO and the Company; (ii) effectiveness of the Registration Statement; (iii) Parent’s initial listing application shall have been conditionally approved for listing on Nasdaq or another national stock exchange; (iv) there shall not have occurred a respective Material Adverse Effect (as defined in the Merger Agreement) in respect of the Company and Parent that is continuing; (v) that the respective Fundamental Representations shall be true and correct in all respects; (vi) Parent Certificate of Incorporation shall have been filed with, and declared effective by, the Secretary of State of the State of Delaware; (vii) that all respective officer certificates of the Company and Parent are delivered; (vii) all Parties shall have executed and delivered to each other a copy of each Ancillary Agreement to which they are a party; (ix) accrued but unpaid fees, costs and expenses, including fees of outside legal counsel (but excluding the Deferred Underwriting Commission), of the Parent Parties as of immediately prior to the Closing shall collectively not exceed $2,000,000 without the prior written consent of the Company; it being agreed that any such excess fees incurred without the Company’s prior written consent will reduce the share consideration remaining for the Sponsor such that only the Sponsor bears such excess fees, costs and expenses assuming $10 price per Parent Common Share; and (x) the amount of Parent Closing Cash at the Closing shall equal or exceed $30,000,000.

For more information about conditions to the consummation of the Proposed Transaction, see “The Business Combination Proposal — Merger Agreement”.

Q.     When is the Proposed Transaction expected to be completed?

A.     It is currently expected that the Proposed Transaction will be consummated in the fourth quarter of 2026. This date depends, among other things, on the approval of the proposals to be put to IRHO shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by IRHO’s shareholders at the extraordinary general meeting and IRHO elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Proposed Transaction, see “The Business Combination Proposal — Merger Agreement”.

Q.     What happens if the Proposed Transaction is not consummated?

A.     IRHO will not complete the Domestication to the State of Delaware unless all other conditions to the consummation of the Proposed Transaction have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If IRHO is not able to complete the Proposed Transaction with Electra by December 18, 2027 and is not able to complete another business combination by such date, in each case, as such date may be extended by a shareholder-approved amendment to the Cayman Constitutional Documents, pursuant to the Cayman Constitutional Documents, IRHO will: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the IRHO Board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q.     What interests do the Sponsor and IRHO’s current officers and directors have in the Business Combination?

A.     The Sponsor and IRHO’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. See “The Business Combination Proposal — Certain Interests of IRHO’s Directors and Officers and Others in the Business Combination.”

Q.     Following the Proposed Transaction, will IRHO’s securities continue to trade on a stock exchange?

A.     Yes. IRHO has applied to list the Electra Pubco Common Stock on Nasdaq under the proposed symbol “AIBR”, upon the Closing.

Pursuant to the terms of the Merger Agreement, as a closing condition, IRHO is required to cause the Electra Pubco Common Stock to be issued in connection with the Business Combination to be approved for listing on Nasdaq or another national securities exchange, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement. It is important for you to know that, at the time of the extraordinary general meeting, IRHO may not have received from Nasdaq either confirmation of the listing of the Electra Pubco Common Stock or that approval will be obtained prior to the consummation of the Business Combination. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived and therefore the Electra Pubco Common Stock would not be listed on any nationally recognized securities exchange.

Q.     Do I have appraisal rights or dissenters’ rights in connection with the Proposed Transaction?

A.     Neither IRHO’s shareholders nor IRHO’s warrant holders have appraisal rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law or the DGCL. IRHO’s shareholders do not have dissenters’ rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law.

Q.     What do I need to do now?

A.     IRHO urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Proposed Transaction will affect you as a shareholder or warrant holder. IRHO’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.     How do I vote?

A.     If you are a holder of record of IRHO Ordinary Shares on the Record Date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law.

Q.     When and where will the extraordinary general meeting be held?

A.     The extraordinary general meeting will be held virtually at [•], Eastern Time, on [•]. The extraordinary general meeting will be a virtual meeting conducted via live webcast at [•]. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of Loeb & Loeb LLP at 345 Park Avenue, New York, New York 10154.

Q.     Who is entitled to vote at the extraordinary general meeting?

A.     IRHO has fixed [•] as the Record Date for the extraordinary general meeting. If you were a shareholder of IRHO at the close of business on the Record Date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his, her or its shares if he, she or it is present in person or is represented by proxy at the extraordinary general meeting.

Q.     How many votes do I have?

A.     IRHO shareholders are entitled to one vote at the extraordinary general meeting for each IRHO Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date for the extraordinary general meeting, there were 29,320,000 IRHO Ordinary Shares issued and outstanding, of which 23,000,000 were Public Shares not held by Insiders.

Q.     What constitutes a quorum?

A.     A quorum of IRHO shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding IRHO Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the Record Date for the extraordinary general meeting, 8,796,000 IRHO Ordinary Shares would be required to achieve a quorum. Because the Sponsor has the right to vote 6,120,000 IRHO Ordinary Shares, the presence of holders of 2,676,000 IRHO Ordinary Shares would be needed at the extraordinary general meeting to establish a quorum.

Q.     What vote is required to approve each proposal at the extraordinary general meeting?

A.     The following votes are required to approve each proposal being presented at the extraordinary general meeting:

Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting.

Domestication Proposal — The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting.

Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the IRHO Ordinary Shares who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting.

Stock Issuance Proposal — The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting.

Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting.

Electra Pubco Equity Incentive Plan Proposal — The approval of the Electra Pubco Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting.

Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting.

The Sponsor, which includes among its members each of the directors and officers of IRHO and the Initial Shareholders, own 5,750,000 Founder Shares, and 570,000 Private Placement Units. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 22% of the issued and outstanding IRHO Ordinary Shares and have the right to vote approximately 22% of the issued and outstanding IRHO Ordinary Shares. Accordingly, we would only need 13,236,440 IRHO Ordinary Shares (or 45%) to approve the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Electra Pubco Equity Incentive Plan Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals.

Q.     What are the recommendations of the IRHO Board?

A.     The IRHO Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of IRHO’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Electra Pubco Equity Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal, if presented, to the extraordinary general meeting.

The existence of financial and personal interests of one or more of IRHO’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of IRHO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, IRHO’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of IRHO’s Directors and Officers and Others in the Business Combination”.

Q.     How do the Insiders intend to vote their IRHO Ordinary Shares?

A.      The Sponsor and the officers and directors of IRHO, who we collectively refer to as the Insiders, have agreed to vote in favor of all the proposals being presented at the extraordinary general meeting. The Sponsor, which includes among its members each of the directors and officers of IRHO, owns 5,750,000 Founder Shares, and 370,000 Private Placement Units (Cantor owns 200,000 Private Placement Units). As a result, as of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 22% of the issued and outstanding IRHO Ordinary Shares and have the right to vote approximately 22% of the issued and outstanding IRHO Ordinary Shares. Accordingly, we would only need 13,236,440 IRHO Ordinary Shares (or 45%) to approve the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Electra Pubco Equity Incentive Plan Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals.

The existence of financial and personal interests of one or more of IRHO’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of IRHO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, IRHO’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of IRHO’s Directors and Officers and Others in the Business Combination”.

Q.     Do the Insiders expect to purchase Public Shares from Public Shareholders?

A.     No. Neither the Sponsor, our executive officers, directors, director nominees nor their affiliates have indicated any intention to purchase IRHO Units, IRHO Ordinary Shares or IRHO Rights from persons in the open market or in private transactions. In the event we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our Sponsor, directors, officers, advisors or any of their affiliates may (i) purchase Public Shares or Public Rights in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, (ii) enter into transactions with investors and others to provide them with incentives to not redeem any of their IRHO securities, including their IRHO Ordinary Shares and IRHO Rights, or (iii) execute agreements to purchase such IRHO Ordinary Shares or IRHO Rights from such investors or enter into non-redemption agreements in the future.

There is no limit on the number of securities such persons may purchase, subject to compliance with applicable law, including Rule 14e-5 under the Exchange Act, and the rules of Nasdaq. Additionally, at any time at or prior to our initial business combination, subject to applicable securities laws (including with respect to material nonpublic information), our Sponsor, directors, officers, advisors or any of their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of our initial business combination or not redeem their Public Shares. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. In the event our Sponsor, directors, officers, advisors or any of their affiliates determine to undertake any such transactions, such transactions could have the effect of influencing the vote necessary to approve such transaction.

Any purchases by the Sponsor, our executive officers, directors, director nominees or their affiliates will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M or the tender offer rules under the Exchange Act or on any terms prohibited by the tender offer rules, to the extent applicable. Any such purchases may be effected at purchase prices that are no greater than the per share pro rata IRHO Units, IRHO Ordinary Shares or IRHO Rights portion of the Trust Account. IRHO hereby represents that any shares purchased by the Sponsor or IRHO’s directors, officers or advisors or their affiliates in situations in which the tender offer rules restrictions on purchases would apply would not be voted in favor of approving the shareholder Proposals. For avoidance of doubt, none of the Sponsor nor any of its affiliates will purchase IRHO securities at a price higher than the price offered through the IRHO redemption process and further, the Sponsor and its affiliates waive all redemption rights with respect to all IRHO securities. None of the funds held in the trust account will be used to purchase Public Shares or Public Rights in such transactions. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor, directors, officers, director nominees, or any of their respective affiliates purchase Public Shares or Public Rights in privately negotiated transactions from shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases would be to decrease the number of redemptions to provide additional financing to the combined company following the closing of the Business Combination; however, pursuant to SEC guidance, if the Sponsor, directors, officers, director nominees, or any of their respective affiliates purchase Public Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, such Public Shares would not be voted in favor of the proposals. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. In addition, if such purchases are made, the public “float” of Common Stock may be reduced and the number of beneficial holders of securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of IRHO securities on a national securities exchange. To the extent any such purchases are made in situations in which the tender offer rules restrictions on purchases apply, IRHO will disclose in an 8-K prior to the shareholder meeting to approve the Business Combination the following: (i) the number of shares purchased outside of the redemption offer, along with the purchase price (s) for such shares; (ii) the purpose of any such purchases; (iii) the impact, if any, of the purchases on the likelihood that the shareholder proposals will be approved; (iv) the identities of the equityholders who sold to the Sponsor, IRHO’s directors, officers or advisors or their affiliates (if not purchased on the open market) or the nature of the equityholders (e.g., 5% security holders) who sold such shares; and (v) the number of shares for which IRHO has received redemption requests pursuant to its redemption offer.

Q.     What happens if I sell my IRHO Ordinary Shares before the extraordinary general meeting?

A.     The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Proposed Transaction is expected to be completed. If you transfer your Public Shares after the applicable Record Date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting but the transferee, and not you, will have the ability to redeem such shares, so long as such transferee takes the required steps to elect to redeem such shares at least two business days prior to the scheduled date of the extraordinary general meeting.

Q.     How can I vote my shares without attending the extraordinary general meeting?

A.     If you are a shareholder of record of our IRHO Ordinary Shares as of the close of business on the Record Date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or at the extraordinary general meeting. Please note that if you are a beneficial owner of IRHO Ordinary Shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. Shareholders may send a later-dated, signed proxy card to IRHO at the address set forth below so that it is received by IRHO prior to the vote at the extraordinary general meeting (which is scheduled to take place on [•]) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to IRHO, which must be received by IRHO prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.     What happens if I fail to take any action with respect to the extraordinary general meeting?

A.     If you fail to take any action with respect to the extraordinary general meeting and the Proposed Transaction is approved by shareholders and the Proposed Transaction is consummated, you will become a stockholder or warrant holder of Electra Pubco. If you fail to take any action with respect to the extraordinary general meeting and the Proposed Transaction is not approved, you will remain a shareholder or warrant holder of IRHO. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Proposed Transaction, so long as you take the required steps to elect to redeem your shares at least two business days prior to the scheduled date of the extraordinary general meeting.

Q.     What happens if I vote against the Business Combination Proposal?

A.     If you vote against the Business Combination Proposal, but the Business Combination Proposal still obtains the requisite shareholder approval described in this proxy statement/prospectus, then the Business Combination Proposal will be approved and, assuming the approval of the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Electra Pubco Equity Incentive Plan Proposal, and the satisfaction or waiver of the other conditions to the Closing, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.

Because the Initial Shareholders own approximately 22% of the issued and outstanding IRHO Ordinary Shares and have the right to vote approximately 22% of the issued and outstanding IRHO Ordinary Shares, we would only need 13,236,440 IRHO Ordinary Shares (or 45%) to approve the Business Combination.

Q.     What should I do with my share certificates, rights certificates or unit certificates?

A.     Our shareholders who exercise their Redemption Rights must tender or deliver (either physically or electronically) their share certificates (if any) along with the redemption forms to the Transfer Agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [•], Eastern Time, on [•] (two business days before the scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Our rights holders should not submit the certificates relating to their rights. Public Shareholders will receive one share of Electra Public Stock for every ten rights.

Upon the Domestication, holders of IRHO Units, IRHO Ordinary Shares and IRHO Rights will receive shares of Electra Pubco Common Stock without needing to take any action and, accordingly, such holders should not submit any certificates relating to their IRHO Units, IRHO Ordinary Shares (unless such holder elects to redeem the Public Shares in accordance with the procedures set forth above), or IRHO Rights.

Q.     What should I do if I receive more than one set of voting materials?

A.     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your IRHO Ordinary Shares.

Q.     Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A.     IRHO will pay the cost of soliciting proxies for the extraordinary general meeting. IRHO has engaged _______________ to assist in the solicitation of proxies for the extraordinary general meeting. IRHO has agreed to pay _________ a fee of $________, plus disbursements. IRHO will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of IRHO Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of IRHO Ordinary Shares and in obtaining voting instructions from those owners. IRHO’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Where can I find the voting results of the extraordinary general meeting?

A.     The preliminary voting results will be expected to be announced at the extraordinary general meeting. IRHO will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q.     Who can help answer my questions?

A.     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

PROXY SOLICITOR INFO

You also may obtain additional information about IRHO from documents filed with the SEC by following the instructions in “Where You Can Find More Information”. If you are a holder of Public Shares and you intend to seek Redemption, you will need to tender or deliver the certificates for your Public Shares (if any) along with the redemption forms (either physically or electronically) to the Transfer Agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [•], Eastern Time, on [•] (two business days before the scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed. If you have questions regarding the certification of your position or tendering or delivery of your share certificates (if any) along with the redemption forms, please contact:

Proxy information

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

Summary of the Proxy Statement/Prospectus

This summary highlights selected information from this proxy statement/prospectus, but does not contain all of the information that may be important to you. To better understand the Proposals to be considered at the extraordinary general meeting, including the Business Combination Proposal, whether or not you plan to attend such meetings, we urge you to read this proxy statement/prospectus (including the Annexes) carefully, including “Risk Factors”. See also “Where You Can Find More Information”.

Parties to the Business Combination

IRHO

IRHO is a blank check company incorporated on September 12, 2025 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On November 26, 2024, IRHO initially incorporated in Delaware as Iron Horse Acquisitions Corp. II. On July 25, 2025, Iron Horse Acquisitions Corp. II migrated, by way of continuation, to the Cayman Islands and became a Cayman Islands exempted company, and as of the date of this prospectus will have elected to liquidate for U.S. federal income tax purposes via the making of an entity classification election effective as of July 25, 2025. On September 12, 2025, Iron Horse Acquisition II Corp. was incorporated in the Cayman Islands. On September 30, 2025, Iron Horse Acquisitions Corp. II was merged with and into Iron Horse Acquisition II Corp, which is the surviving entity and our continuing company.

IRHO Units, IRHO Ordinary Shares and Public Rights are currently traded on Nasdaq under the ticker symbols “IRHOU,” “IRHO,” and “IRHOR,” respectively.

IRHO executive offices are located at 851 Broken Sound Parkway Nw Boca Raton, FL 33487 and the telephone number is (310) 290-5383. IRHO’s corporate website address is _________________/. IRHO’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Merger Sub

Merger Sub is a wholly-owned subsidiary of IRHO formed solely for the purpose of effecting the Business Combination. Pursuant to the Merger, and in accordance with the DGCL, Merger Sub will merge with and into Electra with Electra being the surviving entity and becoming a wholly-owned subsidiary of IRHO. Merger Sub was incorporated in the State of Delaware on ________________, 2026. Merger Sub owns no material assets and does not operate any business. Merger Sub’s principal executive office is located at 851 Broken Sound Parkway Nw Boca Raton, FL 33487 and the telephone number is (310) 290-5383.

Electra

Electra is dedicated to enhancing battery performance through AI-powered battery intelligence, providing solutions for electric vehicles, battery energy storage systems (BESS). Electra’s principal executive office is located at 110 K Street, Suite 330, Boston Massachusetts 02127 and its telephone number is (617) 313-7842. Electra’s corporate website address is https://www.electrabrain.ai. Electra’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

The Proposals to be Submitted at the Extraordinary General Meeting

Proposal No. 1 — The Business Combination Proposal

As discussed in this proxy statement/prospectus, IRHO is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement. A copy of the Merger Agreement and the Amendment to Merger Agreement, dated as of May 14, 2026, are attached to this proxy statement/prospectus as Annex A-1 and Annex A-2. The Merger Agreement provides for, among other things, (1) the Domestication of IRHO to the State of Delaware and (2) following the Domestication, the merger of Merger Sub with and into Electra, with Electra surviving the Merger in accordance with the terms and subject to the conditions of the Merger Agreement and the applicable provisions of the DGCL, as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in “The Business Combination Proposal — IRHO Board of Director’s Reasons for the Approval of the Business Combination”, the IRHO Board concluded that the Business Combination met the requirements disclosed in the prospectus for the IPO. For more information about the transactions contemplated by the Merger Agreement, see “The Business Combination Proposal”.

Organizational Structure

On April 21, 2026, IRHO entered into the Merger Agreement with Merger Sub and Electra, pursuant to which, among other things, following the Domestication, Merger Sub will merge with and into Electra, the separate corporate existence of Merger Sub will cease, and Electra will be the surviving entity as a wholly-owned subsidiary of IRHO, and IRHO will be renamed “ELECTRA AI, Inc.”

At least one business day prior to the Closing Date and as a condition of the Merger, pursuant to the Domestication, IRHO will change its jurisdiction of incorporation by de-registering from the Register of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Cayman Constitutional Documents, Section 388 of DGCL, and Part XII of the Companies Act. For more information, see “The Domestication Proposal”.

Simplified Pre-Combination Structure

Simplified Post-Combination Structure(1)

____________

(1)      Assumes that all Public Shares are redeemed representing the Maximum Redemptions Scenario.

Sponsor and Initial Shareholders of 5,357,000 Ordinary Shares in the Maximum Redemption Scenario.

Merger Consideration

Pursuant to the Merger Agreement, IRHO has agreed to acquire all of the equity interests of Electra for the sum of $250,000,000, plus the Aggregate Exercise Price, as adjusted pursuant to the terms of the Merger Agreement. (the “Base Purchase Price”), for the issuance of shares comprising the Aggregate Merger Consideration. The term “Aggregate Merger Consideration” means a number of Parent Common Shares equal to the quotient obtained by dividing (a) the Base Purchase Price, by (b) US$10.00, which Parent Common Shares shall include no more than a number of Parent Class B Common Shares equal to the Conversion Ratio multiplied by 3,994,802 shares shall consist of Parent Class B Common Shares.

In connection with the Domestication, IRHO will (i) file a certificate of incorporation with the Secretary of State of the State of Delaware, whereby Parent shall have a dual class common stock consisting of Class A common stock, par value $0.0001 per share (the “Parent Class A Common Shares” or Electro Pubco Class A Common Stock) and Class B common stock, par value $0.0001 per share (the “Parent Class B Common Shares” or Electro Pubco Class B Common Stock and together referred to as “Parent Common Shares” or Electro Pubco Common Stock”); and (ii) and adopt bylaws as more fully described herein.

In connection with the Domestication, (i) each then issued and outstanding ordinary share of IRHO, par value $0.0001 per share (each, an “IRHO Ordinary Share”), will convert automatically, on a one-for-one basis, into one Parent Class A Common Share; (ii) each then issued and outstanding right entitling the holder thereof to 1/10 of one IRHO Ordinary Share (each, a “IRHO Right”) shall convert automatically into a right to receive 1/10 of one Parent Class A Common Share at the Closing, pursuant to the Parent Rights Agreement dated as of December 16, 2025, by and between IRHO and Continental Stock Transfer & Trust Company, as Rights agent; and (iii) each then issued and outstanding unit of IRHO (each, a “IRHO Unit”) shall separate and convert automatically into one Parent Class A Common Share and an IRHO Right to receive 1/10 of one Parent Class A Common Share at the Closing.

The Merger Agreement also provides that, among other things, following the Domestication, Merger Sub will merge with and into Electra after which Electra will be the Surviving Corporation and a wholly-owned subsidiary of Parent. Electra’s Bylaws as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation. The Merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties to the Merger Agreement and specified in the articles of merger (the “Effective Time”). The Domestication, the Merger, and other transactions contemplated by the Merger Agreement are collectively referred to herein as the “Business Combination,” the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.”

Pursuant to the Merger Agreement, IRHO has agreed to acquire all of the equity interests of Electra for the sum of $250,000,000, plus the Aggregate Exercise Price, as adjusted pursuant to the terms of the Merger Agreement. (the “Base Purchase Price”), for the issuance of shares comprising the Aggregate Merger Consideration. The term “Aggregate Merger Consideration” means a number of Parent Common Shares equal to the quotient obtained by dividing (a) the Base Purchase Price, by (b) US$10.00, which Parent Common Shares shall include no more than a number of Parent Class B Common Shares equal to the Conversion Ratio multiplied by 3,994,802.

The Term “Aggregate Exercise Price” means the aggregate dollar amount payable to the Company upon the exercise or conversion of all vested in-the money Company Options that are outstanding immediately prior to the Effective Time. The Base Purchase Price shall be automatically adjusted upwards in increments of $10.000 until the Aggregate Merger Consideration (excluding shares of Parent Common Stock issuable in respect of convertible notes and upon the exercise of Converted Stock Options) represents at least 50.1% of the Aggregate Parent Fully Diluted Shares.

The term “Aggregate Parent Fully Diluted Shares” means, as of immediately after the Effective Time, the sum, without duplication, of (a) all Parent Common Shares issued and outstanding (after giving effect to the Domestication, the Merger, the conversion of all Parent Rights, any PIPE Financing, and any forfeiture or surrender of Sponsor Shares); plus (b) the aggregate number of Parent Common Shares issuable upon exercise of all outstanding Converted Stock Options.

At the Effective Time (i) each share of Company Capital Stock (as defined below), if any, that is owned by Parent or Merger Sub or Electra (as treasury stock or otherwise), will automatically be cancelled; (ii) each share of Electra Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of Parent Common Shares equal to: (a) the Conversion Ratio multiplied by (b) the number of shares of Electra Common Stock issuable upon conversion of such share of Electra Preferred Stock as of immediately prior to the Effective Time plus (v) a number of Earnout Shares equal to the Earnout Pro Rata Share (in accordance with, and subject to the contingencies set forth in the Merger Agreement; (iii) each share of Electra Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Electra Class A Common Stock which will be cancelled and any Dissenting Shares) will be converted into the right to receive: (x) a number of Parent Class A Common Shares equal to the Conversion Ratio plus (y) a number of Earnout Shares equal to the Earnout Pro Rata Share in accordance with, and subject to the contingencies set forth in the Merger Agreement; (iv) each share of Electra Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Electra Class B Common Stock which will be cancelled and any Dissenting Shares) will be converted into the right to receive: (x) a number of Parent Class B Common Shares equal to the Conversion Ratio plus (y) a number of Earnout Shares equal to the Earnout Pro Rata Share in accordance with, and subject to the contingencies set forth in the Merger Agreement; (v) at the Effective Time, all Class A and Class B shares of Common Stock of Company shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Company Capital Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive a portion of the Aggregate Merger Consideration plus the contingent right to receive their applicable portion of Earnout Shares in accordance with their Earnout Pro Rata Share; and (vi) each Company Option shall be converted into such number of Parent Common Shares determined by multiplying the number of shares of Company Common Stock subject to such Company Option by the Conversion Ratio, at an exercise price per Parent Common Share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Company Option divided by (B) the Conversion Ratio.

“Company Capital Stock” means “Company Common Stock”, which includes the Class A common stock of the Company, $0.00001 par value per share, the Class B common stock of the Company, $0.00001 par value per share, and Company Preferred Stock which includes the Company Series Seed Preferred Stock, the Company Series A Preferred Stock and the Company Series B Preferred Stock.

Conversion of Merger Sub Capital Stock.    Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Treatment of Convertible Notes.    Prior to the Closing, the Company’s Board of Directors shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Company Convertible Notes as necessary to provide that, at the Effective Time, each Company Convertible Note shall be converted into the right to receive a number of Parent Common Shares equal to (i) the Conversion Ratio multiplied by (ii) the number of shares of Company Common Stock issuable upon conversion of such Company Convertible Note as of immediately prior to the Effective Time.

At the Effective Time, all Company Convertible Notes converted as set forth above, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Company Convertible Notes shall thereafter cease to have any rights with respect to such securities, except the right to receive a portion of the Aggregate Merger Consideration into which such Company Convertible Note shall have been converted in the Merger.

The “Conversion Ratio” means the quotient obtained by dividing (a) the number of Parent Common Shares constituting the Aggregate Merger Consideration, by (b) the number of shares constituting the Aggregate Fully Diluted Company Common Stock.

The term “Aggregate Fully Diluted Company Common Stock” means the sum, without duplication, of (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the aggregate number of shares of Company Common Stock issuable upon full conversion of all Company Preferred Stock outstanding as of immediately prior to the Effective Time; plus (c) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options that are vested as of immediately prior to the Effective Time; plus (d) the aggregate number of shares of Company Common Stock issuable upon full conversion, exercise or exchange of any other securities of the Company (other than Company options and convertible notes) outstanding immediately prior to the Effective Time directly or indirectly convertible into or exchangeable or exercisable for shares of Company Common Stock.

The Earnout Shares

From the period commencing on the Closing Date and until such date which is the five-year anniversary of the Closing Date (the “Earnout Period”), as additional consideration in the Merger, the holders of Electra Common Stock, Electra Options and Electra Preferred Stock (the “Earnout Holders”) shall be entitled to earn, in accordance with their respective Earnout Pro Rata Share, additional Parent Class A Common Shares (the “Earnout Shares”) in an amount not to exceed 15,000,000 Parent Common Shares in the aggregate (the “Earnout Cap”) subject to the following contingencies:

A.     Subject to the Earnout Cap, one-third (1/3) of the Earnout Shares if, at any time during the Earnout Period, (1) over any ten (10) Trading Days within any twenty (20) consecutive Trading Day period the VWAP of the Parent Common Shares is greater than or equal to $14.00 per share or (2) as reported in Parent’s Form 10-Q or Form 10-K the Annual Run Rate (as defined in the Merger Agreement, “ARR”) is greater than or equal to $45 million (the “First Earnout Milestone”), whichever occurs earlier;

B.      Subject to the Earnout Cap, one-third (1/3) of the Earnout Shares if, at any time during the Earnout Period, (1) over any ten (10) Trading Days within any twenty (20) consecutive Trading Day period the VWAP of the Parent Common Shares is greater than or equal to $16.00 per share or (2) as reported in Parent’s Form 10-Q or Form 10-K the ARR is greater than or equal to $55 million (the “Second Earnout Milestone”), whichever occurs earlier; and

C.     Subject to the Earnout Cap, one-third (1/3) of the Earnout Shares if, at any time during the Earnout Period, (1) over any ten (10) Trading Days within any twenty (20) consecutive Trading Day period the VWAP of the Parent Common Shares is greater than or equal to $18.00 per share or (2) as reported in Parent’s Form 10-Q or Form 10-K the ARR is greater than or equal to $65 million (the “Third Earnout Milestone”), whichever occurs earlier.

“Earnout Milestone” means, as applicable, (i) the First Earnout Milestone, the Second Earnout Milestone and/or the Third Earnout Milestone. The applicable Earnout Shares will be delivered to the Electra Earnout Holders promptly (within 10 Business Days) following the date in which any such Earnout Milestone is achieved. Each Earnout Milestone shall only occur once, if at all.

Parent and Electra Post-Closing Board of Directors and Executive Officers

Immediately following the Closing, Parent’s board of directors will consist of seven (7) directors, of which Electra has the right to the right to designate five (5) directors and the remaining two directors shall be jointly designated by Electra and IRHO SPAC Sponsor LLC (the “Sponsor”). At least a majority of the board of directors shall qualify as independent directors under Nasdaq or Alternate Exchange rules, as applicable.

At the Closing, all of the officers of Parent shall resign and the following individuals are expected to be appointed as officers of Parent: Fabrizio Martini, as Chief Executive Officer and Nicholas Chakalos, President & Chief Financial Officer.

Immediately following the Closing, Electra’s board of directors will consist of the same individuals serving as directors of Parent.

Representations, Warranties and Covenants

The parties to the Merger Agreement have made customary representations, warranties and covenants in the Merger Agreement, including, among others things, covenants with respect to the conduct of the Company and IRHO and their respective subsidiaries prior to the Closing, including the Company’s covenant to provide to Parent no later than May 14, 2026, its audited financial statements for the years ended December 31, 2025 and 2024 for inclusion in the registration statement on Form S-4 to be filed by IRHO and the Company in connection with the Business Combination (the “Registration Statement”), and Parent and the Company shall jointly prepare and file with the SEC, mutually acceptable proxy materials which shall be included in the Registration Statement.

During the period commencing on date of execution of the Merger Agreement and until the earlier of the Closing Date and the termination of the Merger Agreement, IRHO and Electra will use commercially reasonable best efforts to enter into and consummate subscription agreements with investors to purchase securities of IRHO in connection with a private placement on terms mutually agreeable to the parties (any such purchase by investors, a “PIPE Financing”).

Conditions to Closing

The Closing of the Business Combination is subject to certain customary conditions of the respective parties, including, among other things: (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of IRHO and the Company; (ii) effectiveness of the Registration Statement; (iii) Parent’s initial listing application shall have been conditionally approved for listing on The Nasdaq Stock Market (“Nasdaq”) or another national stock exchange; (iv) there shall not have occurred a respective Material Adverse Effect in respect of the Company and Parent that is continuing; (v) that the respective Fundamental Representations shall be true and correct in all respects; (vi) Parent Certificate of Incorporation shall have been filed with, and declared effective by, the Secretary of State of the State of Delaware; (vii) that all respective officer certificates of the Company and Parent shall have been delivered; (vii) all Parties shall have executed and delivered to each other a copy of each Ancillary Agreement to which they are a party; (ix) accrued but unpaid fees, costs and expenses, including fees of outside legal counsel (but excluding the Deferred Underwriting Commission), of the Parent Parties as of immediately prior to the Closing shall collectively not exceed $2,000,000 without the prior written consent of the Company; it being agreed that any such excess fees incurred without the Company’s prior written consent will reduce the share consideration remaining for the Sponsor such that only the Sponsor bears such excess fees, costs and expenses assuming $10 price per Parent Common Share; and (x) the amount of Parent Closing Cash at the Closing shall equal or exceed $30,000,000.

Termination

The Merger Agreement may be terminated by Parent and the Company under certain circumstances, including:

(i)     by mutual written agreement of Parent and Electra;

(ii)    by either Parent or the Company if (a) the Closing has not occurred on or before January 21, 2027 (the “Outside Closing Date”) and (b) the material breach or violation of any representation, warranty, covenant or obligation under the Merger Agreement by the party seeking to terminate the Merger Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(iii)   by either Parent or Electra if the Business Combination is prohibited or made illegal by a final, non-appealable governmental order or law and the failure to comply with any provision of the Merger Agreement by the party seeking to terminate the Merger Agreement is not a substantial cause of, or has not substantially resulted in, such order or law;

(iv)   by Parent, if Electra, (a) at any time prior to the Closing, has breached any of its covenants, agreements, representations and warranties contained in the Merger Agreement except that, if such breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt of a notice from IRHO, of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such breach, such termination shall not be effective, and such termination shall become effective only if it is not cured within such 30 day period or (b) at any time after the Company Stockholder Written Consent Deadline if the Company has not delivered the Company Stockholder Approval to Parent (provided, that upon the Company delivering the Company Stockholder Approval to Parent, Parent shall no longer have any right to terminate the Merger Agreement); or

(v)    by Electra, if Parent, at any time prior to the Closing, has breached any of its covenants, agreements, representations and warranties contained in the Merger Agreement except that, if such breach is curable by Parent through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt of a notice from Electra, of such breach, but only as long as Parent continues to use its reasonable best efforts to cure such breach, such termination shall not be effective, and such termination shall become effective only if it is not cured within such 30 day period.

Related Agreements

In connection with the Business Combination, IRHO and Electra have entered into, or intend to enter into on the Closing Date, several agreements, including the Parent Support Agreement, Company Support Agreement, A&R Registration Rights Agreement, Earnout Escrow Agreement and Lock-Up Agreements. For additional information about each of these agreements, see “The Business Combination Proposal — Related Agreements”.

Proposal No. 2 — The Domestication Proposal

If the Business Combination Proposal is approved, then IRHO will ask the holder of IRHO Ordinary Shares to approve by a special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the IRHO Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of IRHO’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while IRHO is currently governed by the Companies Act, upon the Domestication, Electra Pubco will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as between the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, IRHO encourages shareholders to carefully review the information in “Comparison of Corporate Governance and Shareholder Rights”.

In connection with the Domestication, (i) each then issued and outstanding IRHO Ordinary Share, will convert automatically, on a one-for-one basis, into of Parent Class A Common Share; (ii) each then issued and outstanding IRHO Right entitling the holder thereof to 1/10 of one IRHO Ordinary Share shall convert automatically into a right to receive 1/10 of Parent Class A Common Share at the Closing, pursuant to the Parent Rights Agreement dated as of December 16, 2025, by and between IRHO and Continental Stock Transfer & Trust Company, as Rights agent; and (iii) each then issued and outstanding IRHO Unit shall separate and convert automatically into one Parent Class A Common Share and an IRHO Right to receive 1/10 of one Parent Class A Common Share at the Closing.

For additional information, see “The Domestication Proposal”.

Proposal No. 3 — The Stock Issuance Proposal

If each of the Business Combination Proposal and the Domestication Proposal are approved, IRHO’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal for purposes of complying with the applicable provisions of Nasdaq Listing Rules.

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, such securities are not issued in a public offering for cash and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to an issuance of securities when the issuance or potential issuance will result in a change of control of the issuer.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the shares of common stock, or 20% or more of the voting power, outstanding before the issuance.

The aggregate shares of Electra Pubco Common Stock that Electra Pubco will and potentially will issue in connection with the Proposed Transaction will exceed 20% of both the voting power and the shares of Electra Pubco Common Stock outstanding before such issuance and may result in a change of control under the applicable Nasdaq Listing Rules. Accordingly, IRHO is seeking the approval of IRHO shareholders for the issuance of shares of Electra Pubco Common Stock in connection with the Proposed Transaction.

For additional information, see “The Stock Issuance Proposal”.

Proposal No. 4 — The Organizational Documents Proposal

If each of the Business Combination Proposal, the Domestication Proposal and the Stock Issuance Proposal are approved, IRHO will ask its shareholders to approve by special resolution the Organizational Documents Proposal in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The IRHO Board has unanimously approved the Organizational Documents Proposal and believes such proposal is necessary to adequately address the needs of Electra Pubco following the Closing. Approval of the Organizational Documents Proposal is a condition to the consummation of the Business Combination.

For additional information, see “The Organizational Documents Proposal”.

Proposal No. 5 — The Advisory Organizational Documents Proposals

IRHO will ask its shareholders to approve by ordinary resolution on a non-binding advisory basis six (6) separate Advisory Organizational Documents Proposals in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The IRHO Board has unanimously approved the Advisory Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of Electra Pubco after the Business Combination. Approval of the Advisory Organizational Documents Proposals is not a condition to the consummation of the Business Combination.

A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

(A)    Advisory Organizational Documents Proposal 5A (Authorized Shares) — to authorize the change in the authorized capital stock of IRHO from (a) 50,000,000 IRHO Ordinary Shares, and 1,000,000 preference shares, par value $0.0001 per share, of IRHO to (b) [*] Class A shares of Electra Pubco Common Stock, par value $0.0001 per share, [*] Class B shares of Electra Pubco Common Stock, par value $0.0001 per share, and [*] shares of Electra Pubco preferred stock, par value $0.0001 per share;

(B)    Advisory Organizational Documents Proposal 5B (Exclusive Forum Provision) — to authorize adopting Delaware as the exclusive forum for certain stockholder litigation and adopting the federal district courts of the United States as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act;

(C)    Advisory Organizational Documents Proposal 5C (Required Vote to Amend Charter) — to approve provisions providing that the affirmative vote of at least 66 and 2/3% of the voting power of all the then outstanding shares of capital stock of Electra Pubco entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of Article V(B), Article V, Article VI, Article VII, Article VIII, Article IX, Article X, and Article XI of the Proposed Charter;

(D)    Advisory Organizational Documents Proposal 5D (Removal of Directors) — to approve provisions permitting the removal of a director, with or without cause, by the affirmative vote of at least 66 and 2/3% of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class;

(E)    Advisory Organizational Documents Proposal 5E (Stockholder Action by Written Consent) — to approve provisions that require or permit stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; and

(F)    Advisory Organizational Documents Proposal 5F (Additional Changes) - to approve and adopt an amendment to the Cayman Constitutional Documents to authorize certain additional changes, including, among other things, (a) making Electra Pubco’s corporate existence perpetual, and (b) removing certain provisions related to IRHO’s status as a blank check company that will no longer be applicable upon Closing, all of which the IRHO Board believes is necessary to adequately address the needs of Electra Pubco after the Business Combination.

For additional information, see “The Advisory Organizational Documents Proposals”.

Proposal No. 6 — The Electra Pubco Equity Incentive Plan Proposal

If each of the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal is approved, IRHO is proposing that its shareholders approve by ordinary resolution the Electra Pubco Equity Incentive Plan, which will become effective upon the Closing and will be used by Electra Pubco on a going-forward basis following the Closing.

For additional information, see “The Electra Pubco Equity Incentive Plan Proposal”.

Proposal No. 7 — The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize IRHO to consummate the Business Combination (because any of the Condition Precedent Proposals has not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), the IRHO Board may submit a proposal to the shareholders to approve by way of an ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.

For additional information, see “The Adjournment Proposal”.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held virtually at [•], Eastern Time, on [•] 2026 and will be a virtual meeting conducted via live webcast at [•]. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of Loeb & Loeb LLP at 345 Park Avenue, New York, New York 10154.

Registering for the Extraordinary General Meeting

Any shareholder wishing to attend the extraordinary general meeting virtually should register for the extraordinary general meeting by [•], at [•]. To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of IRHO Ordinary Shares:

•        If your shares are registered in your name with the Transfer Agent and you wish to attend the virtual meeting, go to [•], enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended, but is not required in order to attend.

•        Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their Public Shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the virtual extraordinary general meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for attending the virtual extraordinary general meeting. Beneficial shareholders should contact the Transfer Agent at least five business days prior to the extraordinary general meeting date in order to ensure access.

Voting Power; Record Date

IRHO shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned IRHO Ordinary Shares at the close of business on [•], which is the Record Date for the extraordinary general meeting. Shareholders will have one vote for each IRHO Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. IRHO Rights do not have voting Rights. As of the close of business on the Record Date, there were 29,320,000 IRHO Ordinary Shares outstanding, of which 6,320,000 are held by the Insiders and Initial Shareholders.

Quorum and Vote of IRHO Shareholders

A quorum of IRHO shareholders is necessary to hold a valid meeting. A quorum will be present at the IRHO extraordinary general meeting if the holders of a majority of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

As of the Record Date for the extraordinary general meeting, 8,796,000 IRHO Ordinary Shares would be required to achieve a quorum. Because the Sponsor has the right to vote 6,120,000 IRHO Ordinary Shares, the presence of holders of 2,676,000 Ordinary Shares would be needed at the extraordinary general meeting to establish a quorum.

The proposals presented at the extraordinary general meeting require the following votes:

•        Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting.

•        Domestication Proposal — The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting.

•        Stock Issuance Proposal — The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting.

•        Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the IRHO Ordinary Shares who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting.

•        Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting.

•        Electra Pubco Equity Incentive Plan Proposal — The approval of the Electra Pubco Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting.

•        Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Insiders and Initial Shareholders have agreed to vote all of their IRHO Ordinary Shares in favor of the proposals being presented at the extraordinary general meeting. The Sponsor, which includes among its members each of the directors and officers of IRHO, owns economic interest in 5,750,000 Founder Shares, and 55,000 Private Placement Units out of the 5,750,000 Founder Shares and the 570,000 Private Placement Units, and Cantor owns 200,000 Private Placement Units. As a result, as of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 22% of the issued and outstanding IRHO Ordinary Shares and have the right to vote approximately 22% of the issued and outstanding IRHO Ordinary Shares. Accordingly, the Insiders and affirmative votes of holders of 13,236,440 IRHO Ordinary shares (or 45%) will be able to approve the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Electra Pubco Equity Incentive Plan Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request that IRHO redeem all or a portion of its Public Shares for cash if the Proposed Transaction is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

•        (a) hold Public Shares or (b) hold Public Shares through IRHO Units and elect to separate your IRHO Units into the underlying Public Shares and Public Rights prior to exercising your Redemption Rights with respect to the Public Shares;

•        submit a written request to the Transfer Agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that IRHO redeem all or a portion of your Public Shares for cash; and

•        tender or deliver the certificates for your Public Shares (if any) along with the redemption forms to the Transfer Agent physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [•], Eastern Time, on [•] (two business days before the scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. Holders of IRHO Units must elect to separate Units held by them into the underlying Public Shares and Public Rights prior to exercising their Redemption Rights with respect to the Public Shares. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely tenders or delivers the certificates for its shares (if any) along with the redemption forms to the Transfer Agent, IRHO will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the funds held the Trust Account that are available for distribution to Public Shareholders, calculated as of two business days prior to the consummation of the Proposed Transaction. For illustrative purposes, as of [•], this would have amounted to approximately $[•] per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption Rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. See “Extraordinary General Meeting of IRHO — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without IRHO’s prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash without IRHO’s prior consent.

Holders of the Public Rights will not have Redemption Rights with respect to the Public Rights.

Ownership of Electra Pubco after the Closing

The following table illustrates estimated ownership levels in Electra Pubco, immediately following the consummation of the Business Combination, based on varying levels of redemptions by Public Shareholders, excluding the dilutive effect of Public Rights, Private Placement Units, and Electra Options, that will be assumed by IRHO in the Proposed Transaction.

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		Maximum Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Shareholders(1)	25,300,000	32.1%	19,550,000	30.8%	13,800,000	28.6%	8,050,000	20.0%	6,528,127	17.2%
Sponsor(2)	6,157,000	7.8%	6,157,000	9.7%	6,157,000	12.8%	5,602,047	13.9%	5,357,000	14.1%
Cantor	220,000	0.3%	220,000	0.3%	220,000	0.5%	220,000	0.5%	220,000	0.6%
Electra Shareholders(3)	41,005,273	52.0%	33,026,052	52.0%	25,046,831	52.0%	25,033,914	62.2%	25,033,914	65.8%
Others(4)	6,198,696	7.8%	4,578,463	7.2%	2,958,230	6.1%	1,337,997	3.4%	909,164	2.3%
Total	78,880,969	100.0%	63,531,515	100.0%	48,182,061	100.0%	40,243,958	100.0%	38,048,205	100.0%

____________

(1)      Includes 2,300,000 shares of Pubco Common Stock issued to all public shareholders upon exchange of the rights issued in the IPO, and in the case of the maximum redemptions scenario, such number reflects the maximum number of shares that could be redeemed to ensure a minimum of $30,000,000 in the Trust Account at the time of the Closing.

(2)      Reflects the number of Shares that will be held by the Sponsor after the forfeiture of up to 800,000 Risk Shares as contemplated by the Merger Agreement.

(3)      Includes all Shares to be issued to the stockholders of Electra as adjusted to ensure the minimum ownership threshold of 50.1% at the Closing.

(4)      Includes Shares issued to vendors and financial advisors to Electra and IRHO other than Cantor.

Dilutive Instruments

The table below shows possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes the conversion of the Class B Common Stock of Electra and the Earnout Shares that could be issued in connection with the Proposed Transaction.

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		Maximum Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
Public Shareholders	25,300,000	25.4%	19,550,000	23.6%	13,800,000	20.8%	8,050,000	14.0%	6,528,127	11.8%
Sponsor	6,157,000	6.2%	6,157,000	7.4%	6,157,000	9.3%	5,602,047	9.7%	5,357,000	9.7%
Cantor	220,000	0.2%	220,000	0.3%	220,000	0.3%	220,000	0.4%	220,000	0.4%
Electra Shareholders(1)	58,971,126	59.3%	50,414,765	60.8%	41,858,408	63.2%	41,844,563	72.6%	41,844,563	75.8%
Others(2)	8,825,638	8.9%	6,511,020	7.9%	4,196,401	6.4%	1,881,783	3.3%	1,269,164	2.3%
Total	99,473,764	100.0%	82,852,785	100.0%	66,231,809	100.0%	57,598,393	100.0%	55,218,854	100.0%

____________

*        Less than 1%.

Per Share Value

The table below shows the potential impact of redemptions on the per share value of the Public Shares owned by non-redeeming IRHO Public Stockholders in each redemption scenario and sets forth, on a disaggregated basis, the potential dilutive impact from various sources in certain redemption scenarios.

	Historical		Pro Forma
Year Ended November 30, 2025	(1) IRHO	(2) Electra	Assuming No Redemptions	Assuming Maximum Redemptions
Net income (loss)	$(204,391)	$(5,289,922)	$(5,494,313)	$(5,494,313)
Class A Common Stock
Weighted average shares outstanding, basic and diluted	5,000,000	693,860	63,756,422	28,814,594
Earnings per share, basic and diluted	$(0.04)	$(1.13)	$(0.07)	$(0.14)
Class B Common Stock
Weighted average shares outstanding, basic and diluted	—	3,989,264	15,124,547	9,233,611
Earnings per share, basic and diluted	$—	$(1.13)	$(0.07)	$(0.14)

Controlled Company

Following the Business Combination (assuming maximum redemptions), Fabrizio Martini will beneficially own (including shares underlying Converted Stock Options) approximately 23% of the combined voting power for the election of directors to the Electra Pubco Board, and, as a result, Electra Pubco will be considered a “controlled company” for the purposes of Nasdaq listing rules. For so long as Electra Pubco remains as a controlled company under that definition, it is permitted to elect to rely on certain exemptions from corporate governance rules. As a result, investors may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Electra Pubco’s status as a controlled company could cause its securities to be less attractive to certain investors or otherwise adversely affect the trading price. See “Risk Factors — Electra Pubco will be a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for exemptions from certain corporate governance requirements. You may not have the same protections afforded to shareholders of companies that are subject to such requirements.”

Appraisal Rights and Dissenters’ Rights

Neither IRHO’s shareholders nor IRHO’s warrant holders have appraisal or dissenters’ rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law or the DGCL. IRHO’s shareholders do not have dissenters’ rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. IRHO has engaged _________________ to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in “Extraordinary General Meeting of IRHO — Revoking Your Proxy”.

Interests of IRHO Directors, Officers and Others in the Proposed Transaction

When you consider the recommendation of the IRHO Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, IRHO’s directors and executive officers and others have interests in such proposal that are different from, or in addition to, those of IRHO shareholders and holders of Public Rights generally. See “The Business Combination Proposal — Certain Interests of IRHO’s Directors and Officers and Others in the Business Combination.”

The existence of financial and personal interests of one or more of IRHO’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of IRHO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, IRHO’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder.

The personal and financial interests of the Sponsor as well as IRHO’s directors and officers may have influenced their motivation in identifying and selecting Electra as a business combination target, completing an initial business combination with Electra and influencing the operation of the business following the Closing. In considering the recommendations of the IRHO Board to vote for the proposals, its shareholders should consider these interests.

Potential Purchases of Public Shares and Public Rights

At any time at or prior to the Proposed Transaction, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, the existing equity holders of Electra or IRHO or our or their respective directors, officers, advisors or respective affiliates may (a) purchase Public Shares from institutional and other investors who elect to redeem, or indicate an intention to redeem, Public Shares, (b) execute agreements to purchase such shares from such investors in the future, or (c) enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of IRHO Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor, the existing equity holders of Electra or IRHO or our or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from Public Shareholders, such shares that are purchased by the Sponsor, the Electra Shareholders or our or their respective directors, officers, advisors or respective affiliates would not be voted in favor of the Business Combination Proposal, and the Sponsor, the existing equity holders of Electra or IRHO or our or their respective directors, officers, advisors or respective affiliates would waive their Redemption Rights. In the event that the Sponsor, the existing equity holders of Electra or IRHO or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares.

The purpose of such share purchases and other transactions would be to reduce the number of Public Shares electing to redeem.

Entering into any such arrangements may have a depressive effect on the price of IRHO Ordinary Shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he, she or it owns, either at or prior to the Proposed Transaction). If such transactions are effected, the consequence could be to cause the Proposed Transaction to be consummated in circumstances where such consummation could not otherwise occur.

Regulatory Matters

Neither IRHO nor Electra is aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal — Merger Agreement — Closing Conditions — Conditions to the Obligations of Each Party”. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Stock Exchange Listing

IRHO has applied to list the Electra Pubco Class A Common Stock on Nasdaq under the proposed symbol “___________” upon the Closing.

Pursuant to the terms of the Merger Agreement, as a closing condition, IRHO is required to cause the Electra Pubco Class A Common Stock to be issued in connection with the Business Combination to be approved for listing on Nasdaq or another national securities exchange, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement. It is important for you to know that, at the time of the extraordinary general meeting, IRHO may not have received from Nasdaq either confirmation of the listing of the Electra Pubco Class A Common Stock or that approval will be obtained prior to the consummation of the Business Combination. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived and therefore the Electra Pubco Class A Common Stock would not be listed on any nationally recognized securities exchange.

Recommendation to Shareholders of IRHO

The IRHO Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of IRHO’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Document Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Electra Pubco Equity Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of IRHO’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of IRHO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, IRHO’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of IRHO’s Directors and Officers and Others in the Business Combination”.

U.S. Federal Income Tax Considerations

For a discussion summarizing certain U.S. federal income tax considerations of the Domestication and an exercise of Redemption Rights in connection with the Proposed Transaction, please see “Material U.S. Federal Income Tax Considerations”.

Accounting Considerations

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Under this method of accounting, IRHO will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Electra issuing stock for the net assets of IRHO, accompanied by a recapitalization. The net assets of IRHO will be stated at historical cost, with no goodwill or other intangible assets recorded.

Summary Risk Factors

IRHO believes it is important to communicate its expectations to its securityholders. However, there may be events in the future that neither IRHO nor Electra are able to predict accurately or over which they have control. The section in this proxy statement/prospectus entitled “Risk Factors” and the other cautionary language discussed in this proxy statement/prospectus provide examples of certain risks, uncertainties and events that may cause actual results to differ materially from the expectations described by IRHO or Electra in such forward-looking statements. Set forth below is only a summary of certain principal risks associated with an investment in our securities. You should consider carefully the following discussion of risks, as well as the discussion of risks included elsewhere in this proxy statement/prospectus, including those described under “Risk Factors.”

•        Electra could be subject to additional tax liabilities.

•        The requirements of being a public company may strain Electra’s resources and distract management and Electra will incur substantial costs as a result of being a public company.

•        There can be no assurance that the shares of Electra Pubco Common Stock that will be issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing, or that Electra Pubco will be able to comply with the continued listing rules of Nasdaq.

•        Since the Sponsor and IRHO’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of IRHO’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Electra is appropriate as IRHO’s initial business combination. Such interests include that the Sponsor will lose its entire investment in IRHO if its business combination is not completed.

•        The historical financial results of Electra and unaudited condensed combined pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Electra Pubco’s actual financial position or results of operations would have been.

•        If IRHO is not able to complete the Business Combination with Electra by December 18, 2027 nor able to complete another business combination by such date, in each case, as such date may be further extended in connection with the Second Extension pursuant to the Cayman Constitutional Documents, IRHO would cease all operations except for the purpose of winding up and would redeem its Ordinary Shares and liquidate the Trust Account, in which case IRHO’s Public Shareholders may only receive approximately $10.00 per share and its rights will be worthless.

Market Price and Dividends of Securities

Market Price of IRHO Units, IRHO Ordinary Shares and Public Rights

Market Price and Ticker Symbol

The IRHO Units, IRHO Ordinary Shares and Public Rights are traded on Nasdaq under the symbols “IRHOU,” “IRHO” and “IRHOR,” respectively. The IRHO Units began public trading on December 17, 2025, and the IRHO Ordinary Shares and Public Rights began public trading on February 6, 2026.

On ______________, 2026, the last trading date prior to the public announcement of the Proposed Transaction, IRHO Units, IRHO Ordinary Shares and Public Rights closed at $____________________, respectively. As of ___________, 2026, the last trading day immediately prior to the filing date of this proxy statement/prospectus, the closing price for each IRHO Unit, IRHO Ordinary Share and Public Warrant was $____________, respectively.

Holders of the IRHO Units, IRHO Ordinary Shares and Public Rights should obtain current market quotations for their securities. The market price of IRHO’s securities could vary at any time before the Closing.

Holders

As of the Record Date, there were [•] holders of record of IRHO Units, [•] holders of record of Public Shares, [•] holders of record of Founder Shares, and [•] holders of record of IRHO Rights. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose IRHO Units, Public Shares and Public Rights are held of record by banks, brokers and other financial institutions.

Dividends of IRHO Securities

IRHO has not paid any cash dividends on the IRHO Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Electra Pubco Board at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Electra

Market Price of Electra Securities

Historical market price information regarding Electra is not provided because there is no public market for Electra’s securities. For information regarding Electra’s liquidity and capital resources, see “Electra’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Dividend Policy of Electra Pubco Following the Business Combination

Electra Pubco does not intend to pay cash dividends after the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Electra Pubco Board at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Risk Factors

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. Certain of the following risk factors apply to the business and operations of Electra and will also apply to the business and operations of Electra Pubco following the completion of the Business Combination. If any of the following risks actually occurs, it may have a material adverse effect on the business, results of operations or financial condition of Electra or Electra Pubco and could adversely affect the trading price of its common stock following the business combination. The risks described in this “Risk Factors” section may also be incorrect or may change. If the risks and uncertainties that Electra or Electra Pubco plan for are incorrect or incomplete, or if Electra or Electra Pubco fail to fully understand and manage these risks successfully this failure may have a material adverse effect on the business, financial condition and results of operation of Electra Pubco following the Business Combination. The following risks should be read in conjunction with the financial statements and notes to the financial statements included herein.

Unless the context requires otherwise, references to “Electra,” “we,” “us,” “our” and “the company” in this section are to the business and operations of Electra prior to the Business Combination and the business and operations of Electra Pubco as directly or indirectly affected by Electra by virtue of Electra Pubco’s ownership of the business of Electra following the Business Combination.

Risks Related to Electra’s Business and Industry

We will need substantial additional capital in the future to fund our business and may be unable to meet our future capital requirements, impairing our financial position and results of operations.

The development and commercialization of AI-powered battery intelligence software is a capital-intensive business. We expect to sustain substantial operating expenses, without generating sufficient revenues to cover expenditures, for a number of years. To date, we have funded our operations through offering of our existing preferred stock. These funds are expected to finance our principal sources of liquidity and ongoing costs, such as research and development costs for our AI-powered battery management platform, including cloud-based analytics and embedded AI solutions for BESS, EVs, robotics, and other applications that rely on stored energy. In the future, if we are not able to fund our operations from cash flows generated from anticipated product sales, we expect that we will need to raise additional funds through a variety of possible methods, including, but not limited to, entry into joint ventures or other strategic arrangements, issuance of equity (including through at-the-market sales), equity-related or debt securities or through obtaining credit from financial institutions, as well as anticipated future revenue from product sales.

Following the business combination, additional funding may be required for a variety of reasons, including merger and acquisition opportunities, development costs. Our ability to successfully develop our products and expand our business will depend on many factors, including our working capital needs, the availability of equity and/or debt financing and, over time, our ability to generate positive cash flows from operations.

We cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to stockholders. We may be forced to decrease our level of investment in product development or scale back our operations, which could have an adverse impact on our business and financial prospects. Furthermore, the cost of debt could be higher than anticipated, which could negatively affect our earnings.

Our ability to scale our AI-powered battery intelligence platform depends on our ability to continue to develop, enhance and deploy our software solutions, maintain our cloud infrastructure, and expand our engineering capabilities.

Because we rely heavily on complex AI models, well-trained engineering personnel, and robust cloud infrastructure for our operations, the continued development and deployment of our platform will involve a significant degree of uncertainty and risk in terms of performance, scalability and costs.

Our platform infrastructure, including cloud-hosted AI models, data pipelines and production systems, may suffer unexpected disruptions, outages or performance degradation from time to time, and will depend on the continued availability and reliability of third-party cloud services, particularly Amazon Web Services (“AWS”). Any disruption to, or material change in the terms of, our relationship with AWS, or any outages or performance issues with our cloud infrastructure, could significantly affect our ability to deliver our products and services, thus materially and adversely affecting our business, financial condition and operating results.

We also rely on third-party technology platforms and partnerships for the continued operation and development of our products and services, as well as third-party data sources and open datasets to supplement our proprietary training data. There can be no assurance that these third-party platforms and partnerships will continue to be available on acceptable terms, or at all. Any disruption to, or deterioration of, these relationships could delay our product development, impair our ability to deliver our solutions, and adversely affect our business and results of operations.

Our technology and operational performance can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, changes in cloud computing costs or availability, cybersecurity threats, defects or errors in our AI models or software, changes in third-party APIs or data formats, evolving customer requirements, and rapid changes in the competitive landscape for battery intelligence solutions. Should operational risks materialize, they may result in reduced platform performance or customer dissatisfaction, which would negatively affect our revenue growth and profitability as projected. Additionally, they could result in delays, data losses, potential legal liabilities, reputational damage and increased insurance costs, all of which could have a material adverse effect on our business, financial condition, operating results and prospects.

The market for battery intelligence solutions is relatively new and may not develop as we anticipate. In addition, the market is competitive and rapidly evolving, and certain competitors have significantly greater resources than we do.

The market for AI-driven battery intelligence and battery management solutions is relatively new and still developing. Our future revenue growth depends on the willingness of potential customers to adopt third-party software solutions for battery management rather than relying on in-house capabilities or conventional approaches. If the market for battery intelligence does not develop as we expect, or develops more slowly than anticipated, our business, financial condition and results of operations could be adversely affected.

A number of companies are seeking to develop battery analytics, embedded BMS, and AI-driven battery management technologies. Some of these competitors offer cloud-based battery analytics, embedded BMS solutions, or both, and may have established relationships with OEMs and fleet operators. Additionally, many OEMs are investing in developing their own in-house battery management capabilities, which could reduce demand for third-party solutions such as ours. We expect competition in battery intelligence to intensify due to increased demand for AI-driven battery management solutions across BESS, EVs, robotics, and other applications. Developments in competing technologies or improvements in battery management solutions made by competitors may materially adversely affect the sales, pricing and gross margins of our products. If a competing technology is developed that has superior operational or price performance, or that offers both cloud-based and embedded capabilities, our business will be harmed. Similarly, if we fail to accurately predict and ensure that our platform can address customers’ changing needs or emerging technological trends, or if our customers fail to achieve the benefits expected from our solutions, our business will be harmed. For more information, see “Competition.”

We have a limited operating history and have not yet established significant brand recognition, which may make it more difficult to attract and retain customers and could adversely affect our business and results of operations.

As a relatively early-stage company, we have not yet established widespread brand recognition in the battery intelligence market. Our ability to compete effectively and attract new customers depends in part on building and maintaining our reputation for delivering reliable, high-quality solutions. We compete against larger, better-resourced companies that may have stronger brand recognition and established customer relationships. If we are unable to establish and grow our brand, or if any events occur that negatively affect our reputation, we may be unable to attract new customers and retain existing customers, which could harm our business, results of operations and financial condition.

If we fail to effectively manage our growth and expansion, or if underlying battery technology evolves in ways that reduce demand for our solutions, we may be unable to execute our business plan, maintain high levels of customer service, and/or adequately address competitive challenges.

We have experienced significant and rapid growth since the time of our inception. We intend to continue to expand our business significantly within existing and new market segments of the larger clean energy industry. Our growth has placed, and any future growth may place, a significant strain on our management, operational, and financial infrastructure. In the continued growth and expansion of the Company, our management will also be required to maintain and expand our relationships with customers, suppliers, and other third parties and attract new customers and suppliers, as well as manage multiple geographic locations. To manage our growth, we must continue to improve and expand our information technology and financial infrastructure and systems, our operating and administrative systems and controls, our ability to manage headcount, capital, and other systems and processes in an efficient manner. Our current and planned future infrastructure, plans, and processes might be inadequate to support our future growth and may require us to make additional unanticipated investment and improvements, which may adversely impact our financial condition and may disrupt our operations and business.

Our success and ability to further scale our business depends, in part, on our ability to manage expansion and growth in a cost-effective and efficient manner. If we cannot manage our growth, we may be unable to take advantage of market opportunities, execute our business strategies, or respond appropriately and quickly to competitive pressures. This could also result in declines in product quality and customer satisfaction, reputational damage, increased costs, difficulties in introducing new offerings, reduce demand for our offerings, or other operational difficulties. Our future operating results depend on a large extent on our ability to manage our continued expansion and growth successfully and any failure to effectively manage expansion and growth could adversely impact our business and reputation.

In addition, our business is predicated on the continued growth and complexity of battery systems across industries. Changes in underlying battery technology, such as the emergence of new battery chemistries or other energy storage technologies could reduce the need for third-party battery intelligence software. If battery technology evolves in ways that reduce the complexity of battery management or that diminish the value of our AI-driven solutions, demand for our products and services could decline, which would adversely affect our business, financial condition and results of operations.

Our product roadmap, including the development of closed-loop autonomous battery control technology, may not achieve our intended results or timelines.

Our product roadmap is organized in three phases: foundation monitoring, optimization, and closed-loop AI control. Accordingly, our business depends, in part, on our ability to successfully advance through these phases and develop and deploy new products and capabilities, and our efforts may not result in commercially viable products or produce results on the timelines we expect.

The development of advanced AI models, particularly for safety-critical autonomous battery control, is inherently uncertain, time-consuming and capital intensive. AI models that demonstrate promising performance in laboratory or controlled testing environments may fail to achieve required performance, accuracy, safety, or reliability standards under real-world conditions. Our embedded AI solutions currently under development may not meet OEM or customer specifications or may not be adopted at all.

In addition, scaling AI model deployment from pilot engagements to large-scale commercial adoption presents significant technical and operational risks, including model accuracy across diverse battery chemistries and hardware platforms, real-time performance constraints for embedded deployment, and customer integration challenges. Commercial adoption of new AI-driven battery management solutions typically involves lengthy qualification and validation cycles, and competing technologies or approaches may reduce demand for our products. If we are unable to successfully develop, deploy and commercialize our advanced AI solutions on a timely and cost-effective basis, our business and results of operations could be materially adversely affected.

Our business depends substantially on the continuing efforts of our senior executives and other key personnel as well as the ability to attract, train and retain highly skilled employees and key personnel.

Our success depends on our ability to attract and retain our executive officers, key employees and other qualified personnel, and our operations may be severely disrupted if we lost their services. As we build our brand and become better known, there is increased risk that competitors or other companies will seek to hire our personnel. All of our executives and engineering staff are subject to non-competition agreements, but we may face challenges in enforcing these non-competition agreements. The failure to attract, integrate, train, motivate and retain these personnel could seriously harm our business and prospects.

To execute our business plan, we must attract and retain highly qualified personnel in research and development, artificial intelligence and machine learning, sales and marketing, production and other leadership roles. Competition for these employees is intense, and we may not be successful in attracting and retaining qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications in relevant industries. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, in making employment decisions, particularly in high-technology industries, job candidates often consider the value of the equity they are to receive in connection with their employment. Employees may be more likely to leave us if the shares they own or the shares underlying their equity incentive awards have significantly appreciated or significantly reduced in value. A significant talent pool consists of nationals from countries that may require a license from the United States Bureau of Industry and Security to work with our technology, which raises the cost of hiring due to the uncertainty that a license may not be granted and the candidate would be unemployable in the role envisioned. If we fail to attract new personnel, or fail to retain and motivate our current personnel, our business and growth prospects could be harmed.

In addition, we are highly dependent on the services of Fabrizio Martini, our Founder and Chief Executive Officer, and other senior technical and management personnel, including our executive officers, who may take significant amounts of time to replace. If Mr. Martini or other key personnel were to depart, we may not be able to successfully attract and retain senior leadership necessary to grow our business.

If we do not maintain and continue to develop our corporate culture as we grow and evolve, it could also harm our ability to foster the innovation, creativity and teamwork we believe that we need to support our growth. Additions of executive-level management, significant numbers of new employees, our workforce reduction and higher employee turnover could significantly and adversely impact our culture.

Our insurance coverage may not be adequate to protect us from all business risks.

We may be subject, in the ordinary course of business, to losses resulting from product liability, cyber-attacks, accidents, acts of God, and other claims against us, for which we may have no insurance coverage. As a general matter, the policies that we do have may include significant deductibles or self-insured retentions, and we cannot be certain that our insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and operating results.

Electra could be subject to additional tax liabilities.

We are subject to federal, state, and local income taxes in the United States and numerous foreign jurisdictions. Determining our provision for income taxes requires significant management judgment, and the ultimate tax outcome may be uncertain. In addition, our provision for income taxes is subject to volatility and could be adversely affected by many factors, including, among other things, changes to our operating or holding structure, changes in the amounts of earnings in jurisdictions with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, and changes in U.S. and foreign tax laws. Moreover, we are subject to the examination of our income tax returns by tax authorities in the United States and various foreign jurisdictions, which may disagree with our calculation of research and development tax credits, cross-jurisdictional transfer pricing, or other matters and assess additional taxes, interest or penalties. While we regularly assess the likely outcomes of these examinations to determine the adequacy of our provision for income taxes and we believe that our financial statements reflect adequate reserves to cover any such contingencies, there can be no assurance that the outcomes of such examinations will not have a material impact on our results of operations and cash flows. If U.S. or other foreign tax authorities change applicable tax laws, our overall taxes could increase, and our financial condition or results of operations may be adversely impacted.

Provisions enacted by the 2017 Tax Cuts and Jobs Act related to the capitalization for tax purposes of research and experimental (“R&E”) expenditures became effective on January 1, 2022. Beginning January 1, 2022, all U.S. and non-U.S. based R&E expenditures must be capitalized and amortized over five years and 15 years, respectively.

Costs incurred in the development of software programs for Electra’s products are charged to operations as incurred until technological feasibility of the software has been established. Generally, technological feasibility is established when the software module performs its primary functions described in its original specifications, contains features required for it to be usable in a production environment, is completely documented and the related hardware portion of the product is complete. After technological feasibility is established, any additional costs are capitalized. Capitalization of software costs ceases when the software is substantially complete and is ready for its intended use.

Changes in the pace or direction of the global transition to electrification could reduce demand for our products and services.

Our business is closely tied to the continued growth and adoption of battery-powered systems across multiple industries, including BESS, robotics, autonomous systems and data centers. The pace and trajectory of the global transition to electrification are subject to significant uncertainty and may be influenced by a wide range of factors beyond our control, including changes in government policies and incentive programs, fluctuations in the relative cost of fossil fuels and renewable energy, developments in alternative energy storage technologies, and macroeconomic conditions. If the adoption of battery-powered systems slows, stalls, or shifts toward technologies or approaches that do not require the type of battery intelligence solutions we provide, demand for our products and services could be materially adversely affected. In addition, if improvements in battery hardware or energy efficiency reduce the complexity of battery management or extend battery lifespan without the need for third-party software optimization, the addressable market for our solutions could be smaller than we anticipate, which would adversely affect our business, financial condition and results of operations.

Our embedded software solutions may require industry certifications and compliance with evolving standards, which could increase our costs, delay our product development, and limit our ability to commercialize our products.

Our embedded AI solutions are designed to be integrated into battery management systems used in electric vehicles, energy storage systems, and robotics. Customers and regulatory bodies may require that our embedded software meet certain industry certifications and standards, including ISO certifications and other applicable safety, quality, and functional safety standards. Achieving and maintaining such certifications can be time-consuming, costly, and technically complex, and there can be no assurance that we will be able to obtain or maintain the certifications required by our customers or applicable regulatory bodies. In addition, industry standards and certification requirements are evolving and may become more stringent over time. If we are unable to obtain or maintain required certifications, or if new certification requirements are imposed that we cannot meet on a timely or cost-effective basis, our ability to commercialize our embedded solutions could be delayed or limited, and our business, financial condition and results of operations could be adversely affected.

Risks Relating to Artificial Intelligence

The use of AI in our products and services may result in reputational harm and competitive harm.

We use artificial intelligence and machine learning extensively in our business, including in our cloud-based battery fleet analytics platform and our embedded AI-driven battery management system. AI is core to our value proposition and central to virtually all of our products and services. As with many technological innovations, there are significant risks and challenges involved in maintaining and deploying these technologies. Artificial intelligence algorithms or training methodologies may be flawed. Datasets may be overbroad or insufficient, and information generated by artificial intelligence may be inaccurate or harmful. There may also be insufficient back-testing. Additionally, if the content, analyses, predictions, or recommendations that our AI applications produce are or are alleged to be inaccurate, deficient, or biased, our business, financial condition and results of operations may be adversely affected. The rapid evolution and increased adoption of AI technologies may also intensify our cybersecurity risks. Overall, there can be no assurance that the usage of such technologies will enhance our products or services or be beneficial to our business, including our efficiency or profitability.

Our use of artificial intelligence and machine learning may result in legal and regulatory risks.

Artificial intelligence entails significant legal risks. The IP ownership and license rights of new technologies such as artificial intelligence and machine learning have not been fully addressed by U.S. courts, and there is uncertainty and ongoing litigation in different jurisdictions as to the degree and extent of protection warranted for artificial intelligence technologies and relevant system input and outputs. If we fail to obtain protection for the intellectual property rights concerning technologies developed using artificial intelligence or machine learning, or later have our intellectual property rights invalidated or otherwise diminished, our competitors may be able to take advantage of our research and development efforts to develop competing products, which could adversely affect our business, reputation, financial condition, or results of operations. Moreover, the use or adoption of artificial intelligence and machine learning in our technology may expose us to breach of a data or software license, website terms of service claims, claimed violations of privacy rights or other tort claims.

The market for AI-powered battery intelligence solutions is still emerging, and our products may not achieve the growth potential we expect.

We are seeking to accelerate our pace of innovation by utilizing AI across the spectrum of our business, from cloud-based battery fleet analytics to embedded AI-driven battery management systems and future closed-loop autonomous battery control. AI and the application of AI to battery management is a new and emerging field, characterized by rapidly changing technology and evolving government regulations and industry standards and presents additional risks, costs, and challenges, including those discussed in these risk factors. Our ability to derive revenue from our AI-powered products will depend on the growth and acceptance of AI-based battery management solutions generally, and our ability to successfully develop and train AI models for use in our products. In addition, developing AI-based models requires significant computing power, which can require significant capital expenditures and may be difficult to procure. The implementation of AI can be costly and there is no guarantee that our use of AI will enhance our technologies, benefit our business operations, or produce products and services that are preferred by our customers.

Risks Relating to Our Intellectual Property

Our patent applications may not result in issued patents or our patent rights may be challenged, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from competing or interfering with the commercialization of our products.

Our key technological innovations, including innovations that are currently commercialized in our products and innovations that we plan to deploy in the future, are described in our issued patents and pending patent applications, as well as patent applications that we plan to file in the future. For more information, see “Part I, Item 1. Business-Intellectual Property.” The process of applying for and obtaining a patent is expensive, time consuming and does not always result in patent claims as expected or needed. We may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost, in a timely manner, or in all jurisdictions where protection may be commercially advantageous, or we financially may not be able to protect our proprietary rights at all. There is also no assurance that the pending applications will result in issued patents.

In addition, the issuance of a patent does not give us the right to practice the patented invention. Third parties may have blocking patents that could prevent us from marketing our products and practicing our technology. Alternatively, third parties may seek to market their products similar to or otherwise competitive with our products. In these circumstances, we may need to defend and/or assert our patents, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or agency with jurisdiction may find our patents invalid and/or unenforceable. Even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives.

We rely heavily on our intellectual property portfolio, including unpatented proprietary technology. If we are unable to protect our intellectual property rights from unauthorized use, our business and competitive position would be harmed.

We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position. We rely upon a combination of the intellectual property protections afforded by patent, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in our proprietary technologies.

We also rely substantially on unpatented proprietary technology, including know-how or trade secrets. We seek to protect our intellectual property rights in various ways, including through nondisclosure and invention assignment agreements with our employees and consultants and through non-disclosure agreements with business partners and other third parties. We cannot ensure that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation, or disclosure of such trade secrets, know-how or other proprietary information. There can be no assurance that employees, consultants, vendors and customers have executed such agreements or have not breached or will not breach their agreements with us, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently developed by competitors. The theft or unauthorized use or publication of our trade secrets and other confidential business information could reduce the differentiation of our products and harm our business, the value of our investment in development or business acquisitions could be reduced and third parties might make claims against us related to losses of their confidential or proprietary information. Any of the foregoing could materially and adversely affect our business.

Additionally, despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be sufficient. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm our business, results of operations and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard our intellectual property portfolio.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

Companies, organizations or individuals, including our current and future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop or sell our products, which could make it more difficult for us to operate our business. From time to time, we have received, and we may in the future receive, claims or inquiries from holders of patents or trademarks claiming that and/or inquiring whether we are infringing their proprietary rights and/or seeking court declarations that they do not infringe upon our intellectual property rights. Companies holding patents or other intellectual property rights relating to embedded BMS technology, AI models or adaptive control systems may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•        cease selling, incorporating or using products that incorporate the challenged intellectual property;

•        pay damages;

•        obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; or

•        redesign our software or products.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s attention.

We may face risks relating to protecting our intellectual property in various countries.

Patent, trademark and trade secret laws vary significantly throughout the world. Filing, prosecuting, and defending patents in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection or licenses, but enforcement is not as strong as that in the United States.

A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States, and efforts to protect against the unauthorized use of our intellectual property rights, technology, and other proprietary rights may be more expensive and difficult outside of the United States. Some courts inside and outside the United States may be less willing or unwilling to protect trade secrets and agreement terms that address non-competition are difficult to enforce in many jurisdictions and might not be enforceable in certain cases. Failure to adequately protect our intellectual property rights could result in our competitors using our intellectual property to offer products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, financial condition, operating results and prospects.

Risks Relating to Privacy and Security

If we experience a significant cybersecurity breach or disruption in our information systems or any of our partners’ information systems, our business could be adversely affected.

Our business operations rely on information technology systems and cloud-based infrastructure, primarily hosted on AWS, to deliver our products and services, store proprietary AI models, and process customer battery data. Malicious actors may be able to penetrate our network and misappropriate or compromise our confidential information or that of third parties, create system disruptions or cause shutdowns. Malicious actors also may be able to develop and deploy viruses, worms and other malicious software programs that attack our products or otherwise exploit any security vulnerabilities of our products. We manage and store various proprietary information, including our AI models, training data, and sensitive or confidential data relating to our business as well as operational data from our customers’ battery systems.

While we employ protective measures, including private cloud networks, encryption at rest and in transit, strict role-based access controls, and secure development practices such as repository-level static code analysis, these measures may fail to prevent or detect attacks on our systems due to the frequently evolving nature of cybersecurity threats. Although these measures are designed to ensure the confidentiality, integrity and availability of our information and technology systems, there is no assurance that these measures will detect all threats or prevent a cybersecurity attack. If there are any breaches of our security measures or the accidental loss, inadvertent disclosure or unapproved dissemination of proprietary information, AI models, or customer data, it could expose us to risk of loss, disruption of business operations, litigation, regulatory scrutiny, and potential liability, damage our brand and reputation, or otherwise harm our business. The costs to us to eliminate or mitigate cybersecurity problems could be significant and, if our efforts to address these problems are not successful, could result in interruptions, delays, cessation of service and loss of existing or potential customers.

Any actual or perceived failure to comply with data privacy and data security laws, regulations, and industry standards could have a material adverse effect on our reputation, results of operations, and financial condition.

We are subject to various laws, regulations, industry standards and other requirements involving data privacy and information security in the jurisdictions in which we operate and where our customers are located. Our cloud-based SaaS platform ingests operational battery data from customers, including data that may be subject to data localization, privacy, or security regulations. Such laws and regulations relating to data privacy and information security are continuously evolving and subject to potentially differing interpretations. In the United States, there are numerous federal and state data privacy and security laws, including the California Consumer Privacy Act (“CCPA”), as amended by the California Privacy Rights Act, and similar laws in other states. In Europe, we may be subject to the General Data Protection Regulation (“GDPR”) and national supplementing laws as our business expands. Our platform’s ability to deploy instances in specific geographic regions based on customer needs, local laws, and data requirements helps address some compliance obligations, but the evolving patchwork of global data privacy regulations increases the cost and complexity of compliance. Failure to comply with applicable data privacy and security requirements could result in regulatory investigations, fines, penalties, reputational harm, and could adversely affect our business, financial condition, and results of operations.

We have international operations and serve customers across multiple geographies, which subjects us to additional risks.

We maintain operations in the United States and Italy and serve customers across the transportation, energy infrastructure, and industrial sectors worldwide. Our international operations subject us to a variety of risks, including compliance with multiple, potentially conflicting and changing laws, regulations, and policies; limited or unfavorable intellectual property protection in certain jurisdictions; exposure to currency exchange rate fluctuations; geopolitical or economic conditions or uncertainty; challenges associated with managing operations across multiple countries; and compliance with export controls, anti-corruption laws, and data localization requirements. Our platform’s ability to deploy instances in specific geographic regions based on customer needs, local laws, and data requirements helps address some of these challenges, but changes in international trade conditions, tariffs, sanctions, or regulatory environments could adversely affect our ability to serve customers, increase our costs, and harm our business, financial condition, and results of operations.

Risks Related to Ownership of Electra Pubco Securities

The ability of Public Shareholders to exercise Redemption Rights with respect to a large number of Public Shares may adversely affect the liquidity and trading of Electra Pubco securities following Closing.

At the time of entering into the Merger Agreement, IRHO did not know how many Public Shareholders may exercise their Redemption Rights and therefore, it needed to structure the transaction based on its expectations as to the number of shares that will be submitted for redemption. The Merger Agreement provides that Electra’s obligation to consummate the Business Combination is conditioned on, among other things, the minimum cash amount.

The exercise of Redemption Rights with respect to a large number of Public Shares may result in insufficient cash available to fund Electra’s business and may make IRHO and Electra unable to take such actions as may be desirable in order to optimize the capital structure of Electra Pubco upon consummation of the Business Combination.

Our common stock price may be volatile.

If a public trading market does develop for the Electra Pubco Common Stock, its market price is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•        the concentration of the ownership of our shares by a limited number of affiliated stockholders may limit interest in our securities;

•        limited “public float” with a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for the Electra Pubco Common Stock;

•        additions or departures of key personnel;

•        loss of a strategic relationship;

•        variations in operating results from the expectations of securities analysts or investors;

•        announcements of new products or services by us or our competitors;

•        reductions in the market share of our products;

•        announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•        investor perception of our industry or prospects;

•        insider selling or buying;

•        investors entering into short sale contracts;

•        regulatory developments affecting our industry;

•        changes in our industry;

•        competitive pricing pressures;

•        our ability to obtain working capital financing;

•        sales of the Electra Pubco Common Stock;

•        our ability to execute our business plan;

•        operating results that fall below expectations;

•        revisions in securities analysts’ estimates or reductions in security analysts’ coverage; and

•        economic and other external factors.

Many of these factors are beyond our control and may decrease the market price of the Electra Pubco Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for the Electra Pubco Common Stock will be at any time, including as to whether the Electra Pubco Common Stock will sustain current market prices, or as to what effect that the sale of shares or the availability of the Electra Pubco Common Stock for sale at any time will have on the prevailing market price.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Electra Pubco Common Stock.

Our executive officers and directors will continue to exercise significant control over us after the Business Combination, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Following the Business Combination (assuming maximum redemptions), Fabrizio Martini co-Founder and Chief Executive Officer, will beneficially own (including shares underlying Converted Stock Options) approximately ___% of the combined voting power for the election of directors to the Electra Pubco Board. As a result, these stockholders will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

These stockholders may have interests, with respect to their Electra Pubco Common Stock, which are different from those of the public investors and the concentration of voting power among one or more of these stockholders may have an adverse effect on the price of the Electra Pubco Common Stock.

In addition, this concentration of ownership might adversely affect the market price of the Electra Pubco Common Stock by: (1) delaying, deferring or preventing a change of control; (2) impeding a merger, consolidation, takeover or other business combination involving us; or (3) discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

The requirements of being a public company may strain the Company’s resources and distract management and we will incur substantial costs as a result of being a public company.

Following the consummation of the Business Combination, the Company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Securities Act. These rules, regulations and requirements are extensive. We will incur significant costs associated with our public company corporate governance and reporting requirements. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more corporate employees to comply with these requirements or engage outside consultants, which would increase our costs and expenses. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. These applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on the Electra Pubco Board or as executive officers.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

As a result of disclosure of information in this proxy statement/prospectus and in the filings that we are required to make as a public company, our business, operating results and financial condition have become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If any such claims are successful, our business, operating results and financial condition could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, operating results and financial condition.

Sales of a substantial amount of Electra Pubco Common Stock in the public market, particularly sales by our executive officers, directors and significant stockholders, or the perception that these sales could occur, could cause the market price of Electra Pubco Common Stock to decline.

Sales of a substantial number of shares of Electra Pubco Common Stock in the public market, particularly sales by our executive officers, directors and principal stockholders, or the perception that these sales might occur, could cause the market price of Electra Pubco Common Stock to decline. Some of our executive officers, directors and the holders of a substantial number of shares of Electra Pubco Common Stock following the Business Combination are subject to lock-up provisions in that, for a period of at least six months from the date of closing of the Business Combination, subject to certain exceptions, prohibit them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of Electra Pubco Common Stock and of any securities convertible into or exercisable for Electra Pubco Common Stock, unless waived, amended, or repealed by the Electra Pubco Board.

When the applicable lock-up periods expire, our security holders subject to lock-up provisions will be able to sell shares of Electra Pubco Common Stock in the public market. In addition, the Electra Pubco Board may, in its discretion, permit our security holders to sell shares prior to the expiration of the restrictive provisions contained in the Proposed Bylaws. Sales of a substantial number of such shares upon expiration of the lock-up provisions, the perception that such sales may occur or early release of these provisions could cause our market price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

In addition, we may file a registration statement to register shares reserved for future issuance under our equity compensation plans. Subject to the satisfaction of applicable vesting requirements and expiration of the lock-up provisions referred to above, the shares issued upon exercise of outstanding stock options would be available for immediate resale in the open market.

A decline in the price of Electra Pubco Common Stock could affect our ability to raise working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of Electra Pubco Common Stock could result in a reduction in the liquidity of the common stock and a reduction in our ability to raise capital. A decline in the price of Electra Pubco Common Stock could be especially detrimental to our liquidity, operations and strategic plans. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new products and services and continue current operations. If Electra Pubco Common Stock’s price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

We have not paid any cash dividends on Electra Pubco Common Stock and do not intend to pay cash dividends on Electra Pubco Common Stock in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Any credit agreements, which we may enter into with institutional lenders, may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of the Electra Pubco Board and will be dependent upon our financial condition, results of operations, capital requirements and any other factors that the Electra Pubco Board decides is relevant. Therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

If our stock price fluctuates after the Business Combination, you could lose a significant part of your investment.

The market price of Electra Pubco Common Stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this proxy statement/prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the Earnout of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as the ongoing Russia-Ukraine war, recessions, inflation, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

The public stockholders will experience immediate dilution as a consequence of the issuance of Electra Pubco Common Stock as consideration in the Business Combination and due to future issuances pursuant to the Electra Pubco Equity Incentive Plan. Having a minority share position may reduce the influence that our current stockholders have on the management of Electra Pubco.

It is anticipated that, following the Business Combination, an aggregate of [•] shares of Electra Pubco Common Stock will be outstanding, assuming maximum redemptions consisting of (i) [•] Parent Class A Common Shares issued to Electra Shareholders constituting approximately            % of the outstanding Pubco Common Stock; (ii) [•] Parent Class B Common Stock issued to Fabrizio Martini, consisting of approximately [•]% of the outstanding Electra Pubco Common Stock; (iii) up to 15,000,000 Earnout Shares issued to certain Electra Securityholders, constituting approximately            % of the outstanding Pubco Common Stock; (iv) [*] shares of Pubco Class A Common Stock issued to Company Equity Interest Holders in the Merger, constituting approximately            % of the outstanding Pubco Common Stock; (v)            shares            of Pubco Class A Common Stock issued to the Sponsor (includes the conversion of the Sponsor Convertible Notes and [*] shares issued as a result of the PIPE Investment), constituting approximately            % of the outstanding shares of Pubco Class A Common Stock; (vii) no shares of Electra Pubco Common Stock held by IRHO Public Shareholders, and (viii) ___________ shares of Electra Pubco Common Stock issuable to certain service providers, including Cantor, constituting approximately ___% of the outstanding Electra Pubco Common Stock. These percentages assume that all IRHO Rights have been exchanged for Electra Public Common Stock and there are no other issuances of equity securities of Electra Pubco prior to or in connection with the Closing, including any equity awards that may be issued under the Electra Pubco Equity Incentive Plan following the Business Combination. If the actual facts are different from these assumptions, the percentage ownership retained by IRHO’s existing shareholders in the combined company will be different.

In addition, Electra employees and consultants hold, and after the Business Combination, are expected to be granted, equity awards under equity incentive plans. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of Electra Pubco Common Stock.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of IRHO securities and may adversely affect prevailing market prices for our Public Shares or Public Rights.

There can be no assurance that the shares of Electra Pubco Common Stock that will be issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing, or that Electra Pubco will be able to comply with the continued listing rules of Nasdaq.

IRHO Units, Public Shares and Public Rights are currently listed on Nasdaq. If IRHO’s securities do not meet Nasdaq’s continued listing requirements, Nasdaq may delist IRHO’s securities from trading on its exchange, which could limit investors’ ability to make transactions in IRHO’s securities and subject us to additional trading restrictions.

We have applied for listing of the Electra Pubco Class A Common Stock on Nasdaq. However, there can be no assurance that the shares of Electra Pubco Class A Common Stock that will be issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing. Even if Electra Pubco’s securities are so listed at Closing, Electra Pubco may be unable to maintain the listing of its securities in the future.

The continued eligibility for listing of Electra Pubco’s securities may depend on, among other things, the number of our shares that are redeemed. If, after the Business Combination, Nasdaq delists the shares of Electra Pubco Common Stock or Public Rights from trading on its exchange for failure to meet its listing rules, Electra Pubco and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that the Electra Pubco Common Stock is a “penny stock” which will require brokers trading in shares of Electra Pubco Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” The Electra Pubco Common Stock and Public Rights are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the state of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Electra Pubco’s securities were no longer listed on Nasdaq, such securities would not qualify as covered securities and Electra Pubco would be subject to regulation in each state in which it offers its securities.

A shareholder-approved amendment to IRHO’s Cayman Constitutional Documents removed the minimum

The future exercise of registration rights may adversely affect the market price of the Electra Pubco Common Stock.

Pursuant to the A&R Registration Rights Agreement, Electra Pubco will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Electra Pubco Common Stock and other equity securities of Electra Pubco that are held by the Registration Rights Holders from time to time. Pursuant to the A&R Registration Rights Agreement, the Registration Rights Holders will have customary registration Rights, including demand and piggy-back Rights, subject to cooperation and cut back provisions with respect to Electra Pubco Common Stock held by such parties following the consummation of the Merger. We estimate that an aggregate of ____________ shares of Electra Pubco Common Stock will be subject to registration Rights immediately following Closing.

The registration of these securities will permit the public resale of such securities, subject to any applicable contractual lock-up obligation. The registration and availability of a significant number of securities for trading in the public market may have an adverse effect on the market price of the Electra Pubco Common Stock post-Closing.

We are a “smaller reporting company” and “emerging growth company” under the U.S. federal securities laws, and the reduced reporting requirements applicable to smaller reporting companies and emerging growth companies could make our common stock less attractive to investors.

We are a “smaller reporting company” and an “emerging growth company” under U.S. federal securities laws. For as long as we continue to be a smaller reporting company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Furthermore, as an emerging growth company, we intend to take advantage of exemptions from certain reporting requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and exemptions from the requirements of holding a non-binding advisory vote on executive compensation. Investors may not find our common stock attractive because we may rely on these exemptions and reduced disclosures. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of IRHO’s IPO, (b) in which we have total annual gross revenue of at least $1.23 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Risks Related to the Business Combination and IRHO

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to IRHO prior to the consummation of the Business Combination.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how IRHO’s Public Shareholders vote.

The Sponsor and each director and officer of IRHO have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Parent Support Agreement. The Sponsor, which includes among its members each of the directors and officers of IRHO, owns 5,750,000 Founder Shares, and 370,000 Private Placement Units (Cantor owns the remaining 200,000 Private Placement Units),. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 22% of the issued and outstanding IRHO Ordinary Shares and have the right to vote approximately 22% of the issued and outstanding IRHO Ordinary Shares. Accordingly, we would only need 13,236,440 IRHO Ordinary Shares (or 45%) to approve the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Electra Pubco Equity Incentive Plan Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals.

We may be forced to close the Business Combination even if we determine it is no longer in our shareholders’ best interest.

Our Public Shareholders are protected from a material adverse event of Electra arising between the date of the Merger Agreement and the Closing primarily by the right to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account that are available for distribution to Public Shareholders, calculated as of two business days prior to the scheduled vote at the extraordinary general meeting. Accordingly, if a material adverse event were to occur after approval of the Condition Precedent Proposals at the extraordinary general meeting, we may be forced to close the Business Combination even if we determine it is no longer in our shareholders’ best interest to do so (as a result of such material adverse event) which could have a significant negative impact on our business, financial condition or results of operations.

IRHO’s ability to complete an initial business combination with Electra may be impacted if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”), and ultimately prohibited.

The Sponsor is a Cayman Islands exempted limited partnership and is likely to be considered a “foreign person” under the regulations administered by CFIUS. As such, an initial business combination with Electra may be subject to CFIUS jurisdiction, the scope of which includes controlling investments (within the meaning of “control” under the CFIUS regulations) as well as certain non-passive, non-controlling investments in sensitive U.S. businesses meeting certain criteria. The parties have determined that Electra is not a TID U.S. business, as that term is defined in 31 C.F.R. §800.248, and as a result, it is not mandatory to submit a CFIUS filing with respect to the Business Combination. The parties may determine to submit a voluntary filing to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination or recommend that the U.S. president block the initial business combination or order IRHO to divest all or a portion of Electra following the Closing. Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and IRHO has limited time to complete its initial business combination. If IRHO cannot complete its initial business combination by December 18, 2027, or such later date that may be approved by IRHO’s shareholders, because the review process extends beyond such timeframe or because the Business Combination is ultimately prohibited by CFIUS or another U.S. government entity, IRHO may be required to liquidate. If IRHO liquidates, its Public Shareholders may only receive their pro rata share of amounts held in the Trust Account that are available for distribution to Public Shareholders, and the IRHO Rights will expire worthless. This will also cause shareholders to lose the investment opportunity in Electra and the chance of realizing future gains on their investment through any price appreciation in the combined company.

(i)     If IRHO is deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and IRHO’s activities may be restricted, which may make it difficult for us to complete IRHO’s initial Business Combination.

The SEC’s adopting release with respect to the 2024 SPAC Rules provided guidance relating to the potential status of SPACs as investment companies subject to regulation under the Investment Company Act and the regulations thereunder. Whether a SPAC is an investment company is dependent on specific facts and circumstances and we can give no assurance that a claim will not be made that we have been operating as an unregistered investment company.

If IRHO is deemed to be an investment company under the Investment Company Act, IRHO’s activities may be restricted, including (i) restrictions on the nature of IRHO’s investments; and (ii) restrictions on the issuance of securities, each of which may make it difficult for us to complete IRHO’s initial Business Combination.

In addition, IRHO may become subject to more burdensome requirements, including: (i) registration as an investment company; (ii) adoption of a specific form of corporate structure; and (iii) reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless IRHO can qualify for an exclusion, IRHO must ensure that IRHO is engaged primarily in a business other than investing, reinvesting or trading in securities and that IRHO’s activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of IRHO’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. IRHO is mindful of the SEC’s investment company definition and guidance and intends to complete an initial Business Combination with an operating business, and not with an investment company, or to acquire minority interests in other businesses exceeding the permitted threshold.

IRHO does not believe that IRHO’s business activities will subject us to the Investment Company Act. To this end, the proceeds held in the Trust Account were initially invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended Business Combination.

Pursuant to the Trust Agreement, Continental is not permitted to invest in securities or assets other than as described above. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), IRHO intended to avoid being deemed an “investment company” within the meaning of the Investment Company Act. IRHO’s Initial Public Offering was not intended for persons who were seeking a return on investments in government securities or investment securities. The Trust Account is intended solely as a temporary depository for funds pending the earliest to occur of: (i) the completion of IRHO’s initial Business Combination; (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend IRHO’s Amended and Restated Memorandum and Articles of Association (x) in a manner that would affect the substance or timing of IRHO’s obligation to redeem 100% of IRHO’s Public Shares if IRHO does not complete IRHO’s initial Business Combination within the Combination Period; or (y) with respect to any other provision relating to the rights of holders of shares of IRHO’s Ordinary Shares or pre initial Business Combination activity; or (iii) absent an initial Business Combination within the Combination Period, IRHO’s return of the funds held in the Trust Account to IRHO’s Public Shareholders as part of IRHO’s redemption of the Public Shares.

IRHO is aware of litigation claiming that certain SPACs should be considered investment companies. Although IRHO believes that these claims are without merit, IRHO cannot guarantee that IRHO will not be deemed to be an investment company and thus subject to the Investment Company Act. If IRHO were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which IRHO has not allotted funds and may hinder IRHO’s ability to complete an initial Business Combination or may result in IRHO’s liquidation. If IRHO is unable to complete IRHO’s initial Business Combination, IRHO’s Public Shareholders may receive only approximately $10.[•] per Public Share upon the liquidation of IRHO’s Trust Account and IRHO’s Rights will be worthless.

Since the Sponsor and IRHO’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Electra is appropriate as our initial business combination. Such interests include that the Sponsor will lose its entire investment in us if our business combination is not completed.

When you consider the recommendation of the IRHO Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and IRHO’s directors and officers have interests in such proposal that are different from, or in addition to, those of IRHO shareholders and warrant holders generally.

Such interests include the following:

•        The Sponsor paid (i) $32,000 or approximately $0.005 per share for the Founder Shares, which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $________________, based on the $[*] closing price of the IRHO Ordinary Shares on Nasdaq on ___________, 2026, (ii) $____________ or approximately $10.00 per unit for the 370,000 Private Placement Units, which such Private Placement Units, if unrestricted and freely tradeable, would be valued at approximately $____________, based on the $___ closing price of the IRHO Units on Nasdaq on _____, 2026 based on the $_____ closing price of the IRHO Ordinary Shares on Nasdaq on ______, 2026.

•        If IRHO does not consummate a business combination by December 18, 2027 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the IRHO Board, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the Founder Shares owned by the Sponsor would be worthless because following the redemption of the Public Shares, IRHO would likely have few, if any, net assets and because the Insiders have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of the Founder Shares if IRHO fails to complete a business combination within the required period. Additionally, in such event, the 370,000 Private Placement Units (including the underlying securities) will also expire worthless. IRHO’s directors and executive officers have an indirect economic interest in the Private Placement Units and Founder Shares owned by the Sponsor.

•        As a result of the low purchase price paid for the Founder Shares, even if the trading price of the Electra Pubco Common Stock were as low as $2.10 per share, the aggregate market value of the Founder Shares alone (without taking into account the value of the Electra Pubco Common Stock issued in respect of the Private Placement Units or the Public Shares held by the Sponsor) would be approximately equal to the investment in IRHO by the Sponsor. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a substantial profit on its investment in us even at a time when the Electra Pubco Common Stock has lost significant value. On the other hand, if the Business Combination is not completed and IRHO liquidates without completing another initial business combination before the end of the completion window, the Sponsor would lose its entire investment in us.

•        Upon liquidation, the Sponsor will lose its entire investment in the Founder Shares and Private Placement Units, which totals $3,732,000 in the aggregate. The potential loss of this investment could incentivize the Sponsor and its affiliates to pursue a business combination transaction on unfavorable terms in order to avoid a liquidation.

•        Louis Lebedin is expected to be a director of Electra Pubco after the Closing. As such, in the future, Louis Lebedin may receive fees for his service as director, which may consist of cash or stock-based awards, and any other remuneration that Electra Pubco Board determines to pay to its non-employee directors.

•        IRHO’s existing directors and officers will be eligible for continued indemnification and continued coverage under IRHO’s directors’ and officers’ liability insurance policy after the Merger and pursuant to the Merger Agreement and indemnification agreements entered into with such directors and officers in connection with the IPO.

•        In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to IRHO if and to the extent any claims by a third party (other than IRHO’s independent registered public accounting firm) for services rendered or products sold to IRHO, or a prospective target business with which IRHO has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per Public Share and (b) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all Rights to seek access to the Trust Account and as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•        The Sponsor and its affiliates have made an aggregate of $_____________ of advances to IRHO as of the date of this proxy statement/prospectus, which will be repaid in cash at the closing of the Business Combination. Additionally, IRHO’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. As of the date of this proxy statement/prospectus the current value of the reimbursement of the out-of-pocket expenses owed to IRHO’s officers and directors and their affiliates is $0. However, if IRHO fails to consummate a business combination by December 18, 2027 (or if such date is extended at a duly called extraordinary general meeting, such later date), such persons will not have any claim against the Trust Account for reimbursement. Accordingly, IRHO may not be able to reimburse these advances and expenses if the Business Combination or another business combination is not completed by such date.

Pursuant to the A&R Registration Rights Agreement, the Insiders will have customary registration rights, including demand and piggy-back Rights, subject to cooperation and cut-back provisions with respect to the Electra Pubco Common Stock held by such parties following the consummation of the Proposed Transaction. We estimate that the Initial Shareholders will hold an aggregate of 6,320,000 shares of Electra Pubco Common Stock subject to registration rights, not reflecting forfeitures and the Share Contribution pursuant to the Parent Support Agreement, which includes the up to 800,000 At Risk Shares, where up to 800,000 At-Risk Shares shall be subject to forfeiture as follows: For each $1,000,000 by which the Parent Closing Cash is less than $80,000,000, the Sponsor shall forfeit 16,000 At-Risk Shares, up to the maximum of 800,000 Parent Common Shares. (For illustrative purposes only: (i) if the Parent Closing Cash equals or exceeds $80,000,000, no At-Risk Shares shall be forfeited; (ii) if the Parent Closing Cash is $60,000,000, the Sponsor shall forfeit 320,000 At-Risk Shares; and (iii) if the Parent Closing Cash is $30,000,000 or less, the Sponsor shall forfeit all 800,000 At-Risk Shares).

See “The Business Combination Proposal — Certain Interests of IRHO’s Directors and Officers and Others in the Business Combination.”

The existence of financial and personal interests of one or more of IRHO’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of IRHO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, IRHO’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “— Certain Interests of IRHO’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

The personal and financial interests of the Sponsor as well as IRHO’s directors and officers may have influenced their motivation in identifying and selecting Electra as a business combination target, completing an initial business combination with Electra and influencing the operation of the business following the initial business combination. Because the Sponsor and IRHO’s directors and officers will lose their entire investment in IRHO if IRHO does not complete an initial business combination and will benefit from the completion of a business combination, they may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to IRHO shareholders rather than liquidate. In considering the recommendations of the IRHO Board to vote for the proposals, its shareholders should consider these interests.

The exercise of IRHO’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in IRHO’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require IRHO to agree to amend the Merger Agreement, to consent to certain actions taken by Electra or to waive rights that IRHO is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Electra’s business or a request by Electra to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at IRHO’s discretion, acting through the IRHO Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for IRHO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, IRHO does not believe there will be any changes or waivers that IRHO’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, IRHO will circulate a new or amended proxy statement/prospectus and resolicit IRHO’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

IRHO and Electra will incur significant transaction and transition costs in connection with the Business Combination.

IRHO and Electra have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. IRHO and Electra may also incur additional costs to retain key employees. Certain transaction costs incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by Electra Pubco following the closing of the Business Combination.

Subsequent to the consummation of the Business Combination, Electra Pubco may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and its share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Electra has identified all material issues or risks associated with Electra, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of Electra’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or Electra Pubco. Additionally, we have no indemnification rights against the Electra Securityholders under the Merger Agreement and all of the purchase price consideration will be delivered at the Closing.

Accordingly, any shareholders or warrant holders of IRHO who choose to remain Electra Pubco stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares or rights. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The historical financial results of Electra and unaudited condensed combined pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Electra Pubco’s actual financial position or results of operations would have been.

The historical financial results of Electra included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone public company during the periods presented or those Electra Pubco will achieve in the future. This is primarily the result of the following factors: (i) Electra Pubco will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) Electra Pubco’s capital structure will be different from that reflected in Electra’s historical financial statements. Electra Pubco’s financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare Electra Pubco’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited condensed combined pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, IRHO being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Electra on the Closing Date and the number of IRHO Ordinary Shares that are redeemed in connection with the Business Combination. Accordingly, such unaudited condensed combined pro forma financial information may not be indicative of Electra Pubco’s future operating or financial performance and Electra Pubco’s actual financial condition and results of operations may vary materially from Electra Pubco’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Electra and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Electra Pubco Common Stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of Electra. We will depend on Electra for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to Electra Pubco Common Stock. The financial condition and operating requirements of Electra may limit our ability to obtain cash from Electra. The earnings from, or other available assets of, Electra may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Electra Pubco Common Stock or satisfy our other financial obligations.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our Business Combination.

IRHO Insiders may elect to purchase shares from Public Shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Ordinary Shares or Public Rights.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material non-public information), the Sponsor or our or its respective directors, officers, advisors or affiliates may (a) purchase Public Shares from institutional and other investors who elect to redeem, or indicate an intention to redeem, Public Shares, (b) execute agreements to purchase such shares from such investors in the future, or (c) enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of IRHO’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor or our or its respective directors, officers, advisors or affiliates purchase shares in privately negotiated transactions from Public Shareholders, such shares that are purchased by the Sponsor or our or its respective directors, officers, advisors or affiliates would not be voted in favor of the Business Combination Proposal, and the Sponsor or our or its respective directors, officers, advisors or affiliates would waive their Redemption Rights. In the event that the Sponsor or our or its respective directors, officers, advisors or affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares.

The purpose of such share purchases and other transactions would be to reduce the number of Public Shares electing to redeem.

Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares or rights at a price lower than market, such investor or holder may therefore become more likely to sell the shares he, she or it owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Additionally, in the event the Sponsor, or our or its directors, officers, advisors or affiliates were to purchase shares or rights in privately negotiated transactions from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        This proxy statement/prospectus discloses the possibility that the Sponsor or our or its respective directors, officers, advisors or affiliates may purchase shares or rights from Public Shareholders outside the redemption process, along with the purpose of such purchases;

•        If the Sponsor or our or its respective directors, officers, advisors or affiliates were to purchase shares or rights from Public Shareholders, they would do so at a price no higher than the price offered through our redemption process;

•        This proxy statement/prospectus includes a representation that any of our securities purchased by the Sponsor or our or its respective directors, officers, advisors or affiliates would not be voted in favor of approving the Business Combination transaction;

•        The Sponsor or our or its respective directors, officers, advisors or affiliates would not possess any Redemption Rights with respect to our securities or, if they do acquire and possess Redemption Rights, they would waive such rights in the event that the Business Combination is consummated; and

•        IRHO would disclose in a Current Report on Form 8-K, before the extraordinary general meeting, the following material items:

•        the amount of our securities purchased outside of the redemption offer by the Sponsor, or our or its respective directors, officers, advisors or affiliates, along with the purchase price;

•        the purpose of the purchases by the Sponsor, or our or its respective directors, officers, advisors or affiliates;

•        the impact, if any, of the purchases by the Sponsor or our or its respective directors, officers, advisors or affiliates on the likelihood that the Business Combination transaction will be approved;

•        the identities of our security holders who sold to our Sponsor or our or its respective directors, officers, advisors or affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to our Sponsor or our or its respective directors, officers, advisors or affiliates; and

•        the number of IRHO Ordinary Shares for which IRHO has received redemption requests pursuant to the redemption offer.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in IRHO’s IPO).

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we have not completed our business combination within the required time period, or upon the exercise of a Redemption Right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Shareholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Changes in the market for directors and officers liability insurance could make it more difficult and more expensive for us to negotiate and complete an initial business combination.

In recent months, the market for directors and officers liability insurance for special purpose acquisition companies has changed in ways adverse to us and our management team. Fewer insurance companies are offering quotes for directors and officers liability coverage, the premiums charged for such policies have generally increased and the terms of such policies have generally become less favorable. These trends may continue into the future. The increased cost and decreased availability of directors and officers liability insurance could make it more difficult and more expensive for us to negotiate an initial business combination. In order to obtain directors and officers liability insurance or modify its coverage as a result of becoming a public company, the post-business combination entity might need to incur greater expense, accept less favorable terms or both. However, any failure to obtain adequate directors and officers liability insurance could have an adverse impact on the post-business combination’s ability to attract and retain qualified officers and directors.

In addition, even after we complete the Business Combination, our directors and officers could still be subject to potential liability from claims arising from conduct alleged to have occurred prior to the Business Combination. As a result, in order to protect our directors and officers, Electra Pubco may need to purchase additional insurance with respect to any such claims (“run-off insurance”). The need for run-off insurance would be an added expense for the post-business combination entity, and could interfere with or frustrate our ability to consummate the Business Combination on terms favorable to our investors.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, IRHO files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy or insolvency court could seek to recover all amounts received by our shareholders. In addition, the IRHO Board may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the Trust Account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a bankruptcy or insolvency court could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of approximately $18,293 and to imprisonment for five years in the Cayman Islands.

We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used. Once we lose our “emerging growth company” and “smaller reporting company” status, we will no longer be able to take advantage of certain exemptions from reporting, and we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of IRHO’s IPO, (b) in which we have total annual gross revenue of at least $1.23 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

There is a risk that the new 1% U.S. federal excise tax may be imposed on us in connection with redemptions of our shares.

The Code imposes a 1% excise tax on the fair market value of certain repurchases (including certain redemptions) of stock by “covered corporations” (which include publicly traded domestic (i.e., U.S.) corporations). The excise tax will apply to stock repurchases occurring in 2023 and beyond. The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased at the time of the repurchase. Although guidance and regulations issued by the U.S. Department of the Treasury (the “Treasury”) clarify certain aspects of the excise tax, the interpretation and operation of other aspects of the excise tax remain unclear, and such interim operating rules are subject to change. Because we will be a Delaware corporation as a result of the Domestication and because our securities trade on Nasdaq, we would be a “covered corporation” within the meaning of the Code. While not free from doubt, absent any further guidance from the U.S. Department of the Treasury (the “Treasury”), who has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax, the Excise Tax may apply to any redemptions of our Public Shares after December 31, 2022, including redemptions in connection with the Business Combination, unless an exemption is available. Generally, issuances of securities by us in connection with our initial Business Combination transaction (including any PIPE transaction at the time of our initial Business Combination), as well as any other issuances of securities not in connection with our initial Business Combination, would be expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year. In addition, any Excise Tax would be payable by us, and not by the redeeming holder. Further, based on recently issued interim guidance from the IRS and Treasury, subject to certain exceptions, the Excise Tax should not apply in the event of our liquidation.

IRHO may be or may have been a PFIC during the holding period of a U.S. Holder of IRHO Ordinary Shares.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. The determination of whether IRHO will be treated as a PFIC for the taxable year that includes the Business Combination will depend on a number of factors, including the timing of the Business Combination and the amount of cash held by IRHO and its subsidiaries at the time of the Business Combination, among others.

If IRHO is a PFIC or has been a PFIC during the holding period of a U.S. holder of IRHO Ordinary Shares, such U.S. holder of IRHO Ordinary Shares may be subject to certain adverse U.S. federal income tax consequences as a result of the Domestication. There is no assurance that IRHO is not currently or has not been a PFIC during the holding period of a U.S. holder of IRHO Ordinary Shares. If IRHO has been a PFIC for any taxable year during the holding period of a U.S. holder of IRHO Ordinary Shares (and a U.S. holder of IRHO Ordinary Shares has not made certain elections with respect to its IRHO Ordinary Shares), such U.S. holder of IRHO Ordinary Shares may recognize gain (but not loss if the Domestication qualifies as a “reorganization” within the meaning of Section 368(a) of the Code) upon the exchange of IRHO Ordinary Shares and IRHO Rights for Parent Class A Common Shares and Parent Rights, as applicable, pursuant to the Domestication.

Whether IRHO is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Nonetheless, based on the current composition of IRHO’s income and assets, if the Domestication occurs as contemplated in this proxy statement/prospectus, causing IRHO’s current taxable year to end at such time for U.S. federal income tax purposes, IRHO believes that it will likely be a PFIC for the current taxable year.

However, there can be no assurance that IRHO will be treated as a PFIC in the taxable year that includes the Business Combination or any other taxable year. Moreover, the application of the PFIC rules are subject to uncertainty in several respects, and there can be no assurance that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS. Please see “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations” for a more detailed discussion with respect to IRHO’s potential PFIC status and certain tax implications thereof.

Future sales of substantial amounts of our securities in the public market (including the Electra Pubco Common Stock issuable upon conversion of Electra Pubco Rights), or the perception that such sales may occur, could cause Electra Pubco’s share price to decline.

Future sales of substantial amounts of our securities in the public market (including the Electra Pubco Common Stock issuable upon conversion of Electra Pubco Rights), or the perception that such sales may occur, could cause Electra Pubco’s share price to decline. Also as previously disclosed, the Sponsor paid the nominal price of $0.005 per share for the Founder Shares. Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of IRHO Ordinary Shares as of the Record Date, which was $[•] per share, and the $10.00 per unit price paid in IRHO’s IPO, the holders of the Founder Shares may earn a positive rate of return on their investment even if other holders of IRHO Ordinary Shares experience a negative rate of return. As a result, the holders of the Founder Shares may be incentivized to sell such securities when others are not.

The underwriters of the IPO were to be compensated in part on a deferred basis for already-rendered services in connection with IRHO’s IPO. However, Cantor gratuitously waived such compensation. Cantor and BRS had no role in this Business Combination and do not have any responsibility for this proxy statement/prospectus.

Cantor was the lead underwriter in the IRHO IPO. Pursuant to the Underwriting Agreement, Cantor was entitled to deferred compensation in the aggregate amount of $10,950,000 as consideration for services rendered to IRHO in connection with the IPO, which was to become payable upon consummation of a business combination transaction. IRHO and Cantor are discussing the payment of the deferred compensation solely with respect to the Business Combination, however there can be no assurance that part or all of the deferred compensation will be waived. Accordingly, Cantor may receive any portion of the $10,950,000 deferred underwriting fee.

In addition, with respect to the Business Combination, IRHO continues to have customary obligations under certain provisions of the Underwriting Agreement. These provisions include the relevant clauses of the underwriters’ standard terms and conditions, including IRHO’s obligation to (i) indemnify and hold harmless each of the underwriters, the directors, officers, employees, affiliates and agents of each underwriter, and each person, if any, who controls any of the underwriters or any affiliate within the meaning of the Securities Act or the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the securities sold in the IPO as originally filed or in any amendment thereof, or in any Preliminary Prospectus, the Prospectus, any “road show” as defined in Section 433(h) of the Act or any Written Testing-the-Waters Communication, or in any amendment thereof or supplement thereto (each as defined in the Underwriting Agreement), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that IRHO will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to IRHO by or on behalf of any underwriter through Cantor specifically for inclusion therein.

Further, the Underwriting Agreement contains a contribution provision in the event the indemnification obligations described above are unavailable or otherwise prohibited by law. The contribution obligations of the underwriters under the Underwriting Agreement are limited to the total underwriting discounts and commissions paid, in the aggregate, by IRHO to the underwriters upon the consummation of IRHO’s IPO, and the underwriters otherwise have no further contribution liability under the Underwriting Agreement because Cantor waived its Rights to any deferred underwriting discounts. Therefore, in contrast to other transactions where the underwriters did not waive Rights to fees or deferred underwriting discounts, as the case may be, the potential financial liability of IRHO with respect to an indemnified loss where such indemnification is otherwise unavailable to the indemnified party may be higher under the respective agreements than it would have been had Cantor not refused to serve and waived their Rights to any fees or deferred underwriting discounts.

There is no dispute among IRHO and Cantor with respect to Cantor’s role as underwriter of IRHO’s IPO. The services of Cantor as underwriter in the IPO were complete. Cantor had no role in connection with this Business Combination. Cantor waived its entitlement to the deferred fees at the request of IRHO. Accordingly, IRHO does not believe that the waiver of fees will impact the consummation of the Business Combination, other than by reducing transaction expenses payable at the Closing. Cantor have not been involved in the preparation of any disclosure that is included in this proxy statement/prospectus, or any business analysis underlying such disclosure, and IRHO Shareholders do not have the benefit of any such involvement. IRHO Shareholders should not place any reliance on the fact that Cantor were involved with IRHO’s IPO.

There are risks to IRHO shareholders who are not affiliates of the Sponsor of becoming stockholders of Electra Pubco through the Business Combination rather than acquiring securities of Electra Pubco directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of securities in connection therewith, investors will not receive the benefit of an outside independent review of Electra Pubco’s, Electra’s and IRHO’s respective finances and operations typically performed in an initial public securities offering. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for material misstatements or omissions in a registration statement filed with the SEC in connection with the public offering. As no such review has been or will be conducted in connection with the Business Combination, IRHO shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an underwriter in a public securities offering.

In addition, the Insiders have interests in the Business Combination that may be different from, or in addition to, the interests of IRHO shareholders generally. Such interests may have influenced IRHO’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “Risk Factors — Since the Sponsor and IRHO’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Electra is appropriate as our initial business combination. Such interests include that the Sponsor will lose its entire investment in us if our business combination is not completed.”

The process of taking a company public by means of a business combination with a special purpose acquisition company (a “SPAC”) is different from taking a company public through an underwritten public offering and may create risks for unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the merger agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

If IRHO’s due diligence investigation of Electra was inadequate, then IRHO shareholders following the consummation of the Business Combination could lose some or all of their investment.

Even though IRHO and its legal advisors conducted a due diligence investigation of Electra, it cannot be sure that this due diligence uncovered all material issues that may be present in Electra and its business and operations, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Electra and its business and operations and outside of its control will not later arise.

During the pendency of the Business Combination, IRHO will not be able to enter into an agreement with another party because of restrictions in the Merger Agreement. If the Proposed Transaction is not completed, those restrictions may make it harder for IRHO to complete an alternate business combination before its liquidation date.

While the Merger Agreement is in effect, neither IRHO nor Electra may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to their respective shareholders than the Proposed Transaction. In addition, if the Business Combination is not completed, these provisions will make it more difficult for IRHO to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.

IRHO shareholders may not know prior to the redemption deadline or prior to the extraordinary general meeting whether IRHO will have satisfied the Minimum Cash Condition.

IRHO has entered into Non-Redemption Agreements with respect to an aggregate of $7 million of public shares, and expects such Non-Redemption Agreements will satisfy the Minimum Cash Condition. However, we cannot assure you of this. If IRHO receives valid redemption requests from holders of Public Shares prior to the redemption deadline, IRHO may, at its sole discretion, following the redemption deadline and until the Closing Date, seek and permit withdrawals by one or more of such holders of their redemption requests. IRHO may select which holders to seek such withdrawals of redemption requests from based on any factors IRHO may deem relevant and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account, including where IRHO otherwise would not satisfy the Minimum Cash Condition. This process could take a number of days and there may be a period of time after the extraordinary general meeting and before the Closing when shareholders do not know how much cash Electra Pubco will have upon the closing or whether IRHO has satisfied the Minimum Cash Condition. Accordingly, Public Shareholders may be required to make redemption and voting decisions without knowing whether we will satisfy all of the conditions to closing the Business Combination.

There is no guarantee that a Public Shareholder’s decision to redeem its Public Shares will put the shareholder in a better future economic position.

IRHO can give no assurance as to the price at which a shareholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative initial business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in IRHO’s share price and may result in a lower value realized now than a stockholder of IRHO might realize in the future had the stockholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the Electra Pubco Common Stock after the consummation of the Business Combination and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If Public Shareholders fail to properly demand redemption, they will not be entitled to have their Public Shares redeemed for a pro rata portion of the Trust Account.

IRHO’s Public Stockholders may demand that IRHO redeem their Public Shares for their respective pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest will be net of taxes payable). Public Shareholders who seek to exercise this Redemption Right must (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested and (b) deliver their Public Shares (either physically or electronically through DTC) to IRHO’s transfer agent two business days prior to the scheduled date of the extraordinary general meeting. Any Public Shareholder who fails to properly deliver their Public Shares will not be entitled to have his or her shares redeemed. See the section of this proxy statement/prospectus entitled “The Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to have your Public Shares redeemed for cash.

If you or a “group” of shareholders of which you are a part are deemed to hold 15% or more of the Public Shares, you will lose the ability to redeem your Public Shares.

A Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 15% or more of the Public Shares, which we refer to as “Excess Shares.” In order to determine whether a shareholder is acting in concert or as a group with another shareholder, IRHO will require each Public Shareholder seeking to exercise Redemption Rights to certify to IRHO whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to IRHO at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which IRHO makes the above-referenced determination. Your inability to redeem any Excess Shares will reduce your influence over IRHO’s ability to consummate the Business Combination and you could suffer a material loss on your investment in IRHO if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if IRHO consummates the Business Combination. As a result, in order to dispose of such shares, you would be required to sell your shares in open market transactions, potentially at a loss. Notwithstanding the foregoing, shareholders may challenge IRHO’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

IRHO may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on IRHO’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect IRHO’s and Electra’s respective businesses, financial condition and results of operation.

IRHO’s management has identified material weaknesses in IRHO’s internal control over financial reporting. If IRHO is unable to develop and maintain an effective system of internal control over financial reporting, IRHO may not be able to accurately report IRHO’s financial results in a timely manner, which may adversely affect investor confidence in IRHO and materially and adversely affect IRHO’s business and operating results.

IRHO’s management has identified material weaknesses in IRHO’s internal controls over financial reporting relating to IRHO’s accounting for complex financial instruments and accruals. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

Effective internal controls are necessary for IRHO to provide reliable financial reports and prevent fraud. Measures to remediate material weaknesses may be time-consuming and costly and there is no assurance that such initiatives will ultimately have the intended effects. If IRHO is unable to develop and maintain an effective system of internal control over financial reporting, IRHO may not be able to accurately report IRHO’s financial results in a timely manner, which may adversely affect investor confidence in u IRHO and materially and adversely affect IRHO’s business and operating results. If IRHO identifies any new material weaknesses in the future, any such newly identified material weakness could limit IRHO’s ability to prevent or detect a misstatement of IRHO’s accounts or disclosures that could result in a material misstatement of IRHO’s annual or interim financial statements. In such case, IRHO may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in IRHO’s financial reporting and adversely affect IRHO’s business and operating results. IRHO cannot assure you that the measures IRHO has taken to date, or any measures IRHO may take in the future, will be sufficient to avoid potential future material weaknesses.

Risks Related to the Consummation of the Domestication

The Domestication may result in adverse tax consequences for holders of IRHO Ordinary Shares and IRHO Rights, including holders exercising their Redemption Rights with respect to the Public Shares.

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations,” including the application of the PFIC rules and Section 367(b) of the Code, the Domestication is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and, if so treated, a U.S. holder (as defined below) would not recognize gain or loss on the exchange of IRHO Ordinary Shares or IRHO Rights for Parent Class A Common Shares or Parent Rights, as applicable, pursuant to the Domestication. If the Domestication qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of IRHO Ordinary Shares or IRHO Rights may still recognize gain (but not loss) or be required to include the “all earnings and profits amount” upon the exchange of its IRHO Ordinary Shares or IRHO Rights for Parent Class A Common Shares or Parent Rights, as applicable, pursuant to the Domestication under Section 367(b) of the Code.

Alternatively, if the Domestication does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. holder that exchanges its IRHO Ordinary Shares and IRHO Rights for the consideration pursuant to the Domestication generally will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Parent Class A Common Shares and Parent Rights received and (ii) the U.S. holder’s adjusted tax basis in the IRHO Ordinary Shares and IRHO Rights exchanged therefor, as applicable.

Additionally, the Domestication may cause non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”) of IRHO Ordinary Shares to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s Parent Class A Common Shares after the Domestication.

Because the Domestication will occur immediately prior to the redemptions of holders that exercise Redemption Rights with respect to Public Shares, holders exercising Redemption Rights would still be subject to the potential tax consequences of the Domestication, and for U.S. holders, the determination of whether a U.S. holder is a 10% U.S. Shareholder or is otherwise subject to Section 367 of the Code would be determined as if the Redemptions had not yet occurred at the time of the Domestication. Holders should consult their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of Redemption Rights.

The tax consequences of the Domestication are complex and will depend on the particular circumstances of a holder of IRHO Ordinary Shares or IRHO Rights. All holders of IRHO Ordinary Shares and IRHO Rights are strongly urged to consult their tax advisors for a full description and understanding of the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For additional information, see “Material U.S. Federal Income Tax Considerations.”

Upon consummation of the Business Combination, the rights of holders of Electra Pubco Common Stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of IRHO Ordinary Shares arising under the Companies Act as well as our Cayman Constitutional Documents.

Upon consummation of the Business Combination, the rights of holders of Electra Pubco Common Stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our Cayman Constitutional Documents and the Companies Act and, therefore, some rights of holders of Electra Pubco Common Stock could differ from the rights that holders of IRHO Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that Electra Pubco becomes involved in costly litigation, which could have a material adverse effect on Electra Pubco.

In addition, there are differences between the new organizational documents of Electra Pubco and the current constitutional documents of IRHO. For a more detailed description of the Rights of holders of Electra Pubco Common Stock and how they may differ from the Rights of holders of IRHO Ordinary Shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Charter and the Proposed Bylaws of Electra Pubco are attached as Annex B-1 and Annex B-2, respectively, to this proxy statement/prospectus and we urge you to read them.

Delaware law and Electra Pubco’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of Electra Pubco’s common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Electra Pubco Board or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:

•        the ability of the Electra Pubco Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        the Electra Pubco Proposed Charter will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        the limitation of the liability of, and the indemnification of, Electra Pubco’s directors and officers;

•        the ability of the Electra Pubco Board to amend the Proposed Bylaws, which may allow the Electra Pubco Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Proposed Bylaws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which stockholders must comply to nominate candidates to the Electra Pubco Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Electra Pubco Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Electra Pubco.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Electra Pubco Board or management.

The provisions of the Proposed Charter requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Electra Pubco’s Proposed Charter provides that, to the fullest extent permitted by law, and unless Electra Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on Electra Pubco’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Electra Pubco to Electra Pubco or Electra Pubco’s

stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or Electra Pubco’s Proposed Bylaws or Electra Pubco’s Proposed Charter (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against Electra Pubco or any current or former director, officer or stockholder governed by the internal affairs doctrine.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter will also provide that, unless Electra Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce any cause of action arising under the Securities Act, any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

These provisions may have the effect of discouraging lawsuits against Electra Pubco’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against Electra Pubco, a court could find the choice of forum provisions contained in the Proposed Charter to be inapplicable or unenforceable in such action.

Electra Pubco will be a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for exemptions from certain corporate governance requirements. You may not have the same protections afforded to shareholders of companies that are subject to such requirements.

Electra Pubco will be a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to shareholders of companies that are subject to such requirements.

Following the Business Combination (assuming maximum redemptions), Fabrizio Martini, Electra’s co-founder and Chief Executive Officer, will beneficially own (including shares underlying Converted Stock Options) approximately ____% of the combined voting power for the election of directors to the Electra Pubco Board, and, as a result, Electra Pubco will be considered a “controlled company” for the purposes of Nasdaq listing rules. As such, Electra Pubco will qualify for, and may rely on, exemptions from certain corporate governance requirements, including that a majority of the Electra Pubco consist of “independent directors,” as defined under Nasdaq listing rules. In addition, Electra Pubco will not be required to have a nominating and corporate governance committee or compensation committee that is composed entirely of independent directors with written charters addressing the committees’ purposes and responsibilities and an annual performance evaluation of these committees.

If at any time Electra Pubco ceases to be a “controlled company” under Nasdaq listing rules, the Electra Pubco Board intends to take any action that may be necessary to comply with Nasdaq listing rules, subject to a permitted “phase-in” period. These and any other actions necessary to achieve compliance with such rules may increase Electra Pubco’s legal and administrative costs, will make some activities more difficult, time-consuming and costly and may also place additional strain on Electra Pubco’s personnel, systems and resources.

Risks if the Domestication and the Business Combination are not Consummated

If we are not able to complete the Business Combination with Electra by December 18, 2027 nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cayman Constitutional Documents, we would cease all operations except for the purpose of winding up and we would redeem our Ordinary Shares and liquidate the Trust Account, in which case our Public Shareholders may only receive approximately $10.00 per share and our rights will be worthless.

Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein.

If IRHO is not able to complete the Business Combination with Electra by December 18, 2027, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents IRHO will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of IRHO’s remaining shareholders and the IRHO Board, liquidate and dissolve, subject, in each case, to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. In such case, our Public Shareholders may only receive approximately $10.00 per share and our rights will be worthless.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares and/or Public Rights, potentially at a loss.

Our Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of (1) our completion of an initial business combination (including the Closing), and then only in connection with those Public Shares that such Public Shareholder properly elected to redeem, subject to certain limitations; (2) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to (A) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the Public Shares if we do not complete a business combination by December 18, 2027 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the Public Shares if we have not completed an initial business combination by December 18, 2027 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of Public Rights will not have any right to the proceeds held in the Trust Account with respect to the Public Rights. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares and/or Public Rights, potentially at a loss.

If we have not completed our initial business combination, our Public Shareholders may be forced to wait until after December 18, 2027 before redemption from the Trust Account.

If we have not completed our initial business combination by December 18, 2027 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will distribute the aggregate amount then on deposit in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), pro rata to our Public Shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of Public Shareholders from the Trust Account will be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to our Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. In that case, investors may be forced to wait beyond December 18, 2027 (or if such date is further extended at a duly called extraordinary general meeting, such later date), before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Cayman Constitutional Documents and only then in cases where investors have properly sought to redeem their Public Shares. Only upon our redemption or any liquidation will Public Shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.

If the net proceeds of IRHO’s IPO not being held in the Trust Account are insufficient to allow us to operate through to December 18, 2027 (or if such date is further extended at a duly called extraordinary general meeting, such later date) and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our Public Shareholders may only receive $10.00 per share, and our rights will be worthless.

As of December 31, 2025, IRHO had cash of $__________ held outside the Trust Account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of December 31, 2025, IRHO had total current liabilities of $____________.

The funds available to us outside of the Trust Account may not be sufficient to allow us to operate until December 18, 2027 (or if such date is further extended at a duly called extraordinary general meeting, such later date), assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to consummate the Business Combination with Electra, or, if the Merger Agreement is terminated, to pay fees to consultants to assist us with our search for another target business. In such event, we could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from our Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates is under any further obligation to advance funds to IRHO in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. Consequently, our Public Shareholders may only receive approximately $10.00 per share on our redemption of the Public Shares and the Public Rights will expire worthless.

IRHO’s independent registered public accounting firm’s report for the year ended November 30, 2025 and period ended December 31, 2025 contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

As of December 31, 2025, IRHO had approximately $______ in cash and may not have sufficient liquidity to fund its working capital needs. Further, IRHO has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination. IRHO cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Business Combination, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the Business Combination or its inability to continue as a going concern.

Extraordinary General Meeting of IRHO

General

IRHO is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the IRHO Board for use at the extraordinary general meeting to be held virtually at [•], Eastern Time, on [•], and at any adjournment or postponement thereof. This proxy statement/prospectus provides IRHO shareholders with information they need to know to be able to vote or direct their vote to be cast at the extraordinary general meeting.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held virtually at [•], Eastern Time, on [•] and will be a virtual meeting conducted via live webcast at [•]. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of Loeb & Loeb LLP at 345 Park Avenue, New York, New York 10154.

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, IRHO is asking holders of IRHO Ordinary Shares to consider and vote upon:

•        A copy of the Merger Agreement and the Amendment to Merger Agreement, dated as of May 14, 2026, are attached to this proxy statement/prospectus as Annex A-1 and Annex-2;

•        the Domestication Proposal.    The Proposed Charter is attached to this proxy statement/prospectus as Annex B-1;

•        the Stock Issuance Proposal;

•        the Organizational Documents Proposal.    The Proposed Charter and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively;

•        the Advisory Organizational Documents Proposals;

•        the Electra Pubco Equity Incentive Plan Proposal.    A copy of the Electra Pubco Equity Incentive Plan is attached to this proxy statement/prospectus as Annex C; and

•        the Adjournment Proposal.

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of the IRHO Board

The IRHO Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of IRHO’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Electra Pubco Equity Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of IRHO’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of IRHO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, IRHO’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of IRHO’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

IRHO shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned IRHO Ordinary Shares at the close of business on [•], which is the “Record Date” for the extraordinary general meeting. Shareholders will have one vote for each IRHO Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. IRHO Rights do not have voting Rights. As of the close of business on the Record Date, there were 29,320,000 IRHO Ordinary Shares issued and outstanding, of which 6,320,000 are not Public Shares held by Insiders and Initial Shareholders.

The Insiders have agreed to, among other things, vote in favor of the Proposed Transaction. The Sponsor, which includes among its members each of the directors and officers of IRHO, owns 3,230,000 Founder Shares, and 370,000 Private Placement Units, and Cantor owns 200,000 Privat Placement Units. As a result, as of the date of this proxy statement/prospectus, the Insiders and Initial Shareholders own approximately 22% of the issued and outstanding IRHO Ordinary Shares and have the right to vote approximately 22% of the issued and outstanding IRHO Ordinary Shares.

Quorum

A quorum of IRHO shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding IRHO Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the Record Date for the extraordinary general meeting, 8,796,000 IRHO Ordinary Shares would be required to achieve a quorum. Because the Sponsor has the right to vote 6,120,000 IRHO Ordinary Shares, the presence at the extraordinary general meeting of holders of 2,676,000 IRHO Ordinary Shares will be needed to establish a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to IRHO but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. IRHO believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting. The Business Combination Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Business Combination Proposal will have no effect, even if approved by holders of IRHO Ordinary Shares.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Domestication Proposal will have no effect.

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of IRHO Ordinary Shares.

The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting. The Organizational Documents Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of IRHO Ordinary Shares.

The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting. The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.

The approval of the Electra Pubco Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting. The Electra Pubco Equity Incentive Plan Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Electra Pubco Equity Incentive Plan Proposal will have no effect, even if approved by holders of IRHO Ordinary Shares.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon any other proposal.

The Sponsor, which includes among its members each of the directors and officers of IRHO, owns 3,230,000 Founder Shares, and 370,000 Private Placement Units. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 22% of the issued and outstanding IRHO Ordinary Shares and have the right to vote approximately 22% of the issued and outstanding IRHO Ordinary Shares. Accordingly, we would only need 13,236,440 IRHO Ordinary Shares (or 45%) to approve the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Electra Pubco Equity Incentive Plan Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals.

Voting Your Shares

Each IRHO Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of IRHO Ordinary Shares that you own.

If you are a record owner of your shares, there are two ways to vote your IRHO Ordinary Shares at the extraordinary general meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.

If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by IRHO’s board “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Document Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Electra Pubco Equity Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

You Can Attend the Extraordinary General Meeting and Vote in Person.

•        If your shares are registered in your name with the Transfer Agent and you wish to attend the extraordinary general meeting, go to [•], enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their Public Shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact the Transfer Agent Company at least five business days prior to the extraordinary general meeting date in order to ensure access.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way IRHO can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a IRHO shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Bill Caragol, Chief Financial Officer of IRHO, in writing before the extraordinary general meeting that you have revoked your proxy; or

•        you may attend the extraordinary general meeting, revoke your proxy, and vote, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your IRHO Ordinary Shares, you may call ____________, our proxy solicitor, by email at IRHO_____. Individuals may also call _____________; banks and brokers can call _____.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request that IRHO redeem all or a portion of its Public Shares for cash if the Proposed Transaction is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

•        (a) hold Public Shares or (b) hold Public Shares through IRHO Units and elect to separate your IRHO Units into the underlying Public Shares and Public Rights prior to exercising your Redemption Rights with respect to the Public Shares;

•        submit a written request to the Transfer Agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that IRHO redeem all or a portion of your Public Shares for cash; and

•        tender or deliver the certificates for your Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [•], Eastern Time, on [•] (two business days before the scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Therefore, the election to exercise Redemption Rights occurs prior to the Domestication, but the Redemption might be with respect to the Electra Pubco Common Stock that an electing Public Shareholder holds after the Domestication. For the purposes of the Cayman Constitutional Documents, the exercise of Redemption Rights will be treated as an election to have such Public Shares redeemed for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” will be interpreted accordingly. Immediately following the Domestication and the consummation of the Proposed Transaction, Electra Pubco will satisfy the exercise of Redemption Rights by redeeming the corresponding Electra Pubco Common Stock issued to the Public Shareholders that validly exercised their Redemption Rights.

Public Shareholders may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. Holders of IRHO Units must elect to separate Units held by them into the underlying Public Shares and Public Rights prior to exercising their Redemption Rights with respect to the Public Shares. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its Redemption Rights to redeem all or a portion of the Public Shares that it holds and timely tenders or delivers the certificates for its shares (if any) along with the Redemption forms to the Transfer Agent, IRHO will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the funds held the Trust Account that are available for distribution to Public Shareholders, calculated as of two business days prior to the consummation of the Proposed Transaction. For illustrative purposes, as of the Record Date, this would have amounted to approximately $[•] per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption Rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or tendered or delivered electronically. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or tendering or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. In the event the Proposed Transaction is not consummated this may result in an additional cost to shareholders for the return of their Public Shares.

A IRHO shareholder may withdraw a request for Redemption until the redemption deadline and, following this deadline, with IRHO’s consent up until the Closing. Furthermore, if a holder of a Public Share tenders or delivers its share certificates (if any) along with the Redemption forms in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that IRHO permit the withdrawal of the Redemption request and instruct the Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for Redemption will be honored unless the holder’s Public Shares have been tendered or delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the scheduled vote at the extraordinary general meeting.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without IRHO’s prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash without IRHO’s prior consent.

The closing price of Public Shares on ______, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, was $_____. As of the Record Date, funds in the Trust Account totaled $[•] and were held in an interest-bearing bank deposit account.

Prior to exercising Redemption Rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their Redemption Rights if the market price per share is higher than the Redemption Price. IRHO cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their Public Shares.

Appraisal Rights and Dissenters’ Rights

Neither IRHO’s shareholders nor IRHO’s warrant holders have appraisal or dissenters’ rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law or the DGCL. IRHO’s shareholders do not have dissenters’ rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law.

Proxy Solicitation

IRHO is soliciting proxies on behalf of the IRHO Board. This solicitation is being made by mail but also may be made by telephone or in person. IRHO and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. IRHO will file with the SEC all scripts and other electronic communications as proxy soliciting materials. IRHO will bear the cost of the solicitation.

IRHO has engaged ______________ to assist in the solicitation process and will pay ___________ a fee of $______________, plus disbursements.

IRHO will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. IRHO will reimburse them for their reasonable expenses.

IRHO Shareholders

As of the date of this proxy statement/prospectus, there are 29,320,000 IRHO Ordinary Shares issued and outstanding, which includes 5,750,000 Founder Shares and 570,000 IRHO Ordinary Shares underlying the Private Placement Units held by the Sponsor (in addition to Cantor owning 200,000 Private Placement Units). As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 23,570,000 IRHO Rights, which includes the 370,000 Private Placement Rights held by the Sponsor, 200,000 Private Placement Rights held by Cantor and the 23,000,000 Public Rights.

At any time at or prior to the Proposed Transaction, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, the existing equity holders of Electra or IRHO or our or their respective directors, officers, advisors or respective affiliates may (a) purchase Public Shares from institutional and other investors who elect to redeem, or indicate an intention to redeem, Public Shares, (b) execute agreements to purchase such shares from such investors in the future, or (c) enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of IRHO Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor, the existing equity holders of Electra or IRHO or our or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from Public Shareholders, such shares that are purchased by the Sponsor, the Electra Shareholders or our or their respective directors, officers, advisors or respective affiliates would not be voted in favor of the Business Combination Proposal, and the Sponsor, the existing equity holders of Electra or IRHO or our or their respective directors, officers, advisors or respective affiliates would waive their Redemption Rights. In the event that the Sponsor, the existing equity holders of Electra or IRHO or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares.

The purpose of such share purchases and other transactions would be to reduce the number of Public Shares electing to redeem.

Entering into any such arrangements may have a depressive effect on the price of IRHO Ordinary Shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he, she or it owns, either at or prior to the Proposed Transaction). If such transactions are effected, the consequence could be to cause the Proposed Transaction to be consummated in circumstances where such consummation could not otherwise occur.

The Business Combination Proposal

Background of the Business Combination

The Business Combination was the result of a thorough search by IRHO for a potential transaction utilizing the global network, investing and operating experience of its management team and board of directors. The terms of the Business Combination were the result of negotiations between IRHO’s independent directors, management team, and the Sponsor, in consultation with IRHO’s legal advisors and professional service providers, and representatives of Electra, in consultation with their financial and legal advisors. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

IRHO is a blank check company incorporated in the Cayman Islands on September 12, 2025, and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Our intention was to capitalize on the substantial deal sourcing, investing and operating expertise of our Sponsor, directors and management team to identify and combine with one or more businesses with high growth potential.

On December 18, 2025, we consummated our IPO of 23,000,000 IRHO Units at an offering price of $10.00 per IRHO Unit, generating gross proceeds to IRHO of $230,000,000, including the exercise in full by the underwriters of an option to purchase up to 3,000,000 Units at the offering price to cover over-allotments. On September 29, 2025, pursuant to an agreement by and between IRHO and the Sponsor, the Sponsor purchased 5,750,000 IRHO Founder Shares for an aggregate purchase price of $32,000. Simultaneously with the closing of the IPO, pursuant to a private placement units purchase agreement, IRHO completed the private sale of an aggregate of 370,000 Private Placement Units to the Sponsor at a purchase price of $10.00 per Private Placement Unit, with Cantor purchasing 200,000 Private Placement Units, generating gross proceeds to IRHO of $5,700,000.

As part of the Letter Agreement entered into at the time of IRHO’s IPO, the Insiders agreed to waive their Redemption Rights with respect to all of the Founder Shares in connection with the completion of the Business Combination. The Insiders did not receive any separate consideration paid in connection with providing such waiver.

The prospectus for IRHO’s IPO states that IRHO intended to use the following general criteria and guidelines to evaluate potential acquisition opportunities:

•        Growth Prospects:    companies with high growth trajectories that are driven by competitive advantages that can be accelerated or magnified through a partnership with us and access to the public markets.

•        Earnings Potential:    businesses that have multiple and diverse potential drivers of revenue and earnings growth and that have the potential to generate strong and stable free cash flow.

•        M&E Focus:    entities within our team’s core spheres of expertise and from among our team’s networks, such as family entertainment, animation, gaming, music, and businesses which we believe have benefited from the evolution of media and AI.

•        Public Advantages:    target companies that are public market ready and whose leadership teams have the vision to take advantage of and appreciate the benefits of becoming a publicly-traded entity.

•        Evolving Circumstance:    companies which are capitalizing on industry shifts and trends created by various factors such as the proliferation of AI-based technologies.

•        Valuations:    companies with a respectable market share and growth potential in the segments in which they operate.

Following the IPO, IRHO’s management team began actively searching for potential business combination targets. Commencing in January, 2026, weekly meetings via video teleconference were held among members of IRHO’s management team and the IRHO Board to discuss matters relating to IRHO’s initial business combination. Such meetings were intended to allow IRHO’s executive management team to discuss updates regarding the status of the evaluation of, and outreach to, potential business combination targets. As described below, IRHO’s executive management team actively pursued several potential business combination targets, conducting preliminary due diligence on, having management meetings with and negotiating terms of potential transactions with such potential business combination targets.

Post-completion of its IPO, IRHO’s executive management team considered numerous potential target businesses with the objective of consummating its initial business combination. IRHO contacted, and was contacted by, numerous individuals and entities with respect to business combination opportunities, including financial advisors and companies in diverse sectors.

IRHO’ executive management team considered approximately forty three (43) potential business combination targets across a broad range of sectors including media, entertainment, technology, AI, energy, music, fashion, and more and entered into non-disclosure agreements (“NDAs”) with eight (8) potential candidates. These potential business combination targets focused on sectors where the management team had experience and were viewed as attractive to current and potential shareholders. The targets were growth stage, both pre revenue and revenue generating. Management generally disqualified pre revenue companies believing that most were too early for public markets and posed a far higher risk as were still in a validating phase of their development. While the targets spanned a broad geographic scope, including South American, European and Asian targets, the majority were U.S. based companies. The targets that the management team pursued had several common characteristics including proprietary technology, strong management teams, and synergies with management’s expertise.

Of the eight NDA’s that were signed, IRHO sent letters of intent (“LOIs”) to two (2) potential targets from early February to early March 2026, including Electra, and ultimately signed an LOI with Electra. Without foreclosing the possibility of a future business combination with any of these potential targets, IRHO did not pursue further a potential transaction with the other potential business combination targets to which it sent an LOI, other than Electra.

In general, any potential target that IRHO determined not to pursue was due to one or more of the following reasons (i) the target was pursuing an alternative transaction or strategy, (ii) the target did not have realistic valuation expectations, (iii) IRHO determined that the amount of capital the target required to successfully complete a business combination would not be possible to raise without undue effort, (iv) IRHO determined that the potential target’s business would not be a suitable business combination for IRHO based on, among other factors, initial due diligence indicating that the potential target’s business did not meet the investment criteria IRHO had established and the terms on which the potential targets would be willing to consider a potential transaction or (v) IRHO concluded that, although the potential target’s business may be an attractive business combination opportunity for IRHO, a business combination transaction with Electra aligned more closely with IRHO’s investment criteria as further described elsewhere in this proxy statement/prospectus. During the course of this process, the management team of IRHO kept the members of the IRHO Board apprised of the various target businesses, the discussions with such businesses during periods when exclusivity restrictions had lapsed, and the status thereof to discuss material issues as they arose.

In early January 2026, IRHO began discussions with a potential target company in the music industry which had revenue generating properties, which we refer to as Company A. The parties were introduced through the SPAC’s CEO who had a relationship with chief operators of Company A. The SPAC conducted in-depth management meetings, due diligence and site visits; however, Company A’s capital plan required a significant amount of capital to be raised for asset acquisitions and operational viability post business combination. The amount of capital added both transactional risk as well as long term operational risk for the Company. Due to information obtained during due diligence and the risks identified, management decided not to pursue the Company A opportunity.

In late January 2026, the SPAC began discussions and entered into an NDA with a potential target company in the AI industry which had a compelling technology under development at the pre-revenue stage, which we refer to as Company B. The parties were introduced through the SPAC’s CFO via a mutual contact with the founders of Company B. The SPAC conducted in-depth management meetings along with financial and industry due diligence on Company B. Company B’s capital plan required a significant amount of capital to be raised and carried operational risk in achieving its growth trajectories. This amount of capital also added transactional risk in addition to the long term operational risk for this business. The Board and management ultimately decided to end business combination discussions due to the complexities of Company B’s capital needs, including disagreements surrounding strategy.

In late January/early February 2026, the SPAC began discussions and entered into an NDA with a target company in the technology space with a focus on food delivery which we refer to as Company C, which was in the growth stage with a clear path to profitability. The SPAC was introduced to Company C through Cantor. The SPAC and Company C entered into an NDA on January 23, 2026, and the SPAC and its advisors began to conduct extensive due diligence on Company C. The SPAC conducted in-depth management and strategy meetings along with financial and industry due diligence on Company C. Discussions ultimately failed following the SPAC and Company C disagreeing on valuation as reflected in an LOI that was sent to Company C on February 6, 2026. All discussions terminated on February 12, 2026 without either party having signed the LOI.

IRHO’s Reasons for Selecting Electra

In February 2026, after reviewing multiple potential targets IRHO’s management and the IRHO Board determined to proceed with Electra because Electra provided IRHO with the most attractive potential business combination for the following primary reasons: (1)Electra’s position in a large technology consumer market, with an experienced management team; (2) the belief that Electra has the ability to grow sustainably and gain broader market share in globally post-combination; (3) Electra’s ability to leverage its success with existing customers to expand its customer basis into new technologies; (4) Electra’s potential to grow organically through innate improvements in its own AI network; and (5) the potential benefit to Electra from the capabilities of the Sponsor and its affiliates and the SPAC’s management team to help Electra position itself as a compelling investment opportunity in U.S. capital markets. Electra is an AI-driven B2B software company focused on accelerating the global transition to electrification by developing technology designed to unlock the full potential of battery systems. Electra provides an “AI Brain for Batteries” platform — a unified intelligence layer that enables battery systems to be monitored, optimized, and controlled across their full lifecycle. By combining AI and physics-informed battery modeling, Electra’s platform is designed to transform batteries from passive hardware into intelligent, adaptive, and increasingly autonomous assets. Electra provides battery intelligence solutions across major battery-powered sectors, including energy storage (BESS) for data centers, grid and renewables, robotics and humanoid systems, drones, space satellites and e-mobility — helping make electrification safer, more resilient, and more economically productive. Electra has developed what it believes to be one of the most advanced AI-powered platforms for battery management in the world, underpinned by approximately 1.5 billion data points, four million lines of code, over 10,000 parameters, and nine patent families. Electra’s software is currently in pilot phase with several leading companies. For the reasons discussed above, IRHO management and the IRHO Board focused their resources on the diligence of the business of Electra.

Timeline of the Preliminary Negotiations

On February 23, 2026, representatives of IRHO, including, Bill Caragol, IRHO’s Chief Financial Officer, held a virtual conference call with Alessandro Gadotti of Park Avenue Capital, financial advisor to Electra, and Electra’s management team to discuss Electra’s potential fit with IRHO as a business combination target. On the call the parties discussed signing an NDA and scheduling a follow-up call to share more detailed information. The NDA was signed on February 24, 2026, and on February 27, 2026, a virtual conference call for all parties was scheduled.

On the February 27, 2026 conference call, the following were present: Jose Antonio Bengochea, CEO of IRHO; Bill Caragol, CFO of IRHO; Daniel Becker, Independent Director of IRHO; plus the full management team of Electra, as well as Electra’s advisors Park Avenue Capital and Roth. On the call the parties discussed the merits of a potential business combination and Electra gave IRHO its company presentation. On the call, IRHO asked detailed questions regarding the business, customers, and market.

Between February 27, 2026 and March 2, 2026, the SPAC and the Electra team had several virtual meetings to discuss Target’s business, growth strategy, management team, competition and revenue/business model streams. These discussions included a valuation framework, due diligence questions that might arise, current and future business plans, current and post transaction financing needs and structural and procedural items related to the merger process. During this period, representatives of SPAC and Electra discussed various aspects of a potential business combination, including, among other things, valuation, process considerations applicable to transactions with special purpose acquisition companies (for example, with respect to required approvals, typical due diligence process and investor outreach), public company readiness and related topics, Electra’s capital structure, financing options, and the de-SPAC transaction structure. During this time period management reviewed the Company’s business plan and began due diligence on the assumptions underlying Electra’s business plan.

After discussions with its management team, Board of Directors, and legal advisors, the SPAC ultimately determined to pursue a business combination with Electra due to, among other things, (1) Electra’s position in a large consumer market, with an experienced management team; (2) the belief that Electra has the ability to grow sustainably and gain broader market share post-combination; (3) Electra’s ability to leverage its technological expertise to expand organically through new customer acquisition; (5) the potential benefit to Electra from the capabilities of the Sponsor and its affiliates and SPAC’s management team to help Electra position itself as a compelling investment opportunity in U.S. capital markets; and (6) SPAC management’s and certain of the Sponsor’s affiliates’ familiarity with the Electra streams from traditional resources that could enhance the value of Electra post-transaction.

These discussions led to the SPAC sending the Target a draft Letter of Intent (“LoI”) on March 2, 2026. After sending the LoI, between March 2, 2026 and March 12, 2026, the two parties engaged in discussions over the LoI, These discussions focused primarily on the Target’s valuation and financing needs and included an in-person visit by Mr. Caragol and Mr. Bengochea to the Target’s Boston offices on March 4, 2026. During this in-person session, IRHO asked numerous questions regarding Electra’s business, supply chain, clients, technology, pipeline, risks, financials and employees.

Ultimately, the two parties signed the LoI on March 12, 2026, which included a $250 million equity value for Electra plus an earn-out provision for a potential additional $150 million and a targeted PIPE financing, and a minimum net cash on the balance sheet at closing of $30 million, with a $2 million SPAC expense cap.

The management team also observed the extensive intellectual property portfolio, a large and rapidly growing addressable market and the potential for revenue enhancement via expansion of Electra’s AI systems into new battery-powered devices, such as drones and solar farms, and acquisition of new customers. The SPAC team felt confidence that given the evolving energy landscape, Electra had more than ample opportunities to grow to support the Target valuation.

Immediately following signing the LoI on March 12, 2026, the SPAC was given data room access to begin detailed due diligence. Between March 12, 2026 and the signing of the BCA on April 21, 2026, Messrs. Caragol and Bengochea evaluated Electra’s company presentations and Electra data room materials. Management evaluated each public comparable and performed its own valuation, using its own public comparables universe and laid out what a transaction between Electra and IRHO might look like.

IRHO’s management team and representatives of Electra held a series of recurring weekly meetings via virtual conference call on March 13, March 20, March 27, April 3, April 10, and April 17, 2026. Attendees at these meetings included Mr. Bengochea; Mr. Caragol; Fabrizio Martini, CEO of Electra; Nick Chakalos, COO of Electra; Alessandro Gadotti of Park Avenue Capital, financial advisor to Electra; and representatives of Roth Capital, financial advisors to Electra. These weekly sessions were used to review and discuss potential provisions to be reflected in the Merger Agreement, advance due diligence workstreams, and to address outstanding items in the transaction documentation, including matters related to employment agreements, intellectual property, and technology diligence.

In addition to the virtual meetings, Mr. Bengochea traveled to Electra’s offices in Boston on April 1, 2026 and April 13, 2026 to meet in person with Mr. Martini and Electra’s senior management. These in-person sessions provided an opportunity to discuss key business combination terms directly, review Electra’s facilities and operations, and advance the parties’ working relationship as they approached execution of the Merger Agreement.

Timeline of the Due Diligence Review

Between February 27, 2026 and April 21, 2026, IRHO conducted due diligence on the prospective business combination with Electra, including, but not limited to, financial, technical, business plan, operational, and key management diligence, among other areas.

On March 12, 2026, Messrs. Bengochea and Caragol held a call via virtual conference line with its legal counsel, Loeb & Loeb LLP (“Loeb”) to present the Electra opportunity and to discuss implications of the deal. Loeb conducted legal due diligence on Electra commencing on March 12, 2026.

On March 19, 2026, Messrs. Bengochea and Caragol, on behalf of IRHO and Messrs. Fabrizio Martini and Nick Chakalos, on behalf of Electra, held a technical diligence session with Electra’s leadership covering an in-depth overview of Electra technology, system architecture and deployment scenarios across various customer segments.

Between March 12, 2026, and April 10, 2026, several virtual calls were held to discuss valuation, comparables, customers, and more, and in parallel technical, financial, IP, and other diligence was conducted. Supplemental diligence lists were provided, and diligence continued through the signing of the BCA.

Timeline of Public Announcement & Preparation of the Definitive Documents

On February 24, 2026, IRHO and Electra fully executed the NDA.

On March 13, 2026, Loeb held an all-hands kickoff call with Messrs. Bengochea and Caragol, on behalf of IRHO, and representatives from Latham & Watkins LLP (“Latham”), Electra’s legal counsel, to formally launch the business combination process. On the call, several topics were discussed, including the Electra investor presentation, status of the Electra audit and workstreams.

Between March 13, 2026 and April 19, 2026, IRHO held meetings with the Sponsor and a limited group of investors to discuss the Electra financing opportunity and Roth Capital, LLC (“Roth”), financial advisors to Electra, held meetings with a limited group of PIPE investors to discuss the Electra PIPE opportunity.

On March 20, 2026, Electra and Roth executed a financing engagement letter naming Roth as exclusive placement agent in connection with the PIPE and pre-PIPE financing for a period of six months until September 20, 2026.

On March 27, 2026, Messrs. Bengochea and Caragol, along with Electra, Park Avenue, and Roth, held a virtual conference call to discuss updates, including progress on the financing and PIPE raise.

During March and early April 2026, Electra, IRHO and Roth held targeted meetings with investors discussing the Electra financing opportunity and the Electra PIPE opportunity, during which investors expressed their desire to have a business combination agreement in place and announced prior to considering a PIPE investment.

From mid-March 2026 through April 19, 2026, IRHO and Loeb communicated daily via virtual conference line and email discussing the status of the Merger Agreement, ancillary documents and negotiations between IRHO and Electra. Key business point negotiations between IRHO and Electra included the earnout provision, lockup provisions, Electra’s equity incentive plan and Electra employee compensation, among other items.

On March 27, 2026, Messrs. Bengochea and Caragol, Electra’s management, Latham, Roth and Loeb held a virtual conference call to discuss an update on the Merger Agreement and disclosure schedules.

On April 3, 2026, Messrs. Bengochea and Caragol, Electra’s management, Latham, Roth and Loeb held a virtual conference call to discuss the outstanding business points on the Merger Agreement, including, but not limited to, the earnout, equity incentive compensation and Electra employee compensation increases.

On April 10, 2026, Messrs. Bengochea and Caragol, Electra’s management, Latham, Roth and Loeb held a virtual conference call to discuss the status of the Merger Agreement. Outstanding business points on the Merger Agreement were discussed and resolved, including the earnout, equity incentive compensation and Electra employee compensation.

On April 17, 2026, Messrs. Bengochea and Caragol, Electra’s management, Latham, Roth and Loeb held an update call to discuss progress with outstanding business points on the Merger Agreement including the company support agreement, parent support agreement and non-redemption agreement end date. On the call, IRHO and Electra were able to resolve all outstanding business points.

On April 17, 2026, Messrs. Bengochea and Caragol, Electra’s management, Latham, Roth and Loeb held a virtual conference call to discuss final outstanding items on the Merger Agreement, including, but not limited to, the lock-up for company shareholders. IRHO and Electra were able to reach agreement on the structure of the lock-up.

On April 19, 2026, IRHO and Electra held their respective board meetings approving the resolutions supporting the Business Combination.

The parties then agreed to exchange signatures and sign and announcing the transaction publicly on April 21, 2026, and discussed what remaining work was required on the investor presentation, press release and Current Report on Form 8-K to allow for the public announcement.

On April 21, 2026, IRHO and Electra announced the signing of the Merger Agreement via press release and filed a Current Report on Form 8-K including the ancillary documents, the investor presentation and the press release.

IRHO Board of Directors’ Reasons for the Approval of the Business Combination

The IRHO Board considered a wide variety of factors in connection with its evaluation of the Business Combination. Such factors are described in detail below. The IRHO Board considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination that the Merger Agreement and the Business Combination are fair from a financial point of view to and in the best interests of IRHO and its shareholders. In view of the wide variety of factors considered by the IRHO Board in connection with its evaluation, negotiation and recommendation of the Business Combination and related transactions and the complexity of these matters, the IRHO Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the IRHO Board based its evaluation, negotiation and recommendation of the Business Combination on the totality of the information presented to, and considered by, it. The IRHO Board evaluated the reasons described above with the assistance of IRHO’ outside advisors. In considering the factors described above and any other factors, individual members of the IRHO Board may have viewed factors differently or given different weights to other or different factors.

This explanation of IRHO’ reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this proxy statement/prospectus.

After careful consideration, the IRHO Board unanimously (i) agreed as to the advisability of the Business Combination and the other transactions contemplated by the Merger Agreement, (ii) determined that the Business Combination and the other transactions contemplated by the Merger Agreement are in the best interests of the shareholders of IRHO, (iii) determined that the Business Combination constitutes a “Business Combination” as such term is defined in the Cayman Constitutional Documents and (iv) resolved to recommend that the IRHO shareholders approve the Business Combination and the other proposals set forth in this proxy statement/prospectus.

Before reaching its decision, the IRHO Board reviewed the results of the due diligence conducted by its management and advisors, which included:

Extensive meetings with Electra’s management team to understand and analyze Electra’s hardware and software offerings, technology, system architecture, deployment scenarios, current and potential future clients and business prospects;

Analysis of Electra’s intellectual property portfolio, and its potential to provide both a near term and sustaining market advantage addressing a very large and growing market;

Review of Electra’s financial statements, and detailed pipeline information provided by Electra;

Research on industry trends, market opportunities and serviceable addressable market provided by Electra, as well as information obtained from publicly available sources;

Legal due diligence conducted by IRHO and Loeb;

Review of the proposed structure of the Business Combination and drafts of definitive documents; and

Review of an analysis prepared by Park Avenue Capital, financial advisor to Electra, which included both a summary of valuation comparable references and a discounted cash flow analysis. The companies set forth in the valuation comparable analysis and their relevant metrics are set forth below.

Company	EV/Revenues (LTM)	EV/Revenues (NTM)	EV/Revenues (2027E)	EV/EBITDA (NTM)
Simulation and Physics Software
Ansys (Nasdaq: ANSS)	16.1	13.5	11.8	28.4
Altair Engineering (Nasdaq: ALTR)	6.2	5.1	4.3	21.5
Aspen Technology (Nasdaq: AZPN)	14.6	12.8	10.5	24.0
Auto Software and Mobility AI
Mobileye (Nasdaq: MBLY)	14.8	11.2	9.5	22.5
KPIT Technologies (Nasdaq: KPIT)	5.8	4.9	3.8	18.2
Cerence (Nasdaq: CRNC)	3.2	2.6	2.1	8.5
Fleet Analytics and Internet of Things
Samsara (NYSE: IOT)	16.5	13.0	10.2	65.0
Descartes Systems (Nasdaq: DSGX)	10.4	9.2	8.1	26.0
Manhattan Assoc. (Nasdaq: MANH)	9.3	8.1	7.0	36.5
Overall Average	10.48	8.66	7.23	26.69

The Park Avenue Capital presentation used a 20% public company discount and showed illustrative valuations for Electra of between $270 and $300 million based on revenue multiples and between $340 and $380 million based on EBITDA multiples.

The discounted cashflow analysis used discount rates based on estimated weighted average cost of capital ranging from 20% to 35% and haircut to base case ranging from 0% to 50%. This analysis showed illustrative valuations for Electra of between $162 million and $884 million, with target valuations between $307 million and $373 million.

The Park Avenue Capital presentation stated that the valuation comparables and discounted cash flow analyses supported enterprise value for Electra between $270 million and $380 million. None of the projections used in the analysis, and no other projections for Electra, were provided to, or evaluated or relied on by, the IRHO Board. As noted above under the caption “Background of the Business Combination,” in the prospectus for our IPO, we identified certain general criteria and guidelines that we believed would be important in evaluating prospective target businesses, although we indicated we may enter into a business combination with a target business that does not meet these criteria and guidelines. These criteria were not intended to be exhaustive. We stated in the IPO prospectus that any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management team may deem relevant. In the event that we decided to enter into a business combination with a target business that does not meet such criteria and guidelines, we indicated that we would disclose that the target business does not meet the above criteria in our shareholder communications related to our initial business combination.

The positive factors related to the Business Combination considered by the IRHO Board included, but were not limited to, the following:

High Growth and Large Addressable Markets:    The IRHO Board believes that Electra is well positioned to capitalize on this large and growing total addressable market.

Companies with Competitive Technological Edge:    The IRHO Board believes that Electra has developed a software solution that clients describe as best-in-class and as having more scalability and customization than competing products.

Companies with a Strong Management Team:    The IRHO Board believes that Electra has a technically competent management team that has successfully run the business for approximately ten years. The management team includes a CEO with unique government and commercial experience that is beneficial to selling into large companies and agencies and a COO with prior public company experience.

Companies that Can Benefit from Access to Capital:    The IRHO Board believes that Electra is at an inflection point where access to capital and access to the public markets can provide a strong benefit to the business.

Terms of Merger Agreement and Ancillary Agreements.    The IRHO Board reviewed the financial and other terms of the Merger Agreement and related agreements, including the proposed consideration to be paid to the Electra securityholders and determined that they were the product of arm’s-length negotiations among the parties.

Shareholder Approval and Redemption Rights.    The IRHO Board considered the fact that in connection with the Business Combination IRHO shareholders have the ability to vote for or against the Business Combination and that, regardless of whether such public shareholders vote for or against the Business Combination or abstain from voting, they will have option to (i) remain stockholders of Electra Pubco following the Business Combination, (ii) sell their shares in the open market or (iii) exercise their Redemption Rights and receive a pro rata portion of the cash held in the Trust Account.

In the course of its deliberations, the IRHO Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the below:

Benefits Not Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

Liquidation of IRHO.    The risks and costs to IRHO if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in IRHO being unable to affect a business combination by December 18, 2027, and force IRHO to liquidate.

Exclusivity.    The fact that the Merger Agreement includes a provision that generally restricts IRHO from soliciting other business combination proposals, which limits IRHO’s ability, so long as the Merger Agreement is in effect, to consider other potential business combinations. In addition, under the Merger Agreement, unless required by applicable law, the IRHO Board may not change or withdraw its recommendation to the IRHO shareholders to vote in favor of the Business Combination Proposal and any other proposals required to consummate the transactions contemplated by the Merger Agreement that are submitted to, and require the vote of, the IRHO shareholders.

Post-Business Combination Corporate Governance.    The IRHO Board considered the corporate governance provisions of the Merger Agreement and the material provisions of the Proposed Charter and Proposed Bylaws. In particular, they considered the rights that certain stockholders would have in Electra Pubco and that these rights are not generally available to public stockholders, including stockholders that may hold a large number of shares.

Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within IRHO’ control, including satisfying the Minimum Cash Condition and approval by Nasdaq of the initial listing application in connection with the Business Combination.

Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

External Risks.    Economic downturns and political and market conditions beyond Electra’s control, could adversely affect its business, financial condition, results of operations and prospects.

Risk of Future Growth.    Electra’s ability to achieve revenue and profitability is subject to significant risks, assumptions, estimates and uncertainties and Electra’s operating results may vary, which may make future results difficult to predict with certainty.

Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

Inability to Evolve.    Electra’s growth prospects may suffer if it is unable to develop successful product offerings, if it fails to pursue additional product offerings or if it loses any of its key executives or other key employees. In addition, if Electra fails to make the optimal investment decisions in its product offerings and technology platform, it may not attract and retain key customers and its revenue and results of operations may decline.

Interest of Certain Persons.    Some of our officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of IRHO’ shareholders. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders. In addition, Roth will receive customary financial advisory fees and is entitled to receive customary placement agent and referral fees in any pre-PIPE or PIPE financing. Such interests are described in more detail below under the caption “The Business Combination Proposal — Certain Interests of IRHO’ Directors and Officers and Others in the Business Combination.”

Other Risks.    Various other risks associated with the Business Combination, the business of IRHO and the business of Electra described in this proxy statement/prospectus under the caption “Risk Factors.”

Satisfaction of 80% Test

Nasdaq rules require that IRHO’s initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the funds held in the Trust Account) at the time of the execution of a definitive agreement for IRHO’s initial business combination. As of ____________, the date of the execution of the Merger Agreement, the fair value of the funds held in the Trust Account was approximately $_________ million (excluding taxes payable on the income earned on the funds held in the Trust Account at that time), and 80% thereof represents approximately $_________ million. Based on the enterprise value of Electra of approximately $240 million compared to the approximately $_____ in the Trust Account (excluding the taxes payable on the income earned on the funds held in the Trust Account), the fact that the purchase price for Electra was the result of an arm’s length negotiation and all of the factors described in this section and “The Business Combination Proposal — Merger Agreement”, the IRHO Board determined that this requirement was met.

Summary of IRHO’s Financial Analysis

The following is a summary of the material financial analyses delivered to the IRHO Board in connection with approving the transaction described above.

Board of Electra’s Reasons for Approval of the Business Combination

In determining to approve the Business Combination and to recommend the Business Combination to Electra’s equity holders, Electra’s Board weighed the following benefits and detriments to Electra and its current equity holders:(i) the benefit of accessing the public equity markets for capital at likely a lower cost than that available to Electra in the private markets; (ii) the benefit of obtaining public currency and having more efficient access to additional public currency in the future to be able to capitalize organic and opportunistic inorganic growth opportunities; (iii) the benefit of providing greater liquidity for existing equity holders; (iv) the beneficial timing of the Business Combination relative to market conditions; (v) the dilution to be incurred by Electra’s existing equity holders as a result of the transaction; and (vi) the additional costs, resources and diversion of management attention associated with becoming a public company. The benefits described in clauses (ii), (iii) and (iv) above were also heavily considered by Electra’s Board in determining to approve the Business Combination at the time it did as opposed to waiting to evaluate other strategic initiatives that could provide the same benefits. In assessing timing, Electra’s Board considered, among other factors, market receptivity to de-SPAC transactions in Electra’s sector and the availability and expected terms of PIPE financing and any other committed capital and concluded that proceeding with the Business Combination at such time would better position Electra to access public-market capital with lower execution and market-timing risk than waiting for a traditional IPO window to reopen.

Ownership of Electra Pubco after the Closing

The following table illustrates estimated ownership levels in Electra Pubco, immediately following the consummation of the Business Combination, based on varying levels of redemptions by Public Shareholders, excluding the dilutive effect of Electra Options, that will be assumed by IRHO in the Proposed Transaction.

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		Maximum Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Shareholders(1)	25,300,000	32.1%	19,550,000	30.8%	13,800,000	28.6%	8,050,000	20.0%	6,528,127	17.2%
Sponsor(2)	6,157,000	7.8%	6,157,000	9.7%	6,157,000	12.8%	5,602,047	13.9%	5,357,000	14.1%
Cantor	220,000	0.3%	220,000	0.3%	220,000	0.5%	220,000	0.5%	220,000	0.6%
Electra Shareholders(3)	41,005,273	52.0%	33,026,052	52.0%	25,046,831	52.0%	25,033,914	62.2%	25,033,914	65.8%
Others(4)	6,198,696	7.8%	4,578,463	7.2%	2,958,230	6.1%	1,337,997	3.4%	909,164	2.3%
Total	78,880,969	100.0%	63,531,515	100.0%	48,182,061	100.0%	40,243,958	100.0%	38,048,205	100.0%

____________

(1)      Includes 2,300,000 shares of Pubco Common Stock issued to all public shareholders upon exchange of the rights issued in the IPO, and in the case of the maximum redemptions scenario, such number reflects the maximum number of shares that could be redeemed to ensure a minimum of $30,000,000 in the Trust Account at the time of the Closing.

(2)      Reflects the number of Shares that will be held by the Sponsor after the forfeiture of up to 800,000 Risk Shares as contemplated by the Merger Agreement.

(3)      Includes all Shares to be issued to the stockholders of Electra as adjusted to ensure the minimum ownership threshold of 50.1% at the Closing.

(4)      Includes Shares issued to vendors and financial advisors to Electra and IRHO other than Cantor.

*        Less than 1%.

Dilutive Instruments

The table below shows possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes the conversion of the Class B Common Stok of Electra and the Earnout Shares that could be issued in connection with the Proposed Transaction.

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		Maximum Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
Public Shareholders	25,300,000	25.4%	19,550,000	23.6%	13,800,000	20.8%	8,050,000	14.0%	6,528,127	11.8%
Sponsor	6,157,000	6.2%	6,157,000	7.4%	6,157,000	9.3%	5,602,047	9.7%	5,357,000	9.7%
Cantor	220,000	0.2%	220,000	0.3%	220,000	0.3%	220,000	0.4%	220,000	0.4%
Electra Shareholders(1)	58,971,126	59.3%	50,414,765	60.8%	41,858,408	63.2%	41,844,563	72.6%	41,844,563	75.8%
Others(2)	8,825,638	8.9%	6,511,020	7.9%	4,196,401	6.4%	1,881,783	3.3%	1,269,164	2.3%
Total	99,473,764	100.0%	82,852,785	100.0%	66,231,809	100.0%	57,598,393	100.0%	55,218,854	100.0%

Per Share Value

The table below shows the potential impact of redemptions on the per share value of the Public Shares owned by non-redeeming IRHO Public Stockholders in each redemption scenario and sets forth, on a disaggregated basis, the potential dilutive impact from various sources in certain redemption scenario.

Year Ended November 30, 2025	Historical		Pro Forma
	(1) IRHO	(2) Electra	Assuming No Redemptions	Assuming Maximum Redemptions
Net income (loss)	$(204,391)	$(5,289,922)	$(5,494,313)	$(5,494,313)
Class A Common Stock
Weighted average shares outstanding, basic and diluted	5,000,000	693,860	63,756,422	28,814,594
Earnings per share, basic and diluted	$(0.04)	$(1.13)	$(0.07)	$(0.14)
Class B Common Stock
Weighted average shares outstanding, basic and diluted	—	3,989,264	15,124,547	9,233,611
Earnings per share, basic and diluted	$—	$(1.13)	$(0.07)	$(0.14)

Certain Interests of IRHO’s Directors and Officers and Others in the Business Combination

In considering the recommendation of the IRHO Board in favor of approval of the Business Combination, it should be noted that IRHO’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•        The Sponsor paid (i) $32,000 or approximately $0.005 per share for the Founder Shares, which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $________, based on the $[*] closing price of the IRHO Ordinary Shares on Nasdaq on __________________, (ii) $__________ or approximately $10.00 per unit for the 370,000 Private Placement Units, which such Private Placement Units, if unrestricted and freely tradeable, would be valued at approximately $___________, based on the $________ closing price of the IRHO Units on Nasdaq on _______________.

•        If IRHO does not consummate a business combination by December 18, 2027 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the IRHO Board, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the Founder Shares owned by the Sponsor would be worthless because following the redemption of the Public Shares, IRHO would likely have few, if any, net assets and because the Insiders have agreed to waive their respective Rights to liquidating distributions from the Trust Account in respect of the Founder Shares if IRHO fails to complete a business combination within the required period. Additionally, in such event, the 370,000 Private Placement Units (including the underlying securities) will also expire worthless. IRHO’s directors and executive officers have an indirect economic interest in the Private Placement Units and Founder Shares owned by the Sponsor.

•        As a result of the low purchase price paid for the Founder Shares, even if the trading price of the Electra Pubco Common Stock were as low as $2.10 per share, the aggregate market value of the Founder Shares alone (without taking into account the value of the Electra Pubco Common Stock issued in respect of the Private Placement Units or the Public Shares held by the Sponsor) would be approximately equal to the investment in IRHO by the Sponsor. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a substantial profit on its investment in us even at a time when the Electra Pubco Common Stock has lost significant value. On the other hand, if the Business Combination is not completed and IRHO liquidates without completing another initial business combination before the end of the completion window, the Sponsor would lose its entire investment in us.

•        Upon liquidation, the Sponsor will lose its entire investment in the Founder Shares and Private Placement Units, which totals $$4,802,000 in the aggregate. The potential loss of this investment could incentivize the Sponsor and its affiliates to pursue a business combination transaction on unfavorable terms in order to avoid a liquidation.

•        IRHO’s existing directors and officers will be eligible for continued indemnification and continued coverage under IRHO’s directors’ and officers’ liability insurance policy after the Merger and pursuant to the Merger Agreement and indemnification agreements entered into with such directors and officers in connection with the IPO.

•        The Sponsor and its affiliates have made an aggregate of $___________ of advances to IRHO as of the date of this proxy statement/prospectus, which will be repaid in cash at the closing of the Business Combination. Additionally, IRHO’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. As of the date of this proxy statement/prospectus the current value of the reimbursement of the out-of-pocket expenses owed to IRHO’s officers and directors and their affiliates is $0. However, if IRHO fails to consummate a business combination by December 18, 2027 (or if such date is extended at a duly called extraordinary general meeting, such later date), such persons will not have any claim against the Trust Account for reimbursement. Accordingly, IRHO may not be able to reimburse these advances and expenses if the Business Combination or another business combination is not completed by such date.

•        Pursuant to the A&R Registration Rights Agreement, the Insiders will have customary registration Rights, including demand and piggy-back Rights, subject to cooperation and cut-back provisions with respect to the Electra Pubco Common Stock held by such parties following the consummation of the Proposed Transaction. We estimate that the Initial Shareholders will hold an aggregate of 6,320,000 shares of Electra Pubco Common Stock subject to registration rights after reflecting forfeitures and the Share Contribution pursuant to the Parent Support Agreement.

•        The Sponsor agreed that effective as of and conditioned upon the Closing, up to 800,000 Parent Ordinary Shares held by the Sponsor together with all Parent Common Shares issued upon conversion thereof in connection with the Domestication (the “At-Risk Shares”) shall be subject to forfeiture as follows: For each $1,000,000 by which the Parent Closing Cash is less than $80,000,000, the Sponsor shall forfeit 16,000 At-Risk Shares, up to the maximum of 800,000 Parent Common Shares. For illustrative purposes only: (i) if the Parent Closing Cash equals or exceeds $80,000,000, no At-Risk Shares shall be forfeited; (ii) if the Parent Closing Cash is $60,000,000, the Sponsor shall forfeit 320,000 At-Risk Shares; and (iii) if the Parent Closing Cash is $30,000,000 or less, the Sponsor shall forfeit all 800,000 At-Risk Shares.

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and the Amendment to Merger Agreement, dated as of May 14, 2026, copies of which are attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates set forth therein. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about IRHO, Electra or any other matter.

Structure of the Merger

On April 21, 2026, Iron Horse Acquisition II Corp., a Cayman Islands exempted company (“IRHO” or “Parent”), entered into a merger agreement, by and among IRHO, IRHO Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of IRHO (“Merger Sub”), and Electra Vehicles, Inc., a Delaware corporation (“Electra” or the “Company”) (as amended and as may be further amended and/or restated from time to time, the “Merger Agreement”).

Electra is dedicated to enhancing battery performance through AI-powered battery intelligence, providing solutions for electric vehicles, battery energy storage systems (BESS), and fleet operators.

The board of directors of IRHO has unanimously approved and declared advisable the Merger Agreement and the Business Combination (as defined below) and resolved to recommend approval of the Merger Agreement and related matters to IRHO’s shareholders. Pursuant to the Merger Agreement, (a) IRHO will domesticate from the Cayman Islands to Delaware (the “Domestication”), and (b) at least one business day following the Domestication, Merger Sub will merge with and into Electra (the “Merger”), after which Electra will be the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of IRHO. In connection with the Merger, the Surviving Corporation will change its name to a name to be mutually agreed by the parties and Parent will change its name to “ELECTRA AI, Inc.”

The Domestication and Merger

In accordance with the Merger Agreement, and subject to the satisfaction or waiver of the conditions set forth therein, on the day that is at least one Business Day prior to the Effective Time, IRHO shall de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware entity.

In connection with the Domestication, IRHO will (i) file a certificate of incorporation with the Secretary of State of the State of Delaware whereby Parent shall have a dual class common stock consisting of Class A common stock, par value $0.0001 per share (the “Parent Class A Common Shares”) and Class B common stock, par value $0.0001 per share (the “Parent Class B Common Shares” and together with the Parent Class A Common Shares, the “Parent Common Shares”); and (ii) adopt amended and restated bylaws substantially in the form attached as Exhibit 3.2 hereto and incorporated by reference herein, in each case, with such changes as may be agreed in writing by Parent and the Company.

In connection with the Domestication, (i) each then issued and outstanding IRHO Ordinary Share, will convert automatically, on a one-for-one basis, into one Parent Class A Common Share; (ii) each then issued and outstanding IRHO Right entitling the holder thereof to 1/10 of one IRHO Ordinary Share shall convert automatically into a right to receive 1/10 of Parent Class A Common Share at the Closing, pursuant to the Parent Rights Agreement dated as of December 16, 2025, by and between IRHO and Continental Stock Transfer & Trust Company, as Rights agent; and (iii) each then issued and outstanding IRHO Unit shall separate and convert automatically into one Parent Class A Common Share and an IRHO Right to receive 1/10 of one Parent Class A Common Share at the Closing.

Upon the terms and subject to the conditions of the Merger Agreement, at least one business day following the Domestication, Merger Sub will merge with and into Electra after which Electra will be the surviving corporation and a wholly-owned subsidiary of Parent.

The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties to the Merger Agreement and specified in the certificate of merger (the “Effective Time”). The Domestication, the Merger, and other transactions contemplated by the Merger Agreement are collectively referred to herein as the “Business Combination,” the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.”

In connection with the Business Combination, IRHO will be renamed “ELECETRA AI, Inc.” and Electra, as a wholly-owned subsidiary of ELECTRA AI, Inc., will change its name to a name to be mutually agreed by the parties.

Merger Consideration and Structure

Pursuant to the Merger Agreement, IRHO has agreed to acquire all of the equity interests of Electra for the sum of $250,000,000 plus the Aggregate Exercise Price, as adjusted pursuant to the terms of the Merger Agreement (the “Base Purchase Price”), comprising of a number of Parent Common Shares equal to the quotient obtained by dividing (a) the Base Purchase Price, by (b) US$10.00 (the “Aggregate Merger Consideration”), which Parent Common Shares shall include no more than a number of Parent Class B Common Shares equal to the Conversion Ratio multiplied by 3,994,802. “Aggregate Exercise Price” means the aggregate dollar amount payable to the Company upon the exercise or conversion of all vested in-the-money Company Options that are outstanding immediately prior to the Effective Time.

The Base Purchase Price shall be automatically adjusted upwards in increments of $10.00 until the Aggregate Merger Consideration (excluding shares of Parent Common Stock issuable in respect of convertible notes and upon the exercise of Converted Stock Options) represents at least 50.1% of the Aggregate Parent Fully Diluted Shares. “Aggregate Parent Fully Diluted Shares” means, as of immediately after the Effective Time, the sum, without duplication, of (a) all Parent Common Shares issued and outstanding (after giving effect to the Domestication, the Merger, the conversion of all Parent Rights, any PIPE Financing, and any forfeiture or surrender of Sponsor Shares); plus (b) the aggregate number of Parent Common Shares issuable upon exercise of all outstanding Converted Stock Options (as defined below).

Effect of the Merger

At the Effective Time (i) each share of Company Capital Stock (as defined below), if any, that is owned by Parent or Merger Sub or Electra (as treasury stock or otherwise), will automatically be cancelled; (ii) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of Parent Common Shares equal to: (a) (x) the Conversion Ratio multiplied by (y) the number of shares of Company Common Stock issuable upon conversion of such share of Company Preferred Stock as of immediately prior to the Effective Time plus (b) a number of Earnout Shares equal to the Earnout Pro Rata Share in accordance with, and subject to the contingencies set forth in the Merger Agreement; (iii) each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive: (x) a number of Parent Class A Common Shares equal to the Conversion Ratio plus (y) a number of Earnout Shares equal to the Earnout Pro Rata Share in accordance with, and subject to the contingencies set forth in the Merger Agreement; and (iv) each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive: (x) a number of Parent Class B Common Shares equal to the Conversion Ratio plus (y) a number of Earnout Shares equal to the Earnout Pro Rata Share in accordance with, and subject to the contingencies set forth in the Merger Agreement. At the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Company Capital Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive a portion of the Aggregate Merger Consideration plus the contingent right to receive their applicable portion of Earnout Shares in accordance with their Earnout Pro Rata Share.

“Company Capital Stock” means “Company Common Stock,” consisting of the Class A common stock of the Company, $0.00001 par value per share, the Class B common stock of the Company, $0.00001 par value per share, and “Company Preferred Stock,” consisting of the Company Series Seed Preferred Stock, the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Conversion Ratio” means the quotient obtained by dividing (a) the number of Parent Common Shares constituting the Aggregate Merger Consideration, by (b) the number of shares constituting the Aggregate Fully Diluted Company Common Stock (without regard to the shares described in clause (c) of the definition thereof).

“Aggregate Fully Diluted Company Common Stock” means the sum, without duplication, of (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the aggregate number of shares of Company Common Stock issuable upon full conversion of all Company Preferred Stock outstanding as of immediately prior to the Effective Time; plus (c) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options that are vested as of immediately prior to the Effective Time; plus (d) the aggregate number of shares of Company Common Stock issuable upon full conversion, exercise or exchange of any other securities of the Company (other than Company Options and The Company Convertible Notes) outstanding immediately prior to the Effective Time directly or indirectly convertible into or exchangeable or exercisable for shares of Company Common Stock.

Conversion of Merger Sub Capital Stock.

Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Treatment of Options and Convertible Notes.

At the Effective Time, each Company Option shall be converted into (i) an option to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option (including expiration date, vesting conditions, and exercise provisions), the number of Parent Class A Common Shares (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Class A Common Stock subject to such Company Option as of immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per Parent Class A Common Share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Class A Common Stock of such Company Option divided by (B) the Conversion Ratio (a “Converted Stock Option”), and (ii) the right to receive a number of Earnout Shares in accordance with, and subject to the contingencies, set forth in the Merger Agreement.

At the Effective Time, each Company Convertible Note shall be converted into the right to receive a number of Parent Common Shares equal to (i) the Conversion Ratio multiplied by (ii) the number of shares of Company Common Stock issuable upon conversion of such Company Convertible Note as of immediately prior to the Effective Time.

The Earnout Shares

From the period commencing on the Closing Date and until such date which is the five-year anniversary of the Closing Date (the “Earnout Period”), as additional consideration in the Merger, the holders of Company Common Stock, Company Preferred Stock and Company Options (whether vested or unvested) (the “Company Earnout Holders”) shall be entitled to earn, in accordance with their respective Earnout Pro Rata Share, up to an aggregate amount of 15,000,000 additional Parent Common Shares (the “Earnout Cap”) (which, for the avoidance of doubt, shall be issued as Parent Class A Common Shares to Company Earnout Holders who hold exclusively Company Class A Common Stock, Company Preferred Stock or Company Options and as Parent Class B Common Shares to Company Earnout Holders who hold any shares of Company Class B Common Stock) (the “Earnout Shares”), subject to the following contingencies:

A.     Subject to the Earnout Cap, one-third (1/3) of the Earnout Shares if, at any time during the Earnout Period, (1) over any ten (10) Trading Days within any twenty (20) consecutive Trading Day period the VWAP of the Parent Common Shares is greater than or equal to $14.00 per share or (2) as reported in Parent’s Form 10-Q or Form 10-K the Annual Run Rate (as defined in the Merger Agreement, “ARR”) is greater than or equal to $45 million (the “First Earnout Milestone”), whichever occurs earlier;

B.      Subject to the Earnout Cap, one-third (1/3) of the Earnout Shares if, at any time during the Earnout Period, (1) over any ten (10) Trading Days within any twenty (20) consecutive Trading Day period the VWAP of the Parent Common Shares is greater than or equal to $16.00 per share or (2) as reported in Parent’s Form 10-Q or Form 10-K the ARR is greater than or equal to $55 million (the “Second Earnout Milestone”), whichever occurs earlier; and

C.     Subject to the Earnout Cap, one-third (1/3) of the Earnout Shares if, at any time during the Earnout Period, (1) over any ten (10) Trading Days within any twenty (20) consecutive Trading Day period the VWAP of the Parent Common Shares is greater than or equal to $18.00 per share or (2) as reported in Parent’s Form 10-Q or Form 10-K the ARR is greater than or equal to $65 million (the “Third Earnout Milestone”), whichever occurs earlier.

The applicable Earnout Shares will be delivered to the Company Earnout Holders promptly (within 10 Business Days) following the date in which any such earnout milestone is achieved. Each earnout milestone shall only occur once, if at all.

Parent and Electra Post-Closing Board of Directors and Executive Officers

Immediately following the Closing, Parent’s board of directors will consist of seven (7) directors, of which Electra has the right to the right to designate five (5) directors and the remaining two directors shall be jointly designated by Electra and IRHO SPAC Sponsor LLC (the “Sponsor”). At least a majority of the board of directors shall qualify as independent directors under Nasdaq or Alternate Exchange rules, as applicable.

At the Closing, all of the officers of Parent shall resign and the following individuals are expected to be appointed as officers of Parent: Fabrizio Martini, as Chief Executive Officer and Nicholas Chakalos, President & Chief Financial Officer.

Immediately following the Closing, Electra’s board of directors will consist of the same individuals serving as directors of Parent.

Representations, Warranties and Covenants

The parties to the Merger Agreement have made customary representations, warranties and covenants in the Merger Agreement, including, among others things, covenants with respect to the conduct of the Company and IRHO and their respective subsidiaries prior to the Closing, including the Company’s covenant to provide to Parent no later than May 14, 2026, its audited financial statements for the years ended December 31, 2025 and 2024 for inclusion in the registration statement on Form S-4 to be filed by IRHO and the Company in connection with the Business Combination (the “Registration Statement”), and Parent and the Company shall jointly prepare and file with the SEC, mutually acceptable proxy materials which shall be included in the Registration Statement.

During the period commencing on date of execution of the Merger Agreement and until the earlier of the Closing Date and the termination of the Merger Agreement, IRHO and Electra will use commercially reasonable best efforts to enter into and consummate subscription agreements with investors to purchase securities of IRHO in connection with a private placement on terms mutually agreeable to the parties (any such purchase by investors, a “PIPE Financing”).

Conditions to Closing

The Closing of the Business Combination is subject to certain customary conditions of the respective parties, including, among other things: (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of IRHO and the Company; (ii) effectiveness of the Registration Statement; (iii) Parent’s initial listing application shall have been conditionally approved for listing on The Nasdaq Stock Market (“Nasdaq”) or another national stock exchange; (iv) there shall not have occurred a respective Material Adverse Effect in respect of the Company and Parent that is continuing; (v) that the respective Fundamental Representations shall be true and correct in all respects; (vi) Parent Certificate of Incorporation shall have been filed with, and declared effective by, the Secretary of State of the State of Delaware; (vii) that all respective officer certificates of the Company and Parent shall have been delivered; (vii) all Parties shall have executed and delivered to each other a copy of each Ancillary Agreement to which they are a party; (ix) accrued but unpaid fees, costs and expenses, including fees of outside legal counsel (but excluding the Deferred Underwriting Commission), of the Parent Parties as of immediately prior to the Closing shall collectively not exceed $2,000,000 without the prior written consent of the Company; it being agreed that any such excess fees incurred without the Company’s prior written consent will reduce the share consideration remaining for the Sponsor such that only the Sponsor bears such excess fees, costs and expenses assuming $10 price per Parent Common Share; and (x) the amount of Parent Closing Cash at the Closing shall equal or exceed $30,000,000.

The Sponsor has agreed that, effective as of and conditioned upon the Closing, up to 800,000 Parent Ordinary Shares held by the Sponsor together with all Parent Common Shares issued upon conversion thereof in connection with the Domestication (the “At-Risk Shares”) shall be subject to forfeiture as follows: For each $1,000,000 by which the Parent Closing Cash is less than $80,000,000, the Sponsor shall forfeit 16,000 At-Risk Shares, up to the maximum of 800,000 Parent Common Shares. For illustrative purposes only: (i) if the Parent Closing Cash equals or exceeds $80,000,000, no At-Risk Shares shall be forfeited; (ii) if the Parent Closing Cash is $60,000,000, the Sponsor shall forfeit 320,000 At-Risk Shares; and (iii) if the Parent Closing Cash is $30,000,000 or less, the Sponsor shall forfeit all 800,000 At-Risk Shares.

Termination

The Merger Agreement may be terminated by Parent and the Company under certain circumstances, including:

(i)     by mutual written agreement of Parent and Electra;

(ii)    by either Parent or the Company if (a) the Closing has not occurred on or before January 21, 2027 (the “Outside Closing Date”) and (b) the material breach or violation of any representation, warranty, covenant or obligation under the Merger Agreement by the party seeking to terminate the Merger Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(iii)   by either Parent or Electra if the Business Combination is prohibited or made illegal by a final, non-appealable governmental order or law and the failure to comply with any provision of the Merger Agreement by the party seeking to terminate the Merger Agreement is not a substantial cause of, or has not substantially resulted in, such order or law;

(iv)   by Parent, if Electra, (a) at any time prior to the Closing, has breached any of its covenants, agreements, representations and warranties contained in the Merger Agreement except that, if such breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt of a notice from IRHO, of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such breach, such termination shall not be effective, and such termination shall become effective only if it is not cured within such 30 day period or (b) at any time after the Company Stockholder Written Consent Deadline if the Company has not delivered the Company Stockholder Approval to Parent (provided, that upon the Company delivering the Company Stockholder Approval to Parent, Parent shall no longer have any right to terminate the Merger Agreement); or

(v)    by Electra, if Parent, at any time prior to the Closing, has breached any of its covenants, agreements, representations and warranties contained in the Merger Agreement except that, if such breach is curable by Parent through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt of a notice from Electra, of such breach, but only as long as Parent continues to use its reasonable best efforts to cure such breach, such termination shall not be effective, and such termination shall become effective only if it is not cured within such 30 day period.

Proxy Solicitation

Electra and IRHO have agreed to, as promptly as practicable after the execution of the Merger Agreement, jointly prepare, and IRHO has agreed to file with the SEC, a mutually acceptable registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”). Electra and IRHO have agreed to use their reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated in the Merger Agreement.

IRHO has agreed to use its best efforts to obtain all necessary state securities laws or “blue sky” governmental authorizations required to carry out the transactions contemplated in the Merger Agreement, and Electra has agreed to furnish all information concerning itself and any of its equityholders as may be reasonably requested in connection with any such action.

IRHO and Electra have agreed to furnish to each other all information concerning itself and its officers, directors, managers and equityholders, and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by the Merger Agreement, or any other statement, filing, notice or application made by or on behalf of IRHO or its subsidiaries or Electra to any governmental authority or to Nasdaq, in connection with the Merger and the other transactions contemplated in the Merger Agreement.

IRHO has agreed to use its reasonable best efforts to, as promptly as practicable, (i) establish the record date for, duly call, give notice of, convene and hold the extraordinary general meeting in accordance with the Companies Act and the Cayman Constitutional Documents, (ii) cause the Registration Statement to be disseminated to the IRHO shareholders in compliance with applicable law and the Merger Agreement, and (iii) solicit proxies from the holders of IRHO Ordinary Shares to vote in favor of each of the proposals set forth herein.

Electra Stockholder Approval

The Electra Board will recommend to Electra Shareholders that they vote in favor of the Merger Agreement, each Ancillary Agreement to which Electra is or will be a party, and the transactions contemplated thereby and other related matters, and the Electra Board will not withhold, withdraw, amend, modify or change, in each case in a manner adverse to IRHO, such recommendation. As promptly as reasonably practicable after the effective date of the Registration Statement, and in any event within 5 business days following such date, Electra will obtain and deliver to IRHO the written consent of the Electra stockholders holding not less than the minimum number of votes that would be necessary to authorize the Merger at a meeting at which all shares entitled to vote were present and voted (consisting of (i) Persons holding a majority (on an as-converted basis) of the voting power of all Electra stockholders, (ii) Persons holding a majority of the outstanding shares of Electra Series Seed Preferred Stock, voting as a separate class, (iii) Persons holding a majority of the outstanding shares of Electra Series A Preferred Stock, voting as a separate class, and (iv) Persons holding a majority of the outstanding shares of Electra Series B Preferred Stock, voting as a separate class) approving the Merger Agreement and the transactions contemplated thereby (the “Electra Shareholder Approval”). Promptly following the receipt of the Electra Shareholder Approval, Electra will prepare and deliver to each Electra Shareholder a written notice, in form and substance required under the DGCL that sufficient shareholder consents have been executed, which notice will include a description of any dissenters’ Rights and any other disclosure, information or document required by applicable law.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the below related agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such related agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Parent Support Agreement

In connection with the execution of the Merger Agreement, Parent entered into a support agreement (the “Parent Support Agreement”) with the Sponsor and the Company, pursuant to which the Sponsor agreed to, among other things, (i) vote all of its Parent Common Shares in favor of the various proposals related to the Business Combination and the Merger Agreement and any other matters requested by Parent for consummation of the Business Combination, (ii) vote against any alternative proposal or alternative transaction or any proposal relating to a business combination transaction (other than the Merger Agreement, the Merger or any of the transactions contemplated thereby), (iii) vote against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent (other than the Merger Agreement or the Ancillary Agreements and the Merger and the other transactions contemplated thereby), (iv) vote against any change in the business, management or board of directors of Parent (other than in connection with the Merger Agreement, the Merger or any of the transactions contemplated thereby), (v) vote against any proposal, action or agreement that would (A) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of the Parent Support Agreement, the Merger Agreement, the Ancillary Agreements or the Merger or any of the transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Parent or the Merger Sub or the Sponsor under the Merger Agreement or the Parent Support Agreement, as applicable, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, IRHO and (vi) vote in favor of any proposal to extend the period of time IRHO is afforded under its organizational documents to consummate an initial business combination, in each case, subject to the terms and conditions of the Parent Support Agreement.

During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated in accordance with its terms and (c) the liquidation of Parent, the Sponsor shall not, without the prior written consent of the Company, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Parent Common Shares owned by the Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Parent Common Shares owned by the Sponsor or (iii) publicly announce any intention to effect any transaction; provided, however, that the foregoing restrictions shall not apply to any Permitted Transfer (as defined in the Parent Support Agreement).

Company Support Agreement

In connection with the execution of the Merger Agreement, IRHO entered into a support agreement (the “Company Support Agreement”) with the Company and certain stockholders of the Company (the “Company Supporting Shareholders”) pursuant to which the Company Supporting Shareholders agreed to, among other things, (i) vote to adopt and approve, the Merger Agreement and the transactions contemplated thereby, (ii) vote against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement or the Ancillary

Agreements and the Merger and the other transactions contemplated thereby), (iii) vote against any change in the business (to the extent in violation of the Merger Agreement), management or board of directors of the Company (other than in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger), and (iv) vote against any proposal, action or agreement that would (A) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of the Company Support Agreement, the Merger Agreement, the Ancillary Agreements or the Merger or any of the transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company or the Company Stockholders under the Merger Agreement or the Company Support Agreement, as applicable, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled, or (D) change in any manner the dividend policy or capitalization of the Company, including the voting rights of any share capital of the Company.

In addition, the Company Supporting Shareholders agreed that during the period commencing on the date of entry into the Company Support Agreement until the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated in accordance with its terms, each Company Supporting Stockholder agrees to not, without the prior written consent of Parent, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, transfer, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of or transfer, each with respect to any Electra shares owned by such Company Supporting Stockholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Electra shares owned by such Company Supporting Stockholder, or (iii) publicly announce any intention to effect any such transaction; provided, however, that the foregoing restrictions shall not apply to any Permitted Transfer (as defined in the Company Support Agreement).

Lock-Up Agreement

On or before the Closing Date, Parent and the Company will enter into a Lock-Up Agreement (the “Lock-Up Agreement”) with certain stockholders of the Company and the Sponsor, pursuant to which the Parent Common Shares and any other equity securities convertible into or exchangeable for or representing the rights to receive Parent Common Shares, if any, held by such holders immediately following the Closing shall be subject to a lock-up for the Lock-Up Period. The “Lock-Up Period” means the period beginning on the Closing Date and ending in four consecutive equal quarterly installments following the Closing Date, in accordance with the following schedule:

(a)     one-fourth of the securities subject to the Lock-Up shall be released from the Lock-Up upon the Company issuing its first quarterly earnings release that occurs at least 120 days after the Closing Date;

(b)    one-fourth of the securities subject to the Lock-Up shall be released from the Lock-Up upon the Company issuing its second quarterly earnings release that occurs at least 120 days after the Closing Date;

(c)    one-fourth of the securities subject to the Lock-Up shall be released from the Lock-Up upon the Company issuing its third quarterly earnings release that occurs at least 120 days after the Closing Date; and

(d)    one-fourth of the securities subject to the Lock-Up shall be released from the Lock-Up upon the Company issuing its fourth quarterly earnings release that occurs at least 120 days after the Closing Date.

Amended and Restated Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Parent, the Company, the Sponsor and certain stockholders of the Company (collectively, the “Holders”) will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), pursuant to which Parent will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain Parent Common Shares that are held by the Holders from time to time, including (a) any outstanding Parent Common Shares and Parent Common Shares issued or issuable upon the exercise of any other equity security and any Parent Common Shares issued or issuable upon the exercise of any Equity Awards of Parent held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); (b) any outstanding Parent Common Shares, Equity Awards, Earnout Shares, Parent Common Shares issued or issuable upon the exercise of any other equity security of Parent acquired by a Holder following the Closing Date to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of Parent; (c) any Additional Holder Common Stock (as defined in the

Registration Rights Agreement); and (d) any other equity security of Parent or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by IRHO, the Sponsor and the other parties thereto in connection with IRHO’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (a) the five year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein).

Expected Accounting Treatment of the Business Combination Proposal

The Domestication

There will be no accounting effect or change in the carrying amount of the assets and liabilities of IRHO as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of IRHO immediately following the Domestication will be the same as those immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, IRHO will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Electra issuing stock for the net assets of IRHO, accompanied by a recapitalization. The net assets of IRHO will be stated at historical cost, with no goodwill or other intangible assets recorded.

Regulatory Matters

Neither IRHO nor Electra are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal — Merger Agreement — Closing Conditions — Conditions to the Obligations of Each Party”. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Business Combination Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of IRHO Ordinary Shares. The Sponsor, which includes among its members each of the directors and officers of IRHO, owns 5,750,000 Founder Shares, 370,000 Private Placement Units,(200,000 Private Placement Units being owned by Cantor ). As a result, as of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 22% of the issued and outstanding IRHO Ordinary Shares and have the right to vote approximately 22% of the issued and outstanding IRHO Ordinary Shares. Accordingly, the we would only need 13,236,440 IRHO Ordinary Shares (or 45%) to approve the Business Combination Proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Iron Horse Acquisition II Corp.’s (“IRHO”) entry into the Merger Agreement, dated as of April 21, 2026 (as amended and as may be further amended and/or restated from time to time, the “Merger Agreement”), by and among IRHO, Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of IRHO (“Merger Sub”), and Electra Vehicles, Inc., a Delaware company (“Electra”), (a copy of the Merger Agreement and the Amendment to Merger Agreement, dated as of May 14, 2026, are attached to the proxy statement/prospectus as Annex A-1 and Annex A-2), pursuant to which, among other things, following the domestication and transfer by way of continuation of IRHO to the State of Delaware as described below, the merger of Merger Sub with and into Electra (the “Merger”), with Electra surviving the Merger, in accordance with the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), to be approved, ratified and confirmed in all respects.”

Recommendation of the IRHO Board

THE IRHO BOARD UNANIMOUSLY RECOMMENDS THAT IRHO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The IRHO Board believes that the Business Combination Proposal to be presented at the extraordinary general meeting is in the best interests of IRHO’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal.

The existence of financial and personal interests of one or more of IRHO’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of IRHO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, IRHO’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of IRHO’s Directors and Officers and Others in the Business Combination” for a further discussion.

The Domestication Proposal

Overview

As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then IRHO is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger. If, however, the Domestication Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Merger will be consummated.

As a condition to Closing the Merger, the IRHO Board has unanimously approved a change of IRHO’s jurisdiction of incorporation by de-registering as an exempted company from the Register of Companies in the Cayman Islands (the “Cayman Registrar”) and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Cayman Constitutional Documents, Section 388 of the DGCL, and Part XII of the Companies Act. To effect the Domestication, IRHO will (i) file a notice of de-registration with the Cayman Registrar, together with the necessary accompanying documents, (ii) file a certificate of corporate domestication (the “Certificate of Domestication”) with the Secretary of State of the State of Delaware, together with the Proposed Charter, in each case, in accordance with the provisions thereof and Section 388 of the DGCL, and (iii) obtain a certificate of de-registration from the Cayman Registrar, pursuant to which IRHO will be domesticated and continue as a Delaware corporation. In connection with the Domestication and simultaneously with the Proposed Transaction, the corporate name of IRHO will change to “ELECTRA AI, Inc.”

In accordance with applicable law, the Certificate of Domestication will provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder, (i) each then issued and outstanding ordinary share of IRHO, par value $0.0001 per share (each, an “IRHO Ordinary Share”), will convert automatically, on a one-for-one basis, into one Parent Class A Common Share; (ii) each then issued and outstanding right entitling the holder thereof to 1/10 of one IRHO Ordinary Share (each, an “IRHO Right”) shall convert automatically into a right to receive 1/10 of one Parent Class A Common Share at the Closing, pursuant to the Parent Rights Agreement dated as of December 16, 2025, by and between IRHO and Continental Stock Transfer & Trust Company, as Rights agent; and (iii) each then issued and outstanding unit of IRHO (each, an “IRHO Unit”) shall separate and convert automatically into one Parent Class A Common Share and a right to receive 1/10 of one Parent Class A Common Share at the Closing.

The Domestication Proposal, if approved, will approve a change of IRHO’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while IRHO is currently governed by the Companies Act, upon the Domestication, Electra Pubco will be governed by the DGCL. IRHO encourages shareholders to carefully consult the information in “Comparison of Corporate Governance and Shareholder Rights”.

Reasons for the Domestication

The IRHO Board believes that it would be in the best interests of IRHO, simultaneously with the completion of the Proposed Transaction, to effect the Domestication. Further, the IRHO Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. In addition, because Electra Pubco will operate within the United States following the Proposed Transaction, it was the view of the IRHO Board that Electra Pubco should be structured as a corporation organized in the United States.

The IRHO Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of IRHO and its shareholders. These additional reasons can be summarized as follows:

•        Prominence, Predictability and Flexibility of Delaware Law.    For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as Electra Pubco’s.

•        Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. IRHO believes such clarity would be advantageous to Electra Pubco, the Electra Pubco Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Electra Pubco’s stockholders from possible abuses by directors and officers.

•        Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Electra Pubco’s incorporation in Delaware may make Electra Pubco more attractive to future candidates for the Electra Pubco Board, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, IRHO has not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) - draw such qualified candidates to Delaware corporations. The IRHO Board therefore believes that providing the benefits afforded directors by Delaware law will enable Electra Pubco to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for IRHO’s stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, IRHO believes that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, IRHO believes that the corporate environment afforded by Delaware will enable Electra Pubco to compete more effectively with other public companies in attracting and retaining new directors.

Reasons for the Name Change

The IRHO Board believes that it would be in the best interests of IRHO to, in connection with the Domestication and simultaneously with the Business Combination, change the corporate name to “ELECTRA AI, Inc.” in order to more accurately reflect the business purpose and activities of Electra Pubco.

Regulatory Approvals; Third-Party Consents

IRHO is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication. However, because the Domestication must occur simultaneously with the Merger, it will not occur unless the Merger can be completed, which will require the approvals as described under “The Business Combination Proposal”. IRHO must comply with applicable United States federal and state securities laws in connection with the Domestication, including the filing with Nasdaq of a press release disclosing the Domestication, among other things.

The Domestication will not breach any covenants or agreements binding upon IRHO and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Proposed Charter and Proposed Bylaws

Commencing with the effective time of the Domestication, which will be the effective time of the Business Combination, the Proposed Charter and the Proposed Bylaws will govern the Rights of stockholders in Electra Pubco.

A chart comparing your rights as a holder of IRHO Ordinary Shares as a Cayman Islands exempted company with your rights as a holder of the shares of Electra Pubco Common Stock can be found in “Comparison of Corporate Governance and Shareholder Rights”.

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of IRHO. There will be no accounting effect or change in the carrying amount of the assets and liabilities of IRHO as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of IRHO immediately following the Domestication will be the same as those immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect. As of the date of this proxy statement/prospectus, we will need the vote of holders of 8,540,001 Ordinary Shares (or 29%), present in person or by proxy, and entitled to vote to be able to approve the Domestication Proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Iron Horse Acquisition II Corp. (“IRHO”) be de-registered from the Register of Companies in the Cayman Islands pursuant to Article 46 of the articles of association of the IRHO and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and Part XII of the Companies Act (Revised) of the Cayman Islands (the “Domestication”) and conditional upon, and with effect from, the effective time of the Domestication, and the name of IRHO be changed to “ELECTRA AI, Inc. and the registered office of IRHO be changed to [•].”

Recommendation of the IRHO Board

THE IRHO BOARD UNANIMOUSLY RECOMMENDS THAT IRHO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of IRHO’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of IRHO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, IRHO’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of IRHO’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

The Stock Issuance Proposal

Overview

Assuming the Business Combination Proposal, the Domestication Proposal and the other Condition Precedent Proposals are approved, IRHO’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.

Why IRHO Needs Shareholder Approval

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, such securities are not issued in a public offering for cash and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to an issuance of securities when the issuance or potential issuance will result in a change of control of the issuer.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the shares of common stock, or 20% or more of the voting power, outstanding before the issuance.

The aggregate shares of Electra Pubco Common Stock that Electra Pubco will and potentially will issue in connection with the Proposed Transaction will exceed 20% of both the voting power and the shares of Electra Pubco Common Stock outstanding before such issuance and may result in a change of control under the applicable Nasdaq Listing Rules. Accordingly, IRHO is seeking the approval of IRHO shareholders for the issuance of shares of Electra Pubco Common Stock in connection with the Proposed Transaction.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of IRHO Ordinary Shares. The Sponsor, which includes among its members each of the directors and officers of IRHO, owns 5,750,000 Founder Shares, 370,000 Private Placement Units, and Cantor owning 200,000 Private Placement Units. As a result, as of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 22% of the issued and outstanding IRHO Ordinary Shares and have the right to vote approximately 22% of the issued and outstanding IRHO Ordinary Shares. Accordingly, we would only need 8,540,001 IRHO Ordinary Shares (or 29%) to approve the Stock Issuance Proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance of shares of Electra Pubco Common Stock to Electra equityholders pursuant to the Merger Agreement, and any other persons pursuant to subscription, purchase or similar agreements IRHO may enter into prior to Closing be approved in all respects.”

Recommendation of the IRHO Board

THE IRHO BOARD UNANIMOUSLY RECOMMENDS THAT IRHO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of IRHO’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of IRHO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, IRHO’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of IRHO’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

The Organizational Documents Proposal

If the Domestication Proposal is approved and the Business Combination is consummated, IRHO will replace the Cayman Constitutional Documents, under the Companies Act, with the Proposed Charter and the Proposed Bylaws of Electra Pubco and change the name of IRHO to “ELECTRA AI, Inc.”, in each case, pursuant to the DGCL.

IRHO’s shareholders are asked to consider and vote upon and to adopt the Proposed Organizational Documents in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. The Organizational Documents Proposal is conditioned on the approval of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of IRHO Ordinary Shares.

Reasons for the Amendments

The IRHO Board’s reasons for proposing the Proposed Organizational Documents are set forth below. The following is a summary of the key changes effected by the Proposed Organizational Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B-1, and by reference to the full text of the Proposed Bylaws, a copy of which is included as Annex B-2:

•        To change the corporate name from “Iron Horse Acquisition II Corp.” to “ELECTRA AI, Inc.”;

•        To change the total number of shares of our capital stock from (a) 50,000,000 IRHO Ordinary Shares, and 1,000,000 preference shares, par value $0.0001 per share, of IRHO to (b) _______________Class A common stock, par value $0.0001 per share, ____________ Class B common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, of Electra Pubco; and

•        To authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Charter and the Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively).

Resolution to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex B-1 and Annex B-2, respectively), with such principal changes as described in the Advisory Organizational Documents Proposals 5A through 5F.”

Vote Required for Approval

The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Organizational Documents Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of IRHO Ordinary Shares. The Sponsor, which includes among its members each of the directors and officers of IRHO, owns 5,750,000 Founder Shares, 370,000 Private Placement Units, and Cantor owning 200,000 Private Placement Units. As a result, as of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 22% of the issued and outstanding IRHO Ordinary Shares and have the right to vote approximately 22% of the issued and outstanding IRHO Ordinary Shares. Accordingly, we will need the vote of holders of 13,236,440 Ordinary Shares (or 45%), present in person or by proxy, and entitled to vote to be able to approve the Organizational Documents Proposal.

Recommendation of the IRHO Board

THE IRHO BOARD UNANIMOUSLY RECOMMENDS THAT IRHO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

The existence of financial and personal interests of one or more of IRHO’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of IRHO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, IRHO’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of IRHO’s Directors and Officers and Others in the Business Combination” for a further discussion.

The Advisory Organizational Documents Proposals

Overview

IRHO’s shareholders are also being asked to vote on a separate proposal with respect to certain governance provisions in the Proposed Organizational Documents, which are separately being presented in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by the Companies Act or Delaware law separate and apart from the Organizational Documents Proposal, but pursuant to SEC guidance, IRHO is required to submit these provisions to its shareholders separately for approval. However, the shareholder votes regarding these proposals are advisory in nature, and are not binding on IRHO or the IRHO Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the advisory charter proposals (separate and apart from approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on this proposal, IRHO intends that the Proposed Organizational Documents will take effect at the Closing (assuming approval of the Organizational Documents Proposal).

The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Cayman Constitutional Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of IRHO, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B-1, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms. Additionally, as the Cayman Constitutional Documents are governed by the Companies Act and the Proposed Organizational Documents will be governed by the DGCL, IRHO encourages shareholders to carefully consult the information set out under the section entitled “Comparison of Corporate Governance and Shareholder Rights”.

Advisory Organizational Documents Proposal	Description of Change
Authorized Shares (Advisory Organizational Documents Proposal 5A)

The Cayman Constitutional Documents authorize 50,000,000 IRHO Ordinary Shares, and 1,000,000 IRHO preference shares. See paragraph 4 of the Cayman Constitutional Documents.

The Proposed Organizational Documents authorize ______ shares of Common Stock, consisting of ___________ shares of Electra Pubco Class A Common Stock, ___________ shares of Electra Pubco Class B Common Stock and ___________ shares of Electra Pubco preferred stock. See Article IV of the Proposed Charter.

Exclusive Forum Provision (Advisory Organizational Documents Proposal 5B)

The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Organizational Documents adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. See Article XII of the Proposed Charter.

Required Vote to Amend Charter (Advisory Organizational Documents Proposal 5C)

The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the IRHO Ordinary Shares represented in person or by proxy and entitled to vote at a general meeting and who vote at a general meeting. See Article 17.3 of the Cayman Constitutional Documents.

The Proposed Organizational Documents adopt provisions providing the affirmative vote of at least 66 and 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote thereon, voting together as a single class, to amend, alter, repeal or rescind all or any portion of Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII, Article XIII and Article XIV of the Proposed Charter. See Article XIV of the Proposed Charter.

Advisory Organizational Documents Proposal	Description of Change
Removal of Directors (Advisory Organizational Documents Proposal 5D)

The Cayman Constitutional Documents provide that prior to the closing of an initial business combination, holders of IRHO Ordinary Shares may remove any director by an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote at a general meeting. See Article 28 of the Cayman Constitutional Documents.

The Proposed Organizational Documents adopt provisions permitting the removal of a director, with or without cause, by the affirmative vote of at least 66 and 2/3% of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class. See Article VII of the Proposed Charter.

Stockholder Action by Written Consent (Advisory Organizational Documents Proposal 5E)

The Cayman Constitutional Documents permit shareholders to approve matters by written resolution (including a special resolution) of the shareholders entitled to receive notice of and to attend and vote at general meetings. See Article 21.3 of the Cayman Constitutional Documents.

The Proposed Organizational Documents approve provisions that require or permit stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting. See Article VIII of the Proposed Charter.

Additional Changes (Advisory Organizational Documents Proposal 5F)

The Cayman Constitutional Documents include provisions related to IRHO’s status as a blank check company prior to the consummation of an initial business combination. See Article 48 of the Cayman Constitutional Documents.

The Proposed Organizational Documents do not include such provisions related to IRHO’s status as a blank check company, which will no longer apply upon consummation of the Merger, as IRHO will cease to be a blank check company at such time.

Advisory Organizational Documents Proposal 5A — Authorized Shares

IRHO’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize the change in the authorized capital stock of IRHO from (a) 50,000,000 IRHO Ordinary Shares, and 1,000,000 preference shares, par value $0.0001 per share, of IRHO to (b) __________ shares of Electra Pubco Class A Common Stock, __________ shares of Electra Pubco Class B Common Stock and ____________ shares of preferred stock.

As of the date of this proxy statement/prospectus, there are (a) 29,320,000 IRHO Ordinary Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (i) 23,000,000 Public Rights and (ii) 570,000 Private Placement Rights, in each case, issued and outstanding. Subject to the terms and conditions of the Rights Agreement, ten such Rights will be exchanged after giving effect to the Merger for one share of Electra Pubco Common Stock at the Closing equal to an additional 2,357,000 shares of Electra Pubco Common Stock.

Pursuant to the Merger Agreement, (i) the holders of Electra Common Stock, Electra Options, and Electra Preferred Stock immediately prior to the Closing will receive aggregate consideration of $250.0 million plus the Aggregate Exercise Price in the form of shares of Electra Pubco Class A Common Stock (at a deemed value of $10.00 per share) in exchange for their outstanding equity interests (ii) that the Electra Earnout Holders have the contingent right to receive up to 15.0 million Earnout Shares, and (iii) Electra Pubco will assume all obligations of Electra with respect to the Converted Stock Options, and will issue or, as applicable, reserve for issuance in respect of shares underlying the Converted Stock Options.

In order to ensure that Electra Pubco has sufficient authorized capital for future issuances, the IRHO Board has approved, subject to shareholder approval, that the Proposed Organizational Documents of Electra Pubco change the authorized capital stock of IRHO from (a) 50,000,000 IRHO Ordinary Shares, and 1,000,000 IRHO preference shares to (b) __________ shares of Electra Pubco Class A Common Stock, __________ shares of Electra Pubco Class B Common Stock and ____________ shares of preferred stock.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Electra Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for Amendment

The principal purpose of this proposal is to provide for an authorized capital structure of Electra Pubco that will enable it to continue as an operating company governed by the DGCL. The IRHO Board believes that it is important for IRHO to have available for issuance a number of authorized shares of Electra Pubco Common Stock and preferred stock sufficient to support its growth and to provide flexibility for future corporate needs.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the authorized capital stock of IRHO be changed from 50,000,000 IRHO Ordinary Shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to __________ shares of Electra Pubco Class A Common Stock, par value $0.0001 per share, __________ shares of Electra Pubco Class B Common Stock, par value $0.0001 per share and ____________ shares of preferred stock, par value $0.0001 per share, as described in Advisory Organizational Documents Proposal 5A.”

Advisory Organizational Documents Proposal 5B — Exclusive Forum Provision

IRHO’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation and adopting the federal district courts of the United States as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act.

The Proposed Organizational Documents stipulate that, unless Electra Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if and only if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court thereof will, to the fullest extent permitted by law, be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of Electra Pubco, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of Electra Pubco to Electra Pubco or Electra Pubco’s stockholders, (iii) any action, suit or proceeding against Electra Pubco or any current or former director, officer or other employee of Electra Pubco arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time), (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder), (v) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (vi) any action, suit or proceeding asserting a claim against Electra Pubco or any current or former director, officer or other employee of Electra Pubco governed by the internal affairs doctrine or otherwise related to Electra Pubco’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The Proposed Charter further provides that unless Electra Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. This provision in the Proposed Charter will not apply to any claim or action arising under the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Electra Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for Amendment

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Electra Pubco in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The IRHO Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Electra Pubco will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. The IRHO Board further believes that providing that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving actions arising under the Securities Act, provides the flexibility to file such suits in any federal district court while providing the benefits of eliminating duplicative litigation and having such cases heard by courts that are well-versed in the applicable law. This provision in the Proposed Charter will not apply to any claim or action arising under the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. To the extent these provisions could be construed to apply to such claims, there is uncertainty as to whether a court would enforce such provisions in connection with such claims, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make Electra Pubco’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that (a) Delaware be adopted as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States be adopted as the exclusive forum for asserting a cause under the Securities Act of 1933, as amended, as described in Advisory Organizational Documents Proposal 5B.”

Advisory Organizational Documents Proposal 5C — Required Vote to Amend Charter

IRHO’s shareholders are being asked to approve provisions providing that the affirmative vote of at least 66 and 2/3% of the voting power of all the then outstanding shares of capital stock of Electra Pubco entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII, Article XIII and Article XIV of the Proposed Charter.

The above is qualified by a provision that so long as any shares of Electra Pubco Common Stock remain outstanding, Electra Pubco may not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Electra Pubco Common Stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Charter, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of the Proposed Charter in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special Rights of the shares of Electra Pubco Common Stock so as to affect them adversely.

Reasons for Amendment

The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the IRHO Ordinary Shares who, being present in person or by proxy and entitled to vote at a general meeting, vote at a general meeting. The Proposed Organizational Documents require the affirmative vote of at least 66 and 2/3% of the voting power of all the then outstanding shares of capital stock of Electra Pubco entitled to vote thereon, voting together as a single class, to amend, alter, repeal or rescind any provision of Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII, Article XIII and Article XIV of the Proposed Charter. The amendments are intended to protect certain key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the provisions providing that the affirmative vote of at least 66 and 2/3% of the voting power of all the then outstanding shares of capital stock of Electra Pubco entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII, Article XIII and Article XIV of the Proposed Charter; provided that, so long as any shares of Electra Pubco Common Stock remain outstanding, Electra Pubco may not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Electra Pubco Common Stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Charter, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of the Proposed Charter in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Electra Pubco Common Stock so as to affect them adversely as described in Advisory Organizational Documents Proposal 5C, be approved.”

Advisory Organizational Documents Proposal 5D — Removal of Directors

IRHO’s shareholders are being asked to approve provisions permitting the removal of a director, with or without cause, by the affirmative vote of at least 66 and 2/3% of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Electra Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for Amendment

The Cayman Constitutional Documents provide that before a business combination, holders of IRHO Ordinary Shares may remove any director by an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote at a general meeting. The Proposed Organizational Documents permit the removal of a director, with or without cause, by the affirmative vote of at least 66 and 2/3% of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The IRHO Board believes that such a standard will (a) increase board continuity and the likelihood that experienced board members with familiarity of Electra Pubco’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the Electra Pubco Board.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the provisions permitting the removal of a director, with or without cause, by the affirmative vote of at least 66 and 2/3% of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, as described in Advisory Organizational Documents Proposal 5D, be approved.”

Advisory Organizational Documents Proposal 5E — Stockholder Action by Written Consent

IRHO’s shareholders are being asked to approve provisions that require or permit stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Electra Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for Amendment

Under the Proposed Organizational Documents, for so long as Electra Pubco qualifies as a “controlled company” within the meaning of Nasdaq listing standards, any stockholder action may, except as otherwise required by applicable law or the Proposed Charter, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present. From and after the date Electra Pubco ceases to qualify as a controlled company, any stockholder action must be effected at a duly called annual or special meeting of the stockholders (and may not be taken by consent of the stockholders in lieu of a meeting). The IRHO Board believes that prohibiting stockholder action by written consent is a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues.

The elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the Electra Pubco Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which IRHO is aware to obtain control of Electra Pubco, and IRHO and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the IRHO Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of Electra Pubco. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with Electra Pubco Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the provisions requiring or permitting stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting, as described in Advisory Organizational Documents Proposal 5E, be approved.”

Advisory Organizational Documents Proposal 5F — Additional Changes

IRHO’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize certain additional changes, including, among other things, (a) making Electra Pubco’s corporate existence perpetual, and (b) removing certain provisions related to IRHO’s status as a blank check company that will no longer be applicable upon Closing, all of which the IRHO Board believes is necessary to adequately address the needs of Electra Pubco after the Business Combination.

The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the Trust Account, winding up of IRHO’s operations should IRHO not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the Closing, Electra Pubco will not be a blank check company.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Electra Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for Amendment

The IRHO Board believes that making corporate existence perpetual is desirable to reflect the Business Combination with Electra and to clearly identify Electra Pubco as the publicly traded entity. Perpetual existence is the usual period of existence for public corporations, and the IRHO Board believes it is the most appropriate period for Electra Pubco following the Closing.

The elimination of certain provisions related to IRHO’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve Electra Pubco and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. In addition, certain other provisions in the Cayman Constitutional Documents require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of IRHO has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Implementation of the provisions of the Proposed Organizational Documents will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in these Advisory Organizational Documents Proposals, there are other differences between the Cayman Constitutional Documents and the Proposed Organizational Documents (arising from, among other things, differences between the Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if IRHO shareholders approve the Organizational Documents Proposal.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that certain additional changes, including, among other things, (i) making Electra Pubco’s corporate existence perpetual and (ii) removing certain provisions related to IRHO’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the IRHO Board believes is necessary to adequately address the needs of Electra Pubco after the Business Combination, as described in Advisory Organizational Documents Proposal 5F, be approved.”

Vote Required for Approval

The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.

The Sponsor, which includes among its members each of the directors and officers of IRHO, owns 5,750,000 Founder Shares, 370,000 Private Placement Units (Cantor own 200,000 Private Placement Units). As a result, as of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 22% of the issued and outstanding IRHO Ordinary Shares and have the right to vote approximately 22% of the issued and outstanding IRHO Ordinary Shares. Accordingly, we will need the holders of 8,540,000 Ordinary Shares issued and outstanding, represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting to approve the Advisory Organizational Documents Proposals.

Recommendation of the IRHO Board

THE IRHO BOARD UNANIMOUSLY RECOMMENDS THAT IRHO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of IRHO’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of IRHO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, IRHO’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of IRHO’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

The Electra Pubco Equity Incentive Plan Proposal

Assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved, IRHO is asking its shareholders to approve by ordinary resolution the Electra AI, Inc. 2026 Incentive Award Plan (referred to herein as the Electra Pubco Equity Incentive Plan) and the material terms thereunder. The IRHO Board intends to approve the Electra Pubco Equity Incentive Plan, prior to the extraordinary general meeting, subject to shareholder approval at the extraordinary general meeting. The Electra Pubco Equity Incentive Plan will become effective on the Closing Date, subject to the approval of the IRHO Board and the approval from the IRHO shareholders within 12 months following the date the IRHO Board approved the Electra Pubco Equity Incentive Plan.

The Electra Pubco Equity Incentive Plan is described in more detail below. A copy of the Electra Pubco Equity Incentive Plan is attached to this proxy statement/prospectus as Annex C.

The Electra Pubco Equity Incentive Plan

The purpose of the Electra Pubco Equity Incentive Plan is to enhance Electra Pubco’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to Electra Pubco by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of officers, employees, directors, consultants and advisers with those of shareholders by giving officers, employees, directors, consultants and advisers the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to our success. The IRHO Board believes that equity awards are necessary for Electra Pubco to remain competitive in its industry and are essential to recruiting and retaining highly qualified officers, employees, directors, consultants and other service providers.

Summary of the Electra Pubco Equity Incentive Plan

This section summarizes certain principal features of the Electra Pubco Equity Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Electra Pubco Equity Incentive Plan.

Eligibility and Administration

Employees, consultants and directors of the combined company and its subsidiaries will be eligible to receive awards under the Electra Pubco Equity Incentive Plan. Following the closing of the Business Combination, the combined company is expected to have approximately [__] employees, [__] non-employee directors and [__] other individual service providers who will be eligible to receive awards under the Electra Pubco Equity Incentive Plan.

Following the closing of the Business Combination, the Electra Pubco Equity Incentive Plan will be administered by the Electra Pubco Board with respect to awards to non-employee directors and by the compensation committee of the Electra Pubco Board with respect to other participants, each of which may delegate its duties and responsibilities to committees of its directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under the Electra Pubco Equity Incentive Plan, Section 16 of the Exchange Act, stock exchange rules and/or other applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the Electra Pubco Equity Incentive Plan, to interpret the Electra Pubco Equity Incentive Plan and award agreements and to adopt, amend and repeal rules for the administration of the Electra Pubco Equity Incentive Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the Electra Pubco Equity Incentive Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Electra Pubco Equity Incentive Plan.

Limitation on Awards and Shares Available

The initial aggregate number of shares of Electra Pubco Common Stock that will be available for issuance under the Electra Pubco Equity Incentive Plan will be equal to 10% of the Fully-Diluted Shares (as defined below) as of immediately after the Closing Date, plus any shares which, as of the effective date of the Electra Pubco Equity Incentive Plan, are subject to awards outstanding under the Electra Vehicles, Inc. 2016 Equity Incentive Plan

(the “2016 Plan”) and which, on or following such effective date, become available for issuance under the Electra Pubco Equity Incentive Plan in accordance with its terms. In addition, the number of shares of Electra Pubco Common Stock available for issuance under the Electra Pubco Equity Incentive Plan will be subject to (a) an annual increase on the first day of each of 2027, 2028, and 2029 equal to the lesser of (i) a number equal to 6% of the Fully-Diluted Shares on the final day of the immediately preceding calendar year and (ii) such small number of shares as is determined by the Electra Pubco Board, and (b) an annual increase on the first day of each remaining calendar year during the term of the Electra Pubco Equity Incentive Plan beginning January 1, 2030 and ending on and including January 1, 2036, equal to the lesser of (i) a number equal to 5% of the Fully-Diluted Shares on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by the Electra Pubco Board. For purposes of the Electra Pubco Equity Incentive Plan, “Fully-Diluted Shares” means, as of any date, (A) shares of Electra Pubco Preferred Stock, Electra Pubco Class A Common Stock, and Electra Pubco Class B Common Stock outstanding on such date, (B) shares of Electra Pubco Class A Common Stock subject to compensatory equity awards (including stock options and restricted stock units) outstanding on such date, with performance-based compensatory equity awards calculated at the “target” level of performance, and (c) shares issuable upon the exercise or settlement of other equity securities with respect to which shares of Electra Pubco Class A Common Stock or Electra Pubco Class B Common Stock have not actually been issued and the conversion of all convertible securities into shares of Electra Pubco Class A Common Stock or Electra Pubco Class B Common Stock, in each case, counted on an as-converted-to shares of common stock basis. Any shares issued pursuant to the Electra Pubco Equity Incentive Plan may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market.

Assuming there are no redemptions in connection with the Business Combination, the maximum potential initial share limit for the Electra Pubco Equity Incentive Plan as of the closing of the Business Combination will be [_____] shares. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the Electra Pubco Equity Incentive Plan, will be 250,000,000 (but in no event greater than the applicable aggregate share limit).

If an award under the Electra Pubco Equity Incentive Plan or 2016 Plan expires, lapses or is terminated, exchanged for or settled in cash, any shares subject to such award (or portion thereof) may, to the extent of such expiration, lapse, termination or cash settlement, be used again for new grants under the Electra Pubco Equity Incentive Plan. The following shares will become or again be available for award grants under the Electra Pubco Equity Incentive Plan: (i) shares delivered to us to satisfy the applicable exercise or purchase price of an award under the Electra Pubco Equity Incentive Plan or 2016 Plan and/or to satisfy any applicable tax withholding obligations (including shares retained by us from the award under the Electra Pubco Equity Incentive Plan or 2016 Plan being exercised or purchased, and/or creating the tax obligation), (ii) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise, and (iii) shares purchased on the open market with the cash proceeds from the exercise of options. Further, the payment of dividend equivalents in cash in conjunction with any awards under the Electra Pubco Equity Incentive Plan will not reduce the shares available for grant under the Electra Pubco Equity Incentive Plan.

Awards granted under the Electra Pubco Equity Incentive Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Electra Pubco Equity Incentive Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The Electra Pubco Equity Incentive Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed an amount equal to $750,000 (increased to $1,000,000 in the calendar year of a non-employee director’s initial service as a non-employee director or any calendar year during which a non-employee director serves as chairman of the Electra Pubco Board or lead independent director), which limits will not apply to the compensation for any non-employee director who serves in any capacity in addition to that of a non-employee director for which he or she receives additional compensation.

Awards

The Electra Pubco Equity Incentive Plan provides for the grant of stock options, including ISOs, and nonqualified stock options (“NSOs”), restricted stock, dividend equivalents, restricted stock units (“RSUs”), SARs and other stock or cash based awards. Certain awards under the Electra Pubco Equity Incentive Plan may constitute or provide for a payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Electra Pubco Equity Incentive Plan will be evidenced by award agreements, which will detail the terms and conditions of the awards, including any applicable vesting conditions (which may be based wholly or in part on the achievement of specified performance criteria) and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of Electra Pubco Common Stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

•        Stock Options and SARs.    Stock options provide for the purchase of shares of our Electra Pubco Common Stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the Electra Pubco Board, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Conditions applicable to stock options and/or SARs may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•        Restricted Stock and RSUs.    Restricted stock is an award of nontransferable shares of Electra Pubco Common Stock that are subject to certain vesting conditions and other restrictions. RSUs are contractual promises to deliver shares of Electra Pubco Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of Electra Pubco Common Stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Electra Pubco Incentive Plan. Conditions applicable to restricted stock and RSUs may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•        Other Stock or Cash Based Awards.    Other stock or cash based awards are awards of cash, fully vested shares of our Electra Pubco Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our Electra Pubco Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

•        Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our Electra Pubco Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Unless otherwise determined by the plan administrator, dividend equivalents payable with respect to an award prior to the vesting of such award instead will be paid out to the participant only to the extent that the vesting conditions are subsequently satisfied and the award vests.

Certain Transactions

The plan administrator has broad discretion to take action under the Electra Pubco Equity Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting Electra Pubco Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Electra Pubco Equity Incentive Plan and outstanding awards. In the event of a change in control (as defined in the Electra Pubco Equity Incentive Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then the plan administrator may provide that all such awards will become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change of control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Repricing

The plan administrator may, without approval of the stockholders, reduce the exercise price of any stock option or SAR, or cancel any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Foreign Participants, Claw-back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company clawback policy as set forth in such clawback policy or the applicable award agreement. Awards under the Electra Pubco Equity Incentive Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Electra Pubco Equity Incentive Plan, the plan administrator may, in its discretion, accept cash or check, shares of Electra Pubco Common Stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination

The Electra Pubco Board may amend or terminate the Electra Pubco Equity Incentive Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Electra Pubco Equity Incentive Plan, may materially and adversely affect an award outstanding under the Electra Pubco Equity Incentive Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The Electra Pubco Equity Incentive Plan will remain in effect until terminated by the plan administrator in accordance with the Electra Pubco Equity Incentive Plan. No awards may be granted under the Electra Pubco Equity Incentive Plan after its termination. Notwithstanding the foregoing, an ISO may not be granted under the Electra Pubco Equity Incentive Plan after the tenth anniversary of the earlier of (i) the date the Electra Pubco Board adopts the Electra Pubco Equity Incentive Plan, or (ii) the date the Company’s stockholders approve the Electra Pubco Equity Incentive Plan.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the Electra Pubco Equity Incentive Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•        Non-Qualified Stock Options.    If a participant is granted an NSO under the Electra Pubco Equity Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of Electra Pubco Common Stock on the date the participant exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. Electra Pubco or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

•        Incentive Stock Options.    A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our Electra Pubco Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. Electra Pubco or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•        Other Awards.    The current federal income tax consequences of other awards authorized under the Electra Pubco Equity Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. Electra Pubco or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the Electra Pubco Equity Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Electra Pubco Equity Incentive Plan and awards granted under the Electra Pubco Equity Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Electra Pubco Equity Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Interests of Certain Persons in this Proposal

IRHO and Electra’s directors and executive officers may be considered to have an interest in the approval of the Electra Pubco Equity Incentive Plan because they may in the future receive awards under the Electra Pubco Equity Incentive Plan. Nevertheless, the IRHO Board believes that it is important to provide incentives and rewards for superior performance and the retention of experienced and highly qualified officers, employees, directors, consultants and other service providers by adopting the Electra Pubco Equity Incentive Plan.

New Plan Benefits

Benefits or amounts that may be received or allocated to directors, officers and employees under the Electra Pubco Equity Incentive Plan will be determined at the discretion of the plan administrator and are not currently determinable. Therefore, it is not possible at this time to determine the future benefits or amounts that may be received by participants in the Electra Pubco Equity Incentive Plan. The per share market value of IRHO’s common stock as of the close of business on [_____], 2026 was $[____].

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Electra AI, Inc. 2026 Incentive Award Plan (a copy of which is attached to this proxy statement/prospectus as Annex C) and any form award agreements thereunder, be approved and adopted in all respects.”

Vote Required for Approval

The approval of the Electra Pubco Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Electra Pubco Equity Incentive Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Electra Pubco Equity Incentive Plan Proposal will have no effect, even if approved by holders of IRHO Ordinary Shares. The Sponsor, which includes among its members each of the directors and officers of IRHO, owns 5,750,000 Founder Shares, 370,000 Private Placement Units, (cantor owns 200,000 Private Placement Units). As a result, as of the date of this proxy statement/prospectus, the initial Shareholders own approximately 22% of the issued and outstanding IRHO Ordinary Shares and have the right to vote approximately 22% of the issued and outstanding IRHO Ordinary Shares. Accordingly, we will need the holders of 8,540,000 Ordinary Shares issued and outstanding, represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting to approve the Electra Pubco Equity Incentive Plan Proposal.

Recommendation of the IRHO Board

THE IRHO BOARD UNANIMOUSLY RECOMMENDS THAT THE IRHO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ELECTRA PUBCO EQUITY INCENTIVE PLAN PROPOSAL.

The Adjournment Proposal

The Adjournment Proposal allows the IRHO Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor, IRHO and their members and shareholders, respectively, to make purchases of IRHO Ordinary Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See “The Business Combination Proposal — Certain Interests of IRHO’s Directors and Officers and Others in the Business Combination”.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the IRHO Ordinary Shares, who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Adjournment Proposal is not conditioned upon any other proposal. The Sponsor, which includes among its members each of the directors and officers of IRHO, owns 5,750,000 Founder Shares, 370,000 Private Placement Units,. As a result, as of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 22% of the issued and outstanding IRHO Ordinary Shares and have the right to vote approximately 22% of the issued and outstanding IRHO Ordinary Shares. Accordingly, we will need the holders of 8,340,000 Ordinary Shares issued and outstanding, represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting to approve the Adjournment Proposal even if all other outstanding shares are voted against such proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”

Recommendation of the IRHO Board

THE IRHO BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of IRHO’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of IRHO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See “The Business Combination Proposal — Certain Interests of IRHO’s Directors and Officers and Others in the Business Combination” for a further discussion.

MATERIAL U.S. Federal Income Tax Considerations

The following summary is a discussion of certain material U.S. federal income tax considerations, with respect to U.S. holders of IRHO Ordinary Shares or IRHO Rights, of the Domestication, the exercise of redemption rights by holders of Public Shares in connection with the Business Combination and, with respect to non-U.S. holders (as defined below) of IRHO Ordinary Shares or IRHO Rights, the ownership and disposition of Parent Class A Common Shares and Parent Rights following the Business Combination. This section applies only to holders that hold their respective IRHO Ordinary Shares and IRHO Rights, or Parent Class A Common Shares and Parent Rights, as applicable, as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not address the Sponsor or its affiliates, representatives, employees or other stakeholders.

This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of such holder’s circumstances or status, nor does it address tax considerations applicable to a holder subject to special rules, including:

•        financial institutions or financial services entities;

•        broker-dealers;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        taxpayers subject to a mark-to-market of tax accounting with respect to IRHO Ordinary Shares, IRHO Rights, Parent Class A Common Shares or Parent Rights;

•        persons holding IRHO Ordinary Shares, IRHO Rights, Parent Class A Common Shares or Parent Rights as part of a “straddle,” hedge, integrated transaction or similar transaction, or persons deemed to sell IRHO Ordinary Shares, IRHO Rights, Parent Class A Common Shares or Parent Rights under constructive sale provisions of the Code;

•        taxpayers whose functional currency is not the U.S. dollar;

•        partnerships (including any entity or arrangement that is treated as a partnership) for U.S. federal income tax purposes or beneficial owners in such partnerships;

•        holders who are controlled foreign corporations or PFICs;

•        regulated investment companies;

•        real estate investment trusts;

•        grantor trusts;

•        subchapter S corporations, or beneficial owners of such entities;

•        cooperatives;

•        personal holding companies;

•        persons who acquired IRHO Ordinary Shares, IRHO Rights, Parent Class A Common Shares or Parent Rights through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

•        persons owning (directly, indirectly, or constructively) 5% or more of the total combined voting power of all classes of stock entitled to vote of, or 5% or more of the total value of all classes of shares of, IRHO or Parent, except to the extent otherwise discussed herein;

•        taxpayers that hold their respective IRHO Ordinary Shares, IRHO Rights, Parent Class A Common Shares or Parent Rights through a non-U.S. broker or other non-U.S. intermediary;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that are subject to “applicable financial statement rules” under Section 451(b) of the Code;

•        individual retirement or other tax-deferred accounts; or

•        tax-exempt entities.

If a partnership (including any entity or arrangement that is treated as a partnership) for U.S. federal income tax purposes holds IRHO Ordinary Shares, IRHO Rights, Parent Class A Common Shares or Parent Rights, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any IRHO Ordinary Shares, IRHO Rights, Parent Class A Common Shares or Parent Rights and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Business Combination, the Domestication and an exercise of redemption rights by holders of Public Shares in connection with the Business Combination.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations all as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein (possibly with retroactive effect).

This discussion does not take into account proposed changes in such tax laws and does not address any aspect of state, local or foreign taxation, or any U.S. federal taxes other than income taxes (such as estate or gift tax consequences, the alternative minimum tax or the Medicare tax on investment income). Each of the foregoing is subject to change, possibly with retroactive effect. You should consult your tax advisors with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the Business Combination, the Domestication or an exercise of redemption rights by holders of Public Shares in connection with the Business Combination or any other matters discussed in this proxy statement/prospectus. There can be no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination, the Domestication or an exercise of redemption rights by holders of Public Shares in connection with the Business Combination or any other matters discussed in this proxy statement/prospectus that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court of competent jurisdiction.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF IRHO ORDINARY SHARES AND IRHO RIGHTS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION, THE DOMESTICATION MERGER AND AN EXERCISE OF REDEMPTION RIGHTS BY HOLDERS OF PUBLIC SHARES IN CONNECTION WITH THE BUSINESS COMBINATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of IRHO Ordinary Shares, IRHO Rights, Parent Class A Common Shares or Parent Rights that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a United States person.

Tax Consequences of the Domestication as a Reorganization

It is intended that the Domestication qualify as a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”) for U.S. federal income tax purposes. Due to the absence of direct guidance on the application of Section 368(a) of the Code to a statutory conversion of a corporation holding only investment-type assets such as IRHO, this result is not entirely clear. However, the completion of the Domestication is not conditioned upon the receipt of an opinion of IRHO’s legal counsel regarding the U.S. federal income tax consequences of the Domestication, and none of the parties to the Merger Agreement intend to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Domestication. The remainder of this discussion assumes the Domestication qualifies as a Reorganization.

Assuming the Domestication qualifies as a Reorganization, U.S. holders generally will not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, except as provided below under the caption headings “— Effect of Section 367 of the Code to U.S. Holders” and “— PFIC Considerations — Effect of PFIC Rules on the Domestication.” If so treated: (1) the tax basis of Parent Class A Common Shares or Parent Rights received by a U.S. holder in the Domestication will equal the U.S. holder’s adjusted tax basis in the IRHO Ordinary Shares or IRHO Rights, as the case may be, surrendered in exchange therefor, increased by any amount included in the income of such U.S. holder as a result of Section 367 of the Code (as discussed below) and (2) the holding period for Parent Class A Common Shares or Parent Rights received by a U.S. holder will include such U.S. holder’s holding period for the IRHO Ordinary Shares or IRHO Rights surrendered in exchange therefor.

If the Domestication fails to qualify as a Reorganization, a U.S. holder generally would recognize gain or loss with respect to its IRHO Ordinary Shares and IRHO Rights in an amount equal to the difference between the fair market value of the Parent Class A Common Shares and Parent Rights received in the Domestication and the U.S. holder’s adjusted tax basis in its IRHO Ordinary Shares and IRHO Rights surrendered in the Domestication, as applicable. In such event, such U.S. holder’s basis in the Parent Class A Common Shares and Parent Rights would be equal to their fair market value on the date of the Domestication, and such U.S. holder’s holding period for such Parent Class A Common Shares and Parent Rights would begin on the day following the date of the Domestication. Holders who hold different blocks of IRHO Ordinary Shares and IRHO Rights (generally, IRHO Ordinary Shares or IRHO Rights purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur prior to the redemption of Public Shareholders that are U.S. holders and that exercise redemption rights in connection with the Business Combination, Public Shareholders that are U.S. holders and exercising such redemption rights in connection with the Business Combination will be subject to the potential tax consequences of the Domestication.

ALL IRHO PUBLIC SHAREHOLDERS THAT ARE U.S. HOLDERS AND CONSIDERING EXERCISING REDEMPTION RIGHTS IN CONNECTION WITH THE BUSINESS COMBINATION ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POTENTIAL TAX CONSEQUENCES OF THE DOMESTICATION MERGER AND AN EXERCISE OF SUCH REDEMPTION RIGHTS TO THEM.

Effect of Section 367 of the Code to U.S. Holders

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a Reorganization. Section 367 of the Code generally gives rise to gain recognition or other income inclusions with respect to certain U.S. persons in connection with transactions that would otherwise be non-recognition transactions for U.S. federal income tax purposes. Section 367(b) of the Code generally will apply to U.S. holders of IRHO Ordinary Shares on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders of Public Shares that exercise redemption rights in connection with the Business Combination, Public Shareholders that are U.S. holders and exercising redemption rights in connection with the Business Combination will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

U.S. Holders That Own 10 Percent or More of the IRHO Ordinary Shares

Subject to the discussion under “— PFIC Considerations” below, any U.S. holder who, at the Domestication Effective Time, beneficially owns (directly, indirectly, or constructively, including as a result of applicable attribution rules) 10% or more of the total combined voting power of all classes of IRHO Ordinary Shares entitled to vote or 10% or more of the total value of all classes of IRHO Ordinary Shares will generally be required to include in income as a dividend the “all earnings and profits amount,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Public Shares, provided certain other requirements are satisfied. Any U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation due to a deduction in an amount equal to a portion or all of the deemed dividend pursuant to Section 245A of the Code.

U.S. Holders That Own IRHO Ordinary Shares with a Fair Market Value of $50,000 or More And Less Than 10 Percent of the IRHO Ordinary Shares

Subject to the discussion under “— PFIC Considerations” below, any U.S. holder who, at the Domestication Effective Time, beneficially owns (directly, indirectly, or constructively, including as a result of applicable attribution rules) IRHO Ordinary Shares with a fair market value of $50,000 or more but less than 10% of the total combined voting power of all classes of IRHO Ordinary Shares entitled to vote and less than 10% of the total value of all classes of IRHO Ordinary Shares will generally recognize gain (but not loss) with respect to the Parent Class A Common Shares received in the Domestication unless such holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below. Any such gain would be equal to the excess of the fair market value of such Parent Class A Common Shares received over the U.S. holder’s adjusted tax basis in the IRHO Ordinary Shares deemed to be surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain for U.S. federal income tax purposes, and would be long-term capital gain if the U.S. holder held the IRHO Ordinary Shares for longer than a period of one year. A U.S. holder’s ownership of IRHO Rights will be taken into account in determining such U.S. holder’s percentage ownership of IRHO Ordinary Shares. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of IRHO Ordinary Shares entitled to vote or owns 10% or more of the total value of all classes of IRHO Ordinary Shares. All U.S. holders are urged to consult their tax advisors with respect to those attribution rules.

In lieu of recognizing any gain as described in the preceding paragraph, such a U.S. holder may instead elect to include in income the all earnings and profits amount attributable to its IRHO Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. Amongst other requirements, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to Parent no later than the date such tax return is filed. In connection with this election, upon written request, Parent may in its discretion provide each U.S. Holder eligible to make such an election with information regarding IRHO’s earnings and profits.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING THE ELECTION DESCRIBED ABOVE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

U.S. Holders that Own IRHO Ordinary Shares with a Fair Market Value of Less Than $50,000

Subject to the discussion in “— PFIC Considerations” below, a U.S. holder who, at the Domestication Effective Time, beneficially owns (or is considered to own) IRHO Ordinary Shares with a fair market value of less than $50,000 should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.

Tax Consequences for U.S. Holders of IRHO Rights

Subject to the considerations described above relating to a U.S. holder’s ownership of IRHO Rights being taken into account in determining whether such U.S. holder owns less than 10% of the IRHO Ordinary Shares for purposes of Section 367(b) of the Code, and the discussion in “— PFIC Considerations” below, a U.S. holder of IRHO Rights generally should not be subject to U.S. federal income tax with respect to the exchange of IRHO Rights for Parent Rights as a result of the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DOMESTICATION TO THEM, INCLUDING WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE.

PFIC Considerations

In addition to Section 367(b) of the Code, the Domestication may be a taxable event to U.S. holders to the extent that Section 1291(f) of the Code applies, if IRHO is or ever was a PFIC under Section 1297 of the Code (as discussed further in “PFIC Considerations — Effect of PFIC Rules on the Domestication” below).

General.    A foreign corporation generally will be a PFIC for U.S. federal income tax purposes with respect to a taxable year of the foreign corporation if either:

•        at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income; or

•        at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because IRHO is a blank check company, and based upon the composition of its income and assets, IRHO believes that it may be a PFIC. Whether IRHO is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is generally subject to significant uncertainty. Nonetheless, based on the current composition of IRHO’s income and assets, if the Domestication occurs as contemplated in this proxy statement/prospectus, causing IRHO’s current taxable year to end at such time for U.S. federal income tax purposes, IRHO believes that it will likely be a PFIC for the current taxable year.

Consequences if a PFIC.    If IRHO is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of IRHO Ordinary Shares or IRHO Rights and, in the case of IRHO Ordinary Shares, such U.S. holder did not make a timely qualified electing fund (“QEF”) election for IRHO’s first taxable year as a PFIC in which such U.S. holder held (or was deemed to hold) such IRHO Ordinary Shares (or a QEF election along with a “purging election”) or did not make a timely mark-to-market election as discussed below, then as described below, such U.S. holder generally will be subject to special rules with respect to: (1) any gain recognized by the U.S. holder on the sale or other disposition of its IRHO Ordinary Shares or IRHO Rights; and (ii) any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the IRHO Ordinary Shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the IRHO Ordinary Shares).

Under these rules:

•        the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the IRHO Ordinary Shares or IRHO Rights;

•        the amount of gain allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which IRHO is a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest rate in effect for that year and applicable to the U.S. holder; and

•        the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.

Any “all earnings and profits amount” included in income by a U.S. holder for U.S. federal income tax purposes as a result of the Domestication under Section 367 of the Code, as discussed above, would generally be treated as gain subject to these rules.

QEF Election.    In general, if IRHO is determined to be a PFIC, a U.S. holder may avoid the PFIC tax consequences described above in respect to its IRHO Ordinary Shares by making a timely QEF election to include in income for U.S. federal income tax purposes its pro rata share of IRHO’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed (unless an election is made), in each taxable year of the U.S. holder in which or with which IRHO’s taxable year ends. The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances. However, in order to comply with the requirements of a QEF election, a U.S. holder must receive a PFIC annual information statement from IRHO. Upon written request, IRHO will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a QEF election, but there can be no assurance that we have provided or that we will timely provide such required information.

A U.S. holder may not make a QEF election with respect to its IRHO Rights. As a result, if a U.S. holder of IRHO Rights sells or otherwise disposes of such IRHO Rights, any gain recognized for U.S. federal income tax purposes will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if IRHO were a PFIC at any time during the period the U.S. holder held the IRHO Rights.

Mark-to-Market Election.    Alternatively, if a U.S. holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. holder makes a valid mark-to-market election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) IRHO Ordinary Shares and for which IRHO is determined to be a PFIC, such U.S. holder generally will not be subject to the PFIC rules described above in respect of its IRHO Ordinary Shares. Instead, in general, the U.S. holder will include as ordinary income for U.S. federal income tax purposes for each year the excess, if any, of the fair market value of its IRHO Ordinary Shares at the end of its taxable year over the adjusted basis in its IRHO Ordinary Shares. The U.S. holder also will be allowed to take an ordinary loss for U.S. federal income tax purposes in respect of the excess, if any, of the adjusted basis of its IRHO Ordinary Shares over the fair market value of its IRHO Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income, i.e., net of mark-to-market losses, as a result of the mark-to-market election). The U.S. holder’s basis in its IRHO Ordinary Shares will be adjusted to reflect any such income or loss amounts, and the required income inclusions as well as any further gain recognized on a sale or other taxable disposition of the IRHO Ordinary Shares will be treated as ordinary income for U.S. federal income tax purposes. Any amount allowed as a deduction under the mark-to-market regime will be treated as an ordinary loss for U.S. federal income tax purposes. Currently, a mark-to-market election may not be made with respect to rights, including IRHO Rights.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (on which Public Shares have been listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the Public Shares under their particular circumstances.

Effect of PFIC Rules on the Domestication.    Even if the Domestication qualifies as a Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC, such as the IRHO Rights) must recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code, or the “Proposed Regulations”, were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their current form, or if gain recognition under Section 1291(f) of the Code is effective even in the absence of final Treasury Regulations, the Proposed Regulations may require taxable gain recognition by a U.S. holder subject to the

PFIC rules with respect to its exchange of IRHO Ordinary Shares or IRHO Rights for Parent Class A Common Shares or Parent Rights received in the Domestication if IRHO were a PFIC at any time during such U.S. holder’s holding period in IRHO Ordinary Shares or IRHO Rights. Therefore, U.S. holders of IRHO Ordinary Shares that have not made a timely QEF election or mark-to-market election (as described above) and U.S. holders of IRHO Rights may, pursuant to the Proposed Regulations, be subject to taxation on the Domestication to the extent their shares have a fair market value in excess of their tax basis. Any such gain would generally be treated as an “excess distribution” made in the year of the Domestication Effective Time and subject to the special tax and interest charge rules discussed above.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted if at all, and, further, whether the IRS would take the position that Section 1291(f) of the Code is effective in the absence of final Treasury Regulations. The rules dealing with PFICs and with the QEF election and “purging election” (or a mark-to-market election) are complex and are affected by various factors in addition to those described above. Accordingly, a U.S. holder of IRHO Ordinary Shares or IRHO Rights should consult its tax advisors concerning the application of the PFIC rules to such securities under such U.S. holder’s particular circumstances.

Effect to U.S. Holders of Public Shares Exercising Redemption Rights

This section is addressed to U.S. holders of Public Shares (which will be exchanged for Parent Class A Common Shares in the Domestication) that elect to exercise redemption rights in connection with the Business Combination to receive cash in exchange for its Public Shares and, because the Domestication will occur immediately prior to the redemption of Public Shares by U.S. holders that exercise redemption rights in connection with the Business Combination, is subject in its entirety to the discussion of the Domestication, the PFIC rules and Section 367 of the Code as discussed above.

The U.S. federal income tax consequences to a U.S. holder of Public Shares (which will be exchanged for Parent Class A Common Shares in the Domestication) that exercises its redemption rights in connection with the Business Combination to receive cash from the Trust Account in exchange for all or a portion of its Public Shares will depend on whether the redemption qualifies as a sale of the Public Shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. holder’s Public Shares redeemed, the U.S. holder will generally recognize capital gain or capital loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. holder’s tax basis in the Public Shares redeemed in connection with the Business Combination (which basis will depend on the treatment of the Domestication, including under Section 367 of the Code and the PFIC rules, as described above).

Whether a redemption qualifies for sale treatment will generally depend on the total amount of Public Shares treated as held by the U.S. holder (including any Public Shares constructively owned by the U.S. holder as a result of owning IRHO Rights) relative to all Public Shares outstanding both before and after the redemption in connection with the Business Combination (which will include any Parent Class A Common Shares issued under the PIPE Financing). The redemption of Public Shares will generally be treated as a sale of the Public Shares (rather than as a corporate distribution) if the redemption in connection with the Business Combination (1) is “substantially disproportionate” with respect to the U.S. holder, (2) results in a “complete termination” of the U.S. holder’s interest in Parent or (3) is “not essentially equivalent to a dividend” with respect to the U.S. holder.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only Public Shares actually owned by the U.S. holder, but also Public Shares constructively owned by the U.S. holder. A U.S. holder may constructively own, in addition to Public Shares owned directly, Public Shares owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any Public Shares that the U.S. holder has a right to acquire by exercise of an option, which would generally include Public Shares which could be acquired pursuant to an exercise of any IRHO Rights held by such U.S. holder.

In order to meet the substantially disproportionate test, the percentage of the outstanding voting shares actually and constructively owned by the U.S. holder immediately following the redemption of Public Shares in connection with the Business Combination must, among other requirements, be less than 80% of the percentage of the outstanding voting shares actually and constructively owned by the U.S. holder immediately before the redemption of Public Shares in connection with the Business Combination. Prior to the Domestication Effective Time, the Public Shares may not be considered voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of such U.S. holder’s interest if either (i) all of the Public Shares actually and constructively owned by such U.S. holder are redeemed in connection with the Business Combination or (ii) all of the Public Shares actually owned by such U.S. holder are redeemed in connection with the Business Combination and such U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of any Public Shares actually and constructively owned by certain family members and such U.S. holder does not constructively own any other Public Shares and otherwise complies with specific conditions. In order for the redemption of Public Shares in connection with the Business Combination to not be essentially equivalent to a dividend, the redemption must result in a “meaningful reduction” of the U.S. holder’s proportionate interest in Parent following the Domestication. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in the Parent following the Domestication will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a minority stockholder in a publicly-held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If the redemption in connection with the Business Combination does not qualify as a sale of the Public Shares redeemed, the U.S. holder will be treated as receiving a corporate distribution from Parent at the Domestication Effective Time. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of the current or accumulated earnings and profits (as determined under U.S. federal income tax principles) of Parent at the Domestication Effective Time. Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. holder’s basis in its other Public Shares (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain for U.S. federal income tax purposes from the sale or exchange of such redeemed Public Shares. After the application of these rules, any remaining tax basis of the U.S. holder in such U.S. holder’s redeemed Public Shares will generally be added to the U.S. holder’s adjusted tax basis in its remaining Public Shares, or, if it has none, to the U.S. holder’s adjusted tax basis in its IRHO Rights or possibly in other Public Shares constructively owned by such holder.

Because the Domestication will occur immediately prior to the redemption of Public Shares by U.S. holders that exercise redemption rights in connection with the Business Combination, U.S. holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the U.S. federal income tax rules relating to PFICs as a result of the Domestication discussed further above.

U.S. holders who directly, indirectly, or constructively own five percent or more of Parent Class A Common Shares at the Domestication Effective Time (by vote or value) may be subject to special reporting requirements with respect to a redemption of Public Shares in connection with the Business Combination, and such U.S. holders should consult with their tax advisors with respect to any applicable reporting requirements.

All U.S. holders are urged to consult with their tax advisors as to the tax consequences of a redemption of all or a portion of their Public Shares pursuant to an exercise of redemption rights in connection with the Business Combination.

Tax Consequences to U.S. Holders of Parent Class A Common Shares and Parent Rights of the Mergers

A U.S. holder that holds Parent Class A Common Shares and Parent Rights at the Domestication Effective Time generally should not recognize gain or loss for U.S. federal income tax purposes solely as a result of the Mergers.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Parent Class A Common Shares or Parent Rights that is, for U.S. federal income tax purposes:

•        a non-resident alien individual;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

Such term, however, generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of Parent Class A Common Shares or Parent Rights.

Effects of the Domestication to Non-U.S. Holders

IRHO does not expect the Domestication to result in any material U.S. federal income tax consequences to non-U.S. holders of IRHO Ordinary Shares or IRHO Rights, whether the Domestication is treated as a Reorganization, and thus a non-recognition event, or whether the Domestication is treated as a taxable exchange, whereby the U.S. federal income tax consequences to a non-U.S. holder generally will be as described below under in “Gain on Sale, Taxable Exchange or Other Taxable Disposition of Parent Class A Common Shares and Parent Rights.”

The following describes certain material U.S. federal income tax considerations relating to the ownership and disposition of Parent Class A Common Shares and Parent Rights by a non-U.S. holder following the Domestication.

Dividends

Any distribution of cash or property (or a constructive distribution) Parent makes following the Domestication to a non-U.S. holder of Parent Class A Common Shares or Parent Rights, to the extent paid out of Parent’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividends paid or deemed paid to a non-U.S. holder in respect of shares Parent Class A Common Shares (or Parent Rights) that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax for U.S. federal income tax purposes at a rate of 30% of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the non-U.S. holder’s adjusted tax basis in such Parent Class A Common Shares or Parent Rights (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such Parent Class A Common Shares or Parent Rights, which will be treated as described under “— Gain on Sale, Taxable Exchange or Other Taxable Disposition of Parent Class A Common Shares and Parent Rights” below.

Dividends (including constructive dividends) Parent pays following the Domestication to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder) generally will not be subject to the foregoing U.S. federal withholding tax for U.S. federal income tax purposes, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, unless an applicable income tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder. In addition, if the non-U.S. holder is a corporation, such holder’s effectively connected earnings and profits (subject to adjustments) may be subject to a U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Parent Class A Common Shares and Parent Rights

A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of Parent Class A Common Shares or Parent Rights unless:

•        the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder);

•        the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•        Either Parent or IRHO is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period, and either (i) the date on which Parent Class A Common Shares or Public Shares ceased to be regularly traded on an established securities market or (ii) the non-U.S. holder has owned or is deemed to have owned under constructive ownership rules, at any time during the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period, more than 5% of outstanding Parent Class A Common Shares or Public Shares, as applicable.

Unless an applicable tax treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in addition, a non-U.S. holder described in the first bullet point that is a foreign corporation will be subject to U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate) on such non-U.S. holder’s effectively connected earnings and profits (subject to adjustments).

Any gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

Unless an applicable tax treaty provides otherwise, any gain described in the third bullet point above that is recognized by such non-U.S. holder on the sale, exchange or other disposition of Parent Class A Common Shares or Parent Rights generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Parent Class A Common Shares or Parent Rights from a non-U.S. holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition if such Parent Class A Common Shares or Parent Rights are not treated as “regularly traded on an established securities market.” Parent will generally be classified as a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Parent does not expect to be classified as a USRPHC following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether Parent is or will be a USRPHC with respect to a non-U.S. holder following the Business Combination or at any future time.

Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights

This section is addressed to non-U.S. holders of Public Shares that elect to exercise redemption rights in connection with the Business Combination to receive cash in exchange for all or a portion of their Public Shares. For purposes of this discussion, a “redeeming non-U.S. holder” is a non-U.S. holder that elects to exercise redemption rights in connection with the Business Combination in respect of all or a portion of its Public Shares.

The Domestication will occur immediately prior to the redemption in connection with the Business Combination of non-U.S. holders that exercise redemption rights with respect to Public Shares. The U.S. federal income tax consequences to a redeeming non-U.S. holder will depend on whether the redemption qualifies as a sale of the Public Shares redeemed in connection with the Business Combination, as described above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights.” If such a redemption qualifies as a sale of Public Shares, the U.S. federal income tax consequences to the redeeming non-U.S. holder generally will be as described above under “— Gain on Sale, Taxable Exchange or Other Taxable Disposition of Parent Class A Common Shares and Parent Rights.” If such a redemption does not qualify as a sale of Public Shares, the redeeming non-U.S. holder generally will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “— Dividends.”

ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DOMESTICATION MERGER TO THEM.

Information Reporting and Backup Withholding

Dividend payments with respect to Parent Class A Common Shares and proceeds from the sale, exchange or redemption of Parent Class A Common Shares or Parent Rights may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number on an IRS Form W-9 and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

A Non-U.S. holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its non-U.S. status on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Any amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, if any, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

Pursuant to the Foreign Account Tax Compliance Act, set forth in Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”), foreign financial institutions (which include hedge funds, private equity funds, mutual funds and any other investment vehicles regardless of their size) must comply with information reporting rules with respect to their U.S. account holders and investors or bear a withholding tax on certain payments made to them (including such payments made to them in their capacity as intermediaries). Generally, if a foreign financial institution or certain other foreign entity does not comply with these reporting requirements, “withholdable payments” to the noncomplying entity will be subject to a 30% withholding tax. For this purpose, withholdable payments include U.S.-source payments otherwise subject to nonresident withholding tax and, subject to the discussion of the proposed Treasury Regulations below, the entire gross proceeds from the sale of certain equity or debt instruments of U.S. issuers. This withholding tax will apply to a non-compliant foreign financial institution regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax.

Withholding under FATCA will generally apply to payments of dividends on Parent Class A Common Shares to foreign financial institutions that are not in compliance with FATCA. The U.S. Department of the Treasury has released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax for U.S. federal income tax purposes of 30% applicable to the gross proceeds of a sale or disposition of equity interests. In its preamble to the proposed regulations, the U.S. Department of the Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Similar withholding requirements to the foregoing apply to dividends on and, subject to the proposed regulations, gross proceeds from the sale of, Parent Class A Common Shares held by an investor that is a non-financial foreign entity unless such entity provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn be required to provide to the Secretary of the Treasury.

If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Each non-U.S. holder is urged to consult its tax advisor regarding these rules and whether they may be relevant to such non-U.S. holder’s ownership and disposition of Parent Class A Common Shares and Parent Rights.

FOREIGN ENTITIES LOCATED IN JURISDICTIONS THAT HAVE ENTERED INTO INTERGOVERNMENTAL AGREEMENTS WITH THE UNITED STATES IN CONNECTION WITH FATCA MAY BE SUBJECT TO DIFFERENT RULES. ALL HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE POSSIBLE IMPLICATIONS OF THE ABOVE RULES UNDER, OR RELATED TO, FATCA ON THEIR INVESTMENT IN PARENT CLASS A COMMON SHARES AND PARENT RIGHTS.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of the historical financial information of Iron Horse Acquisition II Corp. (“IRHO” or “Parent”) and Electra Vehicles, Inc. (“Electra” or the “Company”), adjusted to give effect to the Business Combination and related transactions described below (collectively, the “Transactions”).

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this registration statement and reflects only Transaction Accounting Adjustments (as defined in Article 11). IRHO and Electra have not reflected (and have elected not to present) adjustments for reasonably estimable synergies, dis-synergies, or other non-accounting transaction effects.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily reflect what IRHO’s and Electra’s financial position or results of operations would have been had the Transactions been completed on the dates assumed, nor is it necessarily indicative of IRHO’s and Electra’s future financial condition or results of operations.

Pro Forma Financial Information Included

The unaudited pro forma condensed combined financial information includes:

•        Unaudited pro forma condensed combined balance sheet as of February 28, 2026.

This balance sheet combines (i) the historical unaudited balance sheet of IRHO as of February 28, 2026, and (ii) the historical audited consolidated balance sheet of Electra as of December 31, 2025, giving pro forma effect to the Transactions as if they had occurred on February 28, 2026.

•        Unaudited pro forma condensed combined statement of operations for the year ended November 30, 2025.

This statement combines (i) the historical audited statement of operations of IRHO for the year ended November 30, 2025, and (ii) the historical audited consolidated statement of operations of Electra for the year ended December 31, 2025, giving pro forma effect to the Transactions as if they had occurred on December 1, 2024, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information does not include an unaudited pro forma condensed combined statement of operations for the three months ended February 28, 2026. Although IRHO has filed a quarterly report on Form 10-Q for the three months ended February 28, 2026, Electra has not yet filed or otherwise made available financial statements for any interim period subsequent to the year ended December 31, 2025, which is the most recent period for which Electra’s financial statements are available and is already reflected in the annual pro forma condensed combined statement of operations presented herein. The registrants intend to include interim pro forma financial information in a subsequent amendment to this registration statement once Electra’s interim financial statements become available, to the extent required by Article 11 of Regulation S-X.

Sources of Historical Financial Information

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•        the historical audited financial statements of IRHO as of and for the year ended November 30, 2025, and the related notes thereto, and the historical unaudited financial statements of IRHO as of and for the three months ended February 28, 2026, and the related notes thereto, in each case, included elsewhere in this registration statement; and

•        the historical audited consolidated financial statements of Electra as of and for the year ended December 31, 2025, and the related notes thereto, included elsewhere in this registration statement.

This information should also be read together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of IRHO,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Electra,” and other financial information contained elsewhere in this registration statement.

Description of the Transactions

Merger Agreement

On April 21, 2026, Iron Horse Acquisition II Corp., a Cayman Islands exempted company (“IRHO” or “Parent”), entered into a merger agreement, by and among IRHO, IRHO Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of IRHO (“Merger Sub”), and Electra Vehicles, Inc., a Delaware corporation (“Electra” or the “Company”) (as amended and as may be further amended and/or restated from time to time, the “Merger Agreement”).

Pursuant to the Merger Agreement, (a) IRHO will domesticate from the Cayman Islands to Delaware (the “Domestication”), and (b) at least one business day following the Domestication, Merger Sub will merge with and into Electra (the “Merger”), after which Electra will be the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of IRHO. In connection with the Merger, the Surviving Corporation will change its name to a name to be mutually agreed by the parties and Parent will change its name to “ELECTRA AI, Inc.” References herein to “Electra Pubco” refer to the combined company following the consummation of the Business Combination.

The Domestication and Merger

In accordance with the Merger Agreement, and subject to the satisfaction or waiver of the conditions set forth therein, on the day that is at least one Business Day prior to the Effective Time, IRHO shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware entity.

In connection with the Domestication, IRHO will (i) file a certificate of incorporation with the Secretary of State of the State of Delaware, whereby Parent shall have a dual class common stock consisting of Class A common stock, par value $0.0001 per share (the “Parent Class A Common Shares”) and Class B common stock, par value $0.0001 per share (the “Parent Class B Common Shares” and together with the Parent Class A Common Shares, the “Parent Common Shares”); and (ii) adopt amended and restated bylaws, in each case, with such changes as may be agreed in writing by Parent and the Company.

In connection with the Domestication, (i) each then issued and outstanding ordinary share of IRHO, par value $0.0001 per share (each, an “IRHO Ordinary Share”), will convert automatically, on a one-for-one basis, into one Parent Class A Common Share; (ii) each then issued and outstanding right entitling the holder thereof to 1/10 of one IRHO Ordinary Share (each, an “IRHO Right”) shall convert automatically into a right to receive 1/10 of one Parent Class A Common Share at the Closing, pursuant to the Parent Rights Agreement dated as of December 16, 2025, by and between IRHO and Continental Stock Transfer & Trust Company, as Rights agent; and (iii) each then issued and outstanding unit of IRHO (each, an “IRHO Unit”) shall separate and convert automatically into one Parent Class A Common Share and a right to receive 1/10 of one Parent Class A Common Share at the Closing.

Upon the terms and subject to the conditions of the Merger Agreement, at least one business day following the Domestication, Merger Sub will merge with and into Electra after which Electra will be the surviving corporation and a wholly-owned subsidiary of Parent.

The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties to the Merger Agreement and specified in the certificate of merger (the “Effective Time”). The Domestication, the Merger, and other transactions contemplated by the Merger Agreement are collectively referred to herein as the “Business Combination,” the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.”

In connection with the Business Combination, IRHO will be renamed “ELECTRA AI, Inc.” and Electra, as a wholly-owned subsidiary of ELECTRA AI, Inc., will change its name to a name to be mutually agreed by the parties.

Merger Consideration and Structure

Pursuant to the Merger Agreement, IRHO has agreed to acquire all of the equity interests of Electra for the sum of $250,000,000 plus the Aggregate Exercise Price, as adjusted pursuant to the terms of the Merger Agreement (the “Base Purchase Price”), comprising of a number of Parent Common Shares equal to the quotient obtained by dividing (a) the Base Purchase Price, by (b) US$10.00 (the “Aggregate Merger Consideration”). “Aggregate Exercise Price” means the aggregate dollar amount payable to the Company upon the exercise or conversion of all vested in-the-money Company Options that are outstanding immediately prior to the Effective Time.

The Base Purchase Price shall be automatically adjusted upwards in increments of $10.00 until the Aggregate Merger Consideration (excluding shares of Parent Common Stock issuable in respect of convertible notes and upon the exercise of Converted Stock Options) represents at least 50.1% of the Aggregate Parent Fully Diluted Shares. “Aggregate Parent Fully Diluted Shares” means, as of immediately after the Effective Time, the sum, without duplication, of (a) all Parent Common Shares issued and outstanding (after giving effect to the Domestication, the Merger, the conversion of all Parent Rights, any PIPE Financing, and any forfeiture or surrender of Sponsor Shares); plus (b) the aggregate number of Parent Common Shares issuable upon exercise of all outstanding Converted Stock Options (as defined below).

Effect of the Merger

At the Effective Time (i) each share of Company Capital Stock (as defined below), if any, that is owned by Parent or Merger Sub or Electra (as treasury stock or otherwise), will automatically be cancelled; (ii) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of Parent Common Shares equal to: (a) (x) the Conversion Ratio multiplied by (y) the number of shares of Company Common Stock issuable upon conversion of such share of Company Preferred Stock as of immediately prior to the Effective Time plus (b) a number of Earnout Shares equal to the Earnout Pro Rata Share in accordance with, and subject to the contingencies set forth in the Merger Agreement; (iii) each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive: (x) a number of Parent Class A Common Shares equal to the Conversion Ratio plus (y) a number of Earnout Shares equal to the Earnout Pro Rata Share in accordance with, and subject to the contingencies set forth in the Merger Agreement; and (iv) each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive: (x) a number of Parent Class B Common Shares equal to the Conversion Ratio plus (y) a number of Earnout Shares equal to the Earnout Pro Rata Share in accordance with, and subject to the contingencies set forth in the Merger Agreement. At the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Company Capital Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive a portion of the Aggregate Merger Consideration plus the contingent right to receive their applicable portion of Earnout Shares in accordance with their Earnout Pro Rata Share.

“Aggregate Fully Diluted Company Common Stock” means the sum, without duplication, of (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the aggregate number of shares of Company Common Stock issuable upon full conversion of all Company Preferred Stock outstanding as of immediately prior to the Effective Time; plus (c) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options that are vested as of immediately prior to the Effective Time; plus (d) the aggregate number of shares of Company Common Stock issuable upon full conversion, exercise or exchange of any other securities of the Company (other than Company Options and the Company Convertible Notes) outstanding immediately prior to the Effective Time directly or indirectly convertible into or exchangeable or exercisable for shares of Company Common Stock.

“Company Capital Stock” means “Company Common Stock,” consisting of the Class A common stock of the Company, $0.00001 par value per share, the Class B common stock of the Company, $0.00001 par value per share, and “Company Preferred Stock,” consisting of the Company Series Seed Preferred Stock, the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Conversion Ratio” means the quotient obtained by dividing (a) the number of Parent Common Shares constituting the Aggregate Merger Consideration, by (b) the number of shares constituting the Aggregate Fully Diluted Company Common Stock (without regard to the shares described in clause (c) of the definition thereof).

Conversion of Merger Sub Capital Stock.

Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Treatment of Options and Convertible Notes.

At the Effective Time, each Company Option shall be converted into (i) an option to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option (including expiration date, vesting conditions, and exercise provisions), the number of Parent Class A Common Shares (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Class A Common Stock subject to such Company Option as of immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per Parent Class A Common Share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Class A Common Stock of such Company Option divided by (B) the Conversion Ratio (a “Converted Stock Option”), and (ii) the right to receive a number of Earnout Shares in accordance with, and subject to the contingencies, set forth in the Merger Agreement.

At the Effective Time, each Company Convertible Note shall be converted into the right to receive a number of Parent Common Shares equal to (i) the Conversion Ratio multiplied by (ii) the number of shares of Company Common Stock issuable upon conversion of such Company Convertible Note as of immediately prior to the Effective Time.

The Earnout Shares

From the period commencing on the Closing Date and until such date which is the five-year anniversary of the Closing Date (the “Earnout Period”), as additional consideration in the Merger, the holders of Company Common Stock, Company Preferred Stock and Company Options (whether vested or unvested) (the “Company Earnout Holders”) shall be entitled to earn, in accordance with their respective Earnout Pro Rata Share, up to an aggregate amount of 15,000,000 additional Parent Common Shares (the “Earnout Cap”) (which, for the avoidance of doubt, shall be issued as Parent Class A Common Shares to Company Earnout Holders who hold exclusively Company Class A Common Stock, Company Preferred Stock or Company Options and as Parent Class B Common Shares to Company Earnout Holders who hold any shares of Company Class B Common Stock) (the “Earnout Shares”), subject to the following contingencies:

A.     Subject to the Earnout Cap, one-third (1/3) of the Earnout Shares if, at any time during the Earnout Period, (1) over any ten (10) Trading Days within any twenty (20) consecutive Trading Day period the VWAP of the Parent Common Shares is greater than or equal to $14.00 per share or (2) as reported in Parent’s Form 10-Q or Form 10-K the Annual Run Rate (as defined in the Merger Agreement, “ARR”) is greater than or equal to $45 million (the “First Earnout Milestone”), whichever occurs earlier;

B.      Subject to the Earnout Cap, one-third (1/3) of the Earnout Shares if, at any time during the Earnout Period, (1) over any ten (10) Trading Days within any twenty (20) consecutive Trading Day period the VWAP of the Parent Common Shares is greater than or equal to $16.00 per share or (2) as reported in Parent’s Form 10-Q or Form 10-Kthe ARR is greater than or equal to $55 million (the “Second Earnout Milestone”), whichever occurs earlier; and

C.     Subject to the Earnout Cap, one-third (1/3) of the Earnout Shares if, at any time during the Earnout Period, (1) over any ten (10) Trading Days within any twenty (20) consecutive Trading Day period the VWAP of the Parent Common Shares is greater than or equal to $18.00 per share or (2) as reported in Parent’s Form 10-Q or Form 10-K the ARR is greater than or equal to $65 million (the “Third Earnout Milestone”), whichever occurs earlier.

The applicable Earnout Shares will be delivered to the Company Earnout Holders promptly (within 10 Business Days) following the date in which any such earnout milestone is achieved. Each earnout milestone shall only occur once, if at all.

Additionally, if a Change of Control occurs at any time during the Earnout Period, all Earnout Shares that have not yet been earned will be deemed earned and will be issued to the Company Earnout Holders immediately prior to the consummation of such Change of Control, and the Company Earnout Holders will be entitled to participate in the Change of Control transaction with respect to such Earnout Shares.

Parent and Electra Post-Closing Board of Directors and Executive Officers

Immediately following the Closing, Parent’s board of directors will consist of seven (7) directors, of which Electra has the right to the right to designate five (5) directors and the remaining two directors shall be jointly designated by Electra and IRHO SPAC Sponsor LLC (the “Sponsor”). At least a majority of the board of directors shall qualify as independent directors under Nasdaq or Alternate Exchange rules, as applicable.

At the Closing, all of the officers of Parent shall resign and the following individuals are expected to be appointed as officers of Parent: Fabrizio Martini, as Chief Executive Officer and Nicholas Chakalos, President & Chief Financial Officer.

Immediately following the Closing, Electra’s board of directors will consist of the same individuals serving as directors of Parent.

PIPE Financing

During the period commencing on date of execution of the Merger Agreement and until the earlier of the Closing Date and the termination of the Merger Agreement, IRHO and Electra will use commercially reasonable best efforts to enter into and consummate subscription agreements with investors to purchase securities of IRHO in connection with a private placement on terms mutually agreeable to the parties (any such purchase by investors, a “PIPE Financing”). No PIPE Financing has been committed to as of the date of this registration statement, and accordingly, no adjustment has been reflected in the unaudited pro forma condensed combined financial information.

Bridge Loan Financing

During March through May 2026, in connection with the contemplated Business Combination described below, the Company received aggregate proceeds of approximately $400,000 from accredited investors as bridge financing in anticipation of the issuance of senior unsecured convertible notes (the “Company Convertible Notes”).

Pursuant to the non-binding executed term sheets, the Company Convertible Notes are expected to bear interest at rates ranging from 15% to 25% per annum and to mature upon the earlier of (i) 24 months from the closing date of each Company Convertible Note or (ii) the closing of the Business Combination.

Upon the closing of the Business Combination, the principal and accrued interest on the Company Convertible Notes are expected to convert into shares of common stock of the publicly listed entity at a conversion price of $6.00 per share. Investors will also receive warrants to purchase shares of common stock of the publicly listed entity at exercise price of $11.50 per share, and certain investors will receive warrants exercisable at $12.50 per share, in each case exercisable for 60 months following the closing of the Business Combination.

If the Business Combination is not consummated within 24 months from the closing of any Company Convertible Note, the principal and accrued interest will convert into ordinary shares of the Company at a $150 million pre-money valuation.

The pro forma adjustments reflect the conversion of the Company Convertible Notes into common stock of the publicly listed entity at Closing, with the associated proceeds and equity impact. The Company is still evaluating the accounting for the Company Convertible Notes and associated warrants pending execution of definitive agreements governing their terms, and final amounts may differ from those reflected herein.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information is presented under two redemption scenarios with respect to the redemption of Public Shares for cash:

•        Assuming No Redemptions:    This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Assuming Maximum Redemptions:    This presentation assumes that Public Shareholders holding 18,771,873 Public Shares, or approximately 81.6% of the outstanding Public Shares, exercise their redemption rights for aggregate redemption payments of approximately $188,911,851 upon consummation of the Business Combination, based on a redemption price of approximately $10.06 per share as of February 28, 2026. The maximum redemptions amount reflects the maximum number of Public Shares that can be redeemed while still meeting the closing conditions of the Business Combination. This scenario includes all adjustments reflected in the “Assuming No Redemptions” scenario and presents additional adjustments to reflect the impact of the maximum redemptions scenario.

The unaudited pro forma adjustments are based on information currently available and on assumptions and estimates described in the accompanying notes. Actual results may differ materially from those reflected herein.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF FEBRUARY 28, 2026

	(1) IRHO (Historical)	(2) Electra (Historical)	Scenario 1: No Redemptions			Scenario 2: Maximum Redemptions
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$718,100	$169,969	$207,060,822	A	$207,948,891	$(180,410,817)	G	$27,538,074
Accounts receivable, net	—	307,165	—		307,165	—		307,165
Prepaid expenses	178,108	184,394	—		362,502	—		362,502
Other current assets	—	100,953	—		100,953	—		100,953
Total current assets	896,208	762,481	207,060,822		208,719,511	(180,410,817)		28,308,694
Property and equipment, net	—	137,220	—		137,220	—		137,220
Intangible assets, net	—	131,418	—		131,418	—		131,418
Long-term prepaid insurance	66,613	—	—		66,613	—		66,613
Cash and investments held in Trust Account	231,461,856	—	(231,461,856)	B	—	—		—
Total assets	$232,424,677	$1,031,119	$(24,401,034)		$209,054,762	$(180,410,817)		$28,643,945

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$—	$1,447,112	$—		$1,447,112	$—		$1,447,112
Accrued expenses	102,784	1,059,911	—		1,162,695	—		1,162,695
Deferred revenue	—	200,000	—		200,000	—		200,000
Current portion of long-term debt	—	30,178	—		30,178	—		30,178
Accrued offering costs	75,000	—	—		75,000	—		75,000
Due to Sponsor	1,762	—	—		1,762	—		1,762
Total current liabilities	179,546	2,737,201	—		2,916,747	—		2,916,747
Deferred underwriting fees	10,950,000	—	(10,950,000)	C	—	—		—
Long-term debt	—	79,615	—		79,615	—		79,615
Earnout liability	—	—	168,964,793	D	168,964,793	(21,729,996)	H	147,234,797
Total liabilities	11,129,546	2,816,816	158,014,793		171,961,155	(21,729,996)		150,231,159
Commitments and contingencies
IRHO Ordinary shares subject to possible redemption	231,461,856	—	(231,461,856)	E	—	—		—
Shareholders’ deficit:
Electra Pubco Preferred stock	—	—	—		—	—		—
Electra Pubco Class A common stock	—	—	638	F	638	(350)	I	288
Electra Pubco Class B common Stock	—	—	151	F	151	(58)	I	93
IRHO Preference shares	—	—	—		—	—		—
IRHO Ordinary shares	632	—	(632)	F	—	—		—
Electra Series Seed convertible preferred stock	—	37	(37)	F	—	—		—
Electra Series A convertible preferred stock	—	23	(23)	F	—	—		—
Electra Series B convertible preferred stock	—	1	(1)	F	—	—		—
Electra Class A common stock	—	20	(20)	F	—	—		—
Electra Class B common stock	—	40	(40)	F	—	—		—
Electra Treasury stock	—	(13)	13	F	—	—		—
Additional paid-in capital	—	19,108,410	38,878,623	F	57,987,033	(158,680,413)	I	(100,693,380)
Accumulated other comprehensive income (loss)	—	(45,916)	—		(45,916)	—		(45,916)
Accumulated deficit	(10,167,357)	(20,848,299)	10,167,357	F	(20,848,299)	—		(20,848,299)
Total Shareholders’ Deficit	(10,166,725)	(1,785,697)	49,046,029		37,093,607	(158,680,821)		(121,587,214)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$232,424,677	$1,031,119	$(24,401,034)		$209,054,762	$(180,410,817)		$28,643,945

____________

(1)      Derived from the historical unaudited balance sheet of IRHO as of February 28, 2026.

(2)      Derived from the historical audited consolidated balance sheet of Electra as of December 31, 2025.

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED NOVEMBER 30, 2025

	(1) IRHO (Historical)	(2) Electra (Historical)	Scenario 1: No Redemptions			Scenario 2: Maximum Redemptions
			Transaction Accounting Adjustments	Pro Forma Combined		Transaction Accounting Adjustments	Pro Forma Combined
Revenues	$—	$1,088,497	$—	$1,088,497		$—	$1,088,497
Operating expenses
Cost of revenue	—	1,405,035	—	1,405,035		—	1,405,035
Sales and marketing	—	676,297	—	676,297		—	676,297
Research and development	—	2,522,658	—	2,522,658		—	2,522,658
General and administrative	204,391	2,159,183	—	2,363,574		—	2,363,574
Total operating expenses	204,391	6,763,173	—	6,967,564		—	6,967,564
Loss from operations	(204,391)	(5,674,676)	—	(5,879,067)		—	(5,879,067)
Other income (expense)
Interest earned on cash and investments held in Trust Account	—	—	—	—		—	—
Net gain on digital assets	—	358,390	—	358,390		—	358,390
Interest income	—	6,085	—	6,085		—	6,085
Interest expense	—	(11,926)	—	(11,926)		—	(11,926)
Other income	—	32,661	—	32,661		—	32,661
Total other income (expense), net	—	385,210	—	385,210		—	385,210
Net loss before income taxes	(204,391)	(5,289,466)	—	(5,493,857)		—	(5,493,857)
Income tax benefit (provision)	—	(456)	—	(456)		—	(456)
Net income (loss)	$(204,391)	$(5,289,922)	$—	$(5,494,313)		$—	$(5,494,313)

Class A common stock:
Weighted-average shares outstanding, basic and diluted	5,000,000	693,860		63,756,422	A		28,814,594	A
Basic and diluted net income (loss) per share	$(0.04)	$(1.13)		$(0.07)	A		$(0.14)	A

Class B common stock:
Weighted-average shares outstanding, basic and diluted	—	3,989,264		15,124,547	A		9,233,611	A
Basic and diluted net income (loss) per share	$—	$(1.13)		$(0.07)	A		$(0.14)	A

____________

(1)      Derived from the historical audited statement of operations of IRHO for the year ended November 30, 2025.

(2)      Derived from the historical audited consolidated statement of operations of Electra for the year ended December 31, 2025.

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Description of the Proposed Transactions and the Merger Agreement

On April 21, 2026, IRHO and Electra entered into the Merger Agreement. Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, at the Closing of the Business Combination, Electra will merge with a wholly-owned subsidiary of IRHO and become a wholly-owned subsidiary of IRHO, with the Electra Shareholders receiving Electra Pubco Common Stock.

Note 2 — Basis of Presentation and Accounting Policies

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the prior pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and to present reasonably estimable synergies and other transaction effects (“Management’s Adjustments”). IRHO and Electra have elected not to present Management’s Adjustments and has included only Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of February 28, 2026 gives effect to the Business Combination and related transactions as if they had occurred on February 28, 2026. The unaudited pro forma condensed combined statement of operations for the year ended November 30, 2025 gives effect to the Business Combination and related transactions as if they had occurred on December 1, 2024, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the historical financial statements and related notes of IRHO and Electra included elsewhere in this proxy statement/prospectus. The historical financial statements of IRHO and Electra have been prepared in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily reflect what the combined company’s financial position or results of operations would have been had the Business Combination occurred on the dates assumed, nor does it project the future financial position or results of operations of Electra Pubco.

The unaudited pro forma condensed combined financial information is presented under two redemption scenarios with respect to the redemption of Public Shares for cash:

•        Assuming No Redemptions:    This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Assuming Maximum Redemptions:    This presentation assumes that Public Shareholders holding 18,771,873 Public Shares, or approximately 81.6% of the outstanding Public Shares, exercise their redemption rights for aggregate redemption payments of approximately $188,911,851 upon consummation of the Business Combination, based on a redemption price of approximately $10.06 per share as of February 28, 2026. The maximum redemptions amount reflects the maximum number of Public Shares that can be redeemed while still meeting the closing conditions of the Business Combination. This scenario includes all adjustments reflected in the “Assuming No Redemptions” scenario and presents additional adjustments to reflect the impact of the maximum redemptions scenario.

Note 3 — Accounting for the Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization via an asset acquisition pursuant to ASC 805-50. Under this method of accounting, although IRHO will issue shares as consideration for the outstanding equity interests of Electra in the Business Combination, IRHO will be treated as the “acquired” company for financial reporting purposes, and Electra, as the surviving corporation of the Merger, will be treated as the accounting acquirer. As the consideration transferred is deemed equivalent to the net assets acquired, the net assets of IRHO will be stated at their carrying values, which are deemed to be stated at their respective fair values, and no goodwill (or gain or loss) will be recognized.

Electra has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:

•        The former owners of Electra hold the majority of the voting interests in Electra Pubco;

•        Electra has the right to appoint a majority of the directors in Electra Pubco;

•        Electra’s existing senior management team will comprise senior management of Electra Pubco;

•        The operations of Electra Pubco will represent the operations of Electra;

•        Electra Pubco will assume Electra’s headquarters.

Note 4 — Pro Forma Share Ownership

The following table summarizes the pro forma outstanding shares and ownership of Electra Pubco upon consummation of the Business Combination and related transactions under each redemption scenario. The pro forma share ownership information is presented for illustrative purposes only and does not necessarily reflect the actual share ownership following the Closing.

	Assuming No Redemptions		Assuming Maximum Redemptions(1)
	Shares	Percentage	Shares	Percentage
Public Shareholders	25,300,000	32.1%	6,528,127	17.2%
Sponsor	6,157,000	7.8%	5,357,000	14.1%
Cantor	220,000	0.3%	220,000	0.6%
Electra Shareholders	41,005,273	52.0%	25,033,914	65.8%
Others	6,198,696	7.8%	909,164	2.3%
Total	78,880,969	100.0%	38,048,205	100.0%

____________

(1)      The Maximum Redemptions scenario assumes redemptions of 18,771,873 Public Shares (representing approximately 81.6% of the outstanding Public Shares) for aggregate redemption payments of approximately $188,911,851, based on an estimated per-share redemption price of approximately $10.06. This reflects the maximum number of Public Shares that can be redeemed while still satisfying the closing conditions of the Business Combination.

Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of February 28, 2026

The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

A.     Reflects the net cash proceeds from the Business Combination as follows:

Release of Trust Account	231,461,856	B
Proceeds from Company Convertible Notes	400,000	F
Payment of IRHO deferred underwriting fees	(10,950,000)	C
Payment of Electra transaction expenses	(2,000,000)	F
Payment of IRHO transaction expenses	(11,851,034)	F
Cash and cash equivalents	207,060,822

B.      Reflects the release of the cash held in the Trust Account to Cash, assuming no Public Shareholders exercise their right to have their Public Shares redeemed for their pro rata share of the Trust Account.

C.     Reflects the cash payment to settle IRHO’s historical deferred underwriting fees on the Closing date.

D.     Reflects the estimated fair value of the Earnout Shares, as well as additional shares to be issued to an advisor on substantially the same terms as the Earnout Shares, which vest upon the achievement of certain triggering events. The estimated fair value of these shares was determined using a Monte Carlo simulation valuation model, and these shares are classified as a liability because they are not indexed to the company’s own stock under ASC 815-40, as the revenue-based vesting triggers and acceleration upon a Change of Control (each as described above) cause settlement to vary based on factors other than inputs to a fixed-for-fixed equity option. The significant assumptions utilized in estimating the fair value of these shares include the following: (1) IRHO’s common stock price of $9.89, assuming the Closing of the Business Combination occurred on February 28, 2026; (2) the volatility of IRHO’s common stock of 92.6% over the length of the earnout period; and (3) a drift rate equal to the risk-free rate of 3.5% over the length of the earnout period. After the Closing, the earnout liability will be remeasured to its fair value at the end of each reporting period, and subsequent changes in the fair value will be recognized in earnings.

E.      Assuming no Public Shares are redeemed, the IRHO Ordinary Shares subject to possible redemption will be reclassified to permanent equity at Closing.

F.      To reflect the recapitalization of the combined company through the following equity transactions:

Reclassification of IRHO Ordinary shares subject to possible redemption	231,461,856	E
Payment of Electra transaction expenses	(11,851,034)	A
Payment of IRHO transaction expenses	(2,000,000)	A
Proceeds from Company Convertible Notes	400,000	A
Earnout liability	(168,964,793)	D
Total Shareholders’ Deficit	49,046,029

G.     Assuming Public Shareholders holding 18,771,873 Public Shares (representing approximately 81.6% of the outstanding Public Shares) exercise their right to have such Public Shares redeemed for their pro rata share of the Trust Account, the net cash proceeds from the Business Combination would be reduced by approximately $188,911,851. This reflects the maximum number of Public Shares that can be redeemed while still satisfying the closing conditions of the Business Combination. Additionally, Transaction Expenses would be reduced by $8,501,034 as a result of the reduction in proceeds.

H.     Assuming Public Shareholders holding 18,771,873 Public Shares (representing approximately 81.6% of the outstanding Public Shares) exercise their right to have such Public Shares redeemed for their pro rata share of the Trust Account, the number of additional shares to be issued to an advisor on substantially the same terms as the Earnout Shares would be reduced as a result of the reduction in proceeds.

I.       Reflects the assumption that Public Shareholders holding 18,771,873 Public Shares exercise their right to have such Public Shares redeemed for their pro rata share of the Trust Account prior to the consummation of the Business Combination at a redemption price of approximately $10.06 per share, representing the maximum redemptions that may be effected while satisfying the closing conditions of the Business Combination.

Note 6 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended November 30, 2025

The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

A.     The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares outstanding at the Closing assuming the Closing occurred on December 1, 2024. For the year ended November 30, 2025, anti-dilutive instruments were not included in the calculation of diluted weighted average number of common shares outstanding as the unaudited pro forma condensed combined statement of operations is in a loss position. The pro forma basic and diluted earnings per share for the year ended November 30, 2025 is calculated as follows:

	Year ended November 30, 2025
	Assuming No Redemptions	Assuming Maximum Redemptions
Net income (loss)	$(5,494,313)	$(5,494,313)
Class A Common Stock
Net income (loss) attributable to Class A Common Stock	$(4,440,840)	$(4,160,943)
Weighted average shares outstanding, basic and diluted	63,756,422	28,814,594
Earnings per share, basic and diluted	$(0.07)	$(0.14)
Class B Common Stock
Net income (loss) attributable to Class B Common Stock	$(1,053,473)	$(1,333,370)
Weighted average shares outstanding, basic and diluted	15,124,547	9,233,611
Earnings per share, basic and diluted	$(0.07)	$(0.14)

Information About IRHO

Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to IRHO prior to the consummation of the Business Combination.

General

Iron Horse Acquisition II Corp. is a blank check company incorporated in the Cayman Islands as an exempted company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On November 26, 2024, IRHO was initially incorporated in Delaware as Iron Horse Acquisitions Corp. II. On July 25, 2025, Iron Horse Acquisitions Corp. II migrated, by way of continuation, to the Cayman Islands and became a Cayman Islands exempted company, and elected to liquidate for U.S. federal income tax purposes via the making of an entity classification election effective as of July 25, 2025. On September 12, 2025, Iron Horse Acquisition II Corp. was incorporated in the Cayman Islands. On September 30, 2025, Iron Horse Acquisitions Corp. II was merged with and into Iron Horse Acquisition II Corp, which is the surviving entity and the continuing company. Based on IRHO’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Significant Activities Since Inception

Our registration statement for our initial public offering was declared effective on December 16, 2025. On On December 18, 2025, we consummated our IPO of 23,000,000 IRHO Units, at $10.00 per IRHO Unit, including 3,000,000 units with the full exercise of the over-allotment option, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $15,590,100, inclusive of approximately $10,950,000in deferred underwriting commissions.

Simultaneously with the closing of the IPO, we consummated the private placement of 570,000 Private Placement Units at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $5.7 million.

Upon the closing of the IPO (including the partial exercise of the over-allotment) and the Private Placement, $230 million ($10.00 per Unit) of the net proceeds of the sale of the IRHO Units in the IPO and certain of proceeds of the Private Placement were placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee. The Trust Account was initially invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

IRHO initially has until December 18, 2027 to consummate an initial business combination.

On April 21, 2026, IRHO entered into the Merger Agreement with Electra and Merger Sub.

The IRHO Units, IRHO Ordinary Shares and Public Rights are currently listed on Nasdaq under the symbols “IRHOU,” “IRHO” and “IRHOR,” respectively.

Prior SPAC Experience

Iron Horse Acquisition Corp. (Nasdaq: “IROH” and referred to herein as “Iron Horse I”) Mr. Bengochea, our CEO, founded Iron Horse Acquisitions Corp., a SPAC formed for substantially similar purposes as our Company. Several members of our management team and advisors served as an officer or director of Iron Horse I, a special purpose acquisition company. Mr. Bengochea, our CEO served as the CEO of and a director of Iron Horse I, and Mr. Caragol, our CFO, and, alongside Mr. Bengochea, the co-Founder of Iron Horse II, served as both CFO and COO of Iron Horse I. Mr. Hertz, Mr. Turner and Mr. Morris, our financial advisors, all serve as the independent directors on the board of directors of Iron Horse I. Iron Horse I closed its IPO on December 29, 2023 after its registration statement was declared effective on December 27, 2023. In September 2024, Iron Horse I entered into a business combination agreement (the “Business Combination Agreement”), dated as of September 27, 2024, with Rosey Sea Holdings Limited, a company incorporated and existing under the laws of the British Virgin Islands (“Seller”) and the owner of 100% of the issued and outstanding capital stock of Zhong Guo Liang Tou Group Limited, a company incorporated and existing under the laws of the British Virgin Islands (the “Target”). At a special meeting of stockholders held on June 25, 2025, the stockholders approved a resolution to allow the Company to extend the date by which the Company must consummate a business combination up to twelve (12) times, each such extension for an additional one (1) month period, until June 29, 2026 (the “Extension Special Meeting”). On June 20, 2025, at another special meeting, the stockholders approved the business combination (“Business Combination Special Meeting”). As of June 30, 2025, an aggregate of 6,477,975 shares of Common Stock were redeemed at a redemption price of $10.60 per share, for an aggregate redemption amount of $68.65 million. In connection with the stockholders’ vote at the Business Combination Special Meeting, an additional 223,374 shares were tendered for redemption at a price of $10.80 per share for a total redemption of 97% of public shares. On September 30, 2025, the company announced the completion of the business combination with Rosey Sea Holdings Limited. The combined company now operates under the name CN Healthy Food Tech Group Corp. and began trading on Nasdaq under the ticker symbol “UCFI” and “UCFIW” on October 1, 2025 for the ordinary shares and warrants respectively. The price of the shares on October 3, 2025 was $5.51. The trading has been indefinitely suspended pending China Securities Regulatory Commission review.

Effecting IRHO’s Initial Business Combination

General

IRHO is not presently engaged in and IRHO will not engage in, any substantive commercial business until it completes the Business Combination with Electra or another target business.

Fair Market Value of Target Business

The rules of Nasdaq require that IRHO must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust) at the time of IRHO’s signing a definitive agreement in connection with its initial business combination. The IRHO Board determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination

IRHO is seeking shareholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their Public Shares, regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold such Public Shares on the Record Date, into their pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and the officers and directors of IRHO have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Parent Support Agreement, and waive its Redemption Rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them.

The Sponsor, which includes among its members each of the directors and officers of IRHO, owns 5,750,000 Founder Shares, 370,000 Private Placement Units, and Cantor owing 200,000 Private Placement Units. As a result, as of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 22% of the issued and outstanding IRHO Ordinary Shares and have the right to vote approximately 22% of the issued and outstanding IRHO Ordinary Shares.

Accordingly, we would need 13,236,440 IRHO Ordinary Shares (or 45%) to approve the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Electra Pubco Equity Incentive Plan Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals.

Potential Purchases of Public Shares or Public Rights

Additionally, at any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, the existing equity holders of Electra or IRHO or our or their respective directors, officers, advisors or respective affiliates may (a) purchase Public Shares from institutional and other investors who elect to redeem, or indicate an intention to redeem, Public Shares, (b) execute agreements to purchase such shares from such investors in the future, or (c) enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of IRHO Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor, the existing equity holders of Electra or IRHO or our or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from Public Shareholders, such shares that are purchased by the Sponsor, the Electra Shareholders or our or their respective directors, officers, advisors or respective affiliates would not be voted in favor of the Business Combination Proposal, and the Sponsor, the existing equity holders of Electra or IRHO or our or their respective directors, officers, advisors or respective affiliates would waive their Redemption Rights. In the event that the Sponsor, the existing equity holders of Electra or IRHO or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares.

The purpose of such share purchases and other transactions would be to reduce the number of Public Shares electing to redeem.

Entering into any such arrangements may have a depressive effect on the price of IRHO Ordinary Shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he, she or it owns, either at or prior to the Proposed Transaction). If such transactions are effected, the consequence could be to cause the Proposed Transaction to be consummated in circumstances where such consummation could not otherwise occur.

Liquidation if No Business Combination

If IRHO has not completed the Business Combination with Electra Pubco by December 18, 2027 and has not completed another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, IRHO will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ Rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of IRHO’s remaining shareholders and the IRHO Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has entered into a letter agreement with IRHO, pursuant to which it waived its Rights to liquidating distributions from the Trust Account with respect to the Founder Shares if IRHO fails to complete its business combination within the required time period. However, if the Sponsor owns any Public Shares, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if IRHO fails to complete its business combination within the allotted time period.

The Sponsor and IRHO’s directors and officers have agreed, pursuant to a written agreement with IRHO, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of IRHO’s obligation to allow for redemption in connection with IRHO’s initial business combination or to redeem 100% of its Public Shares if it does not complete its business combination by December 18, 2027 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless IRHO provides its Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding Public Shares.

IRHO expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing IRHO’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, IRHO may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the Trust Account could, however, become subject to the claims of IRHO’s creditors which would have higher priority than the claims of IRHO’s Public Shareholders. IRHO cannot assure you that the actual per-share redemption amount received by Public Shareholders will not be substantially less than $10.00. See “Risk Factors — Risks Related to the Business Combination and IRHO — If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in IRHO’s IPO)” and other risk factors contained herein. While IRHO intends to pay such amounts, if any, IRHO cannot assure you that IRHO will have funds sufficient to pay or provide for all creditors’ claims.

Although IRHO will seek to have all vendors, service providers (other than IRHO’s independent auditors), prospective target businesses and other entities with which IRHO does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of IRHO’s Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against IRHO’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, IRHO’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where IRHO may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where IRHO is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of IRHO’s Public Shares, if IRHO has not completed IRHO’s initial business combination within the required time period, or upon the exercise of a Redemption Right in connection with IRHO’s initial business combination, IRHO will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than IRHO’s independent auditors) for services rendered or products sold to us, or a prospective target business with which IRHO has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under IRHO’s indemnity of the underwriters of IRHO’s IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. IRHO has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and IRHO believes that the Sponsor’s only assets are securities of IRHO and, therefore, the Sponsor may not be able to satisfy those obligations. None of IRHO’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, IRHO’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While IRHO currently expects that IRHO’s independent directors would take legal action on IRHO’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that IRHO’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, IRHO cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share. See “Risk Factors — Risks Related to the Business Combination and IRHO — If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in IRHO’s IPO)” and other risk factors contained herein.

IRHO will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than IRHO’s independent auditors), prospective target businesses and other entities with which IRHO does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under IRHO’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

If IRHO files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency or bankruptcy law, and may be included in IRHO’s insolvency estate and subject to the claims of third parties with priority over the claims of IRHO’s shareholders. To the extent any insolvency claims deplete the Trust Account, IRHO cannot assure you IRHO will be able to return $10.00 per share to IRHO’s Public Shareholders. Additionally, if IRHO files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency or bankruptcy laws as a voidable performance. As a result, an insolvency or bankruptcy court could seek to recover some or all amounts received by IRHO’s shareholders. Furthermore, the IRHO Board may be viewed as having breached its fiduciary duty to IRHO’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. IRHO cannot assure you that claims will not be brought against us for these reasons.

IRHO’s Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (1) IRHO’s completion of an initial business combination, and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of IRHO’s obligation to allow redemption in connection with IRHO’s initial business combination or to redeem 100% of the Public Shares if IRHO does not complete IRHO’s initial business combination by December 18, 2027 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the Public Shares if IRHO has not completed an initial business combination by December 18, 2027, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of IRHO Rights will not have any right to the proceeds held in the Trust Account with respect to the IRHO Rights.

Facilities

IRHO currently utilizes office space at 851 Broken Sound Parkway Nw Boca Raton, FL 33487 as its executive offices. IRHO considers its current office space, adequate for IRHO’s current operations.

Employees

IRHO currently has two officers. Members of IRHO’s management team are not obligated to devote any specific number of hours to IRHO’s matters but they intend to devote as much of their time as they deem necessary to IRHO’s affairs until IRHO has completed IRHO’s initial business combination. The amount of time that any members of IRHO’s management team will devote in any time period will vary based on whether a target business has been selected for IRHO’s business combination and the current stage of the Business Combination process.

Competition

If IRHO succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Electra’s competitors. IRHO cannot assure you that, subsequent to the Business Combination, Electra Pubco will have the resources or ability to compete effectively. Information regarding Electra Pubco’s competition is set forth in the sections entitled “Information about Electra — Competition.”

Legal Proceedings

There are no legal proceedings pending against IRHO.

Directors, Officers, Executive Compensation and Corporate Governance of IRHO Prior to The Business Combination

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Title
Jose Antonio Bengochea	35	Chief Executive Officer and Chairman
William Caragol	59	Chief Financial Officer and Director
Tarron Hecox	35	Lead Independent Director Nominee
Daniel Becker	35	Independent Director Nominee
Thayer Wade	32	Director

Jose Antonio Bengochea is our Company’s Founder, Chief Executive Officer, and Chairman of the Board. Mr. Bengochea served as the Chief Executive Officer and a director of Iron Horse I from November 2021 until the SPAC’s successful close on September 30, 2025, and has served as the managing member of Bengochea SPAC Sponsor I LLC, the sponsor of Iron Horse I since November 2021. Mr. Bengochea is the Founder and Chief Executive Officer of Bengochea Capital LLC (“Bengochea Capital”), an investment firm founded in 2020 to pursue frontier asset classes and, through Mr. Bengochea’s network of connections to various M&E industry executives and celebrities, to examine global opportunities in media and entertainment. Bengochea Capital has been a registered media entity with the Recording Academy for the 2023 and 2024 Grammy Awards, has been present at the Cannes Film Festival, among other prestigious events, and specializes in animation, music, AI, IP, and fashion, with a growing number of business touchpoints across Japan and South Korea. Prior to founding Bengochea Capital, Mr. Bengochea was a part of Sony’s Global Business Development team in Los Angeles and, prior to that, served as a corporate attorney at the law firm of Jenner & Block in New York City. Mr. Bengochea holds an A.B. summa cum laude from Harvard University, where he designed his own degree, entitled Comparative Imperial History, and graduated with a secondary specialization in Archaeology. Mr. Bengochea also holds a J.D. degree from Harvard Law School and an M.B.A. from Harvard Business School.

William Caragol is our Chief Financial Officer and a director of the Company. Mr. Caragol served as the Chief Financial Officer (since December 2024) and Chief Operating Officer of Iron Horse I from December 2023 to September 30, 2025. Mr. Caragol has over thirty years of experience working with growth stage companies. In 2018, he founded and is the Managing Director of Quidem LLC, a corporate strategic and financial advisory firm. From July 2021 to April 2026 he was the Chief Financial Officer of Mainz Biomed N.V. (NASDAQ: MYNZ), a molecular genetics diagnostic company specializing in the early detection of cancer, and is currently the Chief Financial Officer of its successor entity, Quantum Cyber N.V.. Since July 2021, Mr. Caragol has served on the Board of Directors of Worksport Ltd. (NASDAQ: WKSP), a growth stage technology company, and sits on the Audit Committee, Compensation Committee and the Corporate Governance Committee. Since July 2023, Mr. Caragol has served on the Board of Directors of DeFi Development Corp. (NASDAQ: DFDV), a Solana-focused treasury company, and sits on the Audit Committee, Compensation Committee and the Corporate Governance Committee. From 2021 to 2023, Mr. Caragol served on the Board of Directors and was Chairman of the Audit Committee of Greenbox POS (NASDAQ: GBOX) a financial technology company leveraging proprietary blockchain security to build customized payment solutions. Mr. Caragol earned a B.S. in business administration and accounting from Washington & Lee University and is a member of the American Institute of Certified Public Accountants.

Tarron Hecox will serve as our lead independent director of the Company from the date of the IPO. Mr. Hecox has ample public markets and operational experience. Since 2019, he has held various commercial roles at AGCO Corporation (NYSE: AGCO), a Fortune 500 company. Previously, Mr. Hecox worked with the Howard G. Buffett Foundation, William Blair & Company, and Parnassus Investments, and he also formerly co-founded Spartan Capital L.L.C. in 2017, a private fund formed to pursue technology opportunities. Mr. Hecox is also well versed in SPACs and entertainment through the private fund he co-founded in 2014, Limitless Strategies, LLC, which focuses on creating value through public and private investments in media, entertainment, and AI. Mr. Hecox received his MBA from Harvard Business School in 2016; an undergraduate degree with highest distinction from the University of Nebraska-Lincoln, where he studied economics, finance, and accounting; a master’s degree from the University of Nebraska-Lincoln; and has held a CPA designation.

Daniel Becker will serve as an independent director of the Company from the date of the IPO. Mr. Becker is an expert in AI machine learning, emerging technologies, and in the interplay between new technologies and consumerism, with particular strategic expertise and networks in AI infrastructure, data systems, and CPG businesses. Since December 2024, Mr. Becker has served as a Data Engineer at Restaurant Brands International (NYSE: QSR) where, from Miami, he leads an international team overseeing finance, data, and analytics across several of their investments, including the Tim Hortons, Popeyes, and Burger King franchises worldwide. Prior to Restaurant Brands, from August 2023 through November 2024, Mr. Becker worked at Lennar Corporation (NYSE: LEN, “Lennar”), building AI-driven software pilots for its Emerging Technology group, in addition to evaluating new technologies and other investment opportunities. Mr. Becker has also worked with several Fortune 100 clients across several industries, including finance/MBS, ad-tech and media, retail, manufacturing, and more, during his prior tenures as a freelance consultant from July 2020 until July 2023. Mr. Becker served as consultant to Iron Horse I from 2024 to the present. Mr. Becker graduated from Princeton University in 2013 where he holds a degree in Mechanical and Aerospace Engineering with a focus on computer vision and autonomous systems.

Thayer Wade has served as an Independent Director for the board of Iron Horse Acquisition II Corp since April, 2026. In addition to serving as a director, Mr. Wade is also the co-founder of Epiphany Family Enterprises, a transcontinental firm specializing in US mergers and acquisitions. Prior to co-founding Epiphany, Mr. Wade worked at Morgan Stanley (NYSE: MS) in a strategy and corporate development role, where he was part of the team that launched the firm’s RIA channel, growing to over $100 billion in assets during his tenure. He also previously worked at Maximus (NYSE: MMS), a systems integrator serving government clients, with roles spanning business development, strategy, operations, and emerging technologies. He holds an A.B. cum laude in engineering from Harvard with a secondary in American government and political philosophy.

Number, Terms of Office and Appointment of Directors and Officers

The IRHO Board consists of five members. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq.

Our officers are appointed by the IRHO Board and serve at the discretion of the IRHO Board, rather than for specific terms of office. The IRHO Board is authorized to appoint officers as it deems appropriate pursuant to the Cayman Constitutional Documents.

Director Independence

The rules of the Nasdaq require that a majority of the IRHO Board be independent within one year of our IPO. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The IRHO Board has determined that each of Messrs. Wade, Hecox and Becker are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our officers or directors have received any cash compensation for services rendered to us. We may elect to make payment of customary fees to members of the IRHO Board for director service. In addition, our Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by IRHO to our Sponsor, officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting or management fees from Electra Pubco. We have not established any limit on the amount of such fees that may be paid by Electra Pubco to our directors or members of management. It is unlikely the amount of such compensation will be known prior to the Closing, because the directors of Electra Pubco will be responsible for determining officer and director compensation.

Any compensation to be paid to our officers will be determined, or recommended to the IRHO Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the IRHO Board.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the IRHO Board

The IRHO Board currently has two standing committees: an audit committee and a compensation committee. Each committee operates under a charter that has been approved by the IRHO Board and has the composition and responsibilities described below. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Messrs. Wade, Hecox and Becker serve as the members of the audit committee, and Mr. Hecox chairs the audit committee. All members of our audit committee are independent directors under Nasdaq corporate governance rules and Rule 10A-3 of the Exchange Act.

Each member of the audit committee is financially literate and the IRHO Board has determined that Mr. Hecox qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under NASDAQ’s listing standards. NASDAQ’s standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to NASDAQ that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board of Directors has determined that Tarron Hecox qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating and Corporate Governance Committee

Effective upon the date of the IPO, we will have established a nominating and corporate governance committee of the board of directors. The members of our nominating and corporate governance will be Tarron Hecox, and Daniel Becker. Tarron Hecox will serve as chair of the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee will be to assist the board in:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of shareholders or to fill vacancies on the board of directors;

•        developing, recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee will be governed by a charter that complies with the rules of NASDAQ.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating and Corporate Governance Committee charter, generally provide that person to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The Nominating and Corporate Governance Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The Nominating and Corporate Governance Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The Nominating and Corporate Governance Committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

Effective upon the date of the IPO, we will have established a compensation committee of the board of directors, which will consist of Tarron Hecox, and Daniel Becker, each of whom is an independent director under NASDAQ’s listing standards. Mr. Becker will serve as chair of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees (“Code of Ethics”). A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Insider Trading Policy

We have adopted an insider trading policy.

How to Obtain the Code of Ethics, Insider Trading Policy and Committee Charters

IRHO has filed copies of its code of ethics, Insider Trading Policy, audit committee charter and compensation committee charter as exhibits to its registration statement filed in connection with its IPO. You may review these documents by accessing its public filings at the SEC’s website at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request. See “Where You Can Find More Information”.

Conflicts of Interest

In considering the recommendations of the IRHO Board to vote for the Business Combination, it should be noted that our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a IRHO shareholder. See “The Business Combination Proposal — Certain Interests of IRHO’s Directors and Officers and Others in the Business Combination.”

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        duty to not improperly fetter the exercise of future discretion;

•        duty to exercise authority for the purpose for which it is conferred and a duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position at the expense of the company. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings. Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary, contractual or other obligations or duties to one or more other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entities. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to their fiduciary duties under Cayman Islands law. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by law: (i) no individual serving as a director or an officer, among other persons, shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us, and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and us, on the other or (b) the presentation of which would breach an existing legal obligation of a director or officer to any other entity. However, because the other entities to which our officers and directors currently owe fiduciary duties or contractual obligations are not themselves in the business of engaging in business combinations, we do not believe that any such potential conflicts would materially affect our ability to complete our initial business combination.

The following table summarizes the pre-existing fiduciary or contractual obligations of our officers and directors:

Name of Individual(s)	Name of Affiliated Company	Position at Affiliated Company
Jose Antonio Bengochea	Bengochea Capital, LLC IRHO SPAC Sponsor LLC Iron Horse I	CEO Founder Managing Member CEO, Director
William J. Caragol, Jr	Quidem LLC Mainz Biomed N.V. DeFi Development Corp. Worksport Ltd. Iron Horse I Collab Z, Inc.	Managing Director CFO Director Director CFO and COO Chairman

Name of Individual(s)	Name of Affiliated Company	Position at Affiliated Company
Daniel Becker	Restaurant Brands International	Data Engineer
Tarron Hecox	AGCO Corporation Limitless Strategies LLC	Employee Co-Founder
Thayer Wade	Epiphany Family Enterprises	Co-Founder

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides that our officers and directors will be indemnified by us to the fullest extent permitted by law, as it now exists or may in the future be amended, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed, and any persons who may become officers or directors prior to the initial business combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations of IRHO

References to “our,” “us” or “we” refer to Iron Horse Acquisition II Corp. The following discussion and analysis of IRHO’s financial condition and results of operations should be read in conjunction with the IRHO financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company initially incorporated as a Delaware corporation on November 26, 2024, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses. On July 25, 2025, we transferred, by way of continuation, to the Cayman Islands. On September 12, 2025, Iron Horse Acquisition II Corp. was incorporated in the Cayman Islands. On September 30, 2025, we merged with Iron Horse Acquisition II Corp, which is the surviving entity, and we are now incorporated as a Cayman Islands exempted company. We intend to effectuate our business combination using cash derived from the proceeds of the Initial Public Offering and the sale of the Private Placement Units, our shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Quarter ended February 28, 2026

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from November 26, 2024 (inception) through February 28, 2026 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and, after our Initial Public Offering, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on cash and investments held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended February 28, 2026, we had a net income of $1,358,897, which consists of interest earned on cash and investments held in the Trust Account of $1,636,856, offset by general, formation and operational costs of $277,959.

For the three months ended February 28, 2025, we had a net loss of $72,670, which consists of general and administrative costs of $72,670.

Liquidity and Capital Resources

On December 18, 2025, we consummated the Initial Public Offering of 23,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 570,000 Private Placement Units at a price of $10.00 per Private Placement Unit, in a private placement to the Sponsor and Cantor Fitzgerald & Co., generating gross proceeds of $5,700,000. Of those 570,000 Private Placement Units, the Sponsor purchased 370,000 Private Placement Units, Cantor Fitzgerald & Co. purchased 200,000 Private Placement Units.

Following the Initial Public Offering, the full exercise of the over-allotment option, and the sale of the Private Units, a total of $230,000,000 was placed in the Trust Account. We incurred transaction costs of $15,590,100, consisting of $4,000,000 of cash underwriting fee, $10,950,000 of deferred underwriting fee, and $640,100 of other offering costs.

For the three months ended February 28, 2026, cash used in operating activities was $473,126. Net income of $1,358,897 was affected by interest earned on cash and investments held in the Trust Account of $1,636,856. Changes in operating assets and liabilities used $195,167 of cash from operating activities.

For the three months ended February 28, 2025, cash used in operating activities was $51,470. Net loss of $72,670 was affected by changes in operating assets and liabilities provided $21,200 of cash for operating activities.

As of February 28, 2026, we had cash and investments held in the Trust Account of $ $231,461,856 (including $1,636,856 of interest income). We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of any permitted withdrawals and excluding deferred underwriting commissions), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of February 28, 2026, we had cash of $718,100. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement units of the post-Business Combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of February 28, 2026. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

Underwriting Agreement

The underwriters were entitled to a deferred underwriting discount of 4.50% of the gross proceeds of the Initial Public Offering held in the Trust Account other than those sold pursuant to the underwriters’ over-allotment option and 6.50% of the gross proceeds sold pursuant to the underwriters’ over-allotment option, or $10,950,000 in the aggregate. The deferred underwriting discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

Critical Accounting Policies

The preparation of unaudited financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting estimates as of February 28, 2026.

Recent Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on December 1, 2024.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited financial statements.

Year ended November 30, 2025

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from November 26, 2024 (inception) through November 30, 2025 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and, after our Initial Public Offering, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended November 30, 2025 and for the period from November 26, 2024 (inception) through November 30, 2024, we had net loss of $204,391 and $1,275, respectively, which consisted of general and administrative costs.

Liquidity and Capital Resources

Until the consummation of the Initial Public Offering, our only source of liquidity was an initial purchase of shares of ordinary shares, par value $0.0001 per share, by the Sponsor, and loans from the Sponsor, which were repaid at the closing of the Initial Public Offering. As of November 30, 2025, we had cash of $432 and working capital deficit of $512,915.

Subsequent to the period covered by after the Auditor Report, on December 18, 2025, the Company consummated the Initial Public Offering of 23,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 570,000 Private Placement Units at a price of $10.00 per Private Placement Unit, in a private placement to the Sponsor and Cantor Fitzgerald & Co., generating gross proceeds of $5,700,000. Of those 570,000 Private Placement Units, the Sponsor purchased 370,000 Private Placement Units, Cantor Fitzgerald & Co. purchased 200,000 Private Placement Units.

Following the closing of the Initial Public Offering and the private placement, a total of $230,000,000 was placed in the Trust Account. The proceeds held in the Trust Account will be held as cash items or invested in United States government treasury bills, bonds or notes, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of (i) the consummation of the Company’s initial Business Combination (ii) the redemption of any ordinary shares included in the Units being sold in the Initial Public Offering that have been properly tendered in connection with a shareholder vote to amend the Company’s memorandum and articles of association to modify the substance or timing of its obligation to redeem 100% of such ordinary shares if it does not complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering; and (iii) the Company’s failure to consummate a Business Combination within the prescribed time. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that it holds investments in the Trust Account, the Company may, at any time (based on the management team’s ongoing assessment of all factors related to the potential status under the Investment Company Act), instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank. We incurred $15,590,100, consisting of $4,000,000 of cash underwriting fee, $10,950,000 of deferred underwriting fee, and $640,100 of other offering costs.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of any permitted withdrawals and excluding deferred underwriting commissions), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement units of the post-Business Combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units.

The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in Trust Account and/or used to fund offering expenses was released to the Company for general capital purposes. Further, the Company expects to incur significant costs in pursuit to consummate a business combination and the Company’s business plan is dependent on the completion of a business combination within a prescribed period of time and if not completed will cease all operations except for the purpose of liquidating. In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Financial Statement Presentation — Going Concern,” the Company’s management has since reevaluated the Company’s liquidity and financial condition, and determined that the Company still lacks the liquidity to sustain operations for a reasonable period of time, which is considered to be one year from the date of the issuance of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty with the Business Combination. There is no assurance that the Company’s plans to complete the Business Combination will be successful. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of November 30, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Underwriting Agreement

The underwriters were entitled to a deferred underwriting discount of 4.50% of the gross proceeds of the Initial Public Offering held in the Trust Account other than those sold pursuant to the underwriters’ over-allotment option and 6.50% of the gross proceeds sold pursuant to the underwriters’ over-allotment option, or $10,950,000 in the aggregate. The deferred underwriting discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting estimates as of November 30, 2025.

Recent Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on December 1, 2024.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

INFORMATION ABOUT ELECTRA

Unless the context otherwise requires, references in this “Information About Electra” to “Electra” refer to the business and operations of Electra Vehicles, Inc. and its consolidated subsidiaries prior to the Business Combination and to Electra Pubco and its consolidated subsidiaries following the consummation of the Business Combination.

Overview

Electra is an AI-driven B2B software company focused on accelerating the global transition to electrification by developing technology designed to unlock the full potential of battery systems. Electra provides an “AI Brain for Batteries” platform — a unified intelligence layer that enables battery systems to be monitored, optimized, and controlled across their full lifecycle. By combining AI and physics-informed battery modeling, Electra’s platform is designed to transform batteries from passive hardware into intelligent, adaptive, and increasingly autonomous assets. Electra provides battery intelligence solutions across major battery-powered sectors, including energy storage (BESS) for data centers, grid and renewables, robotics and humanoid systems, drones, space satellites and e-mobility — helping make electrification safer, more resilient, and more economically productive.

Electra has developed what it believes to be one of the most advanced AI-powered platforms for battery management in the world, underpinned by approximately 1.5 billion data points, four million lines of code, over 10,000 parameters, and nine patent families. Electra’s software is currently in pilot phase with several leading companies.

Industry and Market Opportunity

The growth of BESS, robotics, autonomous systems, and other battery-dependent applications has increased demand for AI-driven software-based battery management solutions that can improve performance (including monetization opportunities), extend useful life, and reduce safety risks such as thermal runaway. According to a 2025 report from Meticulous Research,, the AI-driven battery management systems market is projected to reach $18.5 billion by 2032. Electra believes that limitations in conventional battery management, including unplanned maintenance costs, accelerated degradation, and limited fault prediction, represent a significant opportunity for AI-driven solutions.

The increasing complexity of battery systems means that small inefficiencies can lead to large business costs, including through unplanned maintenance (which can increase energy costs by up to 30%) and lost return on investment resulting from inefficient usage and suboptimal charging strategies. As the market for battery optimization grows, the demand for comprehensive AI-driven battery intelligence platforms is expected to increase.

Technology

Electra has built an AI platform for battery intelligence, cloud-based analytics, and embedded edge AI, and intends to continue to develop it for closed-loop autonomous battery control.

Product Offerings

Electra provides two core software product offerings:

1. EVE-Ai | Battery Fleet Analytics (Cloud Solution)

Electra’s cloud-based product, EVE-Ai Battery Fleet Analytics, operates as a software-as-a-service (“SaaS”) platform that enables customers to monitor and optimize battery portfolios at scale. After customer acquisition and subscription setup, Electra handles data ingestion (connecting to BMS and telemetry systems or a customer’s cloud infrastructure), normalizes customer data into Electra’s proprietary data structure, and applies AI models to calculate state of health and other metrics. Analytics and insights are delivered to the customer via dashboards and APIs for full integration into third-party dashboards or tools. Electra is responsible for platform operations, customer and data privacy, model performance, updates, and issue resolution, with all fixes and improvements deployed centrally without burdening the customer.

2. EVE-Ai | 360 Adaptive Controls (Embedded Solution)

Electra’s edge-AI solution, EVE-Ai 360 Adaptive Controls, embeds advanced intelligence directly into the battery management system (BMS), enabling real-time optimization of performance, extending battery lifespan and health, and proactively detecting and preventing potential faults.. In the embedded deployment model, Electra licenses its software and AI models to be deployed directly within the OEM’s system. The embedded AI model operates in real time, processing battery sensor inputs to deliver immediate insights and control capabilities. In parallel, relevant operational data is securely transmitted to Electra’s cloud, where it is used to continuously retrain and improve the models based on real-world conditions and usage patterns. Updated models (within object code) are provided to the OEM, allowing the OEM to redeploy to the edge in a controlled update cycle, creating a closed-loop system where edge intelligence is continuously enhanced by cloud-based learning.

Product Roadmap

Electra’s product roadmap is organized in three phases:

•        Phase 1:    Foundation Monitoring: Electra has built deep monitoring and diagnostic capabilities across battery fleets, providing foundational visibility into battery health and performance.

•        Phase 2:    Optimization (Present): Electra is currently embedding AI directly into the BMS to improve and optimize performance, extend lifespan, and deliver value to customers.

•        Phase 3:    Control (Future): Electra intends to enable closed-loop AI control, where batteries are managed autonomously to maximize value and reduce risk.

Data Collection and AI Training

Electra’s neural networks are trained on a combination of proprietary laboratory data, digital twin-generated data, selected open datasets, and real-world operational data. Laboratory environments ensure high-quality, controlled datasets for accuracy and validation, while digital twins generate large volumes of synthetic data across diverse scenarios and battery chemistries. Open datasets add further breadth, and real-world data, collected from deployments where permitted, bring practical variability and continuous feedback to further train Electra’s neural network. This hybrid approach, combining physical, synthetic, and real-world data, enables continuous data enrichment and model refinement, expanding coverage across use cases, operating conditions, and battery technologies.

Platform Architecture and Data

Electra’s training algorithms, data storage, and production infrastructure are hosted on Amazon Web Services (“AWS”). The platform is cloud-based and leverages managed infrastructure, enabling flexibility and scalability. Primary development, production code, and the Electra-owned database are maintained within the United States, with the ability to deploy instances in specific geographic regions based on customer needs, local laws, and data requirements. Electra develops its own training data and uses third-party data sources and open datasets.

Electra’s AI platform is hardware and chemistry-agnostic, meaning it is designed to operate across different battery chemistries and hardware platforms, which Electra believes provides a competitive advantage in a fragmented and evolving battery ecosystem.

Growth Strategy

Industry Verticals.    Electra’s growth strategy is centered on expanding its AI battery intelligence platform across multiple industry verticals. Electra’s cloud-based Battery Fleet Analytics product and its embedded Adaptive Controls product are each designed to address different, though in some cases overlapping, consumer markets. Electra’s cloud-based product is primarily directed at energy infrastructure operators, fleet operators, and data centers, while its embedded product is primarily directed at automotive OEMs, advanced robotics companies, and industrial OEMs with embedded BMS architectures. In certain cases, customers may deploy both products. Electra targets the following industries:

•        Energy Infrastructure (BESS for Grid, Renewables, Data Centers):    Electra targets energy operators, EMS companies, system integrators, and BESS manufacturers with AI-driven monitoring, optimization, and predictive fault detection.

•        Robotics and Autonomous Systems (humanoids, industrials, drones, space satellites):    Electra targets manufacturers and OEMs, operations and maintenance providers, and system integrators with embedded and cloud-based battery intelligence.

•        E-Mobility:    Electra targets EV fleet operators, automotive OEMs, and Tier-1 suppliers with both cloud-based fleet analytics and embedded AI-driven BMS solutions.

Introduction of New Products.    Electra believes that its initial two products are just the beginning, and is developing other products that it plans to roll out as it gains more customers and its initial products become embedded with existing customers.

Acquisitions.    Electra believes that there are opportunities to grow through acquisitions of companies, technologies, customers and personnel. The industry is currently fragmented with many small companies, and Electra believes that it can rapidly achieve scale through the addition of additional complementary businesses.

Customers

Electra currently has approximately 15 software customers who are in pilot mode for current products, primarily analytics. It has provided professional services to many other clients, many of whom are in discussions to become software customers. Electra offers three-year licensing agreements for analytics and eight-year licensing agreements for adaptive controls. Among its key technical engagements, Electra has embedded AI-driven battery insights within a BMS operating in Electra’s laboratories for one of the world’s largest Tier 1 automotive suppliers based in South Korea.

Sales and Marketing

Electra’s current sales approach is primarily technology-led, with a focus on demonstrating technical capability and value to prospective customers. Electra employs a direct sales model supplemented by selective indirect channels, including resellers, strategic partners, and platform integrations. Electra’s sales process begins with targeted outreach, followed by a pilot validation program, before deployment of Electra’s technology within a customer’s products or for use by a customer’s operations team. Sales cycles vary depending on deployment type (cloud versus embedded), integration complexity, and customer profile. Electra expects to expand its sales and distribution capabilities as its customer base grows.

Research and Development

Electra’s research and development activities are focused on continuously improving its AI models, expanding the capabilities of its cloud and embedded platforms, and advancing its product roadmap toward autonomous battery control. Key R&D priorities include model compression for edge deployment, real-time optimization and validation under strict safety-critical constraints.

Intellectual Property

Electra relies on a combination of patents, trade secrets, proprietary data, copyrights, and other intellectual property protections to maintain a competitive advantage. Electra believes that its proprietary data assets and trained AI models represent the most significant components of its intellectual property, with patents serving a complementary role. As of the date of this proxy statement/prospectus, Electra’s intellectual property portfolio includes nine patent families. Electra’s core AI and machine learning assets are hosted within a secure AWS environment and isolated inside a private virtual private cloud, ensuring they are not exposed to the public internet. Access is restricted through least-privilege IAM policies, and the SaaS-based architecture ensures that critical models and logic remain server-side, reducing exposure to reverse engineering. Electra also relies on confidentiality agreements, proprietary know-how, and trade secrets to protect its technology.

Competition

The battery intelligence and battery management system market is competitive, rapidly evolving, and highly fragmented, with a broad range of providers operating across battery analytics, modeling, monitoring, and embedded battery management software. Most participants focus on a specific layer of the battery management stack, typically system visibility, fleet analytics, or component-level modeling, and address a limited range of battery chemistries, hardware configurations, or end markets. Electra’s principal competitors include Twaice, Accure, Elysia, and Eatron. Electra also competes, in certain product areas or end markets, with a broader set of participants including Bosch and Schneider Electric,, among others. None of Electra’s principal direct competitors are headquartered in the United States.

Electra believes it is differentiated from these competitors in three respects. First, Electra’s platform spans monitoring, optimization, and control within a single unified solution, whereas most competitors operate in only one or two of these layers and rely on third-party integrations to address the others. Second, Electra combines a physics-based and machine learning approach to battery intelligence, which Electra believes provides a more comprehensive and accurate platform than competitors relying on either methodology alone, and which underpins both its cloud-based fleet analytics and its embedded AI-driven battery management capabilities. Third, Electra’s solution is chemistry-, hardware-, and vertical-agnostic, supporting deployment across electric vehicles, stationary storage, data centers, robotics, drones, and industrial mobility — a breadth Electra believes is greater than that of competitors whose solutions are optimized for narrower configurations, specific battery chemistries, or single end-markets. Furthermore, Electra believes that the combination of its hybrid AI architecture, full-stack platform, breadth of supported applications, and accumulated real-world battery data, which Electra expects to compound as its deployments grow, will continue to differentiate Electra over time.

Government Regulation and Compliance

Electra’s customers are subject to various laws and regulations pertaining to battery safety, the transportation and disposal of batteries, and the use of batteries in vehicles. The regulatory environment applicable to battery technology, AI, energy, and EV-related industries is complex and evolving, and Electra’s operations may be impacted by changes to laws, regulations, and government incentive programs.

Government programs currently in effect in the United States and globally provide various incentives and subsidies that support the growth of the energy storage, data center markets, and EVs, which indirectly support demand for Electra’s products and services. However, the availability, scope, and duration of such incentives and subsidies may change as a result of legislative, regulatory, or executive action.

In addition, as AI technologies become more widely adopted, the regulatory landscape governing AI development, deployment, and transparency continues to evolve. Electra’s use of AI and machine learning in its products and services may be subject to new or modified regulations or standards.

Employees and Human Capital

As of the date of this proxy statement/prospectus, Electra had approximately 22 full-time employees across six countries, with operations split approximately evenly between the United States and Italy with additional offices in South Korea, India, France, and Portugal. Approximately 65% of Electra’s workforce holds Ph.D., master’s or equivalent advanced degrees.

Electra’s ability to attract, retain, and develop highly skilled technical talent, particularly in AI, machine learning, and battery science, is critical to its success. Electra competes for talent with other technology companies, research institutions, and large manufacturers. None of Electra’s employees are represented by labor unions or covered by collective bargaining agreements. Electra considers its relationship with its employees to be good.

Electra’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating existing and additional employees. The principal purposes of Electra’s equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Facilities

Electra’s principal executive offices are located at 110 K Street, Suite 330, Boston, Massachusetts 02210. Electra also maintains operations in Italy. Electra believes that its existing facilities are adequate for its current operations.

Legal Proceedings

From time to time, Electra may be subject to legal proceedings and claims in the ordinary course of business. Electra is not presently a party to any legal proceedings that, if determined adversely to it, would individually or taken together have a material adverse effect on its business, results of operations, financial condition or cash flows.

Cybersecurity

Electra has implemented a cybersecurity program designed to protect the confidentiality, integrity, and availability of its information systems and the data stored therein. Electra’s cybersecurity measures include, among other things, the use of encryption technologies, access controls, network segmentation, and monitoring and logging tools to detect and respond to potential threats. Electra maintains policies and procedures governing data security, incident response, and secure software development practices. Electra also applies data governance and AI transparency practices to promote traceability and accountability in its use of machine learning models.

As of the date of this proxy statement/prospectus, Electra has not experienced any cybersecurity incidents that have materially affected, or are reasonably likely to materially affect, its business strategy, results of operations, or financial condition.

Management’s Discussion and Analysis of Financial Condition and
Results of Operations of Electra

Unless otherwise indicated or the context otherwise requires, references in this section of the proxy statement/prospectus to “Electra,” “we,” “us,” “our,” and other similar terms refer to Electra Vehicles, Inc. and its subsidiary prior to the Business Combination, and to Electra AI, Inc. and its subsidiaries, after giving effect to the Business Combination. The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion and analysis should be read together with the sections of the proxy statement/prospectus entitled “Information about Electra,” and our audited financial statements and related notes thereto that are included elsewhere in the proxy statement/prospectus. Unless the context otherwise requires, capitalized terms used in this section have the meanings assigned to them elsewhere in this proxy statement/prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties, and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in the proxy statement/prospectus.

Overview

We are an artificial intelligence and machine learning software company. We develop data analytics and control software for battery systems, designed to accelerate the time to market of new batteries, improve battery performance and health over their operating life, reduce system and operational costs, and enhance the safety of vehicles, battery energy storage systems, and other battery-powered equipment. We were incorporated in Delaware in 2015, are headquartered in Boston, Massachusetts, and operate internationally, including through our wholly owned Italian subsidiary (“our Italian subsidiary”), Electra Vehicles Europe, S.R.L., which conducts research and development and European sales and marketing activities. As of December 31, 2025, we had 26 full-time employees worldwide.

Our principal product is EVE-Ai, a unified, AI-driven battery intelligence platform deployed across cloud and embedded environments. The platform’s cloud product, branded EVE-Ai Battery Fleet Analytics, provides asset-wide monitoring, predictive analytics, and portfolio-level optimization. The platform’s embedded product, branded EVE-Ai Adaptive Controls — Embedded SoXe, executes real-time, AI-based decisions onboard battery systems through integration with battery management system environments. Both products are built on our proprietary technology, which combines a physics-informed battery model with a machine-learning model that continues to learn from operating data over the life of the asset. Our software is hardware-, chemistry-, and cloud-agnostic and is deployed in cloud, embedded, or hybrid configurations, depending on customer requirements.
We generate revenue primarily from two sources: subscriptions to our hosted AI/ML platforms and professional services. Our target customers are original equipment manufacturers, tier 1 automotive suppliers, battery energy storage system operators, fleet managers, data center operators, robotics manufacturers, and system integrators. We sell directly and through established go-to-market partners, and we have served customers globally. To date, the significant majority of our revenue has been generated in the form of professional services revenue, with subscription revenue representing a smaller but increasing portion of the mix. Consistent with our continued shift toward a subscription-based revenue model, we expect the mix of our revenue to continue to shift toward subscription arrangements over time.

Our software products are currently in pilot phase with several customers. We have not yet achieved significant commercial adoption of our platform and have incurred net losses since inception. Our revenue declined in the year ended December 31, 2025, compared to the year ended December 31, 2024, as further described under “Results of Operations.” For information regarding our liquidity position and our ability to continue as a going concern, see “Liquidity and Capital Resources.”

Our strategic focus is on the development and commercialization of a software-defined intelligence layer for battery systems. We believe the accelerating deployment of batteries across our target end markets is creating demand for software that enables meaningful improvements in battery performance, longevity, and safety without corresponding increases in cell count, pack size, or hardware cost. As of December 31, 2025, our intellectual property portfolio included nine patent families, supported by 20 issued and pending patents, covering core algorithms across adaptive cell modeling, performance prediction, degradation, and real-time control technology, and creating durable competitive barriers.

Business Combination with Iron Horse Acquisition II Corp.

On April 21, 2026, we entered into a Merger Agreement (as amended and as may be further amended and/or restated from time to time, the “Merger Agreement”) with Iron Horse Acquisition II Corp., a Cayman Islands exempted company (“IRHO”), and IRHO Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of IRHO (“Merger Sub”). Pursuant to the Merger Agreement, IRHO will domesticate as a Delaware corporation and be renamed “ELECTRA AI, Inc.” (the “Domestication”), after which Merger Sub will merge with and into Electra, with Electra continuing as the surviving corporation and a wholly owned subsidiary of IRHO (the “Merger” and, together with the Domestication, the “Business Combination”). Following the consummation of the Business Combination, the common stock of the combined company is expected to be listed on the Nasdaq Stock Market under the ticker symbol “AIBR”, subject to the satisfaction of applicable listing requirements.

The aggregate merger consideration payable to our equity holders consists of 25,000,000 shares of IRHO common stock (subject to adjustment as set forth in the Merger Agreement), of which not more than a number equal to the conversion ratio set forth in the Merger Agreement multiplied by 3,994,802 will be Class B common stock (entitled to ten votes per share) and the remainder will be Class A common stock (entitled to one vote per share). At the effective time of the Merger, each outstanding share of our common stock and preferred stock, each outstanding Company stock option, and each Convertible Note will be converted into IRHO common stock or, in the case of stock options, options to acquire IRHO common stock, in each case based on a conversion ratio set forth in the Merger Agreement. In connection with the Business Combination, holders of our common stock, preferred stock and options, will also have a contingent right to receive, on a pro rata basis, up to 15,000,000 additional shares of IRHO common stock as earnout consideration (the “Earnout Shares”). The Earnout Shares are issuable in three equal tranches upon the achievement of specified share price or annual run rate milestones during the five-year period following the consummation of the Business Combination, subject to the terms and conditions set forth in the Merger Agreement.

The Business Combination is subject to approval by the stockholders of both Electra and IRHO and other customary closing conditions, including a requirement that Parent Closing Cash (as defined in the Merger Agreement) at the Closing shall equal or exceed $30,000,000. As of the date of this proxy statement/prospectus, the Business Combination has not been consummated. For additional information regarding the Business Combination, see the section entitled “The Business Combination Proposal” included elsewhere in this proxy statement/prospectus.

Key Factors Affecting Our Results of Operations and Material Trends

We believe that our future results of operations will depend on many factors, including those described below. While these areas present significant business opportunities, they also present risks and uncertainties that we must manage to achieve our business objectives. If we are unable to address these challenges, our business, results of operations, and financial condition could be materially and adversely affected. See “Risk Factors” included elsewhere in this proxy statement/prospectus.

Pilot stage and historical operating losses

Our software products are currently in pilot phase with several customers. We have a limited operating history at scale and have not yet achieved significant commercial adoption of our platform. We have incurred net losses in each period since inception, including net losses of $5,289,922 and $5,603,039 for the years ended December 31, 2025 and 2024, respectively, and we expect to continue to incur net losses for the foreseeable future as we continue to invest in the development and commercialization of our software platform and build out the infrastructure required to operate as a public company following the Business Combination. Our historical results of operations are not necessarily indicative of results that may be achieved in any future period. See “— Liquidity and Capital Resources” below for a discussion of our cash position, accumulated deficit, and management’s conclusion that substantial doubt exists about our ability to continue as a going concern under ASC 205-40, Presentation of Financial Statements — Going Concern.

Commercial adoption of AI/ML battery analytics software and competitive landscape

Our target verticals include battery energy storage system (“BESS”) owners and operators, energy infrastructure customers, including grid-scale storage operators and data center operators, automotive original equipment manufacturers (“OEMs”) and tier 1 suppliers, commercial and industrial fleet managers, and, increasingly, robotics and autonomous systems manufacturers, including humanoid robotics, industrial automation, drones, and space satellite applications. Our revenue depends on the pace at which customers in these verticals adopt artificial-intelligence- and machine-learning-enabled battery analytics software. While we initially focused our commercial activities primarily on the automotive and e-mobility sectors, we are progressively prioritizing energy infrastructure customers, where we believe the combination of accelerating battery deployment, asset-economics sensitivity, and limited in-house software capabilities is creating a particularly favorable environment for adoption of our platform. Although we have demonstrated the technical capability of our platform through customer deployments and pilot programs, the market for AI-enabled battery analytics software remains in an early stage of development. The rate of adoption depends on a number of factors that are largely outside of our control, including the volume and pace of battery deployments by our target customers, their willingness to procure software on a hosted subscription basis rather than to develop comparable capabilities in-house, the evolution of industry standards for battery data architectures, and the availability and quality of the battery operating data on which our models rely.

The market for battery analytics software is also competitive and evolving. We compete with a number of private specialist providers of battery analytics and battery management software, none of which are publicly traded or headquartered in the United States. We also compete in certain product areas or end markets with larger, better-resourced companies. Unlike most competitors, which rely on either machine-learning-based analytics or physics-based modeling, our platform combines both methodologies in a single unified solution. We also compete with the in-house engineering capabilities of certain prospective customers that may elect to develop comparable software internally rather than to procure it from a third party.

Customer concentration and long/variable sales cycles

Our hosted subscription and professional services contracts are typically sold into enterprise procurement environments, and our sales cycles can extend over many months from initial engagement through contract execution. As a result of our limited operating history at scale and the small number of customers from which we currently derive revenue, we have historically been, and continue to be, highly dependent on a small number of customers, and at times on a single customer, for substantially all of our revenue. Although we have engaged with a broader set of customers and counterparties through pilots, technical evaluations, and early-stage commercial deployments, the timing and amounts at which these engagements convert into recognized revenue can vary materially. For the year ended December 31, 2025, one customer accounted for 94% of our total revenue, and as of December 31, 2025, this same customer represented approximately 98% of our total accounts receivable. For the year ended December 31, 2024, one customer accounted for 93% of our total revenue, and as of December 31, 2024, one customer represented approximately 74% of our total accounts receivable. The contract with the customer that accounted for substantially all of our revenue in the year ended December 31, 2025, has since concluded, and we do not expect to recognize material revenue from this customer in subsequent periods. This transition reflects our strategic decision to focus our commercial efforts on our Battery Fleet Analytics and Adaptive Controls solutions, where we believe the addressable market opportunity is larger. We are actively pursuing new customer engagements and expansion opportunities within our existing customer relationships to replace this revenue, although the timing and pace at which we are able to do so will depend on customer adoption cycles and other factors that are largely outside of our control. The timing of contract execution, the timing and scope of professional services engagements, and the mix between subscription revenue and professional services revenue can also cause our reported revenue to vary materially from period to period.

Investments in our technology platform and continued research and development

Continued investment in our AI- and machine-learning-enabled battery intelligence platform — encompassing both our Battery Fleet Analytics (cloud) and Adaptive Controls (embedded) solutions — is central to our growth strategy. Our research and development activities are directed toward expanding our proprietary data set, technical capabilities, broadening the range of battery applications and chemistries our platform supports, and driving greater and faster customer adoption in our target verticals. Our research and development efforts consist primarily of personnel costs for our engineering, product, and research and development teams. We intend to continue to invest in research and development. Although we expect research and development expenses to continue to represent a significant portion of our operating expenses in the near term, we expect them to decline as a percentage of revenue over time as we scale our subscription customer base.

Regulatory environment

The demand for our platform is, and we expect it will continue to be, influenced by the evolving regulatory environment governing battery safety, performance, and lifecycle data. Our customers are subject to various laws and regulations pertaining to battery safety, the transportation and disposal of batteries, and the use of batteries in stationary energy storage (BESS), data centers, electric vehicles, drones, humanoid and industrial robots, and satellites.

The regulatory environment applicable to battery technology, AI, energy, and EV-related industries is complex and evolving, and our operations may be impacted by changes to laws, regulations, and government incentive programs. Government programs currently in effect in the United States and globally provide various incentives and subsidies that support the growth of stationary energy storage (BESS), data centers, electric vehicles, drones, humanoid and industrial robots, and satellites, which indirectly support demand for our platform; however, the availability, scope, and duration of such incentives and subsidies may change as a result of legislative, regulatory, or executive action.

In addition, as AI technologies become more widely adopted, the regulatory landscape governing AI development, deployment, and transparency continues to evolve, and our use of AI and machine learning in our products and services may be subject to new or modified regulations or standards. Our embedded solutions may require ISO certifications and compliance with other industry safety and quality standards, and achieving and maintaining such certifications can be time-consuming and costly. To the extent these regulatory developments require or encourage more granular battery data collection and reporting, we expect they may increase demand for software of the type we provide. Conversely, changes that scale back incentives for battery deployments, or that require us to modify our platform to maintain compliance, could adversely affect our results of operations.

Foreign operations and currency

We conduct a portion of our research and development and European sales and marketing activities through our Italian subsidiary, whose functional currency is the Euro. As a result, a portion of our expenses — and, to a lesser extent, of our revenue — is denominated in Euro, and our consolidated results of operations are affected by fluctuations in the Euro-to-U.S. dollar exchange rate. As our operations outside the United States grow, we expect our exposure to foreign currency translation and transaction effects to increase. See “Quantitative and Qualitative Disclosures About Market Risk — Foreign Currency Risk” below.

Macroeconomic and industry conditions

Unfavorable conditions in the economy, both in the United States and abroad, may negatively affect the growth of our business and our results of operations. Our business and results of operations, as well as those of our customers and prospective customers, may be affected by global and regional macroeconomic conditions and events, including inflation, changes in monetary policy and interest rates, fluctuations in foreign currency exchange rates, geopolitical tension, and new trade policies. Adverse conditions in the markets in which our customers operate — including the automotive, energy storage, fleet management, and battery manufacturing sectors — have in the past caused, and may in the future cause, customers to delay, reduce, or cancel planned software and analytics investments. Our business is also closely tied to the continued growth and adoption of battery-powered systems across the industries we serve, including battery energy storage systems, robotics and autonomous systems, and data centers. The pace of this transition to electrification is subject to significant uncertainty and may be influenced by factors beyond our control, including changes in government policies and incentive programs, fluctuations in the relative cost of fossil fuels and renewable energy, and developments in alternative energy storage technologies.

Components of Results of Operations

The following is a description of the principal line items included in our consolidated statements of operations and comprehensive loss.

Revenue

We generate revenue from two sources: (i) subscriptions to our hosted, artificial-intelligence-enabled battery analytics and controls software platforms, and (ii) professional services, including process mapping, project management, implementation, and training. We recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers, upon the transfer of control of the promised services to the customer in an amount that reflects the consideration we expect to receive in exchange for those services.

Subscription revenue is generally recognized over the subscription term. For subscription arrangements based on battery-capacity usage, we recognize revenue monthly when we have determined we have a right to consideration from the customer; for subscription arrangements that are not usage-based, we recognize revenue ratably over the subscription term. Professional services are generally priced on a fixed-fee basis and are recognized on a proportional-performance basis as services are provided.

Our contracts with customers frequently contain multiple performance obligations. We allocate the transaction price to each distinct performance obligation on a relative standalone selling price basis. See “Critical Accounting Estimates — Revenue recognition” below and Note 3 to our consolidated financial statements for a further description of our revenue recognition policy.

Cost of revenue

Cost of revenue consists primarily of (i) personnel costs (including salaries and benefits) for employees engaged in customer support, implementation, and platform operations, (ii) costs of third-party service providers engaged to deliver professional services directly or indirectly to our customers and (iii) third-party data storage, hosting, and cloud infrastructure costs incurred to deliver our subscription platforms.

Sales and marketing

Sales and marketing expense consists primarily of personnel-related costs (including salaries, payroll taxes, benefits, bonuses, and sales commissions) for our sales and marketing employees, together with travel, conferences and trade-show participation, advertising and promotional activity, and software costs directly attributable to our sales and marketing functions.

Research and development

Research and development expense consists primarily of personnel-related costs (including salaries, payroll taxes, benefits, and bonuses) for our engineering, product, and research and development employees, together with third-party engineering and consulting services and software costs directly attributable to our research and development functions. Research and development costs are expensed as incurred. In accordance with ASC 350-40, Internal-Use Software, we expense software development costs incurred during the application development stage as incurred, as we have determined that such costs are managed in a manner that does not lend itself to capitalization. Patent application costs are capitalized as intangible assets and amortized over their estimated useful lives.

General and administrative

General and administrative expense consists primarily of personnel-related costs (including salaries, payroll taxes, benefits, bonuses, and share-based compensation) for our executive, finance, legal, human resources, and other administrative employees; professional fees for legal, accounting, audit, tax, and other consulting and advisory services; insurance, including directors’ and officers’ liability coverage; corporate-level information technology, facilities, and travel costs; and depreciation and amortization.

Other income (expense)

Other income (expense) consists of the following components:

Net gain on digital assets

Through 2024, we held digital assets, consisting primarily of bitcoin and, to a lesser extent, ether and solana, which we measured at fair value with changes recognized in earnings in accordance with ASU 2023-08. Net gain on digital assets reflects mark-to-market changes in the fair value of our digital assets during the periods we held them and gains or losses recognized on disposition. We substantially liquidated our digital assets during the year ended December 31, 2025, and held no digital assets with material value as of December 31, 2025.

Interest income

Interest income consists primarily of interest earned on cash and cash equivalents and short-term investments.

Interest expense

Interest expense consists of interest on our outstanding Economic Injury Disaster Loan and vehicle loan, as further described in Note 11 to our consolidated financial statements.

Other income

Other income consists of miscellaneous income, including grants, sponsorships, and bank rewards received in connection with our operations.

Income tax provision

Income tax provision consists of U.S. federal, state, and foreign income taxes. We have incurred net operating losses since inception and have recorded a full valuation allowance against our net deferred tax assets, as we have concluded that it is more likely than not that those deferred tax assets will not be realized. We recorded an income tax provision for the year ended December 31, 2025, consisting solely of state and local taxes. No income tax provision was recorded for the year ended December 31, 2024.

Other comprehensive income (loss)

Other comprehensive income (loss) consists of foreign currency translation adjustments arising on the translation of the financial statements of our Italian subsidiary, Electra Vehicles Europe, S.R.L., whose functional currency is the Euro, into U.S. dollars for consolidation purposes.

Results of Operations and Comprehensive Loss

The following table sets forth our results of operations for the periods indicated:

	December 31, 2025	December 31, 2024	$ change	% change
Revenues	$1,088,497	$1,713,654	$(625,157)	-36.48%
Operating expenses
Cost of revenue	1,405,035	1,115,196	289,839	25.99%
Sales and marketing	676,297	1,429,765	(753,468)	-52.70%
Research and development	2,522,658	3,789,408	(1,266,750)	-33.43%
General and administrative	2,159,183	2,408,351	(249,168)	-10.35%
Total operating expenses	6,763,173	8,742,720	(1,979,547)	-22.64%
Loss from operations	(5,674,676)	(7,029,066)	1,354,390	-19.27%
Other income (expense)
Net gain on digital assets	358,390	1,194,748	(836,358)	-70.00%
Interest income	6,085	165,886	(159,801)	-96.33%
Interest expense	(11,926)	(3,001)	(8,925)	297.40%
Other income	32,661	68,394	(35,733)	-52.25%
Total other income (expense), net	385,210	1,426,027	(1,040,817)	-72.99%
Net loss before income taxes	(5,289,466)	(5,603,039)	313,573	-5.60%
Income tax provision	(456)	—	(456)	0.00%
Net loss	$(5,289,922)	$(5,603,039)	$313,117	-5.59%
Other comprehensive income (loss)
Foreign currency translation adjustment	20,437	(139,850)	160,287	-114.61%
Total other comprehensive income (loss)	20,437	(139,850)	160,287	-114.61%
Comprehensive loss	$(5,269,485)	$(5,742,889)	$473,404	-8.24%

Revenue

Revenue consists of subscription revenue from our hosted AI/ML battery analytics platforms and professional services revenue. The following table presents revenue disaggregated by type for the periods indicated:

	December 31, 2025	December 31, 2024	$ change	% change
Professional services	$973,634	$1,675,366	$(701,732)	-41.89%
Subscriptions	114,863	38,288	76,575	200.00%
Total Revenue	$1,088,497	$1,713,654	$(625,157)	-36.48%

Professional services revenue

Professional services revenue decreased $701,732, or 41.9%, to $973,634 for the year ended December 31, 2025, compared to $1,675,366 for the year ended December 31, 2024. The decrease was primarily attributable to a reduction in revenue recognized under our largest customer contract, performance of which was suspended during the second quarter of 2025 and which was terminated by mutual agreement during the fourth quarter of 2025 in exchange for consideration of $300,000, as further described in Note 15 to our consolidated financial statements. Professional services revenue is recognized on a proportional performance basis as services are delivered.

Subscription revenue

Subscription revenue increased $76,575, or 200.0%, to $114,863 for the year ended December 31, 2025, compared to $38,288 for the year ended December 31, 2024. The increase was primarily attributable to revenue recognized under a subscription contract that commenced in the fourth quarter of 2024, which drove subscription revenue from 2.0% of total revenue for the year ended December 31, 2024 to 9.1% for the year ended December 31, 2025.

Cost of revenue

Cost of revenue increased $289,839, or 26.0%, to $1,405,035 for the year ended December 31, 2025, compared to $1,115,196 for the year ended December 31, 2024. The increase was primarily attributable to (i) a $343,919 increase in costs of third-party characterization services incurred in connection with a single customer contract performed during the year ended December 31, 2025, and (ii) a $134,221 increase in third-party data storage and hosting costs to support the expansion of our subscription platform, offset by a $200,000 decrease in personnel costs, including salaries, payroll taxes, bonuses and employee benefits reflecting a reduction in hours allocated to servicing customers following the decrease in professional services revenue.

Sales and marketing

Sales and marketing expense decreased $753,468, or 52.7%, to $676,297 for the year ended December 31, 2025, compared to $1,429,765 for the year ended December 31, 2024. The decrease was primarily attributable to (i) a $466,953 decrease in sales personnel costs, including salaries, payroll taxes, bonuses and employee benefits, reflecting a reduction in sales headcount during the year; (ii) a $212,583 net decrease in marketing programs spending, including reductions in advertising, other marketing programs, publications, and website-related expenditures, partially offset by an increase in conference and trade-show spending; (iii) a $48,691 decrease in sales commissions, consistent with the decline in revenue; and (iv) a $32,570 decrease in sales-related travel expenses.

Research and development

Research and development expense decreased $1,266,750, or 33.4%, to $2,522,658 for the year ended December 31, 2025, compared to $3,789,408 for the year ended December 31, 2024. The decrease was primarily attributable to (i) a $1,027,410 decrease in engineering and research and development personnel costs, including salaries, payroll taxes, bonuses and employee benefits, reflecting a reduction in research and development headcount during the year; (ii) a $173,843 decrease in third-party battery modeling services, which were used during FY2024 but not in FY2025; (iii) a $112,438 decrease in expensed software costs supporting the engineering function; and (iv) a $28,686 decrease in travel expenses. These decreases were partially offset by a $53,443 increase in third-party professional services supporting research and development and product development activities.

General and administrative

General and administrative expense decreased $249,168, or 10.4%, to $2,159,183 for the year ended December 31, 2025, compared to $2,408,351 for the year ended December 31, 2024. The decrease was primarily attributable to (i) a $531,782 decrease in base personnel costs, including salaries, payroll taxes, and employee benefits, reflecting a reduction in general and administrative headcount during the year; and (ii) a $270,346 decrease in travel expenses. These decreases were partially offset by (iii) a $299,479 increase in personnel bonuses, reflecting retention and transaction-related bonuses paid in connection with the pending Business Combination; (iv) a $135,393 increase in legal and professional fees, reflecting legal expenses incurred in connection with the pending Business Combination; and (v) a $118,088 net increase in other general and administrative expenses, primarily reflecting a $57,500 swing in foreign exchange gains and losses (from a net gain of $35,000 in FY2024 to a net loss of $22,000 in FY2025) and a $39,269 increase in stock-based compensation expense.

Other Income (Expense), Net

Other income (expense), net decreased $1,040,817, or 73.0%, to $385,210 for the year ended December 31, 2025, compared to $1,426,027 for the year ended December 31, 2024. The components are discussed below.

Net gain on digital assets

Net gain on digital assets was $358,390 for the year ended December 31, 2025, compared to $1,194,748 for the year ended December 31, 2024. The FY2025 amount represents the gain on the sale of our digital assets, reflecting the excess of sale proceeds over their carrying value at the time of the sale under ASU 2023-08. The FY2024 amount represents an unrealized mark-to-market gain on digital assets, which were carried at fair value through earnings in accordance with ASU 2023-08. As of December 31, 2025, we held no digital assets with material value.

Interest income

Interest income decreased $159,801, or 96.3%, to $6,085 for the year ended December 31, 2025, compared to $165,886 for the year ended December 31, 2024. The decrease was primarily attributable to lower average cash, cash equivalent, and short-term investment balances during the year, reflecting (i) the use of cash to fund operating losses and (ii) the maturity of the Company’s certificate of deposit holdings during the year, as further described in Note 6 to our consolidated financial statements.

Interest expense

Interest expense increased $8,925 to $11,926 for the year ended December 31, 2025, compared to $3,001 for the year ended December 31, 2024. Interest expense relates to our outstanding Economic Injury Disaster Loan and vehicle loan, as further described in Note 11 to our consolidated financial statements.

Other income

Other income decreased $35,733, or 52.2%, to $32,661 for the year ended December 31, 2025, compared to $68,394 for the year ended December 31, 2024. Other income consists of miscellaneous income, including grants, sponsorships, and bank rewards received in connection with our operations.

Income tax provision

We recorded an income tax provision of $456 for the year ended December 31, 2025, attributable solely to state and local taxes. No income tax provision was recorded for the year ended December 31, 2024. Based on our history of cumulative operating losses and the uncertainty of generating future taxable income, we have provided a full valuation allowance against our net deferred tax assets in both periods.

Foreign currency translation adjustment

We recorded a foreign currency translation gain of $20,437 for the year ended December 31, 2025, compared to a foreign currency translation loss of $139,850 for the year ended December 31, 2024, a change of $160,287. The change was primarily attributable to the movement in the Euro-to-U.S. dollar exchange rate, with the Euro appreciating against the U.S. dollar during 2025 compared to depreciating during 2024.

Liquidity and Capital Resources

Since inception, we have financed our operations principally through the issuance of convertible preferred stock to private investors, supplemented by revenue from our subscription and professional services arrangements, a small amount of secured debt, and proceeds from maturities of short-term investments. In the year ended December 31, 2025, we also received proceeds from the sale of our digital assets, which were substantially liquidated during the year. As of December 31, 2025, we had cash and cash equivalents of $169,969 and an accumulated deficit of $20,848,299, compared to cash and cash equivalents of $1,405,527 and an accumulated deficit of $15,558,377 as of December 31, 2024. We incurred a net loss of $5,289,922 for the year ended December 31, 2025, and a net loss of $5,603,039 for the year ended December 31, 2024.

Our primary uses of cash are personnel-related expenditures across our engineering, product, sales and administrative functions; third-party professional services costs incurred to deliver customer engagements, including third-party characterization services performed in connection with specific customer contracts; cloud hosting, data storage, and other software infrastructure costs that support our subscription platform; and general and administrative costs, including legal, accounting, insurance, and other compliance costs. We expect general and administrative costs to increase materially upon and following the consummation of the Business Combination as a result of operating as a public company. Our future capital requirements will depend on a number of factors, including the rate at which we acquire new customers and expand within our existing customer base, the timing and magnitude of investments in product development and engineering headcount, the pace of our geographic expansion, the costs of operating as a public company, whether and when the Business Combination is consummated, and the impact of macroeconomic conditions on our customers and end markets. We expect that our cash requirements will increase in absolute dollars in future periods.

We have incurred recurring losses from operations and negative cash flows from operations since inception, and we expect to continue to incur losses and negative operating cash flows for the foreseeable future. As of December 31, 2025, we had a working capital deficit of $1,974,720. In order to continue our planned operations beyond the near term, we will need to raise additional financing beyond the proceeds received through the Bridge Financing described below, and we have no committed sources of additional financing as of the date of issuance of our consolidated financial statements. In accordance with Accounting Standards Codification 205-40, Presentation of Financial Statements — Going Concern, management has evaluated whether conditions and events, considered in the aggregate, raise substantial doubt about our ability to continue as a going concern for a period of one year from the date the consolidated financial statements are issued. As a result of the conditions described above, management concluded that substantial doubt exists about our ability to continue as a going concern. Our consolidated financial statements have been prepared on a going-concern basis and do not include any adjustments to the carrying amounts and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

The following table summarizes our cash flows for the years ended December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024	$ change	% change
Net cash used in operating activities	$(4,940,103)	$(7,139,228)	$2,199,125	-30.80%
Net cash provided by investing activities	3,287,554	76,297	3,211,257	4208.89%
Net cash provided by financing activities	419,476	121,689	297,787	244.71%
Effect of foreign exchange rate changes on cash and cash equivalents	(2,485)	(124,891)	122,406	-98.01%
Net change in cash and cash equivalents	$(1,235,558)	$(7,066,133)	$5,830,575	-82.51%

Operating activities

Our main uses of operating cash are employee compensation and benefits, third-party characterization and testing services supporting our customer contracts, and professional and legal fees. Net cash used in operating activities for the year ended December 31, 2025 was $4,940,103, consisting of a net loss of $5,289,922 adjusted for non-cash items of $(184,040) and net cash provided by changes in operating assets and liabilities of $533,859. Non-cash items consisted of a $358,390 change in fair value recognized on digital assets, partially offset by share-based compensation of $98,778, and depreciation and amortization of $75,572. The net cash provided by changes in operating assets and liabilities of $533,859 primarily reflected increases in accounts payable of $994,013 and accrued expenses of $532,834, partially offset by a decrease in deferred revenue of $717,846 and an increase in accounts receivable of $276,394.

The increase in accounts payable and accrued expenses reflected additional professional and legal fees incurred in connection with the issuance of Series B Preferred Stock as well as extended payment timing to our vendors. The decrease in deferred revenue reflected the recognition of previously deferred customer billings as revenue under our subscription and professional services arrangements.

Net cash used in operating activities for the year ended December 31, 2024 was $7,139,228, consisting of a net loss of $5,603,039, adjusted for non-cash items of $(1,058,636) and net cash used in changes in operating assets and liabilities of $477,553. Non-cash items consisted of a $1,194,748 unrealized gain on digital assets, partially offset by share-based compensation of $59,509, depreciation and amortization of $39,603, and an allowance for credit losses of $37,000. The net cash used in changes in operating assets and liabilities of $477,553 primarily reflected a decrease in deferred revenue of $685,154 reflecting the recognition of deferred customer billings as revenue as the Company delivered services under its principal customer contracts during the year. Revenue recognized from the deferred revenue balance ($1,713,654) outpaced new billings added during the year ended December 31, 2024 ($1,028,500), reducing the deferred revenue balance from $1,603,000 to $917,846 by December 31, 2024. This outflow was, partially offset by increases in accounts payable of $105,931 and accrued expenses of $142,585, reflecting normal operating cost accruals at year-end. The outflow was further increased by an increase in accounts receivable of $36,040.

The improvement in net cash used in operating activities from 2024 to 2025 of $2,199,125 was primarily attributable to a working-capital inflow of $533,859 in 2025, compared to a working-capital outflow of $477,553 in 2024, and to the absence in 2025 of the non-cash reduction to operating cash flow associated with the $1,194,748 unrealized gain on digital assets recognized in 2024.

Investing Activities

Net cash provided by investing activities for the year ended December 31, 2025 was $3,287,554. The principal driver was $2,562,474 of proceeds from the sale of digital assets, which were substantially liquidated during the year as part of a strategic decision to convert those holdings into operating liquidity. The remaining $725,080 represents proceeds from maturities of short-term investments that were not reinvested in order to preserve near-term liquidity in light of our operating cash requirements. We did not make any additions to property and equipment during the year ended December 31, 2025.

Net cash provided by investing activities for the year ended December 31, 2024 was $76,297, reflecting a near-breakeven net investing position. Gross proceeds of $1,000,000 from the maturity of certificates of deposit were largely offset by $694,423 of reinvestment into new short-term instruments, in order to preserve yield on excess cash balances. The remaining outflows comprised $167,949 of additions to property and equipment, principally for the acquisition of a company demonstration vehicle (our principal capital expenditure during the year), $58,333 of capitalized patent costs associated with our intellectual property portfolio, and $2,998 of digital asset purchases.

The $3,211,257 increase in net cash provided by investing activities from 2024 to 2025 primarily reflects: (i) $2,562,474 of proceeds from the liquidation of our digital asset portfolio in 2025, with no comparable transaction in 2024; (ii) the absence in 2025 of $694,423 of short-term investment purchases made in 2024; and (iii) the absence in 2025 of $167,949 of capital expenditures incurred in 2024. These were partially offset by (iv) a $274,920 decrease in proceeds from short-term investment maturities ($725,080 in 2025 vs. $1,000,000 in 2024).

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2025 was $419,476. The primary source was proceeds from a partial closing of our Series B Convertible Preferred Stock offering, which generated $511,032 of gross proceeds less $64,240 of issuance costs, for net proceeds of $446,792, raised to fund operations and support working capital requirements. The remaining cash outflow of $27,316 represents scheduled principal payments on our GM Financial vehicle loan, incurred in the ordinary course.

Net cash provided by financing activities for the year ended December 31, 2024 was $121,689, consisting primarily of $133,234 of proceeds from a secured vehicle loan with GM Financial, which we incurred in September 2024 in connection with the acquisition of a company vehicle for business operations, and $2,660 of proceeds from the exercise of employee stock options. These inflows were partially offset by $14,205 of scheduled principal payments on the same vehicle loan.

The $297,788 increase in net cash provided by financing activities from 2024 to 2025 primarily reflects $446,792 of net proceeds from the partial close of our Series B Convertible Preferred Stock offering in 2025, a non-recurring financing event with no comparable transaction in 2024, partially offset by the $133,234 of vehicle loan proceeds received in 2024 that did not recur in 2025.

Outstanding Debt

As of December 31, 2025, our outstanding long-term debt consisted of $18,080 under an Economic Injury Disaster Loan administered by the U.S. Small Business Administration and $91,713 under a secured vehicle loan with GM Financial, in each case as described in Note 11 to our consolidated financial statements. The Economic Injury Disaster Loan bears interest at a fixed rate of 3.75% per annum, matures in 2050, and is currently serviced through monthly interest-only payments; principal amortization has not yet commenced. The vehicle loan bears interest at a fixed rate of 9.99% per annum, matures in September 2028, and is secured by the vehicle financed. Neither instrument is subject to financial maintenance covenants.

Recent Financing Activities

Series B Convertible Preferred Stock.    From January 2026 through February 2026, we issued an additional 74,067 shares of our Series B Convertible Preferred Stock at the original issue price for aggregate gross proceeds of $701,755.

Short-term loans.    In March 2026, we entered into short-term loan agreements with two lenders for an aggregate principal amount of approximately $80,000, bearing interest at the short-term applicable federal rate of 4.31% per annum, maturing on the earlier of May 30, 2026, or the receipt of future financing proceeds, and used to fund our March 2026 payroll obligations.

Bridge Financing.    Between March and May 2026, in connection with the contemplated Business Combination, we received aggregate proceeds of approximately $400,000 from accredited investors as bridge financing (the “Bridge Financing”) in anticipation of the issuance of senior unsecured convertible notes (the “Company Convertible Notes”). Pursuant to non-binding executed term sheets, the Company Convertible Notes are expected to bear interest at rates ranging from 15% to 25% per annum and to mature on the earlier of (i) 24 months from the closing date of the applicable Company Convertible Note or (ii) the closing of the Business Combination. Upon the closing of the Business Combination, the principal and accrued interest on the Company Convertible Notes are expected to convert into shares of common stock of the combined company at a conversion price of $6.00 per share. Investors will also receive warrants to purchase shares of common stock of the combined company at an exercise price of $11.50 per share, and certain investors will receive additional warrants exercisable at $12.50 per share, in each case exercisable for a period of 60 months following the closing of the Business Combination. If the Business Combination is not consummated within 24 months from the closing of any Company Convertible Note, the principal and accrued interest under the Company Convertible Notes will instead convert into shares of our common stock at a $150 million pre-money valuation. The Bridge Financing has improved our near-term liquidity position; however, the issuance of the Company Convertible Notes and related warrants will result in dilution to our existing equity holders upon conversion and exercise.

Critical Accounting Estimates

The preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) requires us to make estimates, assumptions, and judgments that affect the reported amounts of assets, liabilities, revenue, and expenses, and the related disclosures. We base our estimates on historical experience and on other assumptions that we believe are reasonable under the circumstances, and we evaluate our estimates on an ongoing basis. Actual results may differ from these estimates. We did not identify any critical accounting estimates for the periods presented. A summary of our significant accounting policies is included in Note 3 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures, or capital resources.

Recent Accounting Pronouncements

See “Recent Accounting Pronouncements” described in Note 3 of our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks in the ordinary course of our business, principally foreign currency exchange rate risk arising from the operations of our Italian subsidiary, Electra Vehicles Europe, S.R.L., and, to a lesser extent, interest rate risk. We do not use derivative financial instruments to hedge market risk. The following discussion should be read in conjunction with the section entitled “Risk Factors” included elsewhere in this proxy statement/prospectus.

Foreign currency risk

The functional currency of our Italian subsidiary, Electra Vehicles Europe, S.R.L., is the Euro. Its assets and liabilities are translated into U.S. dollars at the exchange rates in effect at the balance sheet date, and its revenues and expenses are translated at the average exchange rates during the reporting period. Translation adjustments are recorded in accumulated other comprehensive income (loss). Transaction gains and losses on balances denominated in currencies other than the functional currency of the transacting entity, including intercompany balances expected to be settled in the foreseeable future, are recognized in the consolidated statements of operations as incurred.

Because the operations of our Italian subsidiary represent a limited portion of our consolidated operations, we do not currently believe that a hypothetical 10% change in the Euro/U.S. dollar exchange rate would have a material effect on our consolidated financial statements.

Interest rate risk

As of December 31, 2025, we had outstanding indebtedness of approximately $109,793, consisting of a fixed-rate Economic Injury Disaster Loan and a fixed-rate vehicle note, and cash balances held in non-interest-bearing or low-yield deposit accounts. Because our outstanding debt bears fixed interest rates and we do not hold a portfolio of interest-bearing investments, changes in market interest rates do not have a material effect on our financial position or results of operations.

Management of Electra Pubco Following The Business Combination

Board of Directors and Executive Officers

The following sets forth certain information, as of 2026, concerning the persons who are expected to serve as Electra Pubco’s directors and executive officers following the Business Combination.

EXECUTIVE COMPENSATION OF ELECTRA

Unless the context requires otherwise, references to “Electra,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of Electra prior to the Business Combination and the business and operations of Electra Pubco as directly or indirectly affected by Electra by virtue of Electra Pubco’s ownership of the business of Electra following the Business Combination.

This section discusses the material components of the executive compensation program for (i) the individual who served as our principal executive officer during fiscal year 2025; and (ii) our next two most highly compensated executive officers who earned more than $100,000 during fiscal year 2025 and were serving as executive officers as of December 31, 2025. We refer to these individuals as our “named executive officers.” In 2025, our “named executive officers” and their positions were as follows:

•        Fabrizio Martini, Chief Executive Officer; and

•        Nicholas Chakalos, President and Chief Financial Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the Business Combination may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2025:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Fabrizio Martini
Chief Executive Officer	2025	[___]	[___]	[___]	[___]	[___]	[___]
Nicholas Chakalos
President and Chief Financial Officer	2025	[___]	[___]	[___]	[___]	[___]	[___]

Narrative to Summary Compensation Table

2025 Base Salaries

The named executive officers receive a base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

The “Salary” column of the 2025 Summary Compensation Table above shows the actual base salaries earned by each named executive officer in 2025.

Quarterly Bonus Program

We maintain a quarterly bonus plan for the benefit of eligible employees, including both of our named executive officers. The quarterly bonus plan is designed to correlate bonus payouts with company performance, with a particular focus on revenue and achievement of predetermined corporate goals.

Each quarter, employees are eligible to earn a portion of their base salary based on the Company’s achievement of revenue targets and corporate goals established for the applicable quarter. At the beginning of each quarter, the Company establishes quarterly revenue targets and a bonus pool is funded based on actual quarterly revenue relative to those targets. A minimum threshold of 50% of the quarterly revenue target must be achieved for the bonus pool to be funded. The bonus pool ranges from 7.5% to 15% of eligible employees’ quarterly salaries, depending on the percentage of the revenue target achieved:

Percentage of Revenue Target Achieved	Bonus Pool Funding(1)
100%	15%
90%	13.5%
75%	11.25%
50%	7.5%

____________

(1)      Represents percentage of eligible employees’ quarterly salaries.

Once the bonus pool is funded, the actual bonus payout amounts are determined by the percentage completion of the quarterly corporate goals established at the beginning of the applicable quarter. The final goal completion percentage is applied to the funded bonus pool to calculate each individual’s bonus payout. Bonuses are capped at 100% of the target amount, or 15% of salary, per quarter.

If the revenue target is not achieved in a given quarter, a credit equal to the bonus that would have been earned is carried forward to one of the next two subsequent quarters in which the revenue target is met. If applied in the immediately following quarter, 50% of the prior quarter’s bonus is added to the current quarter’s calculation; if applied in the second following quarter, 25% is added, in each case subject to the quarterly cap. Credits expire if not utilized within the two-quarter window.

In 2025, no bonuses were paid under the quarterly bonus plan, including to our named executive officers.

Equity Compensation

2016 Stock Incentive Plan

We currently maintain the 2016 Stock Incentive Plan of Electra Vehicles, Inc. (the “2016 Plan”) in order to provide our service providers the opportunity to acquire a proprietary interest in our success. Historically we offered awards of stock options to purchase shares of our common stock to eligible service providers pursuant to the 2016 Plan, including our named executive officers. Options typically vest and become exercisable over a four-year period, subject to the grantee’s continued employment through the applicable vesting date, as follows: (i) 25% of the shares underlying the option vest on the first annual anniversary of the vesting commencement date and (ii) 75% of the shares underlying the option vest in 36 substantially equal installments on each monthly anniversary of the vesting commencement date thereafter. For additional information about the 2016 Plan, please see the section titled “— 2016 Stock Incentive Plan” below. As mentioned below, in connection with the completion of the Business Combination and the adoption of the 2026 Incentive Award Plan, no further awards will be granted under the 2016 Plan.

2026 Incentive Award Plan

In connection with the Business Combination, IRHO’s board of directors intends to adopt, and its shareholders will be asked to approve, the 2026 Incentive Award Plan, referred to in this proxy statement/prospectus as the Electra Pubco Equity Incentive Plan, in order to facilitate the grant of cash and equity incentives to our directors, employees (including our named executive officers) and consultants and certain of our affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. The Electra Pubco Equity Incentive Plan will become effective on the date on which it is approved by IRHO’s shareholders. For additional information about the Electra Pubco Equity Incentive Plan, please see “Electra Pubco Equity Incentive Plan Proposal” in this proxy statement/prospectus.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we make matching contributions equal to 100% of an employee’s contributions up to 3% of his or her eligible compensation, plus an additional 50% on the next 2% of such employee’s eligible compensation. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Health and Welfare Benefits

In 2025, the named executive officers also participated in standard health and welfare plans maintained by us including medical, dental and vision benefits; short-term and long-term disability insurance; life insurance; and an employee assistance plan.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by us.

Outstanding Equity Awards as of the Year Ended December 31, 2025

The following table presents information regarding the outstanding stock options held by each of our named executive officers as of December 31, 2025.

Option Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Fabrizio Martini	[___]	[___]	[___]	[___]	[___]	[___]
Nicholas Chakalos	[___]	[___]	[___]	[___]	[___]	[___]

Executive Compensation Arrangements

Retention Letter Agreements

In connection with our Series B financing, we entered into retention letters with each of Messrs. Martini and Chakalos on December 31, 2025 and January 1, 2026, respectively. Pursuant to the retention letters, Mr. Chakalos’s title was changed to President and Chief Operating Officer, effective as of January 1, 2026, and each of Messrs. Martini and Chakalos was to be granted an option to purchase 50,000 shares and 90,000 shares of our common stock, respectively. The options vest over a period of four years, with 25% of the shares subject to the options vesting on the first anniversary of the vesting commencement date, and the remaining shares vesting in substantially equal monthly installments thereafter, subject to continued service as of each applicable vesting date. In February 2026, we granted Mr. Chakalos the options set forth in his retention letter. As of the date hereof, Mr. Martini has not been granted the options set forth in his retention letter. In addition, in the event that the Company consummated a Series B financing that resulted in proceeds of at least $1,000,000, each of Messrs. Martini and Chakalos were entitled to a cash bonus of $3,500, and in the event that such financing resulted in proceeds of at least $3,500,000, each of Messrs. Martini and Chakalos’s annual base salary would be increased to $270,000 and $260,000, respectively. In early 2026, the Company consummated its Series B financing, which resulted in proceeds in excess of $1,000,000 but less than $3,500,000. As a result, Messrs. Martini and Chakalos each received the $3,500 cash bonus but did not receive the base salary increases described in this paragraph.

Other than as described above, the Company has no other executive compensation, change in control or similar agreements or arrangements.

Equity Incentive Plans

2016 Stock Incentive Plan

We maintain the 2016 Plan, which became effective on May 18, 2016. The material terms of the 2016 Plan are summarized below.

Termination

Following the effectiveness of the Electra Pubco Equity Incentive Plan, the 2016 Plan will terminate and we will not make any further awards under the 2016 Plan. However, any outstanding awards granted under the 2016 Plan will remain outstanding, subject to the terms of the 2016 Plan and applicable award agreements. Shares of our common stock subject to awards granted under the 2016 Plan that expire unexercised or are cancelled, terminated, or forfeited in any manner without issuance of shares thereunder following the effective date of the Electra Pubco Equity Incentive Plan will become available for issuance under the Electra Pubco Equity Incentive Plan.

Eligibility and Administration

All of our employees, officers, and directors, as well as our consultants and advisors, are eligible to be granted awards under the 2016 Plan. The 2016 Plan is administered by our board of directors, which has the authority to grant awards, adopt, amend, and repeal administrative rules, guidelines, and practices relating to the 2016 Plan, and to construe and interpret the terms of the 2016 Plan and any award agreements entered into thereunder. The board of directors may delegate any or all of its powers under the 2016 Plan to one or more committees or subcommittees of the board of directors, to the extent permitted by applicable law.

Limitations on Awards and Shares Available

Subject to adjustment, awards may be made under the 2016 Plan for up to 1,400,000 shares of our common stock, any or all of which may be in the form of incentive stock options. If any award expires, is terminated, surrendered, or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares being repurchased by us at the original issuance price pursuant to a contractual repurchase right), or results in any common stock not being issued, the unused common stock covered by such award shall again be available for the grant of awards under the 2016 Plan. Shares of common stock tendered to us by a participant to exercise an award or to satisfy tax withholding obligations shall be added to the number of shares available for the grant of awards. Shares issued under the 2016 Plan may consist in whole or in part of authorized but unissued shares or treasury shares. In connection with a merger, consolidation, or acquisition, the plan administrator may grant substitute awards on such terms as it deems appropriate, notwithstanding any limitations on awards contained in the 2016 Plan, and such substitute awards shall not count against the overall share limit.

Awards

The 2016 Plan provides for the grant of options (including incentive stock options and nonstatutory stock options), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards. All awards are evidenced in such form (written, electronic, or otherwise) as the plan administrator shall determine, and each award may contain terms and conditions in addition to those set forth in the 2016 Plan. A brief description of each award type follows:

•        Stock Options.    The plan administrator may grant options to purchase shares of common stock and determine the number of shares to be covered by each option, the exercise price, and the conditions and limitations applicable to exercise. An option intended to be an “incentive stock option” under Section 422 of the Code shall only be granted to our employees or any of its present or future parent or subsidiary corporations. An option not intended to be an incentive stock option shall be designated a nonstatutory stock option. The exercise price of each option shall not be less than 100% of the fair market value per share of our common stock on the date the option is granted. No option will be granted with a term in excess of 10 years. Options may be exercised by delivery of a notice of exercise together with payment in full of the exercise price, which may be made by cash or check, broker-assisted cashless exercise, delivery of shares of common stock, net exercise (for nonstatutory stock options), promissory note, or any combination thereof.

•        Stock Appreciation Rights.    The plan administrator may grant SARs entitling the holder, upon exercise, to receive an amount of common stock, cash, or a combination thereof determined by reference to the appreciation in the fair market value of a share of common stock over the measurement price from and after the date of grant. The measurement price shall not be less than 100% of the fair market value on the date the SAR is granted. No SAR will be granted with a term in excess of 10 years.

•        Restricted Stock and Restricted Stock Units.    The plan administrator may grant restricted stock, subject to our right to repurchase all or part of such shares at their issue price or other stated price (or to require forfeiture if issued at no cost) if conditions specified by the plan administrator are not satisfied prior to the end of the applicable restriction period. The plan administrator may also grant RSUs entitling the recipient to receive shares of common stock or cash to be delivered at the time such award vests. Unless otherwise provided in the applicable award agreement, any dividends declared and paid with respect to shares of restricted stock shall be paid to the participant only if and when such shares become free from restrictions on transferability and forfeitability. Upon vesting and/or lapsing of restrictions, each RSU entitles the participant to receive one share of common stock or, if so provided, an amount of cash equal to the fair market value of one share. The plan administrator may provide that settlement of RSUs shall be deferred on a mandatory basis or at the election of the participant. Participants have no voting rights with respect to RSUs. The award agreement for RSUs may provide participants with dividend equivalents, which may be paid currently or credited to an account for the participant, settled in cash and/or shares, and subject to the same restrictions as the RSUs.

•        Other Stock-Based Awards.    Other awards of shares of common stock, and other awards valued in whole or in part by reference to or otherwise based on shares of common stock or other property, may be granted to participants. Such other stock-based awards are also available as a form of payment in the settlement of other awards granted under the 2016 Plan or as payment in lieu of compensation to which a participant is otherwise entitled, and may be paid in shares of common stock or cash as the plan administrator determines.

Certain Transactions

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off, or other similar change in capitalization, the number and class of securities available under the 2016 Plan, the number and class of securities and exercise price of each outstanding option, the share and per-share provisions of each outstanding SAR, the number of shares subject to each outstanding restricted stock award, and the share and per-share-related provisions of each outstanding other stock-based award shall be equitably adjusted by the company in the manner determined by the plan administrator.

A “reorganization event” means any merger or consolidation of the company with or into another entity as a result of which all common stock is converted into or exchanged for cash, securities, or other property or is cancelled, any transfer or disposition of all of the common stock for cash, securities, or other property, or any liquidation or dissolution of the company. In connection with a reorganization event, the plan administrator may take any one or more of the following actions as to all or any outstanding awards other than restricted stock: (i) provide that awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation, (ii) upon written notice, provide that unexercised awards will terminate immediately prior to consummation unless exercised within a specified period, (iii) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions shall lapse, in whole or in part prior to or upon such reorganization event, (iv) make or provide for a cash payment to participants equal to the number of vested shares (after giving effect to any acceleration of vesting that occurs upon or immediately prior to the reorganization event) multiplied by the excess of the acquisition price over the exercise, measurement, or purchase price, in exchange for termination of such award and any applicable tax withholdings, (v) provide that awards shall convert into the right to receive liquidation proceeds (net of exercise price and applicable withholdings), or (vi) any combination of the foregoing. The plan administrator is not obligated to treat all awards or all participants identically.

Upon a reorganization event other than a liquidation or dissolution, the repurchase and other rights of the company with respect to outstanding restricted stock shall inure to the benefit of the company’s successor and shall apply to the cash, securities, or other property into which the common stock was converted or exchanged, unless the plan administrator determines otherwise. Upon a reorganization event involving liquidation or dissolution, all restrictions and conditions on all restricted stock then outstanding shall automatically be deemed terminated or satisfied, except to the extent specifically provided to the contrary in the applicable instrument or agreement.

Transferability of Awards

Awards shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered by the participant, either voluntarily or by operation of law, and during the life of the participant shall be exercisable only by the participant. However, awards (other than awards subject to Section 409A of the Code) may be transferred to family members through gifts or (other than incentive stock options) domestic relations orders, or to an executor or guardian upon the death or disability of the participant.

Term of Plan

The 2016 Plan became effective on the date it was adopted by the plan administrator and will expire in May 2036.

Amendment of Plan

The plan administrator may amend, suspend, or terminate the 2016 Plan or any portion thereof at any time, provided that if stockholder approval is required as to any modification or amendment under Section 422 of the Code with respect to incentive stock options, the plan administrator may not effect such modification or amendment without such approval. Unless otherwise specified, any amendment adopted in accordance with the 2016 Plan shall apply to, and be binding on, the holders of all awards outstanding at the time the amendment is adopted, provided the plan administrator determines that such amendment does not materially and adversely affect the rights of participants. The plan administrator may also, without stockholder approval, amend any outstanding award to provide a lower exercise price or cancel any outstanding award and grant substitute awards with a lower exercise price.

Director Compensation

In 2025, we did not pay any cash retainers or fees or grant any equity incentive plan awards to our non-employee directors for their service on our board.

As of December 31, 2025, none of our non-employee directors held any outstanding equity incentive plan awards.

In connection with the Business Combination, we intend to approve and implement a compensation program for our non-employee directors that consists of annual cash retainer fees and long-term equity awards. The details of this program have not yet been determined, but compensation under the program will be subject to the annual limits on non-employee director compensation set forth in the Electra Pubco Equity Incentive Plan.

Certain Interests of Electra’s Directors and Officers
in the Business Combination

Electra’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of IRHO’s stockholders generally. These interests include, among other things, the interests listed below:

Treatment of Equity Awards in Business Combination

As described further below, each of our executive officers holds outstanding Company options under the 2016 Plan. The Merger Agreement provides that each Company Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be assumed by IRHO and converted into a comparable option to purchase shares of Electra Pubco Class A Common shares (each, a “Converted Option”), based upon the Conversion Ratio. Each Converted Option will otherwise be subject to the same terms and conditions as applied to the underlying Company Option immediately prior to the Effective Time.

Option Awards Under the 2016 Plan

The following table sets forth for Messrs. Martini and Chakalos the number of shares of Company Common Stock subject to vested and unvested Company Options held by each of them as of [_____], 2026, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus. None of Electra’s directors hold Company Options.

Name	Vested Company Options	Unvested Company Options
Executive Officers
Fabrizio Martini	[____]	[____]
Nichola Chakalos	[____]	[____]

Post-Closing Director Compensation

As described above, in connection with the Business Combination, we intend to approve and implement a compensation program for our non-employee directors that consists of annual cash retainer fees and long-term equity awards. The details of this program have not yet been determined, but compensation under the program will be subject to the annual limits on non-employee director compensation set forth in the Electra Pubco Equity Incentive Plan.

Beneficial Ownership of Securities

The following table sets forth information regarding (i) the beneficial ownership of IRHO Ordinary Shares as of _, 2026, which is prior to the consummation of the Business Combination and (ii) the expected beneficial ownership of shares of Electra Pubco Common Stock immediately following consummation of the Business Combination (assuming a “no additional redemptions” scenario and assuming a “maximum redemptions” scenario as described below) by:

•        each person who is known to be the beneficial owner of more than 5% of IRHO Ordinary Shares and is expected to be the beneficial owner of more than 5% of shares of Electra Pubco Common Stock post-Business Combination;

•        each of IRHO’s current executive officers and directors;

•        each person who will become an executive officer or director of Electra Pubco post-Business Combination; and

•        all executive officers and directors of IRHO as a group pre-Business Combination, and all executive officers and directors of Electra Pubco as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options, held by such person or entity were deemed outstanding prior to the Business Combination if such securities are currently exercisable, or exercisable within 60 days of _________, 2026 and were deemed outstanding post-Business Combination if such securities are exercisable within 60 days of the closing of the Business Combination. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The beneficial ownership of IRHO Ordinary Shares pre-Business Combination is based on 29,320,000 IRHO Ordinary Shares issued and outstanding as of ______________, which includes ________ IRHO Ordinary Shares.

The expected beneficial ownership of shares of Electra Pubco Common Stock post-Business Combination assumes two scenarios:

•        a “no additional redemptions” scenario where (i) no further IRHO Ordinary Shares are redeemed in connection with the Business Combination and (ii) based on Electra’s balance of capital stock as of _________________, Electra Pubco issues _____________ shares of Electra Pubco Common Stock to Electra Securityholders in the Merger (including 15,000,000 Earnout Shares, which shares will be issued and held in escrow as of the Closing Date, but excluding the shares of Electra Pubco Common Stock reserved for issuance upon the exercise of Converted Stock Options, which will not be outstanding immediately following the Closing); and

•        a “maximum redemptions” scenario where (i) ____________Public Shares, or approximately ____________% of the outstanding Public Shares and 100% of all Public Shares that are not subject to Non-Redemption Agreements, are redeemed in connection with the Business Combination for an aggregate payment of approximately $_________ million from the Trust Account at a redemption price of approximately $[*] per share and (ii) based on Electra’s balance of capital stock as of ________, 2026, Electra Pubco issues _____________ shares of Electra Pubco Common Stock to Electra Securityholders in the Merger (including 15,000,000 Earnout Shares, which shares will be issued and held in escrow as of the Closing Date, but excluding the shares of Electra Pubco Common Stock reserved for issuance upon the exercise of Converted Stock Options, which will not be outstanding immediately following the Closing). The maximum redemptions amount reflects the maximum number of Public Shares that can be redeemed.

Based on the foregoing assumptions and Electra’s balance of capital stock as of ______________, we estimate that there would be ____________ shares of Electra Pubco Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “no additional redemptions” scenario, and ______________ shares of Electra Pubco Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemptions” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

Unless otherwise indicated, IRHO believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination		Post-Business Combination
			Assuming No Additional Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owner(1)	Number of IRHO Ordinary Shares(2)	% of IRHO Ordinary Shares	Number of Shares of Electra Pubco Common Stock	%	Number of Shares of Electra Pubco Common Stock	%

All Electra Pubco directors and executive officers as a group ( individuals)	—	—				%

____________

*        Less than one percent

Certain Relationships and Related Party Transactions

Iron Horse Acquisition II Corp.

Founder Shares

On September 12, 2025, Iron Horse Acquisition II Corp. was incorporated in the Cayman Islands. On September 29, 2025, IRHO SPAC Sponsor LLC (the “Sponsor”), contributed $32,000 for the issuance of 5,750,000 ordinary shares, $0.0001 par value per share (the “ordinary shares”) at approximately $0.0056 per share,. See “The Domestication Proposal.”

At the time of the IPO, the Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) 180 days after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

In connection with the Business Combination, the Sponsor has entered into the Parent Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex F. The Parent Support Agreement also provides that the Sponsor Shares will be subject to a lock-up for a period of 180 days following the Closing.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into private placement-equivalent units at a price of $10.00 per unit. Such units would be identical to the IRHO Private Placement Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of the date of this proxy statement/prospectus, the Company had no borrowings under the Working Capital Loans.

On ______________, 2026, the Sponsor advanced $__________ to the Company. These advances will be repaid to the Sponsor at the time of Closing.

Registration Rights

The holders of the Founder Shares, Private Placement Units and the Ordinary Shares underlying such Private Placement Units and any Private Placement Units that may be issued upon conversion of Working Capital Loans have registration Rights to require IRHO to register a sale of any of IRHO’s securities held by them pursuant to a registration Rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that IRHO register such securities. In addition, the holders have certain “piggy-back” registration Rights with respect to registration statements filed subsequent to IRHO’s completion of its initial business combination. IRHO will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Business Combination, the registration Rights agreement will be amended and restated. For additional information, see “Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement.”

ELECTRA AI, Inc.

Electra’s articles of incorporation and bylaws provide that Electra will indemnify its directors and officers to the fullest extent permitted by Delaware state law. In addition, Electra has entered into indemnification agreements with the current Electra Board and executive officers.

Policies and Procedures for Related Persons Transactions

Effective upon the consummation of the Business Combination, the Electra Pubco Board will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000 (or, for so long as we remain a “smaller reporting company” the lesser of (i) $120,000 and (ii) 1% of our average total assets of the two completed fiscal years), and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•        any person who is, or at any time during the applicable period was, one of Electra Pubco’s executive officers or directors;

•        any person who is known by the post-combination company to be the beneficial owner of more than 5% of Electra Pubco voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Electra Pubco’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Electra Pubco’s voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Electra Pubco will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

Comparison of Corporate Governance and Shareholder Rights

IRHO is an exempted company incorporated under the laws of the Cayman Islands. The Companies Act and the Cayman Constitutional Documents govern the Rights of its shareholders. The Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Cayman Constitutional Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of Electra Pubco, your Rights will differ in some regards as compared to when you were a shareholder of IRHO.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder Rights associated with each of IRHO and Electra Pubco according to applicable law or the organizational documents of IRHO and Electra Pubco.

This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of IRHO, attached to this proxy statement/prospectus as Annex G, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B-1, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex B-2. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Companies Act, to understand how these laws apply to Electra Pubco and IRHO, respectively.

Provision	Delaware	Cayman Islands
Applicable Legislation	General Corporation Law of the State of Delaware	The Companies Act (As Revised) of the Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval-there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Under the Companies Act and IRHO’s amended and restated memorandum and articles of association, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Provision	Delaware	Cayman Islands
General Vote Required for Combinations with Interested Stockholders/Shareholders

Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision.

No similar provision
Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of shares entitled to vote at the meeting.	Quorum is set in the company’s memorandum and articles of association.
Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.

Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Appraisal Rights

Generally, a stockholder of a publicly traded corporation does not have appraisal Rights in connection with a merger.

Stockholders of a publicly traded corporation do, however, generally have appraisal Rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any Rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Advisory Organizational Documents Proposal 5B).

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Provision	Delaware	Cayman Islands
Number of Directors

The number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.

Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.
Removal of Directors

Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances. A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors of IRHO owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers

A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

Liability of directors may be unlimited, except with regard to their own fraud or willful default.

Description of ELECTRA PUBCO Securities

The following summary sets forth the material terms of Electra Pubco’s securities following the completion of the Proposed Transaction. The following summary is not intended to be a complete summary of the Rights and preferences of such securities and is qualified by reference to the Proposed Charter, a form of which is attached as Annex B-1 to this proxy statement/prospectus, and the Proposed Bylaws, a form of which is attached as Annex B-2 to this proxy statement/prospectus. Electra Pubco urges you to read the Proposed Charter and Proposed Bylaws in their entirety for a complete description of the Rights and preferences of Electra Pubco’s securities following the Business Combination.

Authorized and Outstanding Stock

The Proposed Charter will authorize the issuance of ____ shares, consisting of:

•        _________ shares of Electra Pubco Class A Common Stock; and

•        _________ shares of Electra Pubco Class B Common Stock; and

•        __________ shares of preferred stock, par value $0.0001 per share (“Electra Pubco Preferred Stock”).

Common Stock

Upon completion of the Business Combination, Electra Pubco expects that there will be 38,048,205 shares of Electra Pubco Common Stock outstanding, assuming that the Maximum Scenario of IRHO Ordinary Shares are redeemed in connection with the Business Combination, and not including shares reserved for issuance upon the exercise of Electra Options being assumed by IRHO in the Proposed Transaction. All shares of Electra Pubco Common Stock are fully paid and non-assessable. In connection with the Business Combination, the IRHO Ordinary Share held by the Sponsor will be surrendered to IRHO and cancelled for no consideration.

Voting rights.    Each holder of Electra Pubco Common Stock is entitled to one vote for each share of Electra Pubco Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of Electra Pubco Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class.

Dividend Rights.    Subject to preferences that may be applicable to any outstanding Electra Pubco Preferred Stock, the holders of shares of Electra Pubco Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Electra Pubco Board out of funds legally available for such purposes.

Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of Electra Pubco’s affairs, the holders of Electra Pubco Common Stock are entitled to share ratably in all assets remaining after payment of Electra Pubco’s debts and other liabilities, subject to prior distribution rights of Electra Pubco Preferred Stock or any class or series of stock having a preference over the Electra Pubco Common Stock, then outstanding, if any.

Other rights.    The holders of Electra Pubco Common Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Electra Pubco Common Stock. The rights, preferences and privileges of holders of the Electra Pubco Common Stock will be subject to those of the holders of any shares of the Electra Pubco Preferred Stock that Electra Pubco may issue in the future.

Preferred Stock

No shares of Electra Pubco Preferred Stock will be issued or outstanding immediately after the completion of the Proposed Transaction. The Proposed Charter will authorize the Electra Pubco Board to establish one or more series of Electra Pubco Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Electra Pubco Preferred Stock will be available for issuance without further action by the holders of Electra Pubco Common Stock. The Electra Pubco Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Electra Pubco Preferred Stock. The issuance of Electra Pubco Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Electra Pubco without further action by the stockholders. Additionally, the issuance of Electra Pubco Preferred Stock may adversely affect the holders of Electra Pubco Common Stock by restricting dividends on the Electra Pubco Common Stock, diluting the voting power of the Electra Pubco Common Stock or subordinating the liquidation rights of the Electra Pubco Common Stock. As a result of these or other factors, the issuance of Electra Pubco Preferred Stock could have an adverse impact on the market price of the Electra Pubco Common Stock, restricting dividends on Electra Pubco’s capital stock, diluting the voting power of Electra Pubco Common Stock, impairing the liquidation rights of Electra Pubco’s capital stock, or delaying or preventing a change in control of Electra Pubco. At present, there are no plans to issue any Electra Pubco Preferred Stock.

Rights included as part of units

Except in cases where we are not the surviving company in a business combination, each holder of a right will automatically receive one-tenth (1/10) of one ordinary share upon consummation of our initial business combination, even if the holder of a public right converted all shares held by such holder in connection with the initial business combination. In the event we will not be the surviving company upon completion of our initial business combination, each holder of a right will be required to affirmatively convert such holder’s rights in order to receive the one-tenth (1/10) of one ordinary share underlying each right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of rights in order to receive such holder’s additional shares upon consummation of an initial business combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours). If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of our ordinary shares will receive in the transaction on an as-converted basis into ordinary shares.

We will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with applicable provisions of Cayman Islands law. As a result, you must hold rights in multiples of ten in order to receive shares for all of your rights upon closing of a business combination. If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Dividends

Electra Pubco does not intend to pay cash dividends after the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Electra Pubco Board at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for the Electra Pubco Common Stock and rights agent for the Electra Pubco Rights is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and rights agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity. Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the Trust Account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the Trust Account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the Trust Account and not against the any monies in the Trust Account or interest earned thereon.

Certain Anti-Takeover Provisions of the Proposed Charter, the Proposed Bylaws and Certain Provisions of Delaware Law

The Proposed Charter, the Proposed Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Electra Pubco Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of Electra Pubco. These provisions are intended to avoid costly takeover battles, reduce Electra Pubco’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Electra Pubco Board to maximize stockholder value in connection with any unsolicited offer to acquire Electra Pubco. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of Electra Pubco by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Electra Pubco Common Stock. The Proposed Charter will provide that, from and after the date Electra Pubco ceases to qualify as a “controlled company” within the meaning of Nasdaq listing standards, any action required or permitted to be taken by Electra Pubco’s stockholders must be effected at a duly called annual or extraordinary general meeting of stockholders and may not be effected by any consent in writing by such holders, except that any action required or permitted to be taken by holders of any series of Electra Pubco Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly permitted to do so by the certificate of designation relating to one or more series of Electra Pubco Preferred Stock, if a consent or consents, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to Electra Pubco in accordance with the applicable provisions of the DGCL. See also “Risk Factors — Risks Related to the Consummation of the Domestication — Delaware law and Electra Pubco’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable”.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Electra Pubco Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Electra Pubco Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved Electra Pubco capital stock may be to enable the Electra Pubco Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Electra Pubco by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Electra Pubco Common Stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The Proposed Charter will provide that the Electra Pubco Board will determine the number of directors who will serve on the board. Subject to the Merger Agreement, the exact number of directors will be fixed from time to time by a majority of the Electra Pubco Board. Upon adoption of the Proposed Charter, the Electra Pubco Board will be declassified and will consist of one class of directors only, whose term will continue to the first annual meeting of stockholders following the date of the Closing, and, thereafter, all directors will be elected annually and will be elected for one year terms expiring at the next annual meeting of Electra Pubco stockholders. There will be no limit on the number of terms a director may serve on the Electra Pubco Board.

In addition, the Proposed Charter will provide that any vacancy on the Electra Pubco Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to any Rights of the holders of Electra Pubco Preferred Stock.

Quorum

The Proposed Bylaws will provide that at any meeting of the Electra Pubco Board, a majority of the total number of directors then in office constitutes a quorum for the transaction of business.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Proposed Charter does not authorize cumulative voting.

Special Meetings of Stockholders

The Proposed Charter will provide that special meetings of stockholders may be called only by or at the direction of the Electra Pubco Board, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Proposed Bylaws.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Proposed Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Electra Pubco Board or a committee of the Electra Pubco Board. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide Electra Pubco with certain information. Generally, to be timely, a stockholder’s notice must be received at Electra Pubco’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of Electra Pubco following the adoption of the Proposed Bylaws, the date of the preceding annual meeting will be deemed to be [•]). The Proposed Bylaws allow the Electra Pubco Board to adopt rules and regulations for the conduct of a meeting of the stockholders as it deems appropriate, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Electra Pubco.

Supermajority Provisions

The Proposed Charter and the Proposed Bylaws will provide that the Electra Pubco Board is expressly authorized to adopt, amend or repeal, in whole or in part, the Proposed Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Proposed Charter. The stockholders of Electra Pubco also will have the power to adopt, amend or repeal the Proposed Bylaws by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of stock of Electra Pubco entitled to vote generally in an election of directors, voting together as a single class, subject to any vote of the holders of any class or series of stock of Electra Pubco required by applicable law or by the Proposed Charter (including any certificate of designation in respect of any series of Electra Pubco Preferred Stock) or the Proposed Bylaws.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. The Proposed Charter will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 and 2/3% in voting power all the then outstanding shares of Electra Pubco’s stock entitled to vote thereon, voting together as a single class:

•        the provision regarding the Electra Pubco Board being authorized to establish one or more series of Electra Pubco Preferred Stock with such powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as the Electra Pubco Board may determine;

•        the provisions regarding removal of directors;

•        the provisions regarding filling vacancies on the Electra Pubco Board and newly created directorships;

•        the provision regarding the Electra Pubco Board being authorized to amend the Proposed Bylaws without a stockholder vote;

•        the provisions regarding stockholder action by written consent;

•        the provisions regarding calling special meetings of stockholders;

•        the provisions regarding stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders;

•        the provisions regarding limitation on liability and indemnification of Electra Pubco’s directors and officers;

•        the provisions regarding Electra Pubco electing not to be governed by Section 203 of the DGCL;

•        the provisions adopting Delaware as the exclusive forum for certain stockholder litigation and adopting the federal district courts of the United States as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act;

•        the provisions regarding Electra Pubco renouncing its interest or expectancy in any corporate opportunity offered to any of its non-employee directors or principal stockholders and their affiliates; and

•        the amendment provision requiring that the above provisions be amended only with a 66 and 2/3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of Electra Pubco or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Electra Pubco Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of Electra Pubco. These provisions are designed to reduce Electra Pubco’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Electra Pubco Common Stock and, as a consequence, may inhibit fluctuations in the market price of Electra Pubco Common Stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Proposed Charter will provide that, unless Electra Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of Electra Pubco, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of Electra Pubco to Electra Pubco or Electra Pubco’s stockholders, (iii) any action, suit or proceeding against Electra Pubco or any current or former director, officer or other employee of Electra Pubco arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time), (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder), (v) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court, or (vi) any action, suit or proceeding asserting a claim against Electra Pubco or any current or former director, officer or other employee of Electra Pubco governed by the internal affairs doctrine or otherwise related to Electra Pubco’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of Electra Pubco will be deemed to have notice of and consented to the forum provisions in the Proposed Charter. The Proposed Charter further will provide that unless Electra Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. This provision in the Proposed

Charter will not apply to any claim or action arising under the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. However, it is possible that a court could find Electra Pubco’s forum selection provisions to be inapplicable or unenforceable. Although IRHO believes this provision will benefit Electra Pubco by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Electra Pubco’s directors and officers.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Proposed Charter, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that Electra Pubco has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to a member of the Electra Pubco Board who is not an employee of Electra Pubco or its subsidiaries, or the principal stockholders of Electra Pubco and their affiliates. The Proposed Charter does not renounce Electra Pubco’s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of Electra Pubco.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of Electra Pubco and its stockholders, through stockholders’ derivative suits on Electra Pubco’s behalf, to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director or officer if the director or officer has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director or officer.

The limitation of liability provision in the Proposed Charter and the Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Electra Pubco and its stockholders. In addition, your investment may be adversely affected to the extent Electra Pubco pays the costs of settlement and damage awards against directors and officers pursuant to any indemnity agreements that may be entered into. IRHO believes that this provision, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Electra Pubco’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, IRHO has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of the IRHO’s or Electra’s respective directors, officers or employees for which indemnification is sought.

Listing of Securities

IRHO has applied to list the Electra Pubco Common Stock on Nasdaq under the proposed symbol “___” upon the Closing.

Pursuant to the terms of the Merger Agreement, as a closing condition, IRHO is required to cause the Electra Pubco Common Stock to be issued in connection with the Business Combination to be approved for listing on Nasdaq or another national securities exchange, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement. It is important for you to know that, at the time of the extraordinary general meeting, IRHO may not have received from Nasdaq either confirmation of the listing of the Electra Pubco Common Stock or that approval will be obtained prior to the consummation of the Business Combination. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived and therefore the Electra Pubco Common Stock would not be listed on any nationally recognized securities exchange.

Securities Act Restrictions on Resale of Electra Pubco Securities

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Electra Pubco Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Electra Pubco at the time of, or at any time during the three months preceding, a sale and (ii) Electra Pubco is subject to the Exchange Act periodic reporting requirements for at least three months before the sale, has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Electra Pubco was required to file reports) preceding the sale, and has submitted electronically every interactive data file required to be submitted pursuant to Rule 405 of the Securities Act during the 12 months (or such shorter period as Electra Pubco was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Electra Pubco Common Stock for at least six months but who are affiliates of Electra Pubco at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of Electra Pubco Common Stock then outstanding; or

•        the average weekly reported trading volume of Electra Pubco Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Electra Pubco under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Electra Pubco.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their Founder Shares and Private Placement Units, as applicable, pursuant to Rule 144 without registration once Rule 144 becomes available for resale of Electra Pubco, subject to the provisions of the Parent Support Agreement.

IRHO anticipates that following the consummation of the Business Combination, Electra Pubco will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKholder Proposals and DIRECTOR Nominations

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (a) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the Electra Pubco Board, (b) otherwise properly brought before such meeting by or at the direction of the Electra Pubco Board or the Chairperson of the Electra Pubco Board, or (c) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of Electra Pubco both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for the Electra Pubco’s annual meeting of stockholders, a stockholder’s notice must be delivered to Electra Pubco’s secretary at Electra Pubco’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or Electra Pubco holds its annual meeting of stockholders more than 30 days before or more than 70 days after the one-year anniversary of a preceding year’s annual meeting, to be timely, notice of a stockholder proposal must be delivered not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Notice of a nomination or proposal must be delivered to Electra Pubco no later than the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed and the day the public disclosure of the date of the 2024 annual meeting is made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal (other than nominations) to be included in the proxy statement and proxy card for the 2024 annual general meeting pursuant to Rule 14a-8 must be received at Electra Pubco’s principal office at a reasonable time before Electra Pubco begins to print and send its proxy materials and must comply with Rule 14a-8.

A stockholder will update and supplement its notice to Electra Pubco’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above will be true and correct as of the record date for notice of the annual meeting and as of the date that is 10 business days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement will be delivered to, or mailed and received by, Electra Pubco’s secretary not later than five business days after the record date for stockholders entitled to vote at the meeting `(in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Charter. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to Electra Pubco’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by Electra Pubco’s secretary within the time periods described above under the section “— Stockholder Proposals”.

Shareholder Communications

Shareholders and interested parties may communicate with the IRHO Board, any committee chairperson or the non-management directors as a group by writing to the IRHO Board or committee chairperson in care of Iron Horse Acquisition II Corp., ________________________________. Following the Closing, such communications should be sent to ELECTRA AI, Inc., ____________________________________. Each communication will be forwarded, depending on the subject matter, to the Electra Pubco Board, the appropriate committee chairperson or all non-management directors.

Legal Matters

Loeb & Loeb LLP will pass upon the validity of the securities of IRHO to be issued in connection with the Domestication and Merger. Latham & Watkins LLP is counsel to Electra in connection with the Merger.

Other Matters

As of the date of this proxy statement/prospectus, the IRHO Board does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the extraordinary general meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

Experts

The financial statements of Iron Horse Acquisition II Corp. as of November 30, 2025 and 2024 and for the year ended November 30, 2025 and for the period from November 26, 2024 (inception) through November 30, 2024 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph regarding the company’s ability to continue as a going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Electra Vehicles, Inc. as of December 31, 2025 and 2024 and for the years then ended included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph regarding the company’s ability to continue as a going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Delivery of Documents to Shareholders

Pursuant to the rules of the SEC, IRHO and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of IRHO’s annual report to shareholders and IRHO’s proxy statement. Upon written or oral request, IRHO will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that IRHO deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that IRHO deliver single copies of such documents in the future. Shareholders may notify IRHO of their requests by calling or writing IRHO at its principal executive offices at 110 K Street, Suite 330, Boston, Massachusetts 02127.

Enforceability of Civil Liability

IRHO is a Cayman Islands exempted company. If IRHO does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon IRHO. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against IRHO in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, IRHO may be served with process in the United States with respect to actions against IRHO arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of IRHO’s securities by serving IRHO’s U.S. agent irrevocably appointed for that purpose.

Where you can Find More Information

IRHO has filed a registration statement on Form S-4 to register the issuance and resale of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

All information contained in this proxy statement/prospectus relating to IRHO has been supplied by IRHO, and all such information relating to Electra has been supplied by Electra, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

This document is a (i) prospectus of Electra Pubco with respect to the Electra Pubco Common Stock to be issued to IRHO shareholders and rightsholders and Electra equityholders if the Business Combination described herein is consummated, (ii) prospectus of Electra Pubco with respect to the sale by the selling stockholders identified herein of Electra Pubco Common Stock received by them in the Business Combination, and (iii) proxy statement of IRHO for the extraordinary general meeting. IRHO and Electra have not authorized anyone to give any information or make any representation about the Business Combination, IRHO or Electra that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the business combination, you should contact via phone or in writing:

Iron Horse Acquisition II Corp.
_________________________
Attention: Jose Bengochea, Chief Executive Officer
E-mail:._______________

You may also obtain these documents by requesting them in writing or by telephone from IRHO’s proxy solicitation agent at the following address and telephone number:

TBD

If you are a shareholder of IRHO and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from IRHO, IRHO will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other documents that are not included with this proxy statement/prospectus.

Page
Iron Horse Acquisition II Corp. Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID Number 206)	F-19
Balance Sheets as of November 30, 2025 and 2024	F-20
Statements of Operations for the year ended November 30, 2025 and for the period from November 26, 2024 (Inception) through November 30, 2024	F-21
Statements of Changes in Shareholder’s Deficit for the year ended November 30, 2025 and for the period from November 26, 2024 (Inception) through November 30, 2024	F-22
Statements of Cash Flows for the year ended November 30, 2025 and for the period from November 26, 2024 (Inception) through November 30, 2024	F-23
Notes to Financial Statements	F-24

IRON HORSE ACQUISITION II CORP.
BALANCE SHEETS
(UNAUDITED)

	February 28, 2026	November 30, 2025
ASSETS
Current assets
Cash	$718,100	$432
Prepaid expenses	178,108	25,000
Total current assets	896,208	25,432
Long-term prepaid insurance	66,613	—
Deferred offering costs	—	339,249
Cash and investments held in Trust Account	231,461,856	—
TOTAL ASSETS	$232,424,677	$364,681

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$102,784	$53,592
Accrued offering costs	75,000	172,841
Due to Sponsor	1,762	11,914
Promissory note – related party	—	300,000
Total current liabilities	179,546	538,347
Deferred underwriting fee	10,950,000	—
Total Liabilities	11,129,546	538,347

Commitments and Contingencies (Note 5)
Ordinary shares subject to possible redemption, $0.0001 par value; 23,000,000 and no shares at redemption value of $10.06 and $0 per share at February 28, 2026 and November 30, 2025, respectively	231,461,856	—

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at February 28, 2026 and November 30, 2025	—	—
Ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,320,000 and 5,750,000 shares issued and outstanding (excluding 23,000,000 and no shares subject to possible redemption) at February 28, 2026 and November 30, 2025, respectively(1)(2)	632	575
Additional paid-in capital	—	31,425
Accumulated deficit	(10,167,357)	(205,666)
Total Shareholders’ Deficit	(10,166,725)	(173,666)
TOTAL LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT	$232,424,677	$364,681

____________

(1)      On December 18, 2025, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 750,000 Founder Shares are no longer subject to forfeiture (Note 6).

(2)      On May 8, 2025, through a share recapitalization, the Company surrendered 6,571,429 ordinary shares, as a result of which the Sponsor has purchased and holds an aggregate of 5,750,000 ordinary shares. All share and per-share data have been retrospectively presented.

The accompanying notes are an integral part of the unaudited financial statements.

IRON HORSE ACQUISITION II CORP.
STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended February 28,
	2026	2025
General, formation and operational costs	$277,959	$72,670
Loss from operations	(277,959)	(72,670)

Other income:
Interest earned on cash and investments held in Trust Account	1,636,856	—
Total other income	1,636,856	—

Net income (loss)	$1,358,897	$(72,670)

Basic and diluted weighted average Class A ordinary shares outstanding	18,856,000	—
Basic and diluted net income per Class A ordinary share	$0.06	$—
Basic weighted average Class B ordinary shares outstanding(1)(2)	5,600,000	5,000,000
Basic net income (loss) per Class B ordinary share	$0.06	$(0.01)
Diluted weighted average Class B ordinary shares outstanding(1)(2)	5,750,000	5,000,000
Diluted net income (loss) per Class B ordinary share	$0.06	$(0.01)

____________

(1)      For the three months ended February 28, 2026, includes up to 750,000 ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. Such shares were excluded for the three months ended February 28, 2025. On December 18, 2025, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 750,000 ordinary shares are no longer subject to forfeiture (Note 6).

(2)      On May 8, 2025, through a share recapitalization, the Company surrendered 6,571,429 ordinary shares, as a result of which the Sponsor has purchased and holds an aggregate of 5,750,000 ordinary shares. All share and per-share data have been retrospectively presented.

The accompanying notes are an integral part of the unaudited financial statements.

IRON HORSE ACQUISITION II CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE MONTHS ENDED FEBRUARY 28, 2026

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares(1)(2)	Amount
Balance – December 1, 2025	—	$—	5,750,000	$575	$31,425	$(205,666)	$(173,666)
Sale of 570,000 Private Placement Units	570,000	57	—	—	5,699,943	—	5,700,000
Fair value of rights included in Public units	—	—	—	—	3,404,000	—	3,404,000
Allocated value of transaction costs to Class A shares	—	—	—	—	(245,984)	—	(245,984)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(8,889,384)	(11,320,588)	(20,209,972)
Net income	—	—	—	—	—	1,358,897	1,358,897
Balance – February 28, 2026	570,000	$57	5,750,000	$575	$—	$(10,167,357)	$(10,166,725)

FOR THE THREE MONTHS ENDED FEBRUARY 28, 2025

	Class B Ordinary Shares		Stock Subscription Receivable from Stockholder	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares(1)(2)	Amount
Balance – December 1, 2024	5,750,000	$575	$(25,000)	$24,425	$(1,275)	$(1,275)
Collection of share subscription receivable	—	—	25,000	—	—	25,000
Net loss	—	—	—	—	(72,670)	(72,670)
Balance – February 28, 2025	5,750,000	$575	$—	$24,425	$(73,945)	$(48,945)

____________

(1)      Includes up to 750,000 ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On December 18, 2025, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 750,000 ordinary shares are no longer subject to forfeiture (Note 6).

(2)      On May 8, 2025, through a share recapitalization, the Company surrendered 6,571,429 ordinary shares, as a result of which the Sponsor has purchased and holds an aggregate of 5,750,000 ordinary shares. All share and per-share data have been retrospectively presented.

The accompanying notes are an integral part of the unaudited financial statements.

IRON HORSE ACQUISITION II CORP.
STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended February 28,
	2026	2025
Cash Flows from Operating Activities:
Net income (loss)	$1,358,897	$(72,670)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on cash and investments held in Trust Account	(1,636,856)	—
Changes in operating assets and liabilities:
Prepaid expenses	(178,108)	—
Long-term prepaid insurance	(66,613)	—
Accounts payable and accrued expenses	49,192	21,200
Due to Sponsor	362	—
Net cash used in operating activities	(473,126)	(51,470)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(230,000,000)	—
Cash withdrawn from Trust Account for working capital purposes	175,000	—
Net cash used in investing activities	(229,825,000)	—

Cash Flows from Financing Activities:
Collection of share subscription receivable	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	226,000,000	—
Proceeds from sale of Private Placement Units	5,700,000	—
Proceeds from promissory note – related party	—	142,101
Repayment of promissory note – related party	(300,000)	—
Repayment of advances from related party	(17,414)	—
Payment of offering costs	(366,792)	(98,534)
Net cash provided by financing activities	231,015,794	68,567

Net Change in Cash	717,668	17,097
Cash – Beginning of period	432	—
Cash – End of period	$718,100	$17,097

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$81,767	$15,000
Offering cost paid through advances from Sponsor	$5,500	$—
Offering cost paid by Sponsor	$1,400	$—
Prepaid expenses applied to offering costs	$25,000	$—
Accretion of Class A ordinary shares to redemption value	$20,209,972	$—
Deferred underwriting fee payable	$10,950,000	$—
Offering costs charged to Additional paid-in capital	$24,724	$—
Offering costs charged to Ordinary shares subject to possible redemption	$615,376	$—

The accompanying notes are an integral part of the unaudited financial statements.

IRON HORSE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2026
(Unaudited)

Note 1 — Organization, Plan of Business Operations and Going Concern Consideration

Iron Horse Acquisitions Corp. II (the “Company”) was incorporated in Delaware on November 26, 2024 as a blank check company for the purpose of entering into a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”) and transferred by way of continuation to the Cayman Islands as an exempted company incorporated under the laws of the Cayman Islands on July 25, 2025. On September 12, 2025, Iron Horse Acquisition II Corp. was incorporated in the Cayman Islands. On September 30, 2025, the Company merged with Iron Horse Acquisition II Corp, which is the surviving entity, and the continuing company.

As noted above, on September 12, 2025, Iron Horse Acquisition II Corp. was incorporated in the Cayman Islands. On September 18, 2025, IRHO SPAC Sponsor LLC (the “Sponsor”), contributed $32,000 for the issuance of 5,750,000 ordinary shares, $0.0001 par value per share (the “ordinary shares”) at approximately $0.0056 per share, of which up to 750,000 ordinary shares are subject to forfeiture to the extent that the over-allotment option is not exercised by the underwriters in full or in part, so that the initial shareholders will continue to own approximately 20% of the issued and outstanding ordinary shares after the Initial Public Offering (assuming they do not purchase any units in the Initial Public Offering). Previously, Bengochea SPAC Sponsors II LLC, the “previous sponsor” held 5,750,000 ordinary shares in Iron Horse Acquisitions Corp II, which shares are now cancelled. On September 30, 2025, the Company merged with Iron Horse Acquisition II Corp, which is the surviving entity, and the continuing company.

Accounting Standards Codification (“ASC”) 805-50, Business Combinations, provides specific guidance on accounting for certain transactions related to business combinations, including asset acquisitions (transactions not meeting the business definition) and pushdown accounting (an optional method to reflect a parent’s acquisition in a subsidiary’s financial statements), and addresses transactions between entities under common control. This transaction is being accounted for as a common control transaction whereby the assets and liabilities are recorded at their historical cost rather than fair value and net assets received are reported retrospectively presented.

The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region although it intends to initially focus on target companies within the media and entertainment industry with a primary focus on the United States, and in particular on identifying attractive targets among content studios and film production, family entertainment, animation, music, gaming, e-sports, talent management, and talent-facing brands and businesses.

As of February 28, 2026, the Company had not yet commenced any operations. All activity from November 26, 2024 (inception) through February 28, 2026 relates to the Company’s formation, initial public offering (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company has selected November 30 as its fiscal year-end.

The registration statement for the Company’s Initial Public Offering was declared effective on December 16, 2025. On December 18, 2025, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the ordinary shares included in the Units offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000. Each Unit consists of one Public Share and one right (“Share Right”) to receive one tenth (1/10) of one ordinary share upon the consummation of an initial Business Combination (“Public Right”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 570,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit, in a private placement to the Sponsor and Cantor Fitzgerald & Co., the representative of the underwriters, generating gross proceeds of $5,700,000. Each Private Placement Unit consists of one ordinary share (“Private Placement Share”) and one Share Right to receive one tenth (1/10) of one ordinary share upon the consummation of an initial Business Combination (“Private Placement Right”). Of those 570,000 Private Placement Units, the Sponsor purchased 370,000 Private Placement Units, Cantor Fitzgerald & Co. purchased 200,000 Private Placement Units.

IRON HORSE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2026
(Unaudited)

Note 1 — Organization, Plan of Business Operations and Going Concern Consideration (cont.)

Transaction costs amounted to $15,590,100, consisting of $4,000,000 of cash underwriting fee, $10,950,000 of deferred underwriting fee, and $640,100 of other offering costs.

The Company listed the Units on the Nasdaq Global Market (“NASDAQ”). Pursuant to the NASDAQ listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the Trust Account at the time of the execution of a definitive agreement for such Business Combination (net of taxes payable and deferred underwriting commissions), although this may entail simultaneous acquisitions of several target businesses. There is no assurance that the Company will be able to effect a Business Combination successfully.

Following the closing of the Initial Public Offering, on December 18, 2025, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units and the Private Placement Units was placed in the trust account (the “Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and held as cash items or invested in United States government treasury bills, bonds or notes, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of (i) the consummation of the Company’s initial Business Combination (ii) the redemption of any ordinary shares included in the Units being sold in the Initial Public Offering that have been properly tendered in connection with a shareholder vote to amend the Company’s memorandum and articles of association to modify the substance or timing of its obligation to redeem 100% of such ordinary shares if it does not complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering (“Combination Period”); and (iii) the Company’s failure to consummate a Business Combination within the prescribed time. If the Company is unable to consummate an initial Business Combination within such time period, the Company will redeem 100% of its outstanding public shares for a pro rata portion of the funds held in the Trust Account, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company for taxes (and less up to $100,000 of interest which can be used for liquidation expenses and $175,000 for additional working capital), divided by the number of then outstanding public shares, subject to applicable law and as further described herein, and then seek to dissolve and liquidate. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements.

The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, certain interest earned on the Trust Account balance may be released to the Company to pay the Company’s tax obligations.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to provide shareholders who acquired ordinary shares sold as part of the units in this offering (“Public Shares”) in the Initial Public Offering (“Public Shareholders”) with the opportunity to redeem their Public Shares for a pro rata share of the Trust Account. The holders of the Founder Shares will agree to vote any shares they then hold in favor of any proposed Business Combination and will waive any redemption rights with respect to these shares pursuant to letter agreements executed prior to the Initial Public Offering.

In connection with any proposed Business Combination, the Company will seek shareholder approval of an initial Business Combination at a meeting called for such purpose at which Public Shareholders may seek to redeem their Public Shares, regardless of whether they vote for or against the proposed Business Combination. Alternatively, the Company may conduct a tender offer and allow redemptions in connection therewith. If the Company seeks shareholder approval of an initial Business Combination, any Public Shareholder voting either for or against such proposed Business Combination or not voting at all will be entitled to demand that his Public Shares be redeemed for a full pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest

IRON HORSE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2026
(Unaudited)

Note 1 — Organization, Plan of Business Operations and Going Concern Consideration (cont.)

earned on the funds held in the Trust Account and not previously released to the Company or necessary to pay its taxes). Holders of rights sold as part of the Units will not be entitled to vote on the proposed Business Combination and will have no redemption or liquidation rights with respect to the ordinary shares underlying such rights.

If the Company is unable to complete its initial Business Combination and expends all of the net proceeds from the sale of the Private Placement Units not deposited in the Trust Account, without taking into account any interest earned on the Trust Account, the initial per-share redemption price for ordinary shares is $10.00. The proceeds deposited in the Trust Account could, however, become subject to claims of the Company’s creditors that are in preference to the claims of the Company’s shareholders. In addition, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of the Company’s ordinary shareholders. Therefore, the actual per-share redemption price may be less than approximately $10.00.

Going Concern Consideration

As of February 28, 2026, the Company had cash of $718,100, working capital of $716,662, and shareholders’ deficit of $10,166,725. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in Trust Account and/or used to fund offering expenses was released to the Company for general capital purposes. Further, the Company expects to incur significant costs in pursuit to consummate a business combination and the Company’s business plan is dependent on the completion of a business combination within a prescribed period of time and if not completed will cease all operations except for the purpose of liquidating. In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Financial Statement Presentation — Going Concern,” the Company’s management has determined that the Company does not believe it will need to raise additional funds in order to meet the expenditures required to operate its business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial Business Combination. Management has determined that the Company has sufficient funds to finance the working capital needs of the Company within one year from the date of issuance of the accompanying unaudited financial statements.

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict, Israel-Hamas conflict and the United States-Iran-Israel conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

IRON HORSE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2026
(Unaudited)

Note 1 — Organization, Plan of Business Operations and Going Concern Consideration (cont.)

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on December 18, 2025, the Company’s Current Report on Form 8-K, as filed with the SEC on December 23, 2025, as well as the Company’s Annual Report on Form 10-K for the period ended November 30, 2025, as filed with the SEC on February 13, 2026. The interim results for the three months ended February 28, 2026 are not necessarily indicative of the results to be expected for the year ending November 30, 2026 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

IRON HORSE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2026
(Unaudited)

Note 2 — Significant Accounting Policies (cont.)

Use of Estimates

The preparation of the unaudited financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $718,100 and $432 in cash as of February 28, 2026 and November 30, 2025, respectively, and no cash equivalents.

Cash and Investments Held in Trust Account

As of February 28, 2026 and November 30, 2025, the assets held in the Trust Account, amounted to $231,461,856 and $0, respectively. As of February 28, 2026, the assets held in the Trust Account are held in cash and in money market funds which are invested primarily in U.S. treasury securities. Investments in money market funds are presented on the accompanying unaudited balance sheets at fair value at the end of each reporting period. Interest and dividends earned from investments in these securities are included in the accompanying unaudited statements of operations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes that the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying unaudited balance sheets, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

IRON HORSE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2026
(Unaudited)

Note 2 — Significant Accounting Policies (cont.)

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of February 28, 2026 and November 30, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Effective July 25, 2025, the Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Prior to such date the Company was a Delaware entity and the provision for income taxes was deemed to be de minimis from November 26, 2024 (inception) through July 25, 2025.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between ordinary shares and Share Rights, using the residual method by allocating Initial Public Offering proceeds first to the assigned value of the Public Rights and then to the ordinary shares. Offering costs allocated to the Public Shares were charged to temporary equity, and offering costs allocated to Public Rights and Private Placement Units were charged to shareholders’ deficit, as the Share Rights, after management’s evaluation, were accounted for under equity treatment.

Share Rights

The Company accounted for the Public and Private Placement Rights issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the Share Rights under equity treatment at their assigned value.

Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of February 28, 2026, ordinary shares subject to possible redemption are presented at redemption value as temporary equity,

IRON HORSE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2026
(Unaudited)

Note 2 — Significant Accounting Policies (cont.)

outside of the shareholders’ deficit section of the Company’s unaudited balance sheets. As of February 28, 2026, the ordinary shares subject to possible redemption reflected in the unaudited balance sheets are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Rights	(3,404,000)
Ordinary shares issuance costs	(15,344,116)
Plus:
Remeasurement of carrying value to redemption value	20,209,972
Ordinary Shares subject to possible redemption, February 28, 2026	$231,461,856

Net Income (Loss) Per Ordinary Share

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Remeasurement associated with the redeemable ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted net income (loss) per ordinary share does not consider the effect of the rights issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the rights are contingent upon the occurrence of future events. As of February 28, 2026, the rights are exercisable to purchase 2,357,000 ordinary shares in the aggregate. The weighted average of these shares was excluded from the calculation of diluted net income (loss) per ordinary share since the inclusion of such rights would be anti-dilutive. The rights cannot be converted to ordinary shares prior to an initial Business Combination, therefore, they have been classified as anti-dilutive.

The following table reflects the calculation of basic and diluted net income(loss) per ordinary share (in dollars, except per share amounts):

	For the Three Months Ended February 28,
	2026		2025
	Class A	Class B	Class A	Class B
Basic net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$1,047,733	$311,164	$—	$(72,670)
Denominator:
Basic weighted-average shares outstanding	18,856,000	5,600,000	—	5,000,000
Basic net income (loss) per ordinary share	$0.06	$0.06	$—	$(0.01)
	For the Three Months Ended February 28,
	2026		2025
	Class A	Class B	Class A	Class B
Diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$1,041,346	$317,551	$—	$(72,670)
Denominator:
Basic weighted-average shares outstanding	18,856,000	5,750,000	—	5,000,000
Diluted net income (loss) per ordinary share	$0.06	$0.06	$—	$(0.01)

IRON HORSE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2026
(Unaudited)

Note 2 — Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on December 1, 2024.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited financial statements.

Note 3 — Initial Public Offering

In the Initial Public Offering on December 18, 2025, the Company sold 23,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s ordinary shares, $0.0001 par value, and one Public Right to one-tenth (1/10) of one ordinary share upon the consummation of the Company’s initial Business Combination.

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor Fitzgerald & Co. purchased an aggregate of 570,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement. Each Unit consists of one Private Placement Share and one Private Placement Right to receive one tenth (1/10) of one ordinary share upon the consummation of an initial Business Combination. Of those 570,000 Private Placement Units, the Sponsor purchased 370,000 Private Placement Units and Cantor Fitzgerald & Co. purchased 200,000 Private Placement Units. The Private Placement Units are identical to the units sold in the Initial Public Offering, subject to certain limited exceptions.

Note 5 — Commitments and Contingencies

Registration Rights

The holders of the Founders Shares issued and outstanding, as well as the holders of the private placement units, including those to be issued upon conversion of the rights, and any rights the initial shareholders, officers, directors or their affiliates may be issued in payment of working capital loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement signed on December 16, 2025. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the public and private rights issued to our initial shareholders, officers, directors or their affiliates in payment of working capital loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, the underwriter may only make a demand on one occasion and only during the five-year period beginning on the effective date of the registration statement of which this prospectus forms a part. In addition, the holders have certain “piggy-back” registration rights

IRON HORSE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2026
(Unaudited)

Note 5 — Commitments and Contingencies (cont.)

with respect to registration statements filed subsequent to our consummation of a Business Combination; provided, however, that the underwriter may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On December 18, 2025, the underwriters elected to fully exercise their over-allotment option to purchase an additional 3,000,000 Units at a price of $10.00 per Unit.

The underwriter were entitled to a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $4,000,000, which was paid upon the closing of the Initial Public Offering.

Additionally, the underwriters were entitled to a deferred underwriting discount of 4.50% of the gross proceeds of the Initial Public Offering held in the Trust Account other than those sold pursuant to the underwriters’ over-allotment option and 6.50% of the gross proceeds sold pursuant to the underwriters’ over-allotment option, or $10,950,000 in the aggregate. The deferred underwriting discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

Note 6 — Related Party Transactions

Founder’s Shares

On November 29, 2024, the Company issued an aggregate of 12,321,429 ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000. As of November 30, 2024, the $25,000 had not been received for the issuance of the Founder Shares and it is presented as a subscription receivable on the equity statement. Subsequently on December 27, 2024, the Company received the $25,000 for the Founder Shares. On May 8, 2025, through a share recapitalization, the Company surrendered 6,571,429 ordinary shares, as a result of which the Sponsor has purchased and holds an aggregate of 5,750,000 ordinary shares. All share and per share data have been retrospectively presented. The Founder Shares include an aggregate of up to 750,000 shares subject to forfeiture by the holders to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the holders will collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering assuming the initial shareholders do not purchase any Public Shares in the Initial Public Offering. The holders of the Founder Shares will agree not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until (i) 180 days after the completion of a Business and (ii) if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

The Company had initially engaged D. Boral Capital LLC (“D. Boral”) to act as the lead underwriter in connection with the Initial Public Offering. In May 2025, D. Boral and the Company agreed to terminate such engagement, and in consideration therefore, the Sponsor has agreed to transfer 10,000 founder shares to D. Boral in full settlement of any fees incurred by D. Boral in connection with their engagement (the “D. Boral Shares”). The D. Boral Shares will be subject to the same lock-up and transfer restrictions as the other holders of founder shares.

On September 18, 2025, the Sponsor contributed $32,000 for the issuance of 5,750,000 ordinary shares, $0.0001 par value per share at approximately $0.0056 per share, of which up to 750,000 ordinary shares are subject to forfeiture to the extent that the over-allotment option is not exercised by the underwriters in full or in part, so that the initial shareholders will continue to own approximately 20% of the issued and outstanding ordinary shares after the Initial Public Offering. Previously, Bengochea SPAC Sponsors II LLC, the “previous sponsor” held 5,750,000 ordinary shares

IRON HORSE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2026
(Unaudited)

Note 6 — Related Party Transactions (cont.)

in Iron Horse Acquisitions Corp II, which shares are now cancelled. On September 30, 2025, the Company merged with Iron Horse Acquisition II Corp, which is the surviving entity, and the continuing company. On December 18, 2025, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 750,000 Founder Shares are no longer subject to forfeiture as of February 28, 2026.

Promissory Note — Related Party

On October 1, 2025, the Company entered into a promissory note agreement with the Sponsor for $300,000. The promissory note is non-interest bearing, and due the earlier of April 30, 2026 or the date with the Company consummates the Initial Public Offering. As of November 30, 2025, the Company had outstanding borrowings of $300,000 under the promissory note. On December 18, 2025, the Company repaid the total outstanding balance of the promissory note amounting to $300,000. Borrowings under the Note are no longer available as of February 28, 2026.

Due from Sponsor

The Company paid the Sponsor an aggregate amount of $38,718 in excess of the outstanding promissory note balance at the closing of the Initial Public Offering. On December 22, 2025, the Sponsor wired the $38,718 back to the Company. As of February 28, 2026 and November 30, 2025, no balance was outstanding from the Sponsor.

Due to Sponsor

The Sponsor has paid certain offering and operating expenses on behalf of the Company. As of February 28, 2026 and November 30, 2025, the balance due to the Sponsor amounted to $1,762 and $11,914, respectively.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Initial Shareholders, the Sponsor, the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required. Each Working Capital Loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial Business Combination, without interest, or, at holder’s discretion, if there are excess proceeds, upon consummation of this offering. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. These loans would be repaid at completion of the initial Business Combination. As of February 28, 2026 and November 30, 2025, no Working Capital Loans were outstanding.

Note 7 — Shareholders’ Deficit

Preference Shares

The Company is authorized to issue 1,000,000 shares of preference shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of February 28, 2026 and November 30, 2025, there were no preference shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 50,000,000 ordinary shares with a par value of $0.0001 per share. As of February 28, 2026 and November 30, 2025, there were 6,320,000 and 5,750,000 ordinary shares issued and outstanding, excluding 23,000,000 and 0 shares subject to possible redemption, respectively. Subject to certain limited exceptions, these shares will not be transferred, assigned, sold, or released from escrow for a period ending on the

IRON HORSE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2026
(Unaudited)

Note 7 — Shareholders’ Deficit (cont.)

180-day anniversary of the date of the consummation of the initial business combination, or earlier if, subsequent to the initial Business Combination, the Company consummates a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Rights

Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary shares basis and each holder of a right will be required to affirmatively convert its rights in order to receive one-tenth (1/10) of one share underlying each right (without paying additional consideration).

Additionally, in no event will the Company be required to net cash settle the rights. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights. Accordingly, the rights may expire worthless.

Note 8 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

At February 28, 2026, cash and investments held in the Trust Account were comprised of $567 in cash and $231,461,289 in money market funds which are invested primarily in U.S. Treasury Securities. Through February 28, 2026, the Company withdrew $175,000 of interest earned on the Trust Account for working capital purposes, of which $175,000 was withdrawn during the three months ended February 28, 2026.

IRON HORSE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2026
(Unaudited)

Note 8 — Fair Value Measurements (cont.)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at February 28, 2026 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	February 28, 2026
Assets:
Investments held in Trust Account	1	$231,461,289

The fair value of the Public Rights issued in the Initial Public Offering is $3,404,000, or $0.148 per Public Right. The Public Rights have been classified within shareholders’ deficit and will not require remeasurement after issuance. The Public Rights were classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs inherent in assumptions related to the market adjustments as noted below. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Rights:

December 18, 2025
Unit price	$9.95
Stock price	$9.80
Pre-adjusted value per Right	$0.98
Market adjustment(1)	15.13%

____________

(1)      The Market adjustment reflects additional factors, which may include the likelihood of Business Combination occurring, market perception of lack of available or suitable targets, or possible post-acquisition decline of stock price prior to beginning of the exercise period. The adjustment is determined by comparing traded Public Right prices to simulated model outputs. The market adjustment was determined by calibrating traded Public Rights prices as of the valuation dates.

Note 9 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the unaudited statements of operations as net income or loss. The measure of segment assets is reported on the unaudited balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	February 28, 2026	November 30, 2025
Cash	$718,100	$432
Cash and investments held in Trust Account	$231,461,856	$—

IRON HORSE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2026
(Unaudited)

Note 9 — Segment Information (cont.)

	For the Three Months Ended February 28,
	2026	2025
General, formation and operational costs	$277,959	$72,670
Interest earned on cash and investments held in Trust Account	$1,636,856	$—

The CODM reviews the position of total assets available with the Company to assess if the Company has sufficient resources available to discharge its liabilities. The CODM is provided with details of cash and liquid resources available with the Company. The CODM reviews the interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

General, formation and operational costs and interest earned on investments held in Trust Account are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the completion window. The CODM also reviews general, formation and operational costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General, formation and operational costs, as reported on the unaudited statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Iron Horse Acquisition II Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Iron Horse Acquisition II Corp. (the “Company”) as of November 30, 2025 and 2024, and the related statements of operations, stockholders’ deficit, and cash flows for the year ended November 30, 2025 and for the period from November 26, 2024 (inception) through November 30, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2025 and 2024, and the results of its operations and its cash flows for the year ended November 30, 2025 and for the period from November 26, 2024 (inception) through November 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP
www.malonebailey.com
We have served as the Company’s auditor since 2024.
Houston, Texas
February 12, 2026

PCAOB ID Number 206

IRON HORSE ACQUISITION II CORP.
BALANCE SHEETS

	November 30, 2025	November 30, 2024
ASSETS
Current assets
Cash	$432	$—
Prepaid expenses	25,000	—
Total current assets	25,432	—
Deferred offering costs	339,249	15,000
TOTAL ASSETS	$364,681	$15,000

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities
Accrued expenses	$53,592	$1,275
Accrued offering costs	172,841	—
Due to Sponsor	11,914	—
Promissory note – related party	300,000	15,000
TOTAL LIABILITIES	538,347	16,275

Commitments and contingencies (Note 5)

SHAREHOLDER’S DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, $0.0001 par value; 50,000,000 shares authorized, 5,750,000 shares issued and outstanding as of November 30, 2025 and 2024(1)(2)	575	575
Stock subscription receivable	—	(25,000)
Additional paid-in capital	31,425	24,425
Accumulated deficit	(205,666)	(1,275)
TOTAL SHAREHOLDER’S DEFICIT	(173,666)	(1,275)
TOTAL LIABILITIES AND SHAREHOLDER’S DEFICIT	$364,681	$15,000

____________

(1)      On May 8, 2025, through a share recapitalization, the Company surrendered 6,571,429 ordinary shares, as a result of which the Sponsor has purchased and holds an aggregate of 5,750,000 ordinary shares. All share and per-share data have been retrospectively presented.

(2)      Includes up to 750,000 ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On December 18, 2025, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 750,000 ordinary shares are no longer subject to forfeiture (Note 6).

The accompanying notes are an integral part of the financial statements.

IRON HORSE ACQUISITION II CORP.
STATEMENTS OF OPERATIONS

	For the year ended November 30, 2025	For the period from November 26, 2024 (Inception) through November 30, 2024
General and administrative costs	$204,391	$1,275
Loss from operations	(204,391)	(1,275)

Net loss	$(204,391)	$(1,275)

Basic and diluted weighted average ordinary shares outstanding(1)(2)	5,000,000	5,000,000
Basic and diluted net loss per ordinary share	$(0.04)	$(0.00)

____________

(1)      On May 8, 2025, through a share recapitalization, the Company surrendered 6,571,429 ordinary shares, as a result of which the Sponsor has purchased and holds an aggregate of 5,750,000 ordinary shares. All share and per-share data have been retrospectively presented.

(2)      Excludes up to 750,000 ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On December 18, 2025, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 750,000 ordinary shares are no longer subject to forfeiture (Note 6).

The accompanying notes are an integral part of the financial statements.

IRON HORSE ACQUISITION II CORP.
STATEMENTS OF CHANGES IN SHAREHOLDER’S DEFICIT
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND
FOR THE PERIOD FROM NOVEMBER 26, 2024 (INCEPTION) THROUGH NOVEMBER 30, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Share Subscription Receivable from Shareholder	Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Deficit
	Shares	Amount	Shares(1) (2)	Amount
Balance – November 26, 2024 (Inception)	—	$—	—	$—	$—	$—	$—	$—
Issuance of ordinary shares to Sponsor	—	—	5,750,000	575	(25,000)	24,425	—	—
Net loss	—	—	—	—	—	—	(1,275)	(1,275)
Balance – November 30, 2024	—	—	5,750,000	575	(25,000)	24,425	(1,275)	(1,275)
Collection of share subscription receivable	—	—	—	—	25,000	—	—	25,000
Additional Sponsor contribution in relation to the issuance of ordinary shares	—	—	—	—	—	7,000	—	7,000
Net loss	—	—	—	—	—	—	(204,391)	(204,391)
Balance – November 30, 2025	—	$—	5,750,000	$575	$—	$31,425	$(205,666)	$(173,666)

____________

(1)      On May 8, 2025, through a share recapitalization, the Company surrendered 6,571,429 ordinary shares, as a result of which the Sponsor has purchased and holds an aggregate of 5,750,000 ordinary shares. All share and per-share data have been retrospectively presented.

(2)      Includes up to 750,000 ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On December 18, 2025, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 750,000 ordinary shares are no longer subject to forfeiture (Note 6).

The accompanying notes are an integral part of the financial statements.

IRON HORSE ACQUISITION II CORP.
STATEMENTS OF CASH FLOWS

	For the year ended November 30, 2025	For the period from November 26, 2024 (Inception) through November 30, 2024
Cash flow from operating activities:
Net loss	$(204,391)	$(1,275)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of general and administrative costs through advances from Sponsor	27,313	—
Payment of general and administrative costs by Sponsor in exchange for issuance of ordinary shares	7,000	—
Changes in current assets and liabilities:
Prepaid expenses	(25,000)	—
Accrued expenses	52,317	1,275
Net cash used in operating activities	(142,761)	—

Cash flow from financing activities:
Collection of share subscription receivable	25,000	—
Proceeds from promissory note – related party	285,000	—
Repayment of advances from related party	(15,399)	—
Payment of offering costs	(151,408)	—
Net cash provided by financing activities	143,193	—

Net Change in Cash	432	—
Cash at beginning of period	—	—
Cash at end of period	$432	$—

Supplemental disclosure of non-cash financing activities:
Offering costs included in accrued offering costs	$172,841	$—
Offering costs paid through promissory note – related party	$—	$15,000
Ordinary shares issued in exchange for share subscription receivable	$—	$25,000

The accompanying notes are an integral part of the financial statements.

IRON HORSE ACQUISITION II CORP.
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2025

Note 1 — Organization, Plan of Business Operations and Going Concern Consideration

Iron Horse Acquisitions Corp. II (the “Company”) was incorporated in Delaware on November 26, 2024 as a blank check company for the purpose of entering into a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”) and transferred by way of continuation to the Cayman Islands as an exempted company incorporated under the laws of the Cayman Islands on July 25, 2025. On September 12, 2025, Iron Horse Acquisition II Corp. was incorporated in the Cayman Islands. On September 30, 2025, the Company merged with Iron Horse Acquisition II Corp, which is the surviving entity, and the continuing company.

As noted above, on September 12, 2025, Iron Horse Acquisition II Corp. was incorporated in the Cayman Islands. On September 18, 2025, IRHO SPAC Sponsor LLC (the” Sponsor”), contributed $32,000 for the issuance of 5,750,000 ordinary shares, $0.0001 par value per share (the “ordinary shares”) at approximately $0.0056 per share, of which up to 750,000 ordinary shares are subject to forfeiture to the extent that the over-allotment option is not exercised by the underwriters in full or in part, so that the initial shareholders will continue to own approximately 20% of the issued and outstanding ordinary shares after the Initial Public Offering (assuming they do not purchase any units in the Initial Public Offering). Previously, Bengochea SPAC Sponsors II LLC, the “previous sponsor” held 5,750,000 ordinary shares in Iron Horse Acquisitions Corp II, which shares are now cancelled. On September 30, 2025, the Company merged with Iron Horse Acquisition II Corp, which is the surviving entity, and the continuing company.

Accounting Standards Codification (“ASC”) 805-50, Business Combinations, provides specific guidance on accounting for certain transactions related to business combinations, including asset acquisitions (transactions not meeting the business definition) and pushdown accounting (an optional method to reflect a parent’s acquisition in a subsidiary’s financial statements), and addresses transactions between entities under common control. This transaction is being accounted for as a common control transaction whereby the assets and liabilities are recorded at their historical cost rather than fair value and net assets received are reported retrospectively presented.

The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region although it intends to initially focus on target companies within the media and entertainment industry with a primary focus on the United States, and in particular on identifying attractive targets among content studios and film production, family entertainment, animation, music, gaming, e-sports, talent management, and talent-facing brands and businesses.

As of November 30, 2025, the Company had not yet commenced any operations. All activity from November 26, 2024 (inception) through November 30, 2025 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. The Company has selected November 30 as its fiscal year-end.

The registration statement for the Company’s Initial Public Offering was declared effective on December 16, 2025. On December 18, 2025, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the ordinary shares included in the Units offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000. Each Unit consists of one Public Share and one right (“Share Right”) to receive one tenth (1/10) of one ordinary share upon the consummation of an initial Business Combination (“Public Right”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 570,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit, in a private placement to the Sponsor and Cantor Fitzgerald & Co., the representative of the underwriters, generating gross proceeds of $5,700,000. Each Private Placement Unit consists of one ordinary share (“Private Placement Share”) and one Share Right to receive one tenth (1/10) of one ordinary share upon the consummation of an initial Business Combination (“Private Placement Right”). Of those 570,000 Private Placement Units, the Sponsor purchased 370,000 Private Placement Units, Cantor Fitzgerald & Co. purchased 200,000 Private Placement Units.

IRON HORSE ACQUISITION II CORP.
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2025

Note 1 — Organization, Plan of Business Operations and Going Concern Consideration (cont.)

Transaction costs amounted to $15,590,100, consisting of $4,000,000 of cash underwriting fee, $10,950,000 of deferred underwriting fee, and $640,100 of other offering costs.

The Company listed the Units on the Nasdaq Global Market (“NASDAQ”). Pursuant to the NASDAQ listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the Trust Account at the time of the execution of a definitive agreement for such Business Combination (net of taxes payable and deferred underwriting commissions), although this may entail simultaneous acquisitions of several target businesses. There is no assurance that the Company will be able to effect a Business Combination successfully.

Following the closing of the Initial Public Offering, on December 18, 2025, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units and the Private Placement Units was placed in the trust account (the “Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and held as cash items or invested in United States government treasury bills, bonds or notes, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of (i) the consummation of the Company’s initial Business Combination (ii) the redemption of any ordinary shares included in the Units being sold in the Initial Public Offering that have been properly tendered in connection with a shareholder vote to amend the Company’s memorandum and articles of association to modify the substance or timing of its obligation to redeem 100% of such ordinary shares if it does not complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering (“Combination Period”); and (iii) the Company’s failure to consummate a Business Combination within the prescribed time. If the Company is unable to consummate an initial Business Combination within such time period, the Company will redeem 100% of its outstanding public shares for a pro rata portion of the funds held in the Trust Account, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company for taxes (and less up to $100,000 of interest which can be used for liquidation expenses and $175,000 for additional working capital), divided by the number of then outstanding public shares, subject to applicable law and as further described herein, and then seek to dissolve and liquidate. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements.

The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, certain interest earned on the Trust Account balance may be released to the Company to pay the Company’s tax obligations.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to provide shareholders who acquired ordinary shares sold as part of the units in this offering (“Public Shares”) in the Initial Public Offering (“Public Shareholders”) with the opportunity to redeem their Public Shares for a pro rata share of the Trust Account. The holders of the Founder Shares will agree to vote any shares they then hold in favor of any proposed Business Combination and will waive any redemption rights with respect to these shares pursuant to letter agreements to be executed prior to the Initial Public Offering.

In connection with any proposed Business Combination, the Company will seek shareholder approval of an initial Business Combination at a meeting called for such purpose at which Public Shareholders may seek to redeem their Public Shares, regardless of whether they vote for or against the proposed Business Combination. Alternatively, the Company may conduct a tender offer and allow redemptions in connection therewith. If the Company seeks shareholder approval of an initial Business Combination, any Public Shareholder voting either for or against such proposed Business Combination or not voting at all will be entitled to demand that his Public Shares be redeemed for a full pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest

IRON HORSE ACQUISITION II CORP.
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2025

Note 1 — Organization, Plan of Business Operations and Going Concern Consideration (cont.)

earned on the funds held in the Trust Account and not previously released to the Company or necessary to pay its taxes). Holders of rights sold as part of the Units will not be entitled to vote on the proposed Business Combination and will have no redemption or liquidation rights with respect to the ordinary shares underlying such rights.

If the Company is unable to complete its initial Business Combination and expends all of the net proceeds from the sale of the Private Placement Units not deposited in the Trust Account, without taking into account any interest earned on the Trust Account, the initial per-share redemption price for ordinary shares is $10.00. The proceeds deposited in the Trust Account could, however, become subject to claims of the Company’s creditors that are in preference to the claims of the Company’s shareholders. In addition, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of the Company’s ordinary shareholders. Therefore, the actual per-share redemption price may be less than approximately $10.00.

Going Concern Consideration

As of November 30, 2025, the Company had cash of $432, working capital deficit of $512,915, and shareholders’ deficit of $173,666. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in Trust Account and/or used to fund offering expenses was released to the Company for general capital purposes. Further, the Company expects to incur significant costs in pursuit to consummate a business combination and the Company’s business plan is dependent on the completion of a business combination within a prescribed period of time and if not completed will cease all operations except for the purpose of liquidating. In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Financial Statement Presentation — Going Concern,” the Company’s management has since reevaluated the Company’s liquidity and financial condition, and determined that the Company still lacks the liquidity to sustain operations for a reasonable period of time, which is considered to be one year from the date of the issuance of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty with the Business Combination. There is no assurance that the Company’s plans to complete the Business Combination will be successful. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

IRON HORSE ACQUISITION II CORP.
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2025

Note 1 — Organization, Plan of Business Operations and Going Concern Consideration (cont.)

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (the “US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

IRON HORSE ACQUISITION II CORP.
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2025

Note 2 — Significant Accounting Policies (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $432 and $0 in cash as of November 30, 2025 and 2024, respectively, and no cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution that, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes that the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of November 30, 2025 and 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Effective July 25, 2025, the Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Prior to such date the Company was a Delaware entity and the provision for income taxes was deemed to be de minimis from November 26, 2024 (inception) through July 25, 2025.

Deferred Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between ordinary shares and Share Rights, using the residual method by allocating Initial Public Offering proceeds first to the assigned value of the Public Rights and then to the ordinary shares. On December 18, 2025, offering costs allocated to the Public Shares were charged to temporary equity, and offering costs allocated to Public Rights and Private Placement Units were charged to shareholders’ deficit, as the Share Rights, after management’s evaluation, were accounted for under equity treatment.

IRON HORSE ACQUISITION II CORP.
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2025

Note 2 — Significant Accounting Policies (cont.)

Net Loss per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 750,000 ordinary shares that were subject to forfeiture if the over-allotment option was not exercised by the underwriters (see Note 6). For the year ended November 30, 2025 and for the period from November 26, 2024 (inception) through November 30, 2024, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the periods presented

Share Rights

The Company accounted for the Public and Private Placement Rights issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the Share Rights under equity treatment at their assigned value.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of 4operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The underwriters’ over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and will be accounted for as a liability pursuant to ASC 480 if not fully exercised at the time of the Initial Public Offering. Subsequently on December 18, 2025, the Company consummated the Initial Public Offering of 23,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, as such no derivative financial instrument was recorded.

Recent Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on December 1, 2024.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

IRON HORSE ACQUISITION II CORP.
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2025

Note 3 — Initial Public Offering

In the Initial Public Offering on December 18, 2025, the Company sold 23,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s ordinary shares, $0.0001 par value, and one Public Right to one-tenth (1/10) of one ordinary share upon the consummation of the Company’s initial Business Combination.

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor Fitzgerald & Co. purchased an aggregate of 570,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement. Each Unit consists of one Private Placement Share and one Private Placement Right to receive one tenth (1/10) of one ordinary share upon the consummation of an initial Business Combination. Of those 570,000 Private Placement Units, the Sponsor purchased 370,000 Private Placement Units and Cantor Fitzgerald & Co. purchased 200,000 Private Placement Units. The Private Placement Units are identical to the units sold in the Initial Public Offering, subject to certain limited exceptions.

Note 5 — Commitments and Contingencies

Registration Rights

The holders of the Founders Shares issued and outstanding, as well as the holders of the private placement units, including those to be issued upon conversion of the rights, and any rights the initial shareholders, officers, directors or their affiliates may be issued in payment of working capital loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement signed on December 16, 2025. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the public and private rights issued to our initial shareholders, officers, directors or their affiliates in payment of working capital loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, the underwriter may only make a demand on one occasion and only during the five-year period beginning on the effective date of the registration statement of which this prospectus forms a part. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a Business Combination; provided, however, that the underwriter may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On December 18, 2025, the underwriters elected to fully exercise their over-allotment option to purchase an additional 3,000,000 Units at a price of $10.00 per Unit.

The underwriters were entitled to a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $4,000,000, which was paid upon the closing of the Initial Public Offering.

Additionally, the underwriters were entitled to a deferred underwriting discount of 4.50% of the gross proceeds of the Initial Public Offering held in the Trust Account other than those sold pursuant to the underwriters’ over-allotment option and 6.50% of the gross proceeds sold pursuant to the underwriters’ over-allotment option, or $10,950,000 in the aggregate. The deferred underwriting discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

IRON HORSE ACQUISITION II CORP.
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2025

Note 6 — Related Party Transactions

Founder’s Shares

On November 29, 2024, the Company issued an aggregate of 12,321,429 ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000. As of November 30, 2024, the $25,000 had not been received for the issuance of the Founder Shares and it is presented as a subscription receivable on the equity statement. Subsequently on December 27, 2024, the Company received the $25,000 for the Founder Shares. On May 8, 2025, through a share recapitalization, the Company surrendered 6,571,429 ordinary shares, as a result of which the Sponsor has purchased and holds an aggregate of 5,750,000 ordinary shares. All share and per share data have been retrospectively presented. The Founder Shares include an aggregate of up to 750,000 shares subject to forfeiture by the holders to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the holders will collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial shareholders do not purchase any Public Shares in the Initial Public Offering. The holders of the Founder Shares agree not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until (i) 180 days after the completion of a Business and (ii) if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

The Company had initially engaged D. Boral Capital LLC (“D. Boral”) to act as the lead underwriter in connection with the Initial Public Offering. In May 2025, D. Boral and the Company agreed to terminate such engagement, and in consideration therefore, the Sponsor has agreed to transfer 10,000 founder shares to D. Boral in full settlement of any fees incurred by D. Boral in connection with their engagement (the “D. Boral Shares”). The D. Boral Shares will be subject to the same lock-up and transfer restrictions as the other holders of founder shares.

On September 18, 2025, the Sponsor contributed $32,000 for the issuance of 5,750,000 ordinary shares, $0.0001 par value per share at approximately $0.0056 per share, of which up to 750,000 ordinary shares are subject to forfeiture to the extent that the over-allotment option is not exercised by the underwriters in full or in part, so that the initial shareholders will continue to own approximately 20% of the issued and outstanding ordinary shares after the Initial Public Offering (assuming they do not purchase any units in the Initial Public Offering). Previously, Bengochea SPAC Sponsors II LLC, the “previous sponsor” held 5,750,000 ordinary shares in Iron Horse Acquisitions Corp II, which shares are now cancelled. On September 30, 2025, the Company merged with Iron Horse Acquisition II Corp, which is the surviving entity, and the continuing company. On December 18, 2025, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 750,000 Founder Shares are no longer subject to forfeiture.

Promissory Note — Related Party

On October 1, 2025, the Company entered into a promissory note agreement with the Sponsor for $300,000. The promissory note is non-interest bearing, and due the earlier of April 30, 2026 or the date with the Company consummates the Initial Public Offering. As of November 30, 2025 and 2024, the Company had outstanding borrowings of $300,000 and $15,000, respectively, under the promissory note. On December 18, 2025, the Company repaid the total outstanding balance of the promissory note amounting to $300,000. Borrowings under the Note are no longer available (see Note 9).

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Initial Shareholders, the Sponsor, the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required. Each Working Capital Loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial Business Combination, without interest, or, at holder’s discretion, if there are excess proceeds, upon consummation of this offering. In the event that the initial

IRON HORSE ACQUISITION II CORP.
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2025

Note 6 — Related Party Transactions (cont.)

Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. These loans would be repaid at completion of the initial Business Combination. As of November 30, 2025 and 2024, no Working Capital Loans were outstanding.

Note 7 — Shareholders’ Deficit

Preference Shares

The Company is authorized to issue 1,000,000 shares of preference shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of November 30, 2025 and 2024, there were no preference shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 50,000,000 ordinary shares with a par value of $0.0001 per share. As of November 30, 2025 and 2024, there were 5,750,000 ordinary shares issued and outstanding. Up to 750,000 ordinary shares were subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. Subject to certain limited exceptions, these shares will not be transferred, assigned, sold, or released from escrow for a period ending on the 180-day anniversary of the date of the consummation of the initial business combination, or earlier if, subsequent to the initial Business Combination, the Company consummates a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Rights

Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary shares basis and each holder of a right will be required to affirmatively convert its rights in order to receive one-tenth (1/10) of one share underlying each right (without paying additional consideration).

Additionally, in no event will the Company be required to net cash settle the rights. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights. Accordingly, the rights may expire worthless.

Note 8 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

IRON HORSE ACQUISITION II CORP.
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2025

Note 8 — Segment Information (cont.)

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODMs review several key metrics, which include the following:

	November 30 2025	November 30, 2024
Cash	$432	$—
Prepaid expenses	$25,000	$—
Deferred offering costs	$339,249	$15,000
	For the year ended November 30, 2025	For the period from November 26, 2024 (Inception) Through November 30, 2024
General and administrative costs	$204,391	$1,275

The CODM reviews the position of total assets available with the Company to assess if the Company has sufficient resources available to discharge its liabilities. The CODM is provided with details of cash and liquid resources available with the Company. Additionally, the CODM regularly reviews the status of deferred costs incurred to assess if these are in line with the planned use of proceeds raised from the Initial Public Offering.

General and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the Completion Window. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Formation and general and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

Note 9 — Subsequent Events

The Company has evaluated subsequent events and transactions that occurred after the balance sheet dates up to the date that the financial statements are available to be issued. Based upon this review, other than as noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On December 18, 2025, the Company consummated the Initial Public Offering of 23,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 570,000 Private Placement Units at a price of $10.00 per Private Placement Unit, in a private placement to the Sponsor and Cantor Fitzgerald & Co., generating gross proceeds of $5,700,000. Of those 570,000 Private Placement Units, the Sponsor purchased 370,000 Private Placement Units, Cantor Fitzgerald & Co. purchased 200,000 Private Placement Units.

IRON HORSE ACQUISITION II CORP.
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2025

Note 9 — Subsequent Events (cont.)

On December 18, 2025, in connection with the closing of the Initial Public Offering, the underwriters were entitled to an underwriting discount of 2.0% of the gross proceeds of the units offered in the Initial Public Offering, excluding any proceeds from units sold pursuant to the underwriters’ over-allotment option, or $4,000,000 in the aggregate, which was paid upon the closing of the Initial Public Offering. In addition, the underwriters were entitled to a deferred underwriting discount of 4.50% of the gross proceeds of the Initial Public Offering held in the Trust Account other than those sold pursuant to the underwriters’ over-allotment option and 6.50% of the gross proceeds sold pursuant to the underwriters’ over-allotment option, or $10,950,000 in the aggregate. The deferred underwriting discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

On December 18, 2025, the Company repaid the total outstanding balance of the Promissory Note amounting to $300,000. Borrowings under the Note are no longer available.

On December 22, 2025, the Sponsor wired an aggregate amount of $38,718 back to the Company, representing the excess payment by the Company over the outstanding promissory note balance at the closing of the Initial Public Offering.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Electra Vehicles, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Electra Vehicles, Inc. and its subsidiary (collectively, the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations and other comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP
www.malonebailey.com
We have served as the Company’s auditor since 2026.
Houston, Texas
May 14, 2026

ELECTRA VEHICLES, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$169,969	$1,405,527
Short-term investments	—	667,623
Accounts receivable, net	307,165	30,500
Prepaid expenses	184,394	159,201
Other current assets	100,953	123,007
Total current assets	762,481	2,385,858
Property and equipment, net	137,220	176,353
Intangible assets, net	131,418	167,857
Digital assets	—	2,204,084
Total assets	$1,031,119	$4,934,152
Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$1,447,112	$453,051
Accrued expenses	1,059,911	331,681
Deferred revenue	200,000	917,846
Current portion of long-term debt	30,178	27,316
Total current liabilities	2,737,201	1,729,894
Long-term debt	79,615	109,793
Total liabilities	2,816,816	1,839,687

Commitments and contingencies (Note 18)

Stockholders’ equity (deficit)
Series Seed convertible preferred stock, $0.00001 par value per share; 3,730,391 shares authorized, issued and outstanding as of December 31, 2025 and 2024; liquidation preference of $4,363,065 as of December 31, 2025 and 2024, respectively	37	37
Series A convertible preferred stock, $0.00001 par value per share; 2,321,980 shares authorized, issued and outstanding as of December 31, 2025 and 2024; liquidation preference of $14,999,991 as of December 31, 2025 and 2024, respectively	23	23
Series B convertible preferred stock, $0.00001 par value per share; 2,321,996 shares authorized, 53,937 and nil shares issued and outstanding as of December 31, 2025 and 2024; liquidation preference of $511,032 as of December 31, 2025	1	—
Class A Common stock, $0.00001 par value per share; 16,500,000 shares authorized; 2,047,112 shares issued and 720,022 shares outstanding as of December 31, 2025 and 2,017,112 shares issued and 690,022 shares outstanding as of December 31, 2024(1)	20	20
Class B Common stock, $0.00001 par value per share; 3,994,802 shares authorized; 3,989,264 shares issued and outstanding as of December 31, 2025 and 2024(1)	40	40
Additional paid-in capital	19,108,410	18,719,088
Treasury stock, at cost, 1,327,090 shares as of December 31, 2025 and 2024, respectively	(13)	(13)
Accumulated other comprehensive loss	(45,916)	(66,353)
Accumulated deficit	(20,848,299)	(15,558,377)
Total stockholders’ equity (deficit)	(1,785,697)	3,094,465
Total liabilities and stockholders’ equity (deficit)	$1,031,119	$4,934,152

____________

(1)      Class A and Class B Common Stock reflects the recapitalization in Note 21.

The accompanying notes are an integral part of these consolidated financial statements.

ELECTRA VEHICLES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years ended December 31,
	2025	2024
Revenues	$1,088,497	$1,713,654
Operating expenses
Cost of revenue	1,405,035	1,115,196
Sales and marketing	676,297	1,429,765
Research and development	2,522,658	3,789,408
General and administrative	2,159,183	2,408,351
Total operating expenses	6,763,173	8,742,720
Loss from operations	(5,674,676)	(7,029,066)
Other income (expense)
Net gain on digital assets	358,390	1,194,748
Interest income	6,085	165,886
Interest expense	(11,926)	(3,001)
Other income	32,661	68,394
Total other income (expense), net	385,210	1,426,027
Net loss before income taxes	(5,289,466)	(5,603,039)
Income tax provision	(456)	—
Net loss	$(5,289,922)	$(5,603,039)
Class A Common Stock
Weighted average shares outstanding, basic and diluted	693,860	620,597
Earnings per share, basic and diluted	$(1.13)	$(1.22)
Class B Common Stock
Weighted average shares outstanding, basic and diluted	3,989,264	3,989,264
Earnings per share, basic and diluted	$(1.13)	$(1.22)
Other comprehensive income (loss)
Foreign currency translation adjustment	20,437	(139,850)
Total other comprehensive income (loss)	20,437	(139,850)
Comprehensive loss	$(5,269,485)	$(5,742,889)

The accompanying notes are an integral part of these consolidated financial statements.

ELECTRA VEHICLES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Series Seed Convertible Preferred Stock		Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Class A Common Stock(1)		Class B Common Stock(1)		Additional Paid in Capital	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	$	Shares	$	Shares	$	Shares	$	Shares	$		Shares	$
Balance as of December 31, 2023	3,730,391	$37	2,321,980	$23	—	$—	2,012,852	$20	3,989,264	$40	$18,656,919	1,327,090	$(13)	$73,497	$(9,955,338)	$8,775,185
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	(139,850)	—	(139,850)
Issuance of common stock upon option exercise	—	—	—	—	—	—	4,260	—	—	—	2,660	—	—	—	—	2,660
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	59,509	—	—	—	—	59,509
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(5,603,039)	(5,603,039)
Balance as of December 31, 2024	3,730,391	37	2,321,980	23	—	—	2,017,112	20	3,989,264	40	18,719,088	1,327,090	(13)	(66,353)	(15,558,377)	3,094,465
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	20,437	—	20,437
Issuance of common stock upon option exercise	—	—	—	—	—	—	30,000	—	—	—	—	—	—	—	—	—
Issuance of Series B preferred stock, net of issuance costs of $220,488	—	—	—	—	53,937	1	—	—	—	—	290,544	—	—	—	—	290,545
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	98,778	—	—	—	—	98,778
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(5,289,922)	(5,289,922)
Balance as of December 31, 2025	3,730,391	$37	2,321,980	$23	53,937	$1	2,047,112	$20	3,989,264	$40	$19,108,410	1,327,090	$(13)	$(45,916)	$(20,848,299)	$(1,785,697)

____________

(1)      Class A and Class B Common Stock reflects the recapitalization in Note 21.

The accompanying notes are an integral part of these consolidated financial statements.

ELECTRA VEHICLES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2025	2024
Cash flows from operating activities
Net loss	$(5,289,922)	$(5,603,039)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	75,572	39,603
Allowance for credit loss	—	37,000
Share-based compensation expense	98,778	59,509
Net gain on digital assets	(358,390)	(1,194,748)
Changes in operating assets and liabilities:
Accounts receivable	(276,394)	(36,040)
Prepaid expenses	(23,806)	(13,159)
Other current assets	25,058	8,284
Accounts payable	994,013	105,931
Accrued expenses	532,834	142,585
Deferred revenue	(717,846)	(685,154)
Net cash used in operating activities	(4,940,103)	(7,139,228)
Cash flows from investing activities
Additions to property and equipment	—	(167,949)
Additions to intangible assets	—	(58,333)
Purchases of short-term investments	—	(694,423)
Maturities of short-term investments	725,080	1,000,000
Sales of digital assets	2,562,474	—
Purchases of digital assets	—	(2,998)
Net cash provided by investing activities	3,287,554	76,297
Cash flows from financing activities
Proceeds from issuance of Series B Preferred Stock	511,032	—
Payment of series B issuance costs	(64,240)	—
Proceeds from issuance of Common Stock on stock option exercise	—	2,660
Proceeds from long-term debt	—	133,234
Repayment of long-term debt	(27,316)	(14,205)
Net cash provided by financing activities	419,476	121,689
Effect of foreign exchange rate changes on cash and cash equivalents	(2,485)	(124,891)
Net change in cash and cash equivalents	(1,235,558)	(7,066,133)
Cash and cash equivalents, at the beginning of the year	1,405,527	8,471,660
Cash and cash equivalents, at the end of the year	$169,969	$1,405,527

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$10,942	$2,073
Cash paid for income taxes	$—	$—
NON-CASH FINANCING ACTIVITIES
Deferred offering costs included in accrued expenses	$156,248	$—

The accompanying notes are an integral part of these consolidated financial statements.

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Electra Vehicles, Inc. (the “Company”) was incorporated in the state of Delaware in 2015. The Company is a business-to-business software company that develops artificial intelligence and machine learning-enabled software and data analytics for monitoring, optimizing, and controlling battery-powered systems. The Company’s solutions are designed to improve battery performance and health-span, reduce system and operational costs, and enhance the safety of vehicles, battery energy storage systems (“BESS”), and other battery-powered systems. The Company serves customers across multiple end markets, including BESS for data centers, grid, and renewables; robotics and autonomous systems, including humanoid systems, drones, and space satellites; and e-mobility, including original equipment manufacturers, tier 1 automotive suppliers, fleet managers, and cell manufacturers. The Company is headquartered in Boston, Massachusetts and sells its electric battery optimization software and services both directly and via established go-to-market partners around the world.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Electra Vehicles Europe, S.R.L., incorporated in Italy (collectively, the “Company”). All intercompany balances and transactions have been eliminated in consolidation.

NOTE 2 — GOING CONCERN AND CAPITAL RESOURCES

The Company incurred net losses of $5,289,922 and $5,603,039 for the years ended December 31, 2025 and 2024, respectively, and has an accumulated deficit of $20,848,299 and $15,558,377 as of December 31, 2025 and 2024, respectively. As of December 31, 2025 and 2024, the Company had cash and cash equivalents of $169,969 and $1,405,527, respectively. The Company has funded its operations principally through equity and debt financings and customer contracts.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short and long-term basis are for working capital requirements and other operational needs. The Company’s management expects that future operating losses and negative operating cash flows may continue because of additional costs and expenses related to the development of its technology platform and the expansion of market and strategic relationships with customers and partners.

The Company’s future capital requirements will depend on many factors, including the Company’s timing of the consummation of the Business Combination (see Note 21). In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional equity securities. If additional financing is required from outside sources, the Company may not be able to raise such capital on terms acceptable to the Company or it may be unable to obtain it altogether. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

In accordance with FASB ASC 205-40, Presentation of Financial Statements — Going Concern, management has evaluated whether conditions described above, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date these consolidated financial statements are issued. Management’s plans to address these conditions include the consummation of the Business Combination and the issuance of additional equity securities; although there can be no assurance that these plans will be successfully implemented. As a result, substantial doubt exists about the Company’s ability to continue as a going concern. These consolidated financial statements have been prepared on a going-concern basis and do not include any adjustments relating to the recoverability of recorded assets or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). References to GAAP issued by the Financial Accounting Standards Board (“FASB”) in these accompanying notes are to the FASB Accounting Standards Codification (“ASC”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, but are not limited to, the determination of standalone prices for performance obligations, the measure of progress towards completion of development performance obligations, the constraints applied to variable consideration, the allowance for credit losses, the fair values of digital assets, the fair value of common stock used in share-based compensation measurements, useful life of property and equipment and intangible assets, reserves for income tax uncertainties and other contingencies, and the valuation of deferred tax assets. The Company’s estimates and judgments are based on historical experience and other factors that are considered reasonable under the circumstances. Actual results could differ from these estimates.

Translation of foreign currencies

The Company has one foreign subsidiary, Electra Vehicles Europe, S.R.L., incorporated in Italy, whose functional currency is the Euro. Assets and liabilities of the Company’s foreign subsidiary are translated into U.S. dollars. Assets and liabilities are translated at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the average exchange rate during the reporting period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity (deficit) and are not reclassified to net income (loss) until the sale or liquidation of the subsidiary.

Translation adjustments are recorded as a separate component of the consolidated statements of comprehensive income (loss). There have been no reclassifications from accumulated other comprehensive income (loss) to earnings for the years ended December 31, 2025 and 2024.

Foreign currency transaction gains and losses that arise from transactions denominated in currencies other than the functional currency, including intercompany balances, that are expected to be settled in the foreseeable future, are recognized within the consolidated statements of operations as incurred.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of the purchase to be cash equivalents.

Short-term investments

The Company classifies investments in certificates of deposit (“CDs”) with original maturities greater than three months, but less than one year, as short-term investments. These investments are classified as held-to-maturity and recorded at amortized cost. The CDs are classified as short-term investments on the consolidated balance sheets based on their maturity dates and the Company’s intention to hold them until maturity. The carrying value of these investments approximates fair value due to their short maturities.

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts receivable

Accounts receivable are stated at the invoiced amount. The Company maintains an allowance for credit losses representing management’s estimate of expected losses on its accounts receivable in accordance with ASC 326, Financial Instruments — Credit Losses. Accounts receivable are pooled based on similar risk characteristics, including aging, current economic conditions, and reasonable and supportable forecasts. The allowance is adjusted each period based on management’s assessment, and balances are written off against the allowance when there is no reasonable expectation of recovery.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Estimated Useful Life
Computer hardware and software	5 years
Furniture, fixtures and equipment	3 – 5 years
Vehicles	5 years

Maintenance and repairs are expensed as incurred. Costs of major improvements that extend the useful life of an asset are capitalized. Upon retirement or disposal, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the consolidated statements of operations and comprehensive loss.

Leases

The Company determines if an arrangement is or contains a lease at contract inception in accordance with ASC 842, Leases. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company classifies leases at the lease commencement date as operating or finance leases and records a right-of-use (“ROU”) asset and a lease liability on the consolidated balance sheet for all leases with an initial lease term of greater than twelve months. The Company has elected the practical expedient to not recognize right-of-use assets or lease liabilities for leases with an original term of twelve months or less. Payments for such short-term leases are recognized on a straight-line basis over the lease term and are included in general and administrative expenses in the consolidated statements of operations and comprehensive loss. As of December 31, 2025 and 2024, the Company maintained two office leases which are accounted for as short-term leases. A lease qualifies as a finance lease if any of the following criteria are met at the inception of the lease: (i) there is a transfer of ownership of the leased asset to the Company by the end of the lease term, (ii) the Company holds an option to purchase the leased asset that it is reasonably certain to exercise, (iii) the lease term is for a major part of the remaining economic life of the leased asset, (iv) the present value of the sum of lease payments equals or exceeds substantially all of the fair value of the leased asset, or (v) the nature of the leased asset is specialized to the point that it is expected to provide the lessor no alternative use at the end of the lease term. All other leases are recorded as operating leases. As of and for the years ended December 31, 2025, and 2024, the Company does not have any lease arrangements that qualify as a finance lease.

The Company enters into contracts that contain both lease and non-lease components. Non-lease components may include maintenance, utilities, and other operating costs. The Company accounts for lease and non-lease components as a single lease component for its leases. Variable lease payments are recognized in the period in which the obligation for those payments are incurred and are not included in the measurement of the ROU assets or lease liabilities.

Lease liabilities represent the obligation to make lease payments and ROU assets represent the right to use the underlying asset during the lease term. Lease liabilities and ROU assets are recognized at the commencement date of the lease based on the present value of lease payments over the lease term at the commencement date using the

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

discount rate implicit in the lease. If the discount rate implicit in the lease is not readily determinable, a collateralized incremental borrowing rate based on the information available at the commencement date is used in determining the present value of the lease payments. Options to extend or terminate the lease are included in the determination of the lease term when it is reasonably certain that the Company will exercise such options.

Digital Assets

The Company accounts for its digital assets (cryptocurrencies) in accordance with ASC 350-60, Intangibles — Goodwill and Other — Crypto Assets. Qualifying crypto assets are measured at fair value at each reporting date, with changes in fair value recognized in the consolidated statements of operations and comprehensive loss. The fair value of digital assets is determined using quoted prices on the active exchange that the Company has determined is the principal market for such assets, which are classified as Level 1 inputs within the fair value hierarchy. The Company determines the cost basis of digital assets using the specific identification method. Realized gains and losses on sales of digital assets are also recognized in the consolidated statements of operations and comprehensive loss. Digital assets are presented separately on the consolidated balance sheets.

Intangible Assets Subject to Amortization

Intangible assets consist of patents and website development costs, which are recorded at cost and amortized on a straight-line basis over the estimated useful lives of 15 years and 5 years, respectively. The Company believes the straight-line method appropriately reflects the pattern in which the economic benefits of these assets are consumed. The Company reviews the estimated useful life and amortization method at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis. Upon retirement or disposal, the cost and related accumulated amortization are removed from the accounts and any resulting gain or loss is recognized in the consolidated statements of operations and comprehensive loss.

Patents are capitalized at cost and represent the legal costs incurred to secure and maintain the Company’s intellectual property rights.

Website development costs are capitalized in accordance with ASC 350-50, Website Development Costs, and primarily include third-party costs related to acquiring domains and developing applications, costs incurred to develop or acquire and customize code for web applications, costs to develop HTML web pages or templates, costs to create original graphics for the website, and costs incurred for website application and infrastructure development.

Internal-Use Software

The Company develops software for internal use in delivering its hosted SaaS platforms to customers. The Company does not distinguish between costs incurred in the application development stage from those incurred in the preliminary project stage or post-implementation stage. Accordingly, all internal-use software development costs are expensed as incurred. Maintenance and training costs are expensed as incurred.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment and finite-lived intangible assets, for impairment in accordance with ASC 360-10, Property, Plant, and Equipment, whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If such indicators are present, the Company first assesses recoverability by comparing the sum of undiscounted future cash flows expected to result from the use and eventual disposition of the asset or asset group to its carrying amount. If the carrying amount exceeds the undiscounted future cash flows, an impairment loss is recognized equal to the excess of the carrying amount over the fair value of the asset or asset group. No impairment charges were recorded during the years ended December 31, 2025, and 2024.

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Measurements

The Company accounts for certain assets and liabilities at fair value in accordance with ASC 820, Fair Value Measurement. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

ASC 820 establishes a three-level hierarchy for fair value measurements based on the transparency of inputs used in the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•        Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•        Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets or inputs that are observable for substantially the full term of the asset or liability.

•        Level 3 — Unobservable inputs supported by little or no market activity and reflecting the Company’s own assumptions about the assumptions market participants would use.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to their short-term nature.

Revenue Recognition and Deferred Revenue

The Company generates revenue primarily from two sources: (1) subscription services related to its hosted artificial intelligence enabled platforms and (2) professional services.

Revenue is recognized upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. The Company determines the amount of revenue to be recognized through the application of the following steps:

•        identification of the contract, or contracts, with a customer;

•        identification of the performance obligations in the contract;

•        determination of the transaction price;

•        allocation of the transaction price to the performance obligations in the contract; and

•        recognition of revenue when or as the Company satisfies the performance obligations.

The Company identifies performance obligations at contract inception and allocates the transaction price based on relative standalone selling prices, determined using the residual method, expected cost-plus-margin approach, or observable standard price lists, depending on the nature of the performance obligation. A performance obligation is a promise in a contract with a customer to transfer products or services that are concluded to be distinct. The Company enters into contracts with its customers that may include promises to transfer multiple performance obligations. Determining whether products and services are distinct performance obligations that should be accounted for separately or combined as one unit of accounting may require significant judgment.

Subscription services are generally concluded to be distinct because such offerings are often sold separately. In determining whether professional services are distinct, the Company considers the following factors for each professional services agreement: availability of the services from other vendors, the nature of the professional services, the timing of when the professional services contract was signed in comparison to the subscription start date and the contractual dependence of the service on the customer’s satisfaction with the professional services work. To date, the Company has concluded that professional services included in contracts with multiple performance obligations are distinct.

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The transaction price may include fixed fees, nonrefundable upfront fees, variable consideration, including usage-based fees, and consideration payable to customers in the form of discounts. Variable consideration is included in the transaction price to the extent it is probable that a significant reversal of revenue will not occur. The Company allocates the transaction price to each performance obligation on a relative standalone selling price (“SSP”) basis. The SSP is the price at which the Company would sell a promised product or service separately to a customer. Judgment is required to determine the SSP for each distinct performance obligation.

The Company determines SSP by considering its overall pricing objectives and market conditions. Significant pricing practices taken into consideration include the Company’s discounting practices, the size and volume of the Company’s transactions, the customer demographic, the geographic area where services are sold, price lists, the Company’s go-to-market strategy, historical and current sales and contract prices. In instances where the Company does not sell or price a product or service separately, the Company maximizes the use of observable inputs by using information that may include market conditions. As the Company’s go-to-market strategies evolve, the Company may modify its pricing practices in the future, which could result in changes to SSP.

The Company evaluates whether it acts as a principal or agent in its arrangements when third parties are involved in providing services to its customers. Where the Company controls the service before transfer to the customer, revenue and the related expense are recognized on a gross basis; where the Company acts as an agent, revenue is recognized net of third-party expenses incurred by the Company.

The Company records deferred revenue when consideration is received or due in advance of performance per the terms of the contract with the customer. Deferred revenue is recognized as revenue when the related performance obligations are satisfied.

The Company typically invoices its customers monthly and its payment terms provide that customers pay within 30 days of invoice. Amounts that have been invoiced are recorded in accounts receivable and in unearned revenue or revenue, depending on whether transfer of control to customers has occurred. As a practical expedient, the Company does not assess significant financing components when the time between receipt of consideration and satisfaction of the performance obligation is one year or less.

Subscription Revenue

Subscription revenue is comprised of fees charged to customers to access to the Company’s artificial-intelligence-enabled software and related support and updates provided during the customer subscription term. Customers can access the Company’s multi-tenant software without taking possession of the software. Revenue is generally recognized over the subscription term. For subscription service contracts based on battery capacity usage, the Company recognizes its revenue monthly when it has determined it has a right to consideration from the customer. For subscription service contracts that are not based on usage, the Company recognizes revenue ratably over the subscription term.

Substantially all of the Company’s subscription service arrangements are noncancellable and do not contain refund-type provisions. Customer subscriptions renew automatically at the end of each subscription term, unless the customer notifies the Company.

Professional Services

Professional services and other revenues include professional and advisory services for process mapping, project management, implementation and training services. The Company prices its professional services contracts on a fixed-price basis. These revenues are recognized on a proportional performance basis as services are provided to the customer.

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contract Costs

The Company capitalizes incremental costs to obtain contracts with customers, such as sales commission paid to its employees and third parties. As a practical expedient, the Company expenses contract costs to obtain a contract as incurred when the satisfaction of the related performance obligations is determined to be one year or less. When the satisfaction period is greater than one year, incremental costs to obtain contracts are capitalized and amortized over the period of benefit, including anticipated renewal periods.

The Company capitalizes costs to fulfill contracts when they relate directly to a customer contract, generate or enhance resources used in satisfying future performance obligations, and are expected to be recovered. These costs are amortized over the period the related performance obligation is satisfied.

Cost of Revenue

Cost of revenue consists primarily of personnel costs (including salaries, benefits, and share-based compensation) for employees engaged in customer support, implementation, and platform operations, as well as third-party hosting and infrastructure costs, data costs, and amortization of capitalized contract fulfillment costs directly attributable to delivering the Company’s software platforms and services to customers.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel costs (including salaries, commissions, benefits, and share-based compensation) for employees engaged in sales, business development, and marketing activities, as well as costs for marketing programs, trade shows, promotional materials, and partner channel activities. Sales commissions are expensed as incurred under the Company’s practical expedient election for contracts with an amortization period of one year or less.

Research and Development Expense

Research and development costs are expensed as incurred in accordance with ASC 730, Research and Development. These costs consist of personnel costs, fees paid to third parties performing research and development activities on behalf of the Company, and other directly attributable costs.

General and Administrative

General and administrative expenses consist primarily of personnel costs for executive, finance, legal, and administrative functions, as well as professional fees, insurance, and other corporate overhead costs not attributable to other functional expense categories.

Share-Based Compensation

The Company measures all share-based awards granted to employees and directors based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes-Merton option-pricing model, which requires inputs based on certain subjective assumptions, including the fair value of the Company’s common stock, expected stock price volatility, the expected term of the option, the risk-free interest rate for a period that approximates the expected term of the option, and the Company’s expected dividend yield. The Company accounts for forfeitures of share-based awards when they occur.

Stock Option Valuation

The fair value of stock option grants is estimated using the Black-Scholes-Merton option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

set of peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. For options with service-based vesting conditions, the expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company did not pay cash dividends in any of the periods presented and does not expect to pay any cash dividends in the foreseeable future.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for temporary differences between the financial statement and tax bases of assets and liabilities, measured using enacted tax rates expected to apply in the periods in which those differences are expected to reverse. A valuation allowance is established when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company evaluates uncertain tax positions under the more-likely-than-not recognition threshold and recognizes interest and penalties related to income taxes within income tax expense.

Net Loss Per Common Share

Basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted-average shares outstanding for the period and includes the dilutive impact of potential new shares issuable upon vesting and exercise of stock options and the conversion of convertible preferred stock. Potentially dilutive securities are excluded from the computation of diluted net loss per share if their effect is antidilutive. The Company uses the two-class method of computing net loss per share for its Class A and Class B common stock, allocating undistributed losses to each class based on each class’s weighted-average shares outstanding for the period.

	Year ended
	December 31, 2025	December 31, 2024
Net loss	$(5,289,922)	$(5,603,039)
Class A Common Stock
Net loss attributable to Class A Common Stock	$(783,764)	$(754,302)
Weighted average shares outstanding, basic and diluted	693,860	620,597
Earnings per share, basic and diluted	$(1.13)	$(1.22)
Class B Common Stock
Net loss attributable to Class B Common Stock	$(4,506,158)	$(4,848,737)
Weighted average shares outstanding, basic and diluted	3,989,264	3,989,264
Earnings per share, basic and diluted	$(1.13)	$(1.22)

The following potentially dilutive shares were excluded from the computation of diluted net loss per share for the periods presented because including them would have been antidilutive:

	December 31, 2025	December 31, 2024
Series Seed convertible preferred stock	3,730,391	3,730,391
Series A convertible preferred stock	2,321,980	2,321,980
Series B convertible preferred stock	53,937	—
Stock options to purchase common stock	782,291	585,613
Total	6,888,599	6,637,984

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segment Reporting

The Company identifies operating segments as components of the enterprise for which discrete financial information is available and is regularly reviewed by the chief operating decision maker (“CODM”) to allocate resources and assess performance. The Company operates as a single operating and reportable segment. See Note 16 — Segment Reporting for further information.

Concentrations of Risk and Significant Customers

The Company maintains its cash in bank deposit accounts, which, at times, may exceed the financial institutions’ insurance limitations. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

For the year ended December 31, 2025, one customer accounted for 94% of total revenues. As of December 31, 2025, this same customer represented approximately 98% of total accounts receivable. For the year ended December 31, 2024, one customer accounted for 93% of total revenues. As of December 31, 2024, this same customer represented approximately 74% of total accounts receivable.

Recent Accounting Pronouncements

Upon consummation of the Business Combination described in Note 20, the combined company is expected to qualify as an emerging growth company (“EGC”) under the Jumpstart Our Business Startups Act of 2012 and to elect the extended transition period under Section 107(b) thereof. Under this election, new or revised accounting standards are effective for the Company on the dates applicable to entities other than public business entities. The effective dates disclosed below are those applicable to public business entities.

Recent Accounting Standards Adopted by the Company

ASU 2023-09:    In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 enhances income tax disclosures, including more detailed requirements related to the rate reconciliation and disaggregation of income taxes paid by jurisdiction, among other items. ASU 2023-09 is effective for public business entities for fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-09 for the year ended December 31, 2025 on a retrospective basis, and comparative disclosures for the year ended December 31, 2024 have been conformed to the requirements of ASU 2023-09. The adoption did not have a material impact on the Company’s consolidated financial statements and only impacted annual disclosures.

ASU 2023-08:    In December 2023, the FASB issued ASU 2023-08, Intangibles — Goodwill and Other — Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”). ASU 2023-08 requires entities to measure in-scope crypto assets at fair value each reporting period, with changes in fair value recognized in net income, and requires separate presentation and disclosure of crypto asset holdings. The Company early adopted ASU 2023-08 for the year ended December 31, 2023. The adoption did not have a material impact on the Company’s consolidated financial statements.

ASU 2023-07:    In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 requires entities to disclose significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit or loss, as well as the CODM’s title and position and an explanation of how the CODM uses the reported measures in assessing segment performance and allocating resources. The Company early adopted ASU 2023-07 for the year ended December 31, 2024. The adoption did not have a material impact on the Company’s consolidated financial statements and only impacted annual disclosures.

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements Not Yet Effective

ASU 2024-03:    In November 2024, the FASB issued Accounting Standards Update No. 2024-03, Disaggregation of Income Statement Expenses (“ASU 2024-03”). ASU 2024-03 is intended to provide users of financial statements with more decision-useful information about expenses of a public business entity, primarily through enhanced disclosures of certain components of expenses commonly presented within captions on the statement of operations, such as employee compensation and depreciation and amortization, as well as a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. ASU 2024-03 also requires disclosure of the total amount of selling expenses. ASU 2024-03 is effective for public business entities for fiscal years beginning after December 15, 2026 and for interim periods beginning after December 15, 2027, with early adoption permitted. The amendments may be applied prospectively or retrospectively. The Company is currently assessing ASU 2024-03 and its impact on its disclosures.

ASU 2025-04:    In May 2025, the FASB issued Accounting Standards Update No. 2025-04, Clarifications to Share-Based Consideration Payable to a Customer (“ASU 2025-04”). ASU 2025-04 clarifies guidance on accounting for share-based payments granted to a customer, that are accounted for as a reduction of revenue, by revising the definition of a performance condition to include conditions based on customer purchases and eliminating a policy election to account for forfeitures of customer awards as they occur. The guidance also clarifies that the variable consideration constraint does not apply to share-based consideration payments to customers. ASU 2025-04 is effective for all entities for fiscal years beginning after December 15, 2026 and for interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing ASU 2025-04 and its impact on its financial statements and disclosures.

ASU 2025-05:    In July 2025, the FASB issued Accounting Standards Update No. 2025-05, Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). ASU 2025-05 provides a practical expedient permitting entities to assume that current conditions as of the balance sheet date do not change for the remaining life of current accounts receivable and contract assets when measuring expected credit losses and requires entities electing the expedient to disclose that election. ASU 2025-05 is effective for all entities for fiscal years beginning after December 15, 2025, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing ASU 2025-05 and its impact on its financial statements and disclosures.

ASU 2025-06:    In September 2025, the FASB issued Accounting Standards Update No. 2025-06, Targeted Improvements to the Accounting for Internal-Use Software (“ASU 2025-06”). ASU 2025-06 removes all references to software development project stages under the existing standard and states that an entity is required to start capitalizing software costs when (1) management has authorized and committed to fund the software project and (2) it is probable that the project will be completed and the software will be used to perform the function intended (the “probable-to-complete recognition threshold”). ASU 2025-06 is effective for all entities for fiscal years beginning after December 15, 2027 and for interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing ASU 2025-06 and its impact on its financial statements and disclosures.

NOTE 4 — ACCOUNTS RECEIVABLE

The following table presents the components of accounts receivable as of December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Accounts receivable, gross	$428,869	$152,204
Less: Allowance for credit losses	(121,704)	(121,704)
Accounts receivable, net	$307,165	$30,500

No amounts were written off against the allowance during the years ended December 31, 2025 or 2024.

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — ACCOUNTS RECEIVABLE (cont.)

The following table presents the Company’s allowance for credit losses as of December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Beginning allowance for credit losses	$121,704	$84,704
Add: Provision for credit losses	—	37,000
Less: Write-offs	—	—
Ending allowance for credit losses	$121,704	$121,704

NOTE 5 — OTHER CURRENT ASSETS

Other current assets consist of the following as of December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Salary deposits	$86,876	$89,459
Other taxes receivable	14,077	33,548
Total other current assets	$100,953	$123,007

As of December 31, 2025 and 2024, salary deposits represent a refundable cash reserve maintained with Deel, Inc., the Company’s payroll processing provider, which is held as security against potential payroll shortfalls.

NOTE 6 — SHORT-TERM INVESTMENTS

During the year ended December 31, 2025, all short-term investments matured, resulting in a balance of $0 as of December 31, 2025.

The following table presents short-term investment activity for the years ended December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Beginning balance	$667,623	$1,000,000
Purchases	—	694,423
Maturities	(725,080)	(1,000,000)
Effect of foreign exchange	57,457	(26,800)
Ending balance	$—	$667,623

No credit losses or impairment charges were recorded on short-term investments during the years ended December 31, 2025 and 2024. The fair value of short-term investments is disclosed in Note 12 — Fair Value Measurements.

NOTE 7 — DIGITAL ASSETS

The following table summarizes the cost basis, units held, and fair value of the Company’s digital assets as of December 31, 2025 and 2024:

	December 31, 2025
	Units held	Cost basis	Fair value
Solana(1)	0.0240	$—	$—
Total		$—	$—

____________

(1)      As of December 31, 2025, the Company held a residual balance of 0.0240 units of Solana with an aggregate cost basis and fair value of less than $5, each of which rounds to $— in the table above.

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — DIGITAL ASSETS (cont.)

	December 31, 2024
	Units held	Cost basis	Fair value
Bitcoin	23.00	$672,455	$2,149,122
Ethereum	10.32	37,865	34,386
Solana	108.72	16,000	20,576
Total		$726,320	$2,204,084

The following table presents the roll forward of the digital asset activity for the years ended December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Beginning balance at fair value	$2,204,084	$1,006,338
Purchases of digital assets	—	2,998
Gross proceeds from sale of digital assets	(2,562,474)	—
Realized gains	358,390	—
Unrealized gains	—	1,194,748
Ending balance at fair value	$—	$2,204,084

As of December 31, 2025, the Company held no digital assets with material value. Substantially all digital asset holdings were liquidated during the year ended December 31, 2025.

NOTE 8 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Computer hardware and software	$30,549	$30,549
Furniture, fixtures and equipment	648	648
Vehicles	166,365	166,365
Property and equipment, gross	197,562	197,562
Less: Accumulated depreciation	(60,342)	(21,209)
Property and equipment, net	$137,220	$176,353

Depreciation expense amounted to $39,133 and $14,831 for the years ended December 31, 2025 and 2024, respectively.

NOTE 9 — INTANGIBLE ASSETS

Identifiable intangible assets subject to amortization consist of the following as of December 31, 2025 and 2024:

	Estimated Useful Life	December 31, 2025	December 31, 2024
Patents	15 years	$21,467	$21,467
Website	5 years	175,000	175,000
Intangible assets, gross		196,467	196,467
Accumulated amortization		(65,049)	(28,610)
Intangible assets, net		$131,418	$167,857

During the years ended December 31, 2025 and 2024, amortization expense related to intangible assets amounted to $36,439 and $24,772, respectively. Future amortization expense of $36,439 will be recognized for each of the fiscal years 2026 through 2028, with $22,101 remaining to be amortized through 2036.

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — ACCRUED EXPENSES

Accrued expenses consist of the following as of December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Accrued compensation and benefits	$812,686	$256,932
Accrued legal and professional fees	235,729	73,709
Other accrued expenses	11,496	1,040
Total	$1,059,911	$331,681

NOTE 11 — LONG-TERM DEBT

Long-term debt consists of the following as of December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Economic Injury Disaster Loan	$18,080	$18,080
Vehicle Loan	91,713	119,029
Total debt	109,793	137,109
Less: Current portion of long-term debt	(30,178)	(27,316)
Total long-term debt	$79,615	$109,793

Economic Injury Disaster Loan

In June 2020, the Company applied for and received an Economic Injury Disaster Loan (“EIDL”) administered by the Small Business Administration (“SBA”) under the CARES Act in the amount of $16,600. The loan bears interest at a fixed rate of 3.75% per annum and has a maturity of 30 years. Per the terms of the agreement, the Company is required to utilize the proceeds for working capital and operating expenses. The Company makes monthly interest-only payments based on the outstanding principal balance. Included within the EIDL balance as of December 31, 2025 and 2024, is $1,480 of deferred interest that accrued during the initial 18-month deferment period. The loan is not subject to forgiveness and, per the terms of the agreement, remains payable at maturity.

Vehicle Loan

On September 19, 2024, the Company entered into a note payable with GM Financial. The note bears interest at a fixed annual rate of 9.99% and matures on September 19, 2028. The note is secured by a Tesla Cybertruck, which serves as collateral under the agreement. During the years ended December 31, 2025, and 2024, the Company made payments of $27,316 and $14,205, respectively, and did not incur any additional borrowings under the note. Included within the vehicle loan balance above is $253 and $391 of accrued interest as of December 31, 2025 and 2024, respectively.

Future principal payments

As of December 31, 2025, future minimum principal payments under the Company’s long-term debt obligations are as follows:

December 31, 2025
Year ending December 31, 2026	$30,178
Year ending December 31, 2027	33,335
Year ending December 31, 2028	28,200
Year ending December 31, 2029	—
Year ending December 31, 2030	—
Thereafter	18,080
Total	$109,793

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — FAIR VALUE MEASUREMENTS

As of December 31, 2025, the Company held no digital assets and short-term investments with material value. Substantially all digital asset holdings and short-term investments were liquidated during the year ended December 31, 2025.

The following table sets forth the fair value of digital assets and short-term investments held by the Company as of December 31, 2024 and assigned to the applicable fair value hierarchy, which is described further within Note 3 — Summary of Significant Accounting Policies.

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Bitcoin	$2,149,122	$—	$—	$2,149,122
Ethereum	34,386	—	—	34,386
Solana	20,576	—	—	20,576
Short-term investments	667,623	—	—	667,623
Total	$2,871,707	$—	$—	$2,871,707

NOTE 13 — STOCKHOLDERS’ (DEFICIT) EQUITY

Authorized Capital

As of December 31, 2025, the Company’s Amended and Restated Certificate of Incorporation, adopted in November 2025, authorized 16,500,000 shares of common stock ($0.00001 par value per share) and 8,374,367 shares of preferred stock ($0.00001 par value per share), of which 3,730,391 shares are designated as Series Seed Convertible Preferred Stock (“Series Seed”), 2,321,980 shares are designated as Series A Convertible Preferred Stock (“Series A”), and 2,321,996 shares are designated as Series B Convertible Preferred Stock (“Series B”). Series Seed, Series A, and Series B are collectively referred to herein as “Preferred Stock.” Subsequent to December 31, 2025, on April 20, 2026, the Company filed its Fourth Amended and Restated Certificate of Incorporation, which reclassified the Company’s existing common stock into Class A common stock (one vote per share) and Class B common stock (ten votes per share), each with a par value of $0.00001 per share. Shares of common stock beneficially owned by or affiliated with the Company’s Chief Executive Officer were reclassified on a one-for-one basis into Class B common stock, and all other outstanding shares of common stock were reclassified on a one-for-one basis into Class A common stock. The total number of authorized shares of capital stock was increased to 28,869,169 shares, consisting of 16,500,000 shares of Class A common stock, 3,994,802 shares of Class B common stock, and 8,374,367 shares of Preferred Stock. As a result of this amendment, the Company has retroactively adjusted the presentation of common stock in the accompanying consolidated balance sheets and statements of changes in stockholders’ equity (deficit) for all periods presented to reflect the Class A and Class B common stock structure, with all share and per-share information adjusted accordingly.

Common Stock

The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth below. As retroactively adjusted to reflect the amendment described above, each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share on all matters submitted to a vote of the Company’s stockholders. Class A common stock and Class B common stock are equal in all respects other than voting rights, including with respect to dividends and distributions upon liquidation, dissolution, or winding up of the Company. Holders of the Company’s common stock are entitled to receive dividends as may be declared by the Company’s board of directors, if any, subject to the preferential dividend rights of Preferred Stock. No cash dividends had been declared or paid during the periods presented.

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — STOCKHOLDERS’ (DEFICIT) EQUITY (cont.)

Treasury Stock

During the year ended December 31, 2018, the Company repurchased an aggregate of 1,327,090 shares of its common stock at par value of $0.00001 per share. No common stock was repurchased during the years ended December 31, 2025, and 2024.

Series Seed Preferred Stock

In April 2021, the Company issued 3,730,391 shares of Series Seed Convertible Preferred Stock, par value $0.00001 per share, at $1.1696 per share (the “Series Seed Original Issue Price”), for aggregate gross cash proceeds of approximately $2,400,000 and the conversion of approximately $1,418,000 of outstanding convertible promissory notes. The Company incurred approximately $105,000 of issuance costs, recorded as a reduction of proceeds in additional paid-in capital.

Series A Preferred Stock

In January 2023, the Company issued 2,321,980 shares of Series A Convertible Preferred Stock, par value $0.00001 per share, at $6.46 per share (the “Series A Original Issue Price”), for aggregate gross proceeds of $14,999,991. The Company incurred approximately $276,000 of issuance costs, recorded as a reduction of proceeds in additional paid-in capital.

Series B Preferred Stock

From November 2025 through December 31, 2025, the Company issued 53,937 shares of Series B Convertible Preferred Stock, par value $0.00001 per share, at $9.4746 per share (the “Series B Original Issue Price”), for gross proceeds of $511,032. The Company incurred $220,488 of issuance costs, recorded as a reduction of proceeds in additional paid-in capital, of which $64,240 was paid in cash and $156,248 is included in accrued expenses on the consolidated balance sheets.

Rights and Preferences of the Preferred Stock

The rights and preferences of the Preferred Stock are governed by the Fourth Amended and Restated Certificate of Incorporation filed on April 20, 2026.

Classification

The Company has determined that the events that could trigger redemption of the Preferred Stock are solely within the Company’s control, and accordingly, all outstanding shares of Preferred Stock are classified as permanent equity.

Voting

Each holder of Preferred Stock votes on an as-converted basis together with holders of common stock as a single class, except as otherwise required by law or the Amended and Restated Certificate of Incorporation. There is no cumulative voting. The holders of Series Seed, voting exclusively as a separate class, are entitled to elect one director of the Company. The holders of Series A, voting exclusively as a separate class, are entitled to elect one director of the Company. The holders of common stock, voting exclusively as a separate class, are entitled to elect one director of the Company. The remaining directors are elected by all stockholders, voting together as a single class.

Dividends

Holders of Preferred Stock are entitled to non-cumulative dividends on a participation basis, if and when declared by the Board of Directors. No dividends have been declared or paid since inception. Holders of Series A and Series B, on a pari passu basis, are entitled to receive a preferential dividend before any dividend is paid to holders

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — STOCKHOLDERS’ (DEFICIT) EQUITY (cont.)

of Series Seed, who are in turn entitled to receive a preferential dividend before any dividend is paid to holders of common stock. Subject to these preferential rights, holders of common stock are entitled to receive dividends if and when declared by the Board of Directors.

Conversion

Each share of Preferred Stock is convertible at the option of the holder at any time into common stock at an initial one-for-one conversion ratio based on the applicable Original Issue Price — $1.1696 per share for Series Seed, $6.46 per share for Series A, and $9.4746 per share for Series B — subject to adjustment as set forth in the Amended and Restated Certificate of Incorporation. All outstanding shares of Preferred Stock will automatically convert into common stock upon the earlier of (a) the closing of a firm-commitment underwritten public offering at a price of at least $18.9492 per share, with the common stock listed on the Nasdaq National Market, the New York Stock Exchange, or another exchange approved by the Board of Directors, or (b) the date or event specified by vote or written consent of the Requisite Holders, as defined below.

Liquidation Preferences

Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, or upon the occurrence of a Deemed Liquidation Event, holders of Series A and Series B, on a pari passu basis, are entitled to be paid out of the assets available for distribution before any payment is made to holders of Series Seed or common stock, and holders of Series Seed are entitled to be paid before any payment is made to holders of common stock, in each case an amount per share equal to the greater of (i) the applicable Original Issue Price plus any dividends declared but unpaid thereon, or (ii) the amount per share payable on an as-converted basis immediately prior to such event. After payment in full of all such amounts, remaining assets are distributed to holders of common stock pro rata based on the number of shares held.

A “Deemed Liquidation Event” includes (a) a merger or consolidation in which the Company is a constituent party and the existing stockholders do not retain a majority of the voting power of the surviving entity, or (b) the sale, lease, transfer, exclusive license, or other disposition of all or substantially all of the assets of the Company and its subsidiaries, in each case unless the “Requisite Holders” — the holders of a majority of the outstanding shares of Series A and a majority of the outstanding shares of Series B, each voting separately — elect otherwise by written notice at least ten days prior to the effective date of such event.

Protective Provisions

So long as at least 167,159 shares of Preferred Stock remain outstanding, the Company may not, without the prior written consent of the Requisite Holders, take certain actions including, among others: liquidating, dissolving, or winding up the Company; entering into a merger, consolidation, or Deemed Liquidation Event; amending the Certificate of Incorporation or bylaws in a manner adverse to the Preferred Stock; creating or issuing equity securities senior to or on parity with the Preferred Stock; declaring or paying dividends; incurring indebtedness in excess of $1,000,000; or making capital expenditures in excess of $1,000,000 outside of an approved budget.

NOTE 14 — SHARE-BASED COMPENSATION

The 2016 Plan

In May 2016, the Company’s Board of Directors approved the 2016 Stock Incentive Plan of Electra Vehicles, Inc. (the “2016 Plan”), which authorizes the grant of incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”), stock appreciation rights, restricted stock, restricted stock units (“RSUs”), and other share-based awards to employees, officers and directors, as well as consultants and advisors to the Company. The 2016 Plan is administered by the Board, a committee appointed by the Board, or any combination thereof, as determined by the Board.

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — SHARE-BASED COMPENSATION (cont.)

The aggregate number of shares of the Company’s common stock that may be issued under the Plan, as amended in November 2025, is 1,999,925, subject to adjustment in connection with changes in capitalization, reorganization, and change in control events. Shares that are issued under the 2016 Plan that are forfeited, expired, or are canceled or settled without the issuance of shares return to the pool of shares available for issuance under the 2016 Plan.

As of December 31, 2025 and 2024, 781,258 and 292,679 shares, respectively, remained available for future grants under the 2016 Plan.

All stock options granted under the 2016 Plan are equity-classified and have a contractual life of ten years. Under the 2016 Plan, the stock options generally contain service-based vesting conditions and generally vest ratably over a one- to four-year period. To date, stock options with performance-based vesting conditions granted under the 2016 Plan have not been material. The exercise prices for stock options granted under the 2016 Plan were not less than the fair market value of the common stock of the Company on the date of grant.

Stock Option Valuation

The following table presents, on a weighted-average basis, the assumptions used in the Black-Scholes-Merton option-pricing model to determine the grant date fair value of stock granted under the 2016 Plan during the periods presented:

	Year Ended December 31, 2025	Year Ended December 31, 2024
Risk-free interest rate	3.98%	4.19%
Expected term (in years)	4.97	4.66
Expected volatility	53.68%	48.95%
Expected dividend yield	0.00%	0.00%

Stock Option Activity

A summary of stock option activity under the 2016 Plan for the periods presented is as follows:

	Number of Stock Options	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($)
Outstanding as of January 1, 2024	621,980	0.50	6.76	$430,808
Granted	127,575	0.90
Exercised	(4,260)	0.62		1,062
Cancelled, forfeited, or expired	(159,682)	0.64
Outstanding as of December 31, 2024	585,613	0.55	5.81	$210,723
Granted	306,610	0.87
Exercised	(30,000)	—		25,780
Cancelled, forfeited, or expired	(79,932)	0.82
Outstanding as of December 31, 2025	782,291	0.67	5.70	$174,756
Exercisable as of December 31, 2025	575,217	0.59	4.77	$171,917
Vested or expected to vest as of December 31, 2025	782,291	0.67	5.70	$174,756

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — SHARE-BASED COMPENSATION (cont.)

The aggregate intrinsic value amounts in the table above represent the difference between the estimated per-share fair value of the Company’s common stock and the exercise price, multiplied by the number of in-the-money stock options as of the same date. As of December 31, 2025 and 2024, the estimated per-share fair value of the Company’s common stock was $0.99 and $2.22, respectively.

The number and weighted-average grant date fair value per share of stock options during the most recent period presented is as follows:

	Number of Stock Options	Weighted- Average Grant Date Fair Value per Share ($)
Non-vested as of December 31, 2024	185,139	0.40
Granted during the period	306,610	0.42
Vested during the period	(234,489)	0.37
Forfeited/cancelled during the period	(50,186)	0.47
Non-vested as of December 31, 2025	207,074	0.44

The fair value of stock options granted during the years ended December 31, 2025 and 2024 was $127,883 and $48,826, respectively. The fair value of stock options vested during the years ended December 31, 2025 and 2024 was $95,804 and $50,457, respectively.

Share-Based Compensation Expense

For the years ended December 31, 2025 and 2024, all share-based compensation expense of $98,778 and $59,509, respectively, was recorded within general and administrative expenses in the consolidated statements of operations and comprehensive loss.

For the years ended December 31, 2025 and 2024, no income tax benefit was recognized related to share-based compensation.

As of December 31, 2025, total unrecognized share-based compensation expense related to unvested stock options was approximately $83,754, which is expected to be recognized over a weighted-average period of 2.3 years.

NOTE 15 — REVENUE AND DEFERRED REVENUE

Disaggregated revenue

The following table represents the Company’s revenues disaggregated by type for the years ended December 31, 2025 and 2024. All revenue is recognized over time. The Company operates as a single reportable segment; accordingly, this disaggregation is consistent with how revenue is presented in the consolidated statements of operations.

	Year ended December 31, 2025	Year ended December 31, 2024
Professional services	$973,634	$1,675,366
Subscriptions	114,863	38,288
Total revenue	$1,088,497	$1,713,654

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — REVENUE AND DEFERRED REVENUE (cont.)

On December 31, 2025, the Company agreed to terminate a contract with a customer in exchange for consideration of $300,000. The Company recognized the full $300,000 as professional services revenue during the year ended December 31, 2025, as all performance obligations associated with the contract had been satisfied and the consideration was unconditional.

Deferred revenue

Deferred revenue represents payments received from customers or amounts due from customers prior to the Company satisfying the related performance obligations, and is recorded as deferred revenue on the consolidated balance sheets. As of December 31, 2025 and 2024, the Company expected to recognize substantially all deferred revenue as revenue within the following twelve months.

The following table summarizes deferred revenue activities for the years presented:

	Year ended December 31, 2025	Year ended December 31, 2024
Balance, beginning of year	$917,846	$1,603,000
Additions	365,000	1,028,500
Revenue recognized	(1,082,846)	(1,713,654)
Balance, end of year	$200,000	$917,846

Revenue recognized during the year ended December 31, 2025 that was included in the deferred revenue balance at the beginning of the year was $917,846. Revenue recognized during the year ended December 31, 2024 that was included in the deferred revenue balance at the beginning of the year was $1,603,000.

NOTE 16 — SEGMENT REPORTING

The Company operates as a single reportable segment and sells its electric battery optimization software and services both directly and via established go-to-market partners. The business is not organized around products/services, geography, regulatory environment, or a combination thereof. The Chief Executive Officer is the Company’s Chief Operating Decision Maker (“CODM”). The CODM reviews only consolidated financial information and no discrete financial information is prepared or reviewed below the consolidated level. The CODM assesses segment performance and makes resource allocation decisions based on consolidated net loss, which is the same measure reported in the consolidated statements of operations and comprehensive loss.

Net loss is also used to monitor budget versus actual results, and actual results compared against budget are used in assessing segment performance and establishing management compensation.

Significant segment expenses that are regularly provided to the CODM and included within the reported measure of segment profit or loss are cost of revenue, sales and marketing, research and development, and general and administrative expenses. Other segment items consist of net gain (loss) on digital assets, interest income, interest expense, and other income (expense). The consolidated statements of operations and comprehensive loss reflect these significant segment expenses and other segment items for the years ended December 31, 2025 and 2024.

The measure of segment assets is total assets, as reported on the consolidated balance sheets as of December 31, 2025 and 2024.

For the years ended December 31, 2025 and 2024, revenues from customers outside of the U.S. were immaterial. As of December 31, 2025 and 2024, long-lived assets held outside of the U.S. were immaterial.

The Company does not assess the performance of its individual products on measures of profit or loss, asset-based metrics, or geography. Revenues by product offering are presented in Note 15 — Revenue and Deferred Revenue. Information about major customers is presented in Note 3 — Summary of Significant Accounting Policies.

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — RELATED PARTY TRANSACTIONS

The Company engaged in transactions with a vendor owned by a member of the Company’s Board of Directors. The vendor provides professional services to the Company. During the years ended December 31, 2025 and 2024, the Company incurred expenses related to these services of $102,060 and $116,510, respectively. As of December 31, 2025 and 2024, amounts due to this vendor included in accounts payable and accrued expenses were $126,198 and $24,138, respectively. The Company’s management believes these transactions were conducted on terms no less favorable to the Company than those that could be obtained in arm’s-length transactions with unaffiliated third parties.

NOTE 18 — COMMITMENTS AND CONTINGENCIES

The Company may from time to time be involved in legal proceedings, legal actions, and claims arising in the normal course of business, including proceedings relating to intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions, and claims will not have a significant adverse effect, individually, or in the aggregate, on the Company’s financial position, results of operations or cash flows.

NOTE 19 — INCOME TAXES

The Company recorded a current income tax provision of $456 and $— for the years ended December 31, 2025 and 2024, respectively, representing state minimum taxes. Based upon the Company’s history of cumulative operating losses and the uncertainty of future taxable income, the Company has provided a full valuation allowance against its net deferred tax assets as of December 31, 2025 and 2024.

Domestic and foreign components of pre-tax loss

The components of loss before income taxes consist of the following for the periods presented:

	Year ended December 31, 2025	Year ended December 31, 2024
U.S.	$3,974,526	$4,085,463
Non-U.S.	1,144,940	1,317,576
Loss before income taxes	$5,119,466	$5,403,039

The components of provision for income taxes consist of the following:

	Year ended December 31, 2025	Year ended December 31, 2024
Current provision:
– Federal	$—	$—
– State and local	456	—
– Foreign	—	—
Total current tax	$456	$—

Deferred provision:
– Federal	$—	$—
– State and local	—	—
– Foreign	—	—
Total deferred tax	$—	$—

Total tax:
– Federal	$—	$—
– State and local	456	—
– Foreign	—	—
Total tax	$456	$—

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — INCOME TAXES (cont.)

A reconciliation of the statutory U.S. income tax rate to the effective income tax rate for the years ended December 31, 2025 and 2024 is as follows:

	Year ended December 31, 2025		Year ended December 31, 2024
	$	%	$	%
Loss before income taxes	$5,289,466		$5,603,039
Tax provision calculated at US federal statutory rate	(1,110,788)	21.00%	(1,176,638)	21.00%
Change in valuation allowance	1,212,587	(22.92)%	1,050,826	(18.75)%
State and local tax, net of federal (national) income tax effect	(68,686)	1.30%	(223,858)	4.00%
Foreign tax effects	(34,348)	0.65%	(39,527)	0.71%
Non-taxable or non-deductible items – other	1,691	(0.04)%	389,197	(6.96)%
Total income tax effective rate	456	(0.01)%	—	0.00%

Significant components of the Company’s deferred taxes as of December 31, 2025 and 2024, were as follows:

	December 31, 2025	December 31, 2024
Stock compensation	$8,935	$4,304
Accrual to cash conversion	—	281,079
Unrealized gains/losses on digital assets	—	(123,304)
Fixed assets and patents	18,816	6,669
Deferred revenue	45,314	—
Other items	27,575	—
Net operating loss carryforwards	4,217,772	2,937,078
Deferred tax asset	4,318,412	3,105,826
Valuation allowance	(4,318,412)	(3,105,826)
Deferred tax asset, net of valuation allowance	$—	$—

The valuation allowance increased by approximately $1,212,587 and $1,050,826 during the years ended December 31, 2025 and 2024, respectively, primarily attributable to net operating losses generated in each year. The Company will continue to assess the realizability of its deferred tax assets and will reduce the valuation allowance if and when sufficient positive evidence supports doing so.

As of December 31, 2025 and 2024, the Company had federal tax net operating loss carryforwards of approximately $16,176,968 and $11,737,295, respectively, and state tax net operating loss carryforwards of $13,854,452 and $9,414,778, respectively. Federal net operating losses incurred prior to 2018 may be carried forward twenty years and begin to expire in 2037. Federal net operating losses incurred in 2018 are carried forward indefinitely; however, utilization of such losses are limited to 80% of taxable income in any given year. State net operating losses begin to expire in 2034. As of December 31, 2025 and 2024, the Company had foreign net operating loss carryforwards of $2,462,517 and $1,317,576, respectively, which begin to expire in 2034.

Under Section 382 of the Internal Revenue Code, certain substantial changes in the Company’s ownership may limit the amount of the net operating loss carryforwards that could be utilized annually to offset future taxable income and taxes payable. As of December 31, 2025, the Company has not performed a Section 382 study.

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — INCOME TAXES (cont.)

As of December 31, 2025 and 2024, the Company had no unrecognized tax benefits, and no changes to unrecognized tax benefits are expected within the next twelve months. The Company’s policy is to recognize interest and penalties related to income taxes within income tax expense. No interest or penalties were recognized during the years ended December 31, 2025 and 2024.

The Company’s federal, state, and foreign income tax returns for tax years 2022 through 2025 remain subject to examination by the major taxing jurisdictions to which the Company is subject.

The Company paid no income taxes during the years ended December 31, 2025 and 2024.

NOTE 20 — EMPLOYEE RETIREMENT PLAN

The Company sponsors a defined contribution 401(k) plan covering substantially all employees. Employees may contribute a portion of their compensation to the plan, subject to applicable Internal Revenue Service limitations.

The Company provides employer matching contributions equal to 100% of employee contributions up to 3% of employee compensation and 50% of employee contributions between 3% and 5% of employee compensation. Employer matching contributions vest immediately.

The Company made no discretionary contributions during the years ended December 31, 2025 and 2024. The Company incurred matching contributions expense of $53,732 and $104,327 for the years ended December 31, 2025 and 2024, respectively.

NOTE 21 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Series B Convertible Preferred Stock

From January 2026 through February 2026, the Company issued 74,067 shares of Series B Convertible Preferred Stock, par value $0.00001 per share, at the Series B Original Issue Price for gross proceeds of $701,755.

Short-term Loans

In March 2026, the Company entered into short-term loan agreements with two lenders for an aggregate principal amount of approximately $80,000, bearing interest at the short-term applicable federal rate of 4.31% per annum and maturing on the earlier of May 30, 2026 or the receipt of future financing proceeds. The proceeds were used to fund the Company’s March 2026 payroll obligations.

Stock options

In March 2026, the CEO exercised outstanding stock options whereby the Company issued 5,538 shares of common stock in exchange for cash consideration of $4,995.

Bridge Financing

Between March and May 2026, in connection with the contemplated Business Combination described below, the Company received aggregate proceeds of approximately $400,000 from accredited investors as bridge financing in anticipation of the issuance of senior unsecured convertible notes (the “Company Convertible Notes”).

ELECTRA VEHICLES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 — SUBSEQUENT EVENTS (cont.)

Pursuant to the non-binding executed term sheets, the Company Convertible Notes are expected to bear interest at rates ranging from 15% to 25% per annum and to mature upon the earlier of (i) 24 months from the closing date of each Company Convertible Note or (ii) the closing of the Business Combination.

Upon the closing of the Business Combination, the principal and accrued interest on the Company Convertible Notes are expected to convert into shares of common stock of the publicly listed entity at a conversion price of $6.00 per share. Investors will also receive warrants to purchase shares of common stock of the publicly listed entity at exercise price of $11.50 per share, and certain investors will receive warrants exercisable at $12.50 per share, in each case exercisable for 60 months following the closing of the Business Combination.

If the Business Combination is not consummated within 24 months from the closing of any Company Convertible Note, the principal and accrued interest will convert into ordinary shares of the Company at a $150 million pre-money valuation.

Merger Agreement

On April 21, 2026, the Company entered into a Merger Agreement (as amended and as may be further amended and/or restated from time to time, the “Merger Agreement”) with Iron Horse Acquisition II Corp., a Cayman Islands exempted company (“IRHO”), and IRHO Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of IRHO (“Merger Sub”). Pursuant to the Merger Agreement, IRHO will domesticate as a Delaware corporation and be renamed “ELECTRA AI, Inc.” (the “Domestication”), after which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of IRHO (the “Merger” and together with the Domestication, the “Business Combination”).

The aggregate merger consideration consists of 25,000,000 shares of IRHO common stock (subject to adjustment as set forth in the Merger Agreement), of which not more than a number of shares equal to the conversion ratio multiplied by 3,994,802 will be Class B common stock (ten votes per share) and the remainder Class A common stock (one vote per share). At the effective time of the Merger, each outstanding share of the Company common stock and Preferred Stock, each outstanding Company stock option, and each Convertible Note will convert into IRHO common stock, or in the case of stock options, options to acquire IRHO common stock, in each case based on a conversion ratio set forth in the Merger Agreement.

Holders of the Company’s common stock, Preferred Stock and options will also have a contingent right to receive, on a pro rata basis, up to 15,000,000 additional shares of IRHO common stock in three equal tranches over the five years following the closing, upon the achievement of specified share price or annual run rate milestones. The Business Combination is subject to approval by the stockholders of both the Company and IRHO and other customary closing conditions, including a minimum cash condition that requires IRHO’s available cash at Closing to equal or exceed $30,000,000, and had not been consummated as of the date these financial statements were issued.

Fourth Amended and Restated Certificate of Incorporation

On April 20, 2026, the Company filed its Fourth Amended and Restated Certificate of Incorporation, which reclassified its existing common stock into Class A common stock and Class B common stock and increased total authorized capital. As a result of this amendment, the Company has retroactively adjusted the presentation of common stock in the accompanying consolidated balance sheets and statements of changes in stockholders’ equity (deficit) for all periods presented. See Note 13.

ANNEX A-1

TO BE DROPPED IN

Annex A-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, civil fraud or the consequences of committing a crime. Following the Business Combination, the Proposed Charter and the Proposed Bylaws will provide for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default. IRHO has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures IRHO against its obligations to indemnify its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling IRHO pursuant to the foregoing provisions, IRHO has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a)     The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
2.1†**	Merger Agreement, dated April 21, 2026, by and among Iron Horse Acquisition II Corp., Merger Sub, Inc. and Electra Holdings, Inc. (included as Annex A-1 to the proxy statement/prospectus).
2.2	Amendment to Merger Agreement, dated May 14, 2026, by and among Iron Horse Acquisition II Corp., Merger Sub, Inc. and Electra Holdings, Inc. (included as Annex A-2 to the proxy statement/prospectus).
2.3*	Plan of Domestication.
3.1**	Amended and Restated Memorandum and Articles of Association (included as Annex G-1 to the proxy statement/prospectus).
3.2**	Amendment to the Amended and Restated Memorandum and Articles of Association (included as Annex G-2 to the proxy statement/prospectus).
3.3**	Amendment to the Amended and Restated Memorandum and Articles of Association (included as Annex G-3 to the proxy statement/prospectus).
3.4**	Form of Certificate of Incorporation of Electra Pubco (included as Annex B-1 to the proxy statement/prospectus).
3.5**	Form of Bylaws of Electra Pubco (included as Annex B-2 to the proxy statement/prospectus).
3.6*	Certificate of Domestication.
4.1**	Specimen Stock Certificate
5.1*	Opinion of Loeb & Loeb LLP.
8.1*	Opinion of Latham & Watkins LLP
10.1**

Letter Agreement, dated December 16, 2025, by and among Iron Horse Acquisition II Corp., its officers, its directors and IRHO Sponsor LLC (incorporated by reference to Exhibit 10.1 of Iron Horse Acquisition II Corp.’s Current Report on Form 8-K (File No. 001-43021), filed with the SEC on December 18, 2025).

10.2**

Investment Management Trust Agreement, dated December 16, 2025, by and between Iron Horse Acquisition II Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 of Iron Horse Acquisition II Corp.’s Current Report on Form 8-K (File No. 001-43021), filed with the SEC on December 18, 2025).

10.3**

Registration Rights Agreement, dated December16, 2025, by and among Iron Horse Acquisition II Corp., IRHO Sponsor LLC and the holders signatory thereto (incorporated by reference to Exhibit 10.3 of Iron Horse Acquisition II Corp.’s Current Report on Form 8-K (File No. 001-43021), filed with the SEC on December 18, 2025).

Exhibit No.	Description
10.4**

Private Placement Units Purchase Agreement, dated December16, 2025, by and between Iron Horse Acquisition II Corp. and IRHO Sponsor LLC (incorporated by reference to Exhibit 10.4 of Iron Horse Acquisition II Corp.’s Current Report on Form 8-K (File No. 001-43021), filed with the SEC on December 18, 2025).

10.5**	Parent Support Agreement, dated as of April 21, 2026 by and among IRHO Sponsor LLC, Iron Horse Acquisition II Corp., and Electra Holdings, Inc. (included as Annex F to the proxy statement/prospectus).
10.6**

Company Support Agreement, dated as of April 21, 2026, by and among Iron Horse Acquisition II Corp., Electra Vehicles, Inc. and the other parties thereto (included as Annex E to the proxy statement/prospectus).

10.10**	Form of Amended and Restated Registration Rights Agreement (included as Annex D to the proxy statement/prospectus).
10.15**	Form of Lock-UP Agreement
10.16	Retention letter, dated December 31, 2025, by and between Fabrizio Martini and Electra Vehicles, Inc.
10.17	Retention letter, dated January 1, 2026, by and between Nick Chakalos and Electra Vehicles, Inc.
10.18	2016 Stock Incentive Plan of Electra Vehicles, Inc.
10.19	Amendment to the 2016 Stock Incentive Plan of Electra Vehicles, Inc.
10.20*	Electra AI, Inc. 2026 Incentive Award Plan
23.1	Consent of MaloneBailey, LLP
23.2	Consent of MaloneBailey, LLP
23.3*	Consent of Loeb & Loeb LLP (included as part of Exhibit 5.1 hereto).
23.4*	Consent of Latham (included as part of Exhibit 8.1 hereto).
23.5*	Consent of Loeb & Loeb LLP (included as part of Exhibit 5.1 hereto).
24.1**	Power of Attorney (contained on the signature page to this registration statement).
99.1*	Form of Preliminary Proxy Card.
99.3**	Consent of _______ to be named as a director of Electra Pubco.
99.4**	Consent of _________ to be named as a director of Electra Pubco.
99.5**	Consent of ________to be named as a Director of Electra Pubco.
99.6**	Consent of _____ to be named as a Director of Electra Pubco.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107	Calculation of Registration Fee Table

____________

*        To be filed by amendment.

**      Previously filed.

+        Indicates a management or compensatory plan.

†        Certain schedules and similar attachments to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. IRHO agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

Item 22. Undertakings.

The undersigned registrant hereby undertakes as follows:

(a)     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of        ,        on the 14th day of May, 2026.

IRON HORSE ACQUISITION II CORP.
By:	/s/ Jose Bengochea
Name:	Jose Bengochea
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jose Bengochea	Chief Executive Officer and Director	May 14, 2026
Jose Bengochea	(Principal executive officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints both William Caragol and Jose Bengochea in his or her true and lawful attorney-in-fact, with full power of         substitution and resubstitution for such person in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that such attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Jose Bengochea	Chief Executive Officer and Director	May 14, 2026
Jose Bengochea	(Principal Executive Officer)
/s/ William Caragol	Chief Financial Officer and Director	May 14, 2026
William Caragol	(Principal Financial Officer)
/s/ Thayer Wade	Director	May 14, 2026
Thayer Wade
/s/ Daniel Becker	Director	May 14, 2026
Daniel Becker
/s/ Tarron Hecox	Director	May 14, 2026
Tarron Hecox

Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, NY on the 14th day of May, 2026.

ELECTRA VEHICLES, INC.
By:	/s/ Fabrizio Martini
Name:	Fabrizio Martini
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fabrizio Martini his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for such person in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that such attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Fabrizio Martini	Chief Executive Officer	May 14, 2026
Fabrizio Martini	(Principal Executive Officer)
/s/ Nicholas Chakalos	President and Chief Financial Officer	May 14, 2026
Nicholas Chakalos	(Principal Financial Officer)
/s/ Marco Morchio	Director	May 14, 2026
Marco Morchio
/s/ Jacopo Drudi	Director	May 14, 2026
Jacopo Drudi